    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 1996

                                                      REGISTRATION NO. 333-13741

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------
                               PRIME NEWCO, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         Pennsylvania                                                     23-2860688
               (State or Other Jurisdiction of                                         (I.R.S. Employer
                Incorporation or Organization)                                      Identification Number)


                             7111 Valley Green Road
                         Fort Washington, PA 19034-2209
                                 (215) 836-2400

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ------------------

                                 JAMES J. LYNCH
                     President and Chief Executive Officer
                              Prime Bancorp., Inc.

                             7111 Valley Green Road
                         Fort Washington, PA 19034-2209
                                 (215) 836-2400

               (Name, address, including zip code, and telephone number, including area code, of agent for service)

                Copies of all communications should be sent to:

                    David E. Beavers, Esq.                                             John Lasak, Esq.
            Stradley, Ronon, Stevens & Young, LLP                              Kania, Lindner, Lasak and Feeney
                   2600 One Commerce Square                                       Two Bala Plaza, Suite 525
                    Philadelphia, PA 19103                                          Bala Cynwyd, PA 19004
                        (215) 564-8000                                                  (610) 667-3240
                      Fax:(215) 564-8120                                             Fax: (610) 668-9676

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions under the Agreement and Plan of Reorganization, dated as of June 12, 1996, as amended, by and among Prime Bancorp., Inc., a Delaware corporation, and First Sterling Bancorp, Inc., a Pennsylvania corporation, have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              PRIME BANCORP., INC.

                             CROSS REFERENCE SHEET

    PURSUANT TO ITEM 501(B) OF REGULATION S-K, CROSS REFERENCE SHEET SHOWING
                                    LOCATION
          IN PROSPECTUS OF INFORMATION, REQUIRED BY ITEMS OF FORM S-4


                     FORM S-4 ITEM NUMBER AND CAPTION                   LOCATION IN PROXY STATEMENT-PROSPECTUS
                     --------------------------------                   --------------------------------------
    1.     Forepart of the Registration Statement and
             Outside Front Cover Page of
             Prospectus........................................  Facing Page; Cross Reference Sheet, Outside Front
                                                                   Cover Page
    2.     Inside Front and Outside Back Cover Pages of
             Prospectus........................................  Inside Front Cover Page; Table of Contents
    3.     Risk Factors, Ratio of Earnings to Fixed Charges and
             Other Information.................................  Summary; Selected Consolidated Financial Data
    4.     Terms of the Transaction............................  Summary; The Merger; Description of New Prime
                                                                   Capital Stock; Comparison of Stockholders' Rights;
                                                                   Certain Differences Between the Corporation
                                                                   Statutes of Delaware and Pennsylvania
    5.     Pro Forma Financial Information.....................  Summary; Pro Forma Condensed Combined Financial Data
    6.     Material Contacts with the Company Being Acquired...  The Merger -- Background
    7.     Additional Information Required for Reoffering by
             Persons and Parties Deemed to be Underwriters.....  Not Applicable
    8.     Interests of Named Experts and Counsel..............  Legal Matters; Experts
    9.     Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities....................  Not Applicable

           (INFORMATION ABOUT THE REGISTRANT)
   10.     Information with respect to S-3 Registrants.........  Not Applicable
   11.     Incorporation of Certain Information by Reference...  Not Applicable
   12.     Information with respect to S-2 or S-3
             Registrants.......................................  Information Incorporated by Reference; Selected
                                                                   Consolidated Financial Data; Market Price and
                                                                   Dividend Matters; Summary -- Comparative Per Share
                                                                   Data; Pro Forma Condensed Combined Financial Data;
                                                                   Prime Bancorp., Inc.
   13.     Incorporation of Certain Information by Reference...  Information Incorporated by Reference
   14.     Information with respect to Registrants other than
             S-2 or S-3 Registrants............................  Not Applicable

           (INFORMATION ABOUT THE COMPANY BEING ACQUIRED)
   15.     Information with respect to S-3 Companies...........  Not Applicable
   16.     Information with respect to S-2 or S-3 Companies....  Not Applicable
   17.     Information with respect to Companies other than S-2
             or S-3 Companies..................................  First Sterling Management's Discussion and Analysis
                                                                   of Financial Conditions and Results of Operations;
                                                                   First Sterling Bancorp, Inc.; Selected
                                                                   Consolidated Financial Data; Market Price and
                                                                   Dividend Matters; Index to Financial Statements of
                                                                   First Sterling Bancorp, Inc. and Subsidiary

           (VOTING AND MANAGEMENT INFORMATION)
   18.     Information if Proxies, Consents or Authorizations
             are to be Solicited...............................  Prime Special Meeting; First Sterling Special
                                                                 Meeting
   19.     Information if Proxies, Consents or Authorizations
             are not to be Solicited or in an Exchange Offer...  Not Applicable

                      [ PRIME BANCORP., INC. LETTERHEAD ]


                                                                November 8, 1996


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders of Prime Bancorp., Inc. to be held at Somerton Springs, 50 Bustleton Pike, Feasterville, Pennsylvania, on December 17, 1996 at 10:00 a.m., local time. At this meeting, you will be asked to consider and approve (i) the Agreement and Plan of Reorganization dated as of June 12, 1996, as amended, (the 'Merger Agreement') between Prime Bancorp., Inc. ('Prime'), Prime Newco, Inc., a newly formed Pennsylvania corporation ('New Prime') and First Sterling Bancorp, Inc. ('First Sterling') and (ii) the Agreement and Plan of Merger dated September 12, 1996 between Prime and New Prime. Under the terms of the agreements, Prime and First Sterling will merge with and into New Prime, which will assume the name 'Prime Bancorp, Inc.' after the transactions. Both mergers are intended to be completed simultaneously.


     Under Delaware law, in order to consummate the mergers, Prime must obtain the approval of a majority of its outstanding shares. Completion of the merger under the Merger Agreement is also subject to approval of the shareholders of First Sterling under Pennsylvania law, approval of the sole shareholder of New Prime, receipt of all required regulatory approvals, and other customary conditions described in the enclosed Prospectus/Joint Proxy Statement. If the mergers are approved and completed, each Prime stockholder will receive the same number of shares of common stock of New Prime as he or she held in currently outstanding Prime common stock immediately prior to the mergers. The rights and privileges of the New Prime common stock are substantially the same as those of the current Prime common stock, although there are some important differences, due in part to the differences in the state laws governing each company, which are described in the enclosed Prospectus/Joint Proxy Statement.

     Pursuant to the terms of the Merger Agreement and upon the effective date of the mergers, shareholders of First Sterling will be entitled to receive 1.00 share of New Prime common stock in exchange for each share of First Sterling common stock owned. No fractional shares of New Prime common stock will be issued in connection with the mergers and, in lieu thereof, New Prime will pay First Sterling shareholders the value of any fractional shares of New Prime common stock in cash.

     A notice of the Special Meeting of Stockholders, a proxy for your use in connection with that meeting, and a Prospectus/Joint Proxy Statement describing the proposed transactions in detail accompany this letter. We urge you to read all of these documents carefully before deciding how to vote your shares.

     Your Board of Directors has unanimously determined that the mergers are fair to and in the best interests of Prime and its stockholders. Both management and the Board of Directors of Prime believe that the combination with First Sterling, an institution with a strong community banking franchise in geographic areas not currently serviced by Prime Bank and strong commercial banking expertise, is very positive for Prime stockholders. Accordingly, your Board of Directors unanimously recommends that you vote 'FOR' approval of the proposed transactions.

     We hope that you will attend the Special Meeting. Regardless of your plans to attend, we urge you, because of the importance of this matter, to execute and mail the enclosed proxy in the envelope provided. If you decide to attend the meeting, you may withdraw your proxy and vote in person on all matters brought before it.

                                          Sincerely,

                                          James J. Lynch
                                          President and Chief Executive Officer

                              PRIME BANCORP., INC.
                             7111 VALLEY GREEN ROAD
                         FORT WASHINGTON, PA 19034-2209
                                 (215) 836-2400


                           NOTICE OF SPECIAL MEETING
                      OF PRIME BANCORP., INC. STOCKHOLDERS

TO THE STOCKHOLDERS:


     NOTICE IS HEREBY GIVEN that, pursuant to the call of the Board of Directors, a Special Meeting of Stockholders of Prime Bancorp., Inc. will be held at Somerton Springs, 50 Bustleton Pike, Feasterville, Pennsylvania on December 17, 1996 at 10:00 a.m., local time, for the purpose of considering and voting upon the following matters:


          1. approval of the Agreement and Plan of Reorganization dated as of June 12, 1996, as amended, between Prime Bancorp., Inc., Prime Newco, Inc., a newly formed Pennsylvania corporation ('New Prime') and First Sterling Bancorp, Inc. and the merger described therein (a copy of the agreement is attached as Annex A to the accompanying Prospectus/Joint Proxy Statement);

          2. approval of the Agreement and Plan of Merger dated September 12, 1996 between Prime Bancorp., Inc. and New Prime and the merger described therein (a copy of the agreement is attached as Annex D to the accompanying Prospectus/Joint Proxy Statement); and

          3. transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.


     The close of business on November 6, 1996, has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at this Special Meeting.




                                           By Order of the Board of Directors,

November 8, 1996                           Joseph A. Fluehr, III,
Philadelphia, Pennsylvania                 Secretary



         YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENTS. ACCORDINGLY, EVEN IF YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                          FIRST STERLING BANCORP, INC.
                             80 WEST LANCASTER AVE.
                                DEVON, PA 19333
                                 (610) 971-1800



                                                                November 8, 1996


Dear Shareholder:


     You are cordially invited to attend a Special Meeting of Shareholders of First Sterling Bancorp, Inc. to be held at Radnor Hotel, 591 East Lancaster Avenue, St. Davids, Pennsylvania, on December 17, 1996 at 11:00 AM, local time. At this meeting, you will be asked to consider and approve the Agreement and Plan of Reorganization dated as of June 12, 1996, as amended, (the 'Merger Agreement') between Prime Bancorp., Inc. ('Prime'), Prime Newco, Inc., a newly formed Pennsylvania corporation ('New Prime') and First Sterling Bancorp, Inc. ('First Sterling'). Under the terms of the Merger Agreement, First Sterling and Prime will merge with and into New Prime which will assume the name 'Prime Bancorp, Inc.' after the transaction.


     Under Pennsylvania law, in order to consummate the merger First Sterling must obtain the affirmative vote of a majority of the shares present and voting at a duly called shareholders meeting at which a quorum is present. Completion of the merger is also subject to the approval of the Prime stockholders, approval of the sole shareholder of New Prime, receipt of all required regulatory approvals, and other conditions described in the enclosed Prospectus/Joint Proxy Statement.

     Pursuant to the terms of the Merger Agreement and upon the effective date of the merger, shareholders of First Sterling will be entitled to receive 1.00 share of New Prime common stock in exchange for each share of First Sterling common stock owned. No fractional shares of New Prime common stock will be issued in connection with the merger and, in lieu thereof, New Prime will pay First Sterling shareholders the value of any fractional shares of New Prime common stock in cash. Dissenting shareholders who follow the statutory procedures described in the enclosed Prospectus/Joint Proxy Statement will be entitled to receive the fair value of their shares.


     A notice of the Special Meeting of Shareholders, a proxy for your use in connection with that meeting, and a Prospectus/Joint Proxy Statement describing the proposed transaction in detail accompany this letter. Also enclosed are copies of Prime's (1) Annual Report on Form 10-K for the year ended December 31, 1995, (2) 1995 Annual Report to its stockholders, (3) proxy statement dated March 18, 1996, and (4) Quarterly Report on Form 10-Q for the six months ended June 30, 1996. On or about November 15, 1996, you will also be mailed Prime's Quarterly Report on Form 10-Q for the nine months ended September 30, 1996. We urge you to read all of these documents carefully before deciding how to vote your shares.


     Your Board of Directors has unanimously determined that the merger is fair to and in the best interests of First Sterling and its shareholders. Your Board of Directors and management believe that the combination with Prime presents an excellent opportunity for the First Sterling shareholders to participate in the excellent growth opportunities and stronger competitive position of a substantially larger, but community oriented banking organization. Accordingly, your Board of Directors unanimously recommends that you vote 'FOR' approval of the Merger Agreement.

     We hope that you will attend the Special Meeting. Regardless of your plans to attend, we urge you, because of the importance of this matter, to execute and mail the enclosed proxy in the envelope provided. If you decide to attend the meeting, you may withdraw your proxy and vote in person on all matters brought before it.

                                          Sincerely,

                                          William H. Bromley
                                          President

                          FIRST STERLING BANCORP, INC.
                            80 WEST LANCASTER AVENUE
                                DEVON, PA 19333
                                 (610) 971-1800


                           NOTICE OF SPECIAL MEETING
                  OF FIRST STERLING BANCORP, INC. SHAREHOLDERS

TO THE SHAREHOLDERS:


     NOTICE IS HEREBY GIVEN that, pursuant to the call of the Board of Directors, a Special Meeting of Shareholders of First Sterling Bancorp, Inc. will be held at the Radnor Hotel, 591 East Lancaster Avenue, St. Davids, Pennsylvania on December 17, 1996 at 11:00 AM, local time, for the purpose of considering and voting upon the following matters:


          1. to approve the Agreement and Plan of Reorganization dated as of June 12, 1996, as amended, between Prime Bancorp., Inc., Prime Newco, Inc., a newly formed Pennsylvania corporation ('New Prime') and First Sterling Bancorp, Inc. and the Merger described therein (a copy of the Agreement is attached as Annex A to the accompanying Prospectus/Joint Proxy Statement); and

          2. to transact such other business as may properly come before the meeting or any adjournments thereof.


     The close of business on November 6, 1996, has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at this Special Meeting.



                                             By Order of the Board of Directors,

November 8, 1996                             James D. Kania,
Devon, Pennsylvania                          Secretary



         YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. EVEN IF YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

             PRIME BANCORP., INC. AND FIRST STERLING BANCORP, INC.
                             JOINT PROXY STATEMENT
                         ------------------------------

                               PRIME NEWCO, INC.

                                   PROSPECTUS
                        1,654,546 SHARES OF COMMON STOCK
                           PAR VALUE $1.00 PER SHARE


     This Prospectus/Joint Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Prime Bancorp., Inc. ('Prime') and the Board of Directors of First Sterling Bancorp, Inc. ('First Sterling') to be used at a special meeting of stockholders of Prime and First Sterling, respectively, to be held on December 17, 1996 (the 'Prime Special Meeting' and the 'First Sterling Special Meeting,' respectively, and together the 'Special Meetings'). The purpose of the Special Meetings is to consider and vote upon an Agreement and Plan of Reorganization, dated as of June 12, 1996, as amended, between Prime, Prime Newco, Inc., a newly formed Pennsylvania corporation ('New Prime') and First Sterling (the 'Merger Agreement'). At the Prime Special Meeting, stockholders will also be asked to consider and vote upon an Agreement and Plan of Merger dated September 12, 1996 between Prime and New Prime. Pursuant to the terms of these agreements, First Sterling and Prime will merge into New Prime, which as a result of the mergers will change its name to 'Prime Bancorp, Inc.' (the 'Merger').


     Upon consummation of the Merger, each outstanding share of common stock of First Sterling ('First Sterling Stock') (other than any shares held by Prime or a subsidiary thereof other than in a fiduciary capacity or in satisfaction of a debt previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive
1.00 share of common stock of New Prime, par value $1.00 per share ('Prime Stock'), plus cash in lieu of any fractional share interest, as described in this Prospectus/Joint Proxy Statement, with the exception of shares held by First Sterling shareholders who elect to exercise certain statutory dissenters' rights. In addition, upon consummation of the Merger, each outstanding share of common stock of Prime ('PBI Stock') will become one (1) share of Prime Stock. See 'The Merger,' Annex A and Annex D.

     This Prospectus/Joint Proxy Statement also constitutes a prospectus of New Prime relating to the shares of Prime Stock issuable to holders of First Sterling Stock upon consummation of the Merger. Based on 1,454,203 shares of First Sterling Stock outstanding on the date hereof, 89,833 shares of First Sterling Stock issuable upon the exercise of outstanding stock options on such date, and a maximum of 110,510 shares of First Sterling Stock issuable upon the conversion of First Sterling's 7.5% Convertible Subordinated Debentures ('Debentures'), a maximum of 1,654,546 shares of Prime Stock are expected to be issued upon consummation of the Merger. New Prime has filed a registration statement with the Securities and Exchange Commission ('SEC') with respect to such Prime Stock.

     The PBI Stock is traded on the Nasdaq National Market System. The closing sale of the PBI Stock on June 11, 1996, (the last trading day prior to the public announcement of the Merger) was $17.75 per share. After the Merger, the Prime Stock is expected to assume the trading rights of the PBI Stock on the Nasdaq National Market System.


     All information contained in this Prospectus/Joint Proxy Statement with respect to Prime and New Prime has been supplied by Prime, and all information with respect to First Sterling has been supplied by First Sterling. This Prospectus/Joint Proxy Statement is first being mailed to the holders of the First Sterling Stock and PBI stock on or about November 8, 1996.

                         ------------------------------

NEITHER THE MERGER NOR THE SECURITIES OFFERED HEREBY HAVE BEEN APPROVED OR
   DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
     SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
       COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                        TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

      THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR
           OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE
            NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                       OR ANY OTHER GOVERNMENTAL AGENCY.


     The date of this Prospectus/Joint Proxy Statement is November 4, 1996.

                             AVAILABLE INFORMATION

     Prime is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and, in accordance with those requirements, files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the 'SEC'). The documents filed by Prime with the SEC can be inspected and copied at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Office in New York, which is located at 7 World Trade Center, Suite 1300, New York, New York 10048. The PBI Stock is quoted on the Nasdaq National Market. Consequently, reports, proxy statements and other information relating to Prime also may be inspected and copied at the Public Reference Section of The National Association of Securities Dealers, Inc. ('NASD') at 1735 K Street, N.W., Washington D.C. 20006-1506. Copies of such documents can be obtained from the public reference sections at prescribed rates. Insofar as New Prime is an inactive corporation which has been newly formed for the purposes described herein, it is not presently subject to the Exchange Act. Immediately prior to the effective time of the Merger, Prime and New Prime will file with the SEC such documents as are necessary for New Prime to become a successor registrant to Prime under applicable SEC rules, and New Prime anticipates succeeding to the trading privileges of Prime on the Nasdaq National Market.

     This Prospectus/Joint Proxy Statement does not contain all of the information set forth in the Registration Statement on Form S-4, of which this Prospectus/Joint Proxy Statement is a part, and exhibits thereto (together with the amendments thereto, the 'Registration Statement') which has been filed by Prime with the SEC under the Securities Act of 1933, as amended (the 'Securities Act') and the regulations thereunder, certain portions of which have been omitted pursuant to the regulations of the SEC. For further information, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the SEC and may be obtained upon payment of the fee prescribed by the SEC, or may be examined without charge at the SEC's offices. Statements contained in this Prospectus/Joint Proxy Statement as to the contents of any contract or any document referred to herein, are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement.

     No person has been authorized to give any information or make any representation not contained in this Prospectus/Joint Proxy Statement in connection with the offer and proxy solicitations contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by Prime or New Prime. NEITHER THE DELIVERY OF THIS PROSPECTUS/JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS/JOINT PROXY STATEMENT RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PRIME OR FIRST STERLING SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS/JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR SOLICITATION TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents are hereby incorporated by reference into and made a part of this Prospectus/Joint Proxy Statement which documents have previously been filed by Prime (File No. 0-17286) with the SEC:

     (1) The annual report on Form 10-K for the fiscal year ended December 31, 1995;

     (2) The quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 1996 and June 30, 1996;

     (3) The current reports on Form 8-K dated June 12, 1996 and filed on June 27, 1996 as amended by filing on August 12, 1996; and

     (4) The description of the common stock of Prime Bancorp., Inc. in its registration statement on Form S-1 filed pursuant to Section 12(g) of the Securities Act of 1933 (No. 33-23083), dated October 11, 1988, including all amendments thereto and reports filed under the Securities Exchange Act for the purpose of updating such description.

Such incorporation by reference will not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

     All documents filed by Prime pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Joint Proxy Statement and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Prospectus/Joint Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Joint Proxy Statement to the extent that a statement contained herein or in any other such subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Joint Proxy Statement.


     THIS PROSPECTUS/JOINT PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED THEREIN BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/JOINT PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST. REQUESTS FOR DOCUMENTS FILED BY PRIME SHOULD BE DIRECTED TO MICHAEL J. SEXTON, CHIEF FINANCIAL OFFICER, PRIME BANCORP., INC., 7111 VALLEY GREEN ROAD, FORT WASHINGTON, PA 19034-2209 (TELEPHONE NO. 215-836-2400). IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS PRIOR TO THE SPECIAL MEETINGS, ANY REQUESTS SHOULD BE MADE BY NOT LATER THAN NOVEMBER 29, 1996.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                             -----------
SUMMARY....................................................................................................           7
  The Companies............................................................................................           7
     Prime.................................................................................................           7
     First Sterling........................................................................................           7
  The Special Meetings.....................................................................................           7
  Security Ownership of Management and Others..............................................................           8
  The Merger...............................................................................................           8
     General...............................................................................................           8
     Reasons for the Merger................................................................................           9
     Recommendations of the Board of Directors.............................................................           9
     Opinion of Financial Advisor..........................................................................           9
     Interests of Certain Persons in the Merger............................................................          10
     Conditions to the Merger..............................................................................          10
     Certain Federal Income Tax Consequences...............................................................          10
     Accounting Treatment..................................................................................          11
     Dissenters Rights.....................................................................................          11
     Management After the Merger...........................................................................          11
  Comparison of Stockholders' Rights.......................................................................          11
  Trading Matters..........................................................................................          11
  Comparative Per Share Data (Unaudited)...................................................................          11

SELECTED CONSOLIDATED FINANCIAL DATA.......................................................................          13

FIRST STERLING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.......          19

Results of Operations......................................................................................          19
  Summary..................................................................................................          19
  Net Interest Income......................................................................................          20
  Provision For Loan Losses................................................................................          24
  Non-Interest Income......................................................................................          25
  Non-Interest Expense.....................................................................................          25
  Provision for Income Taxes...............................................................................          26

Financial Condition........................................................................................          26
  Sources and Uses of Funds................................................................................          26
  Investment Securities and Other Short-Term Investments...................................................          27
  Loans....................................................................................................          28
  Deposits.................................................................................................          29
  Short-Term Borrowings....................................................................................          29
  Non-Performing Assets....................................................................................          29
  Allowance for Loan Losses................................................................................          30
  Liquidity................................................................................................          32
  Capital Resources........................................................................................          33
  Interest Rate Sensitivity................................................................................          34
  Effects of Inflation.....................................................................................          35

MARKET PRICE AND DIVIDEND MATTERS..........................................................................          36

THE FIRST STERLING SPECIAL MEETING.........................................................................          37
  Date, Time and Place.....................................................................................          37
  Matters to be Considered at the First Sterling Special Meeting...........................................          37
  Record Date; Proxies.....................................................................................          37
  Vote Required............................................................................................          37



                                                                                                                PAGE
                                                                                                             -----------
  Solicitation, Voting and Revocation of Proxies...........................................................          38
  Certain Beneficial Owners Of First Sterling Stock........................................................          38

THE PRIME SPECIAL MEETING..................................................................................          41
  Date, Time and Place.....................................................................................          41
  Matters to be Considered at the Prime Special Meeting....................................................          41
  Record Date; Proxies.....................................................................................          41
  Votes Required...........................................................................................          41
  Solicitation, Voting and Revocation of Proxies...........................................................          41
  Certain Beneficial Owners Of PBI Stock...................................................................          42

THE MERGER.................................................................................................          44
  General..................................................................................................          44
  Effect On The Corporate Parties..........................................................................          44
  Background Of The Merger.................................................................................          44
  Reasons For The Merger -- First Sterling.................................................................          46
  Reasons For The Merger -- Prime..........................................................................          47
  Opinion Of Financial Advisor To Prime....................................................................          48
  The Merger Consideration.................................................................................          51
  Exchange Of Stock Certificates...........................................................................          51
  Certain Federal Income Tax Consequences..................................................................          52
  Dissenters Rights........................................................................................          53
  Representations and Warranties...........................................................................          56
  Conditions To Consummation Of The Merger.................................................................          56
  Regulatory Approvals.....................................................................................          57
  Conduct of Business Pending The Merger...................................................................          59
  No Solicitation..........................................................................................          60
  Effective Time Of The Merger; Termination And Amendment..................................................          60
  Interests Of Certain Persons In The Merger...............................................................          61
  Treatment of Stock Options and Debentures................................................................          62
  Management After The Merger..............................................................................          63
  Resale Of Prime Stock....................................................................................          65
  Accounting Treatment.....................................................................................          66

PRIME BANCORP., INC........................................................................................          66
  Recent Developments......................................................................................          66

FIRST STERLING BANCORP, INC................................................................................          68
  General..................................................................................................          68
  First Sterling Bank......................................................................................          68
  Services.................................................................................................          68
  Competition..............................................................................................          69
  Offices..................................................................................................          69

PRIME NEWCO, INC...........................................................................................          69

PRO FORMA CONDENSED COMBINED FINANCIAL DATA................................................................          70
COMPARISON OF STOCKHOLDERS' RIGHTS.........................................................................          76
  Capital Stock............................................................................................          76
  Voting Power.............................................................................................          76
  Board of Directors.......................................................................................          77
  Limitation on Directors' Liability.......................................................................          77
  Supermajority Vote on Certain Matters....................................................................          77
  Informal Shareholder Action..............................................................................          78
  Modification of Charter Documents and Bylaws.............................................................          78

                                                                                                                PAGE
                                                                                                             -----------

CERTAIN DIFFERENCES BETWEEN THE CORPORATION
STATUTES OF DELAWARE AND PENNSYLVANIA......................................................................          79
  Fiduciary Duties of Directors............................................................................          79
  Limitation of Director Liability.........................................................................          79
  Indemnification..........................................................................................          80
  Shareholder Protective Provisions........................................................................          80
  Amendments to Charter....................................................................................          83
  Mergers and Major Transactions...........................................................................          83
  Dividends................................................................................................          83
  Stock Repurchases........................................................................................          83
  Voting Rights............................................................................................          83
  Appraisal or Dissenters Rights...........................................................................          83
  Amendments to Bylaws.....................................................................................          84
  Action by Written Consent................................................................................          84
  Special Meetings of Shareholders.........................................................................          84
  Annual Meeting of Shareholders...........................................................................          85
  Case Law and Court Systems...............................................................................          85

DESCRIPTION OF NEW PRIME CAPITAL STOCK.....................................................................          85
  General..................................................................................................          85
  Common Stock.............................................................................................          86
  Preferred Stock..........................................................................................          86

EXPERTS....................................................................................................          86

LEGAL MATTERS..............................................................................................          87

STOCKHOLDER PROPOSALS......................................................................................          87

Annex F -- INDEX TO FINANCIAL STATEMENTS OF FIRST STERLING BANCORP, INC. AND SUBSIDIARY....................         F-1

Annex A -- Agreement and Plan of Reorganization and First Amendment

Annex B -- Berwind Financial Group, L.P. Opinion to Prime

Annex C -- Pennsylvania Statutory Provisions Relating to Dissenters Rights

Annex D -- Agreement and Plan of Merger

                                    SUMMARY

     The following is a summary of the information contained in this Prospectus/Joint Proxy Statement. This summary is not, and is not intended to be, a complete statement of all material contained in this Prospectus/Joint Proxy Statement and it is qualified in its entirety by reference to the more detailed discussions contained elsewhere in this document, in the accompanying annexes attached hereto and the information incorporated herein by reference. Shareholders should read carefully this entire Prospectus/Joint Proxy Statement and the annexes hereto and information incorporated herein.

                                 THE COMPANIES

PRIME

     Prime is a non-diversified savings and loan holding company incorporated under the laws of the State of Delaware. Prime's principal subsidiary is Prime Bank, a savings bank ('Prime Bank') which is a Pennsylvania chartered stock savings bank headquartered in Philadelphia, PA.

     Through Prime Bank, Prime follows a community bank strategy, focusing on providing individuals, businesses, and communities with quality basic banking services, including primarily residential real estate loans, commercial real estate loans, construction loans, consumer loans and commercial business loans. As of September 30, 1996, Prime Bank operated through eighteen (18) branch offices throughout Philadelphia, Bucks and Montgomery Counties in southeastern Pennsylvania.

     New Prime is a newly-organized Pennsylvania corporation which has no present operations or assets. New Prime has been formed solely for the purpose of merging Prime into it. See 'The Merger -- Reasons for the Merger -- Prime'.


     The principal executive offices for both Prime and New Prime are located at 7111 Valley Green Road, Fort Washington, PA 19034-2209 (215-836-2400). The statutory head office of Prime Bank is 6425 Rising Sun Avenue, Philadelphia, PA 19111. See 'Prime Bancorp., Inc.' for a description of certain recent legislative developments affecting Prime, New Prime and Prime Bank.


FIRST STERLING

     First Sterling is a privately owned bank holding company incorporated under the laws of the Commonwealth of Pennsylvania. Its sole subsidiary is First Sterling Bank, a Pennsylvania chartered banking organization ('First Sterling Bank') which is headquartered in Devon, Pennsylvania.

     Through First Sterling Bank, First Sterling is engaged in the business of providing banking services to individuals, businesses and communities focusing on both basic banking services as well as commercial lending services including commercial business loans, construction loans, residential loans and commercial real estate loans. As of October 1, 1996, First Sterling Bank operated through five (5) branch offices in Chester, Delaware and Montgomery Counties in southeastern, Pennsylvania.

     The principal executive offices of First Sterling and First Sterling Bank are located at 80 West Lancaster Avenue, Devon, PA 19333 (610-971-1800). See 'First Sterling Bancorp, Inc.'

                              THE SPECIAL MEETINGS


     The Prime Special Meeting will be held at Somerton Springs, 50 Bustleton Pike, Feasterville, Pennsylvania, on December 17, 1996, at 10:00 a.m., local time. The First Sterling Special Meeting will be held at the Radnor Hotel, 591 East Lancaster Avenue, St. Davids, Pennsylvania, on December 17, 1996, at 11:00 a.m., local time. Only the holders of record of outstanding shares of PBI Stock and First Sterling Stock at the close of business on November 6, 1996 (the 'Prime Record Date') and

November 6, 1996 (the 'First Sterling Record Date'), respectively, are entitled to notice of and to vote at the Prime Special Meeting and the First Sterling Special Meeting, respectively. At the Prime Record Date, 3,725,066 shares of Prime Stock were outstanding and entitled to be voted, and at the First Sterling Record Date 1,454,203 shares of First Sterling Stock were outstanding and entitled to be voted. Holders of PBI Stock and First Sterling Stock are each entitled to one vote per share on each matter to be voted on at the respective Special Meetings.


     At the Special Meetings and at any adjournment or adjournments thereof, stockholders of Prime and First Sterling will consider and vote upon and approve the Merger Agreement, a copy of which is attached as Annex A hereto. In addition, at the Prime Special Meeting the holders of the PBI Stock will be asked to approve the merger of Prime into New Prime pursuant to the Agreement and Plan of Merger, a copy of which is attached as Annex D hereto. The affirmative vote of at least a majority of the issued and outstanding PBI Stock is necessary to approve the Merger Agreement and the merger with New Prime on behalf of Prime.

     Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the First Sterling Record Date must be present in person or by proxy at the First Sterling Special Meeting in order for a quorum to be present for purposes of voting on the Merger Agreement. Approval of the Merger Agreement will require the affirmative vote of at least a majority of the shares of First Sterling Stock present and voting at the First Sterling Special Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS


     As of the Prime Record Date, the directors and executive officers of Prime and their affiliates in the aggregate beneficially owned 565,588 shares, or 15.2%, of the outstanding PBI Stock, excluding shares subject to options. Each Prime director and executive officer has indicated his or her present intention to vote, or cause to be voted, the PBI Stock so owned by him or her for approval of the Merger Agreement. As of the Prime Record Date, First Sterling directors and executive officers beneficially owned 605 shares of PBI Stock. Each First Sterling director and executive officer has indicated his present intention to vote all of the shares of PBI Stock owned by him for approval of the Merger Agreement. Based upon the foregoing, persons holding an aggregate of approximately 15% of the outstanding shares of PBI Stock on the Prime Record Date have indicated a present intention to vote for approval of the Merger Agreement. See 'The Prime Special Meeting -- Certain Beneficial Owners of PBI Stock'.


     As of the First Sterling Record Date, the directors and executive officers of First Sterling and their affiliates in the aggregate beneficially owned 997,863 shares, or 68.6%, of the outstanding First Sterling Stock, excluding shares subject to options or issuable on conversion of the Debentures. Each of the directors and executive officers of First Sterling has indicated his present intention to vote, or cause to be voted, the First Sterling Stock so owned by him for approval and adoption of the Merger Agreement. None of the directors or executive officers of Prime beneficially owned any shares of First Sterling Stock. 'The First Sterling Special Meeting -- Certain Beneficial Owners of First Sterling Stock'.

                                   THE MERGER

GENERAL

     First Sterling and Prime will merge with and into New Prime which will survive the Merger, pursuant to the terms and conditions of the Merger Agreement (Annex A) and Agreement and Plan of Merger (Annex D). First Sterling and Prime will cease to exist as separate corporate entities at the Effective Time of the Merger, and their assets, liabilities and operations will transfer by operation of law to New Prime. After the Merger is effected, New Prime will operate as both a bank holding company and a savings and loan holding company. As a result of the Merger, the Articles of

Incorporation of New Prime will be amended to change the corporation's name to 'Prime Bancorp, Inc.'


     It is anticipated that the Merger will be completed as promptly as practicable after the requisite stockholder approvals have been obtained, all appropriate regulatory approvals have been obtained, and all other conditions to the Merger have been satisfied or waived, and will be effective as of the close of business on December 31, 1996. As a result of the Merger, each share of First Sterling Stock shall be converted into the right to receive one share of Prime Stock (the 'Exchange Ratio'), plus cash in lieu of any fractional interest. In addition, each outstanding share of PBI Stock will become one share of Prime Stock. See 'The Merger -- The Merger Consideration,' ' -- Exchange of Stock Certificates,' ' -- Effective Time of the Merger; Termination and Amendment' and ' -- Effect on the Corporate Parties.'


     In connection with the Merger, the outstanding options to acquire First Sterling Stock in favor of certain employees and directors of First Sterling will be assumed by New Prime and converted into options to acquire Prime Stock. Furthermore, by their terms, the Debentures will also become convertible into Prime Stock.

REASONS FOR THE MERGER

     The Boards of Directors of Prime and First Sterling believe that the combination of the two companies will result in a premier community banking-oriented franchise in Philadelphia and its surrounding counties. The Merger brings together two strong and profitable institutions with different strengths. First Sterling Bank has an attractive franchise and is well-positioned in the rapidly expanding suburbs west of the City of Philadelphia. In addition, First Sterling Bank is particularly strong in its commercial banking operations which is an area which Prime Bank has targeted for strategic development. Prime Bank has a particular strength in its branch network which includes 18 branches. Both Boards of Directors have identified growth opportunities in the Philadelphia banking region by focusing on the business and personal needs of small and medium sized businesses which, because of the service needs and requirements of the customer, are often best served by community banking institutions. See 'The Merger -- Background of the Merger', ' -- Reasons for the Merger -- First Sterling' and ' -- Reasons for the Merger -- Prime'.

     The Board of Directors of Prime believes that it is in the best interest of Prime and its stockholders to change the state of incorporation of Prime from Delaware to Pennsylvania; thus, it has approved the merger of Prime into New Prime. The primary reasons for this change are to conform the company's domicile to the state where its principal offices and businesses are located, to take advantage of the modernized Pennsylvania Business Corporation Law ('PBCL'), to reduce state taxes by eliminating the annual cost of Delaware franchise taxes, and to eliminate certain technical questions relating to the initial issuance of the PBI Stock and the original organization of Prime. See 'The Merger -- Reasons for the Merger -- Prime.'

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     The Boards of Directors of both Prime and First Sterling believe that the terms of the Merger Agreement are fair to and in the best interest of their respective stockholders. The Prime Board of Directors (with all seven directors present) and the First Sterling Board of Directors (with all seven directors present in person or by conference telephone) have each, by unanimous vote, approved the Merger Agreement and the transactions contemplated thereby, and recommend that their respective stockholders vote to approve the Merger Agreement. See 'The Merger -- General'.

OPINION OF FINANCIAL ADVISOR


     Berwind Financial Group, L.P. ('Berwind') has rendered to Prime its written opinion, dated October 31, 1996, that as of the date of such opinion, and subject to the assumptions and considerations set forth therein, the Merger is fair from a financial point of view to the holders of the PBI Stock. A copy of the opinion of Berwind is attached hereto as Annex B. See 'The Merger -- Opinion of Financial Advisor to Prime'.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Boards of Directors and managements of Prime and First Sterling may be deemed to have certain interests in the Merger in addition to their interests generally as stockholders of Prime or First Sterling, as the case may be. These interests may include: (i) the agreement of Prime to cause the election of three First Sterling nominees to the Board of Directors of New Prime after the Merger is effective, (ii) Prime's covenant to enter into an employment agreement with William H. Bromley pursuant to which Mr. Bromley is employed as an Executive Vice President of New Prime for a period of three years at a base salary of $200,000 per annum, providing for a bonus of $75,000, an award of incentive stock options to purchase 33,000 shares of Prime Stock, and providing for benefits equal to twice his average annual compensation in the event that Mr. Bromley terminates his employment upon a change in control of New Prime, (iii) the interest of James D. Kania, an officer and director of First Sterling, and principal, along with his father and siblings, in the landlord of three of the five facilities leased by First Sterling Bank, and (iv) Messrs. James J. Lynch, Erwin T. Straw and Walter L. Tillman, Jr. with respect to their employment agreements with Prime which have 'change in control' provisions which may be triggered by the Merger. Each of Messrs. Lynch, Straw and Tillman have executed written waivers with respect to the Merger. See 'The Merger -- Interests of Certain Persons in the Merger'.

CONDITIONS TO THE MERGER

     The obligations of Prime, New Prime and First Sterling to consummate the Merger are subject to various conditions, including obtaining requisite stockholder approvals, obtaining necessary regulatory approvals from the Board of Governors of the Federal Reserve System ('FRB'), the Department of Banking of the Commonwealth of Pennsylvania ('PADOB'), and the Office of Thrift Supervision ('OTS'), and certain other federal and state governmental authorities, in each case without the imposition of any conditions which would reasonably be expected to either (a) result in a material adverse effect on the financial condition, results of operations, business or prospects of New Prime or (b) prevent the parties from realizing the major portion of the economic benefits of the transactions contemplated by the Merger Agreement. New Prime has filed applications for necessary approvals with the FRB, OTS, and PADOB, and expects to have filed all other necessary applications with other regulatory authorities prior to the mailing of this Prospectus/Joint Proxy Statement.

     There are certain other normal and customary conditions to completion of the transactions, namely receipt of accountants' letters regarding pooling of interests accounting treatment, receipt of opinions of counsel relating to certain federal income tax consequences of the Merger and certain corporate law matters, and approval of the Nasdaq National Market, subject to official notice of issuance, of trading privileges with respect to the shares of Prime Stock to be issued in connection with the Merger. The Merger Agreement permits any condition (other than a condition required in order to comply with applicable law) to be waived by the party benefitted thereby. See 'The Merger -- Regulatory Approvals' and ' -- Conditions to Consummation of the Merger'.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a 'tax-free' reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended ('Code'), so that no gain or loss will be recognized by Prime or First Sterling, and no gain or loss will be recognized by First Sterling shareholders, except in respect of cash received in lieu of fractional shares, or by Prime stockholders. First Sterling and Prime have each received opinions of legal counsel dated the date hereof to the effect that the Merger will constitute a 'reorganization' within the meaning of Section 368 of the Code for federal income tax purposes, subject to certain assumptions set forth in such opinions. Each First Sterling and Prime stockholder is urged to consult his or her own tax advisor to determine the specific tax consequences of the Merger to such stockholder, including the applicability of various state, local and foreign tax laws. See 'The Merger -- Certain Federal Income Tax Consequences'.

ACCOUNTING TREATMENT

     It is anticipated that the Merger, when consummated, will be accounted for as a pooling of interests. The merger with First Sterling will not be consummated in the event that the Merger cannot be accounted for as a pooling of interests. See 'The Merger -- Accounting Treatment.'

DISSENTERS RIGHTS

     Under the provisions of the Delaware General Corporation Law ('DGCL'), the holders of the PBI Stock are not entitled to dissenters rights or appraisal remedies in connection with the Merger. Under the PBCL, holders of the First Sterling Stock are entitled to exercise dissenters rights in connection with the Merger. In order for a First Sterling shareholder to exercise dissenters rights there are specific statutory requirements under the PBCL which must be followed precisely, or else the shareholder will lose the right to dissent. See 'The Merger -- Dissenters Rights' and Annex C hereto.

MANAGEMENT AFTER THE MERGER

     After the Merger, the Board of Directors of New Prime will initially consist of ten directors, comprised of seven directors nominated by the Board of Directors of Prime and three directors nominated by the Board of Directors of First Sterling. The executive officers of New Prime will remain substantially unchanged, with the exception that William H. Bromley, presently President of First Sterling and First Sterling Bank, will become an Executive Vice President of New Prime. Mr. Bromley will remain as President of First Sterling Bank. See 'The Merger -- Management After the Merger.'

                       COMPARISON OF STOCKHOLDERS' RIGHTS

     The rights of shareholders of First Sterling currently are determined by reference to the PBCL, and First Sterling's Articles of Incorporation and Bylaws. At the effective time of the Merger, shareholders of First Sterling will become shareholders of New Prime and their rights as such will then be determined by reference to the provisions of the PBCL and the Articles of Incorporation and Bylaws of New Prime. The rights of stockholders of Prime are currently determined by reference to the DGCL and Prime's Certificate of Incorporation and Bylaws. At the Effective time of the Merger, stockholders of Prime will become shareholders of New Prime and their rights as such will be determined by reference to the provisions of the PBCL and New Prime's Articles of Incorporation and Bylaws. See 'Comparison of Stockholders' Rights,' 'Certain Differences Between the Corporation Statutes of Delaware and Pennsylvania' and 'Description of New Prime Capital Stock'.

                                TRADING MATTERS

     PBI Stock is traded on Nasdaq National Market System under the symbol 'PSAB.' It is anticipated that the Prime Stock at the effective time of the Merger will succeed to the trading privileges of the PBI Stock on the Nasdaq National Market System and will trade under the symbol 'PSAB.' On June 11, 1996, the last trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sale price of a share of PBI Stock was $17.75. There is no current market for the First Sterling Stock. See 'Market Price and Dividend Matters.'

                           COMPARATIVE PER SHARE DATA
                                  (Unaudited)

     The tables which follow present certain historical per share data for Prime and First Sterling and certain pro forma combined per share data at the dates and for the periods indicated, giving effect to the Merger using the pooling of interests method of accounting. Because the Exchange Ratio is one for one, the equivalent book value per share is equal to the pro forma book value set forth below. The per share data included in the tables which follow should be read in conjunction with the historical financial statements of Prime and First Sterling and the related notes accompanying each such financial statements, as incorporated by reference herein or included in Annex F hereto. The data presented are not necessarily indicative of the results which would have been obtained if the combination had been consummated in the periods indicated or which may be obtained in the future.

                                PER COMMON SHARE                                  JUNE 30, 1996  DECEMBER 31, 1995
                                ----------------                                  -------------  -----------------
BOOK VALUE:
Historical book value per share:
  Prime Bancorp.................................................................      $15.58           $15.18
  First Sterling................................................................        8.72             8.19
Pro forma book value............................................................       13.19            12.64

                                                              -----------------------------------------------
                                                                SIX MONTHS
                                                                   ENDED                    YEAR ENDED
                                                                  JUNE 30,                 DECEMBER 31,
                                                              ---------------       --------------------------
                                                              1996       1995       1995       1994       1993
                                                              ----       ----       ----       ----       ----
CASH DIVIDENDS DECLARED:
Historical cash dividends per share
  Prime...................................................    $.34       $.30      $ .62       $ .54      $ .50
  First Sterling..........................................      --         --         --          --         --
Pro forma cash dividends declared.........................    $.34       $.30      $ .62       $ .54      $ .50
NET INCOME:
Historical net income per share
  Prime...................................................    $.86       $.79      $1.55       $1.55      $1.46(1)
  First Sterling..........................................     .66        .48       1.03         .61        .79
Pro forma net income per share............................    $.78       $.70      $1.39       $1.27      $1.27

------------------
(1) Does not reflect the cumulative effect on prior years of a change in tax accounting method. Earnings per share of Prime in 1993 after the cumulative effect of a change in accounting principle was $1.75.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial data of Prime and First Sterling for the five years ended December 31, 1995, are derived in part from the audited consolidated financial statements contained in Annex F hereto or incorporated herein by reference. The historical consolidated financial data of Prime and First Sterling for the six months ended June 30, 1996 and 1995, are derived from unaudited consolidated financial statements of each company contained in Annex F hereto or incorporated herein by reference. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which are considered necessary by the managements of Prime and First Sterling for a fair presentation of the financial position and results of operations of Prime and First Sterling for these periods, respectively. Operating results for the six months ended June 30, 1996, are not necessarily indicative of the results that may be expected for any other interim period or the entire year ending December 31, 1996. The Prime selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by, the historical consolidated financial statements of Prime, including the related notes, incorporated herein by reference. See 'Available Information' and 'Information Incorporated by Reference.' All figures are stated in thousands except per share data and percentages.

                  SELECTED HISTORICAL FINANCIAL DATA OF PRIME

                                                                                                     6 MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                       JUNE 30,
                                           -----------------------------------------------------  --------------------
                                             1991       1992       1993       1994       1995      1995(8)    1996(8)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Total Amount of:
Assets...................................  $ 364,110  $ 393,324  $ 450,912  $ 566,904  $ 607,975  $ 568,120  $ 644,560
Loans (2) and mortgage-backed
  securities.............................    289,453    320,778    386,140    449,441    487,367    449,280    534,848
Investment securities and
  interest-bearing deposits..............     57,307     46,543     34,732     71,733     72,508     71,088     57,241
Land acquired for development and
  resale.................................      1,209      1,000        838        694     10,405     10,139     10,107
Deposits.................................    294,840    338,006    368,800    447,651    476,539    469,441    499,781
FHLB advances and other borrowings.......     22,811      6,271     27,264     59,710     68,844     39,122     80,760
Stockholders' equity.....................     41,325     44,909     49,698     47,641     56,247     54,241     58,048
Book value...............................      11.67      12.53      13.65      12.86      15.18      14.64      15.58

INCOME STATEMENT DATA:
Interest income..........................  $  33,584  $  30,691  $  31,310  $  34,986  $  42,795     21,044     22,560
Interest expense.........................     19,598     14,944     13,150     15,253     21,825     10,599     11,068
Net interest income......................     13,986     15,747     18,160     19,733     20,970     10,445     11,492
Provision for loan losses................      1,320      1,200      1,442      1,243        644        356        650
Net interest income after provision for
  loan losses............................     12,666     14,547     16,718     18,490     20,326     10,089     10,842
Gain (loss) on sale of assets............        320        220        279       (104)       728        328        198
Rental income............................        227        214        350        321        174         54        143
Non-interest income......................      1,702      1,668      1,233      1,578      1,954        809      1,033
Non-interest expenses....................      8,197      8,769      9,807     11,336     13,831      6,609      7,235
Income before income taxes and effect of
  cumulative change in accounting
  principle..............................      6,718      7,880      8,773      8,949      9,351      4,671      4,981
Income tax expense.......................      2,652      3,177      3,349      3,141      3,498      1,709      1,733
Income before effect of cumulative change
  in accounting principle................      4,066      4,703      5,424      5,808      5,853      2,962      3,248
Cumulative effect on prior years of
  change in tax accounting method (9)....         --         --      1,055         --         --         --         --
Net income...............................  $   4,066  $   4,703  $   6,479  $   5,808  $   5,853  $   2,962  $   3,248
Primary earnings per share (1)...........  $    1.19  $    1.28  $    1.46  $    1.55  $    1.56  $    0.79  $    0.86
Fully diluted earnings per share (1).....  $    1.19  $    1.29  $    1.46  $    1.55  $    1.55  $    0.79  $    0.86
Dividends declared per share.............  $    0.22  $    0.37  $    0.50  $    0.54  $    0.62  $    0.30  $    0.34

AVERAGE BALANCE SHEET DATA:
Total Amount of:
Assets...................................  $ 352,475  $ 365,152  $ 419,389  $ 498,930  $ 575,740  $ 565,319  $ 615,686
Loans(2) and mortgage-backed
  securities.............................    295,123    295,871    359,402    408,851    465,195    453,516    508,193
Investment securities and
  interest-bearing deposits..............     44,951     47,604     31,965     52,194     63,630     63,700     58,833
Deposits.................................    290,543    306,579    348,895    406,278    461,335    451,459    486,495
FHLB advances and other borrowings.......     22,289      9,319     15,746     32,763     56,132     54,310     65,885
Stockholders' equity.....................     39,769     43,117     47,304     48,670     51,944     50,941     57,148
Common shares outstanding-primary........      3,417      3,653      3,706      3,736      3,763      3,760      3,778
Common shares outstanding-fully
  diluted................................      3,417      3,668      3,712      3,736      3,774      3,757      3,776

PERCENTAGES:
Net income to average total stockholders'
  equity.................................      10.22%     10.91%     11.47%     11.93%     11.27%     11.63%     11.37%
Net income to average assets.............       1.15%      1.28%      1.28%      1.16%      1.00%      1.04%      1.04%
Average stockholders' equity to average
  assets.................................      11.28%     11.81%     11.28%      9.75%      9.02%      9.01%      9.28%
Allowance for loan losses to:
  Net loans..............................       0.92%      1.15%      1.34%      1.32%      1.09%      1.09%      0.99%
  Non-performing loans...................      86.78%     97.00%     93.16%     99.19%    126.31%    117.86%     82.75%
Net charge-offs to average net loans.....       0.25%      0.22%      0.23%      0.27%      0.34%      0.31%      0.19%
Total non-performing assets to total
  assets (3).............................       0.91%      0.96%      1.02%      0.81%      0.55%      0.71%      0.78%
Capital ratios:
  Tangible capital.......................      10.25%      9.82%      9.57%      7.16%      7.52%      7.93%      7.54%
  Leverage...............................      10.25%      9.82%      9.57%      7.16%      7.52%      7.93%      7.54%
  Risk-based Capital.....................      17.80%     17.34%     18.46%     13.41%     14.08%     14.59%     12.52%
Net interest margin......................       4.11%      4.58%      4.64%      4.65%      4.26%      4.35%      4.23%

                           See footnotes on page 18.

     The First Sterling selected historical consolidated financial data set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of First Sterling, including the related notes, contained in Annex F hereto.

              SELECTED HISTORICAL FINANCIAL DATA OF FIRST STERLING


                                                                                                     6 MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                       JUNE 30,
                                           -----------------------------------------------------  --------------------
                                             1991       1992       1993       1994       1995      1995(8)    1996(8)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Total Amount of:
Assets...................................  $  99,706  $ 119,080  $ 147,946  $ 172,327  $ 211,986  $ 190,927  $ 227,944
Loans (2) and mortgage-back securities...     73,519     88,583    107,639    117,073    152,304    131,412    170,143
Investment securities and
  interest-bearing deposits..............     19,495     21,824     31,381     45,460     50,428     45,528     47,630
Deposits.................................     87,152    101,790    122,363    137,415    167,958    145,345    157,014
FHLB advances and other borrowings.......      3,332      6,480     14,380     21,509     27,474     30,420     53,740
Stockholders' equity.....................      6,062      7,092      8,931      9,728     11,982     11,167     12,676
Book value...............................       4.42       5.18       6.52       6.85       8.19       7.60       8.72
INCOME STATEMENT DATA:
Interest income..........................  $   8,042  $   9,336  $  10,643  $  12,082  $  16,184  $   7,579  $   9,101
Interest expense.........................      5,054      4,886      5,133      6,027      8,732      4,016      4,861
Net interest income......................      2,988      4,450      5,510      6,055      7,452      3,563      4,240
Provision for loan losses................        392        963        718        351        485        237        185
Net interest income after provision for
  loan losses............................      2,596      3,487      4,792      5,704      6,967      3,326      4,055
Gain (loss) on sale of assets............         13        451        112       (117)         4        (17)         4
Non-interest income......................        225        321        626        499        583        286        344
Non-interest expense.....................      2,624      3,225      3,786      4,698      5,099      2,435      2,799
Income before income taxes and
  extraordinary credit...................  $     210  $   1,034  $   1,744  $   1,388  $   2,455  $   1,160  $   1,604
Income tax expense.......................         68        353        590        484        839        398        550
Income before extraordinary credit.......        142        681      1,154        904      1,616        762      1,054
Extraordinary credit-tax NOL.............         68        348         --         --         --         --         --
Net income...............................  $     210  $   1,029  $   1,154  $     904  $   1,616  $     762  $   1,054
Primary earnings per share(1)(10)........  $    0.10  $    0.49  $    0.83  $    0.62  $    1.07  $    0.50  $    0.69
Fully diluted earnings per share
  (1)(10)................................  $    0.14  $    0.48  $    0.79  $    0.61  $    1.03  $    0.48  $    0.66
AVERAGE BALANCE SHEET DATA:
Total Amount of:
Assets...................................     85,095    108,690    134,480    163,320    193,578    182,903    217,136
Loans (2) and mortgage-backed
  securities.............................     61,809     81,250     97,159    114,794    133,044    123,378    162,352
Investment securities and
  interest-bearing deposits..............     13,504     23,723     33,166     43,509     55,198     54,498     49,594
Deposits.................................     76,062     94,157    113,224    135,133    151,300    140,251    166,605
FHLB advances and other borrowings.......      1,288      6,247     11,830     17,002     28,765     29,688     34,554
Stockholders' equity.....................      6,043      6,585      7,685      9,355     11,001     10,592     12,424
Common shares outstanding-primary........      1,397      1,397      1,397      1,465      1,515      1,522      1,518
Common shares outstanding-fully
  diluted................................      1,521      1,521      1,520      1,575      1,626      1,632      1,628
PERCENTAGES:
Net income to average total stockholders'
  equity ................................       3.48%     15.63%     15.02%      9.66%     14.69%     14.39%     16.97%
Net income to average assets.............       0.25%      0.95%      0.86%      0.55%      0.83%      0.83%      0.97%
Average stockholders' equity to average
  assets.................................       7.10%      6.06%      5.71%      5.73%      5.68%      5.79%      5.72%
Allowance for loan losses to:
  Net loans..............................       1.09%      1.32%      1.50%      1.50%      1.50%      1.50%      1.45%
  Non-performing loans...................      78.91%     41.66%     66.01%     67.30%     98.39%     60.26%    101.21%
Net charge-offs to average net loans.....       0.23%      0.72%      0.27%      0.18%     (0.04%)     0.02%        --
Total non-performing assets to total
  assets.................................       1.03%      2.39%      1.71%      1.56%      1.13%      1.84%      1.13%
Capital ratios:
  Tangible capital.......................       6.08%      5.96%      6.04%      5.65%      5.65%      5.85%      5.56%
  Leverage...............................       6.08%      5.96%      6.04%      5.65%      5.65%      5.85%      5.56%
  Risk-based Capital.....................      11.45%     11.32%     11.65%     11.86%     10.95%     11.31%      9.99%
Net interest margin......................       3.97%      4.33%      4.23%      3.82%      3.96%      4.04%      4.02%


                           See footnotes on page 18.

     The following table sets forth selected unaudited pro forma condensed combined financial data of Prime and First Sterling at the dates and for the periods indicated, giving effect to the Merger using the pooling of interests method of accounting. See 'The Merger-Accounting Treatment' and 'Pro Forma Condensed Combined Financial Data.' The selected unaudited pro forma condensed combined financial data set forth below should be read in conjunction with, and are qualified in their entirety by, the historical consolidated financial statements of Prime and First Sterling, including the related notes, which are contained in Annex F hereto or incorporated herein by reference, and in conjunction with the selected consolidated historical and other unaudited pro forma condensed combined consolidated financial information appearing elsewhere herein or therein. See 'Pro Forma Condensed Combined Financial Data' and 'Information Incorporated By Reference.' The data set forth below are not necessarily indicative of the results of the future operations of New Prime upon consummation of the Merger or the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.

                           See footnotes on page 18.

       SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA(4)

                                                                                                     6 MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                       JUNE 30,
                                           -----------------------------------------------------  --------------------
                                             1991       1992       1993       1994       1995      1995(8)    1996(8)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:(6)(12)
Total Amount of:
Assets...................................  $ 463,816  $ 512,404  $ 598,858  $ 739,231  $ 819,961  $ 759,047  $ 872,051
Loans (2) and mortgage-backed
  securities.............................    362,972    409,361    493,779    566,514    639,671    580,692    703,991
Investment securities and
  interest-bearing deposits..............     76,802     68,367     66,113    117,193    122,936    116,616    104,871
Deposits.................................    381,992    439,796    491,163    585,066    644,497    614,786    656,795
FHLB advances and other borrowings.......     26,143     12,751     41,644     81,219     96,318     69,542    134,500
Stockholders' equity (10)(11)............     47,387     52,001     58,629     57,369     68,229     65,408     69,771
Book value (10)(11)......................       9.65      10.50      11.70      11.19      13.20      12.64      13.19
INCOME STATEMENT DATA:
Interest income..........................  $  41,626  $  40,027  $  41,953  $  47,068  $  58,979  $  28,623  $  31,661
Interest expense.........................     24,652     19,830     18,283     21,280     30,557     14,615     15,929
Net interest income......................     16,974     20,197     23,670     25,788     28,422     14,008     15,732
Provision for loan losses................      1,712      2,163      2,160      1,594      1,129        593        835
Net interest income after provision for
  loan losses............................     15,262     18,034     21,510     24,194     27,293     13,415     14,897
Gain (loss) on sale of assets............        333        671        391       (221)       732        311        202
Rental income............................        227        214        350        321        174         54        143
Non-interest income......................      1,927      1,989      1,859      2,077      2,537      1,095      1,377
Non-interest expense.....................     10,821     11,994     13,593     16,034     18,930      9,044     10,034
Income before income taxes and effect of
  cumulative change in accounting
  principle and extraordinary credit.....      6,928      8,914     10,517     10,337     11,806      5,831      6,585
Income tax expense.......................      2,652      3,182      3,939      3,625      4,337      2,107      2,283
Income before effect of cumulative change
  in accounting principle and
  extraordinary credit...................      4,276      5,732      6,578      6,712      7,469      3,724      4,302
Cumulative effect on prior years of
  change in tax accounting method and
  extraordinary credit (9)...............         --         --      1,055         --         --         --         --
Net income...............................  $   4,276  $   5,732  $   7,633  $   6,712  $   7,469  $   3,724  $   4,302
Primary earnings per share(1)(10)(11)....  $    0.88  $    1.08  $    1.30  $    1.29  $    1.42  $    0.71  $    0.80
Fully diluted earnings per
  share(1)(10)(11).......................  $    0.86  $    1.05  $    1.27  $    1.27  $    1.39  $    0.70  $    0.78
Dividends declared per share.............  $    0.22  $    0.37  $    0.50  $    0.54  $    0.62  $    0.30  $    0.34
AVERAGE BALANCE SHEET DATA:(6)(12)
Total Amount of:
Assets...................................  $ 437,570  $ 473,842  $ 553,869  $ 662,250  $ 769,318  $ 748,222  $ 832,369
Loans(2) and mortgage-backed
  securities.............................    356,932    377,121    456,561    523,645    598,239    576,894    669,545
Investment securities and
  interest-bearing deposits..............     58,455     71,327     65,131     95,703    118,828    118,198    108,427
Deposits.................................    366,605    400,736    462,119    541,411    612,635    591,710    653,100
FHLB advances and other borrowings.......     23,577     15,566     27,576     49,765     84,897     83,998     99,389
Stockholders' equity (10)(11)............     45,812     49,702     54,989     58,025     62,945     61,533     68,619
Common shares outstanding-fully diluted
  (10)(11)...............................      4,938      5,189      5,232      5,311      5,400      5,389      5,404
Common shares outstanding-primary
  (10)(11)...............................      4,814      5,050      5,103      5,201      5,278      5,282      5,391
PERCENTAGES: (6)
Net income to average total stockholders'
  equity.................................       9.33%     11.53%     13.88%     11.57%     11.87%     12.10%     12.54%
Net income to average assets.............       0.98%      1.21%      1.38%      1.01%      0.97%      1.00%      1.03%
Average stockholders' equity to average
  assets.................................      10.47%     10.49%      9.93%      8.76%      8.18%      8.22%      8.24%
Allowance for loan losses to: (7)
  Net loans..............................       0.96%      1.19%      1.38%      1.37%      1.22%      1.21%      1.32%
  Non-performing loans...................      84.63%     71.40%     83.16%     87.07%    113.98%     87.95%    103.59%
Net charge-offs to average net loans.....       0.24%      0.34%      0.24%      0.26%      0.24%      0.23%      0.13%
Total non-performing assets to total
  assets(3)..............................       0.93%      1.29%      1.19%      0.99%      0.70%      1.00%      0.87%
Capital ratios:
  Tangible capital.......................       9.32%      8.92%      8.70%      6.80%      7.02%      7.39%      6.89%
  Leverage...............................       9.32%      8.92%      8.70%      6.80%      7.02%      7.39%      6.89%
  Risk-based Capital.....................      16.25%     15.79%     16.58%     13.02%     13.18%     13.69%     11.83%
Net interest margin......................       4.09%      4.50%      4.54%      4.44%      4.18%      4.26%      4.17%

                           See footnotes on page 18.

                FOOTNOTES TO SELECTED FINANCIAL DATA (UNAUDITED)

(1) Earnings per share have been adjusted to reflect the stock split and stock dividends declared and paid by Prime. The 1993 earnings per share of Prime do not reflect the cumulative effect on prior years of a change in tax accounting method. Earnings per share of Prime for 1993 after the cumulative change in accounting principle were $1.75. First Sterling's 1991 and 1992 earnings per share do not reflect the extraordinary credit for the recognition of the tax benefit of net operating loss carryforwards. Earnings per share of First Sterling after the effect of the extraordinary credit were: primary earnings per share of $0.19 and $0.77 and fully-diluted earnings per share of $0.17 and $0.71 for 1991 and 1992, respectively.

(2)  Loans include loans receivable, net and loans held for sale.

(3) Excludes the impact of the $10.0 million condominium project which was acquired by a deed in lieu of foreclosure and classified as land acquired for development and resale as of February, 1995. The ratio of non-performing assets to total assets would have been 2.2%, 2.5% and 2.3% at December 31, 1995, June 30, 1995 and 1996, respectively if the condominium project were included in non-performing assets.

(4) The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the applicable periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Pro forma financial information assumes the Merger was consummated as of the beginning of each of the periods indicated.

(5) It is assumed that the Merger will be accounted for on a pooling of interests accounting basis, and accordingly the related pro forma adjustments herein reflect, where applicable, the Exchange Ratio of 1.00 share of Prime Stock for each outstanding share of First Sterling Stock. In addition, upon consummation of the Merger, each outstanding share of PBI Stock will become one (1) share of Prime Stock.

(6) The pro forma condensed combined income statement data do not reflect the estimated $1.0 million addition to the provision for loan losses which New Prime anticipates making, or charges and expenses of approximately $1.85 million attributable to the Merger since these charges are non-recurring.

     The pro forma condensed combined balance sheet data at June 30, 1996 reflect approximately $1.85 million of charges, which include: $300 thousand for fixed asset and service contract write downs; $375 thousand for the reduction of both the space and term on First Sterling's office lease; $225 thousand for employee severance costs; and $950 thousand for other expenses directly attributable to the Merger. Accordingly, pro forma stockholders' equity has been reduced by $953 thousand, representing the after tax effect of the charges and expenses attributable to the Merger and the conversion of the Debentures.

(7) After the Merger, New Prime intends to modify its approach to the workout of certain assets. This strategy involves the accelerated resolution of problem assets which, New Prime believes, is more economical than a long-term work out approach, and will allow management to concentrate its resources on growth and revenue generation. As a result of this strategy, New Prime will make an addition to the allowance for loan losses of approximately $1.0 million, ($620 thousand after-tax).

(8) Interim data is calculated on an annualized basis for purposes of comparability with full year data.

(9) In February, 1992, the Financial Accounting Standards Board ('FASB') issued Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' ('SFAS No. 109'). Under the asset and liability method provided for by SFAS No. 109, deferred tax assets and liabilities are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable for future years to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Prime adopted SFAS No. 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $1.06 million has been calculated as of January 1, 1993 and is reported separately in the consolidated statement of operations for the year ended December 31, 1993. First Sterling also adopted SFAS No. 109 as of January 1, 1993; the impact of SFAS No. 109 on First Sterling was immaterial.

(10) Reflects the cancellation of 15,800 shares of First Sterling Stock held as treasury stock.

(11) Reflects the conversion of $1.05 million in principal amount of Debentures to 110,510 shares of Prime Stock.


(12) Reflects deferred tax receivable at statutory rates totalling $847 thousand related to approximately $1.2 million of expenses attributable to the Merger and the addition of approximately $1.0 million to New Prime's allowance for loan losses.

CONSOLIDATED SUMMARY OF QUARTERLY EARNINGS

     The following quarterly financial information for the eight quarters ended June 30, 1996 is unaudited. However, in the opinion of management of First Sterling, all adjustments, which include only normal recurring adjustments necessary to present fairly the results of operations for the periods, are reflected in conformity with generally accepted accounting principles. Results of operations for the periods presented are not necessarily indicative of the results for the entire year or for any other interim period.

                              FIRST STERLING BANK
                         SUMMARY OF QUARTERLY EARNINGS

                                               1994                                   1995                            1996
                                     ------------------------  --------------------------------------------------  -----------
                                     3RD QUARTER  4TH QUARTER  1ST QUARTER  2ND QUARTER  3RD QUARTER  4TH QUARTER  1ST QUARTER
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Interest income....................     $3,119       $3,263       $3,640       $3,939       $4,243       $4,362       $4,434
Interest expense...................      1,608        1,686        1,892        2,124        2,288        2,428        2,428
                                        ------       ------       ------       ------       ------       ------       ------
Net interest income................      1,511        1,577        1,748        1,815        1,955        1,934        2,006
Provision for loan losses..........        201           22           67          170          204           44           63
                                        ------       ------       ------       ------       ------       ------       ------
Net interest income after provision
  for loan losses..................      1,310        1,555        1,681        1,645        1,751        1,890        1,943
Other income.......................         94            3          105          164          154          164          178
Other expenses.....................      1,270        1,234        1,209        1,226        1,349        1,315        1,380
                                        ------       ------       ------       ------       ------       ------       ------
Income before income taxes.........        134          324          577          583          556          739          741
Income tax expense.................         47          122          198          200          199          242          248
                                        ------       ------       ------       ------       ------       ------       ------
Net income.........................     $   87       $  202       $  379       $  383       $  357       $  497       $  493
                                        ======       ======       ======       ======       ======       ======       ======
Primary earnings per share.........     $ 0.06       $ 0.13       $ 0.25       $ 0.25       $ 0.24       $ 0.33       $ 0.32
                                        ======       ======       ======       ======       ======       ======       ======
Fully diluted earnings per share...     $ 0.06       $ 0.13       $ 0.24       $ 0.24       $ 0.23       $ 0.32       $ 0.31
                                        ======       ======       ======       ======       ======       ======       ======


                                     2ND QUARTER
                                     -----------
Interest income....................    $4,667
Interest expense...................     2,433
                                       ------
Net interest income................     2,234
Provision for loan losses..........       122
                                       ------
Net interest income after provision
  for loan losses..................     2,112
Other income.......................       170
Other expenses.....................     1,419
                                       ------
Income before income taxes.........       863
Income tax expense.................       302
                                       ------
Net income.........................    $  561
                                       ------
                                       ------
Primary earnings per share.........    $ 0.37
                                       ------
                                       ------
Fully diluted earnings per share...    $ 0.35
                                       ======


             FIRST STERLING MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This section presents First Sterling management's discussion and analysis of the financial condition and results of operations of First Sterling, including First Sterling Bank. This discussion and analysis should be read in conjunction with the consolidated financial statements of First Sterling, including the related notes thereto, contained in Annex F hereto.

RESULTS OF OPERATIONS

SUMMARY

     First Sterling's net income for the six months ended June 30,1996 was $1,054,000, which is an increase of $292,000 or 38% from the $762,000 earned in the six months ended June 30, 1995. The major contributor to the increase was a $677,000 increase in the net interest income which was partially offset by an increase of $364,000 in operating expenses, primarily salaries and rent. Primary per share earnings for the six month periods were $.69 for 1996 and $.50 for 1995. Fully diluted earnings per share for the six month periods were $0.66 for 1996 and $0.48 for 1995.

     First Sterling recorded net income of $1,616,000 for the year ended December 31, 1995, compared with $904,000 recorded in 1994. Primary per share earnings were $1.07 in 1995 compared with $.62 in 1994 and $.83 in 1993. Fully diluted earnings per share were $1.03, $0.61 and $0.79, respectively, for the years ended December 31, 1995, 1994 and 1993.

     For the six months ended June 30, return on average total assets was .97% for 1996 and .83% for 1995 and return on average equity was 16.97% and 14.39%, respectively. For the year, return on average total assets was .83% for 1995, compared with .55% for 1994 and .86% for 1993. Return on average equity was 14.69% for 1995 compared with 9.66% for 1994 and 15.02% for 1993.

     Average earning assets for the six months ended June 30, 1996 increased 19.2% from the comparable period in 1995. Interest margin decreased to 4.02% from 4.04% due primarily to the cost of interest bearing deposits growing faster than the yield on earning assets.

     For the entire year 1995 average earning assets increased 18.9% to $188,242,000 and the interest margin increased to 3.96% from 3.82%. The increase in the interest rate spread was primarily the result of the yield on earning assets, especially loans, increasing faster than the cost of funds. The 1993 margin was 4.23%. The decrease in the net interest margin from 1993 to 1994 resulted from decreased mortgage closings and related fees, which were the direct result of the rising interest rate market.

     First Sterling believes it maintains a high quality loan portfolio. The percentage of non-performing assets, comprised of non-accrual loans, loans past due 90 or more days as to principal or interest payments, restructured loans and other real estate owned, represented 1.50% of June 30, 1996 loans and other real estate owned, down from 2.64% at June 30, 1995 and 1.55% of December 31, 1995 loans and other real estate owned, down from 2.27% at December 31, 1994. The allowance for loan losses was 1.50% of year-end loans at December 31, 1995 and December 31, 1994. The loan loss provision increased $134,000 in 1995 to $485,000 which is less than might have been expected considering the loan growth. This was due to recoveries exceeding charge-offs by $51,000.

     Non-interest income increased $79,000 for the six months ended June 30, 1996 compared to the same period in 1995. A $25,000 advisory fee and a $21,000 increase in securities values were the main reasons for the increase. Non-interest income increased from $383,000 in 1994 to $587,000 in 1995. This resulted from a $121,000 increase in securities values, from a loss of $117,000 in 1994 to a gain of $4,000 in 1995, and an $83,000 increase in service charges. The increased service charges resulted from greater activity rather than higher fees.

     For the six months ended June 30, 1996, non-interest expense items grew $364,000 or 14.9% from the same period in 1995. Increased salaries and benefits and occupancy costs were the primary reasons for the increase. For the year ended December 31, 1995, First Sterling's assets grew 23%, while non-interest expense items increased $401,000, or 9% compared to 1994. Salaries and benefits accounted for $262,000 of the increase as First Sterling was able to minimize additional hiring by improving the utilization of the employees hired in 1994 in preparation for the expansion in 1995. Occupancy costs increased $96,000 in 1995 as the Bala Cynwyd office was open for a full year. Insurance costs decreased $119,000 because of the reduction in FDIC premiums during the last seven months of 1995. The $201,000 increase in other operating expenses is primarily attributable to the settlement of various litigation matters.

NET INTEREST INCOME

     Net interest income is the product of the volume of average earning assets and the average rates earned on them, less the volume of average interest bearing liabilities and the average rates paid thereon. The amount of net interest income is affected by changes in interest rates, account balances or volume, and the mix of earning assets and interest bearing liabilities.

     For analytical purposes, net interest income is adjusted to a taxable equivalent basis in tables 1 through 4. This adjustment facilitates performance comparisons among taxable and tax exempt assets by increasing tax exempt income by an amount equivalent to the federal income taxes which would have been paid if this income were taxable at the federal statutory rate of 34%.

     Table 1 presents average balances, taxable equivalent interest income and expense and average rates earned and paid for First Sterling's assets and liabilities. Table 3 analyzes the changes attributable to the volume and rate components of net interest income. Table 2 presents the net interest income on a fully taxable equivalent basis for the six month periods ended June 30, 1996 and 1995 as well as for each of the years in the three year period ended December 31, 1995.

     For the six months ended June 30, 1996, net interest income was $4,240,000 which is a 19% increase from the $3,563,000 for the same period in 1995. As shown in table 3, the increase was the result of a $962,000 increase due to volume, partially offset by a $285,000 decrease caused by rate changes. Average earning assets increased to $211,946,000 for the six months ended June 30, 1996 from $177,876,000 for the same period in 1995. The interest rate spread for the six months ended June 30, 1996 was 3.37% compared with 3.39% for the same period in 1995. The net interest margin was 4.02% compared to 4.04%.

     Net interest income on a fully taxable equivalent basis totaled $7,452,000 for the year ended December 31, 1995, an increase of $1,397,000 or 23% from $6,055,000 in 1994. Net interest income in 1994 increased 10% from $5,510,000 in 1993.

     During 1995 there was an increase in net interest income of $972,000 due to changes in volume and an increase of $425,000 due to changes in rates. In 1994 there was an increase of $1,018,000 due to changes in volume and a decrease of $473,000 due to changes in rates.

     The change in the net interest margin attributable to interest rates can be understood by analyzing the interest rate spread and the net interest margin on earning assets. While the interest rate spread considers only the difference between the average rate earned on earning assets and the average rate paid on interest bearing liabilities, the net interest margin takes into account the contribution of assets funded by interest free sources.

     As reflected in Table 4, average earning assets were $188,242,000 in 1995, $158,303,000 in 1994 and $130,325,000 in 1993. The interest rate spread for 1995 was 3.30% compared with 3.28% for 1994 and 3.66% for 1993. The net interest margin for 1995 was 3.96% compared with 3.82% for 1994 and 4.23% for 1993.

     Short-term interest rates (prime, federal funds, etc.) rose during the first half of 1995 followed by a decline in the second half of 1995. Long-term interest rates, in general, declined steadily for the entire year. The net result of these interest rate movements was a slight flattening of the overall yield curve. The average prime rate in 1995 was 8.83% compared with 7.17% in 1994. The average federal funds rate increased to 5.84% for 1995 compared with 4.23% for 1994. During 1995, compared with 1994, the average yield on earning assets increased 97 basis points while the average cost of funds increased 95 basis points resulting in an increase in the interest rate spread of 2 basis points. The yield on the investment portfolio increased 90 basis points due to reinvestment at higher rates, when compared with the yield of the securities maturing. Average loans, which represent the highest yielding earning assets, increased $18,250,000 or 15.9% and produced a yield of 9.53% in 1995 compared with 8.48% in 1994. Average loans represented 70.7% of the average earning assets for 1995. The cost of interest bearing deposits increased to 5.10% in 1995 compared with 4.24% in 1994. Rates paid on interest bearing transaction accounts decreased throughout 1995. Interest rates offered on time deposits have been rising. Consequently, depositors have been shifting from transaction accounts to higher yielding time deposits. This shift is of significance to First Sterling, which is more dependent on time deposits than more seasoned banks. The increase in the cost of short-term borrowings (292 basis points) was caused primarily by the rise in the federal funds rate. The interest rate spread increased 2 basis points, which when added to the increase in the value of non-interest bearing funds of 12 basis points, resulted in a net 14 basis point increase in the net interest margin.

                                    TABLE 1
        AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE SUMMARY
               (TAXABLE EQUIVALENT BASIS -- DOLLARS IN THOUSANDS)

                                                                                                                        YEAR
                                                                                                                        ENDED
                                                                                                                      DECEMBER
                                                                        SIX MONTHS ENDED                                 31,
                                            ------------------------------------------------------------------------  ---------
                                                       JUNE 30, 1996                        JUNE 30, 1995               1995
                                            -----------------------------------  -----------------------------------  ---------
                                             AVERAGE                  AVERAGE     AVERAGE                  AVERAGE     AVERAGE
                                             BALANCE    INTEREST       RATE       BALANCE    INTEREST       RATE       BALANCE
                                            ---------  -----------  -----------  ---------  -----------  -----------  ---------
ASSETS
Short-term investments
  Interest bearing deposits...............  $     320   $      10         6.58%  $     184   $       5         5.48%  $     316
  Federal funds sold and securities
    purchased under agreements to
    resell................................      2,508          68         5.44%      4,396         130         5.96%      4,351
    Total short-term investments..........      2,828          78         5.55%      4,580         135         5.94%      4,667

INVESTMENT SECURITIES
  U.S. government obligations.............     32,848       1,018         6.20%     35,882       1,123         6.31%     33,689
  U.S. government agencies................     10,293         399         7.75%     10,818         339         6.32%     13,731
  State and municipals....................        400          19         9.55%        395          19         9.70%        398
  Other securities........................      3,225          99         6.14%      2,823          90         6.43%      2,713
    Total investment securities...........     46,766       1,535         6.58%     49,918       1,571         6.35%     50,531

LOANS (1)
  Commercial..............................    100,076       4,797         9.64%     78,623       3,895         9.99%     83,533
  Residential mortgages...................     49,987       2,097         8.44%     34,960       1,476         8.51%     39,272
  Consumer (2)............................     12,289         594         9.72%      9,795         502        10.34%     10,239
    Total loans...........................    162,352       7,488         9.28%    123,378       5,873         9.60%    133,044
    Total earning assets..................    211,946       9,101         8.64%    177,876       7,579         8.59%    188,242
Other assets..............................      5,190                                5,027                                5,336
    Total assets..........................  $ 217,136                     8.43%  $ 182,903                     8.36%  $ 193,578

LIABILITIES AND SHAREHOLDER EQUITY
Interest bearing deposits
  Demand deposits.........................  $   7,800   $      95         2.45%  $   6,386   $      83         2.62%  $   6,585
  Savings deposits........................     26,781         434         3.25%     23,699         389         3.31%     24,683
  Time deposits of $100,000 or more.......     20,238         560         5.55%     13,418         368         5.53%     17,465
  Other time deposits.....................     95,617       2,737         5.74%     82,689       2,257         5.50%     87,347
    Total interest bearing deposits.......    150,436       3,826         5.10%    126,192       3,097         4.95%    136,080
  Short-term borrowings...................     15,270         359         4.71%      4,718         121         5.17%      2,782
  Long-term debt..........................     19,284         676         7.03%     24,970         798         6.44%     25,983
    Total interest-bearing liabilities....    184,990       4,861         5.27%    155,880       4,016         5.20%    164,845
  Non-interest bearing demand deposits....     16,169                               14,059                               15,220
  Other liabilities.......................      3,553                                2,372                                2,512
  Shareholders' equity....................     12,424                               10,592                               11,001
    Total liabilities and shareholders'
      equity..............................  $ 217,136                     4.49%  $ 182,903                     4.43%  $ 193,578
  Interest rate spread....................                                3.37%                                3.39%
  Effect of non-interest bearing funds....                                0.65%                                0.65%
  Net interest income/margin..............              $   4,240         4.02%              $   3,563         4.04%


                                                                                  1994                         1993
                                                                    ---------------------------------  --------------------
                                                         AVERAGE     AVERAGE                AVERAGE     AVERAGE
                                            INTEREST      RATE       BALANCE   INTEREST      RATE       BALANCE   INTEREST
                                            ---------  -----------  ---------  ---------  -----------  ---------  ---------
ASSETS
Short-term investments
  Interest bearing deposits...............  $      19        6.01%  $     169  $       7        4.14%  $     445  $      15
  Federal funds sold and securities
    purchased under agreements to
    resell................................        255        5.86%      3,969        181        4.56%      3,922        118
    Total short-term investments..........        274        5.87%      4,138        188        4.54%      4,367        133
INVESTMENT SECURITIES
  U.S. government obligations.............      2,127        6.31%     28,300      1,599        5.65%     18,772      1,131
  U.S. government agencies................        891        6.49%      9,707        485        5.00%      8,628        516
  State and municipals....................         38        9.55%
  Other securities........................        178        6.56%      1,364         80        5.87%      1,399        103
    Total investment securities...........      3,234        6.40%     39,371      2,164        5.50%     28,799      1,750
LOANS (1)
  Commercial..............................      8,346        9.99%     75,366      6,516        8.65%     67,391      5,676
  Residential mortgages...................      3,354        8.54%     30,237      2,466        8.16%     21,506      2,315
  Consumer (2)............................        976        9.53%      9,191        748        8.14%      8,262        769
    Total loans...........................     12,676        9.53%    114,794      9,730        8.48%     97,159      8,760
    Total earning assets..................     16,184        8.60%    158,303     12,082        7.63%    130,325     10,643
Other assets..............................                              5,017                              4,155
    Total assets..........................                   8.36%  $ 163,320                   7.40%  $ 134,480
LIABILITIES AND SHAREHOLDER EQUITY
Interest bearing deposits
  Demand deposits.........................  $     175        2.66%  $   5,675  $     133        2.34%  $   4,862  $     131
  Savings deposits........................        803        3.25%     25,724        728        2.83%     21,276        640
  Time deposits of $100,000 or more.......        984        5.63%     17,616        760        4.31%     22,742        981
  Other time deposits.....................      4,975        5.70%     72,522      3,528        4.86%     53,164      2,754
    Total interest bearing deposits.......      6,937        5.10%    121,537      5,149        4.24%    102,044      4,506
  Short-term borrowings...................        179        6.43%      2,906        102        3.51%      1,424         44
  Long-term debt..........................      1,616        6.22%     14,096        776        5.51%     10,406        583
    Total interest-bearing liabilities....      8,732        5.30%    138,539      6,027        4.35%    113,874      5,133
  Non-interest bearing demand deposits....                             13,596                             11,180
  Other liabilities.......................                              1,830                              1,741
  Shareholders' equity....................                              9,355                              7,685
    Total liabilities and shareholders'
      equity..............................                   4.51%  $ 163,320                   3.69%  $ 134,480
  Interest rate spread....................                   3.30%                              3.28%
  Effect of non-interest bearing funds....                   0.66%                              0.54%
  Net interest income/margin..............  $   7,452        3.96%             $   6,055        3.82%             $   5,510


                                                 AVERAGE
                                                  RATE
                                               -----------
ASSETS
Short-term investments
  Interest bearing deposits...............        3.37%
  Federal funds sold and securities
    purchased under agreements to
    resell................................        3.01%
    Total short-term investments..........        3.05%
INVESTMENT SECURITIES
  U.S. government obligations.............        6.02%
  U.S. government agencies................        5.98%
  State and municipals....................
  Other securities........................        7.36%
    Total investment securities...........        6.08%
LOANS (1)
  Commercial..............................        8.42%
  Residential mortgages...................       10.76%
  Consumer (2)............................        9.31%
    Total loans...........................        9.02%
    Total earning assets..................        8.17%
Other assets..............................
    Total assets..........................        7.91%
LIABILITIES AND SHAREHOLDER EQUITY
Interest bearing deposits
  Demand deposits.........................        2.69%
  Savings deposits........................        3.01%
  Time deposits of $100,000 or more.......        4.31%
  Other time deposits.....................        5.18%
    Total interest bearing deposits.......        4.42%
  Short-term borrowings...................        3.09%
  Long-term debt..........................        5.60%
    Total interest-bearing liabilities....        4.51%
  Non-interest bearing demand deposits....
  Other liabilities.......................
  Shareholders' equity....................
    Total liabilities and shareholders'
      equity..............................        3.82%
  Interest rate spread....................        3.66%
  Effect of non-interest bearing funds....        0.57%
  Net interest income/margin..............        4.23%


------------------
(1) Includes fees on loans. Average loan balances include non-accruing loans.
(2) Includes home equity loans.

                                    TABLE 2
                              NET INTEREST INCOME
                                 (IN THOUSANDS)

                                                     SIX MONTHS ENDED JUNE 30        YEAR ENDED DECEMBER 31,
                                                   ----------------------------  -------------------------------
                                                       1996           1995         1995       1994       1993
                                                       ----           ----         ----       ----       ----
Total interest income............................     $9,101         $7,579      $16,184     $12,082    $10,643
Total interest expense...........................      4,861          4,016        8,732       6,027      5,133
                                                      ------         ------      -------     -------    -------
Net interest income (fully taxable equivalent)...     $4,240         $3,563      $ 7,452     $ 6,055    $ 5,510
                                                      ======         ======      =======     =======    =======

                                    TABLE 3
             RATE-VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME
                                 (IN THOUSANDS)

                                      SIX MONTHS ENDED JUNE 30,                         YEAR ENDED DECEMBER 31,
                                 -----------------------------------  -----------------------------------------------------------
                                            1996 VS. 1995                       1995 VS. 1994                   1994 VS. 1993
                                    CHANGES DUE TO:         TOTAL        CHANGES DUE TO:         TOTAL        CHANGES DUE TO:
                                   VOLUME       RATE       CHANGE       VOLUME       RATE       CHANGE       VOLUME       RATE
                                 -----------  ---------  -----------  -----------  ---------  -----------  -----------  ---------
(Taxable Equivalent)
Interest Income
  Short-term investments.......   $  (49)      $  (8)      $  (57)      $   26      $   60      $   86       $   (7)     $  62
  Investment securities........     (113)         77          (36)         677         393       1,070          594       (180)
  Loans........................    1,792        (177)       1,615        1,655       1,291       2,946        1,518       (548)
                                  ------       -----       ------       ------      ------      ------       ------      -----
    Total interest income......    1,630        (108)       1,522        2,358       1,744       4,102        2,105       (666)
                                  ------       -----       ------       ------      ------      ------       ------      -----
Interest Expense
  Interest bearing deposits....      613         116          729          663       1,125       1,788          832       (189)
  Short-term borrowings........      249         (11)         238           (5)         82          77           51          7
  Long-term debt...............     (194)         72         (122)         728         112         840          204        (11)
                                  ------       -----       ------       ------      ------      ------       ------      -----
    Total interest expense.....      668         177          845        1,386       1,319       2,705        1,087       (193)
                                  ------       -----       ------       ------      ------      ------       ------      -----
Net interest income............   $  962       $(285)      $  677       $  972      $  425      $1,397       $1,018      $(473)
                                  ------       -----       ------       ------      ------      ------       ------      -----


                                    TOTAL
                                   CHANGE
                                -----------
(Taxable Equivalent)
Interest Income
  Short-term investments.......   $   55
  Investment securities........      414
  Loans........................      970
                                  ------
    Total interest income......    1,439
                                  ------
Interest Expense
  Interest bearing deposits....      643
  Short-term borrowings........       58
  Long-term debt...............      193
                                  ------
    Total interest expense.....      894
                                  ------
Net interest income............   $  545
                                  ------

                                    TABLE 4
         INTEREST RATE SPREAD AND NET INTEREST MARGIN ON EARNING ASSETS
                             (DOLLARS IN THOUSANDS)

                                       FOR SIX MONTHS ENDED                              FOR YEAR ENDED DECEMBER 31,
                          ----------------------------------------------  ---------------------------------------------------------
                              JUNE 30, 1996           JUNE 30, 1995                1995                    1994             1993
                          ----------------------  ----------------------  ----------------------  ----------------------  ---------
                           AVERAGE                 AVERAGE                 AVERAGE                 AVERAGE                 AVERAGE
                           BALANCE      RATE       BALANCE      RATE       BALANCE      RATE       BALANCE      RATE       BALANCE
                          ---------      ---      ---------      ---      ---------      ---      ---------      ---      ---------
(Taxable Equivalent)
Earnings assets.........  $ 211,946        8.64%  $ 177,876        8.59%  $ 188,242        8.60%  $ 158,303        7.63%  $ 130,325
                          =========               =========               =========               =========               =========
Interest bearing
  liabilities...........  $ 184,990        5.27%  $ 155,880        5.20%  $ 164,845        5.30%  $ 138,539        4.35%  $ 113,874
Interest rate spread....                   3.37%                   3.39%                   3.30%                   3.28%
Interest free sources
  used to fund earning
  assets................     26,956                  21,996                  23,397                  19,764                  16,451
                          ---------               ---------               ---------               ---------               ---------
Total sources of funds..  $ 211,946        4.62%  $ 177,876        4.55%  $ 188,242        4.64%  $ 158,303        3.81%  $ 130,325
                          =========               =========               =========               =========               =========
Net interest margin.....                   4.02%                   4.04%                   3.96%                   3.82%


                                RATE
                                ----
(Taxable Equivalent)
Earnings assets.........        8.17%

Interest bearing
  liabilities...........        4.51%
Interest rate spread....        3.66%
Interest free sources
  used to fund earning
  assets................

Total sources of funds..        3.94%

Net interest margin.....        4.23%


     Average interest rates rose during 1994 compared to 1993. The average prime rate in 1994 was 7.17% compared with 6.00% in 1993. The average federal funds rate increased to 4.23% for 1994 compared with 3.02% for 1993. During 1994, compared with 1993, the average yield on earning assets decreased 54 basis points while the average cost of funds decreased only 16 basis points resulting in a decrease in the interest rate spread of 38 basis points. The yield on the investment portfolio decreased 58 basis points due to reinvestment at significantly lower rates when compared with the yield of the securities maturing. Average loans, which represent the highest yielding earning assets, increased $17,635,000 or 18.2% and produced a yield of 8.48% in 1994 compared with 9.02% in 1993, which represents a decrease of 54 basis points. This decrease was primarily the result of lower mortgage fee income which is included in interest income. The reduction of fees was due to a reduction in the number and dollar volume of refinancings of residential mortgages and fewer home purchases as a result of rising interest rates. Average loans represented 72.5% of the average earning assets for 1994. The cost of interest bearing deposits decreased to 4.24% in 1994 compared with 4.42% in 1993. Rates paid on interest bearing transaction accounts decreased in early 1994 and remained relatively flat throughout the year despite the increasing rate environment. Interest rates on time deposits had been rising. Consequently, depositors shifted from transaction accounts to higher yielding time deposits, reversing the trend of the prior three years. The increase in the cost of short-term borrowings (42 basis points) was caused primarily by the rise in the federal funds rate. The interest rate spread decreased 38 basis points, which when added to the decrease in the value of non-interest bearing funds, resulted in a 41 basis point decline in the net interest margin.

     First Sterling's cost of interest bearing funds is generally higher, and its net interest margin is generally lower, when compared with banking companies of First Sterling's asset size. This is due to First Sterling's having been in existence for less time than the average of its peer group and having a limited number of locations. The building of core deposits, which are lower cost funds, is a very time consuming process. Since First Sterling has had significant growth in its loan portfolio, the source of these funds has had to come from time deposits and borrowings. The selectivity in loan underwriting necessitates competitive pricing to obtain quality loan growth. With loan yields comparable to peers and the cost of funds higher than peers, First Sterling's interest margin is lower than its peers.

PROVISION FOR LOAN LOSSES

     The provision for loan losses for the six months ended June 30, 1996 was $185,000, down from $237,000 for the same period in 1995. The reduction was due to management's estimate of the amount needed to maintain an adequate reserve. One of the major factors in the decision that a lower reserve was needed was a reduction in delinquent loans to 1.7% of outstanding loans from 2.7% at December 31, 1995. There were no charge-offs in the current period compared to $22,000 in the prior year's period. Loans are charged off when there is no reasonable expectation of payment of a significant portion of the loan or when the regulators classify a loan as a loss.

     The provision for loan losses charged against earnings for the year was $485,000 in 1995 compared with $351,000 in 1994, an increase of 38.2%. The increase was less than it would have been had not recoveries on charged-off loans exceeded charge-offs for the year by $51,000. The provision was based on management's estimate of the amount needed to maintain an adequate allowance for loan losses. This estimate was based on management's review of the loan portfolio, the level of net credit losses, past loan loss experience, the general economic outlook and other factors that First Sterling management considered appropriate.

     Several improvements were seen from 1994 to 1995 in certain measures of loan portfolio performance. The ratio of net charge-offs to average loans decreased to (.04)% in 1995 from .18% in 1994 and the level of nonperforming loans decreased to $2,356,000 (1.55% of year-end loans) at December 31, 1995 from $2,648,000 (2.27% of year-end loans) at December 31, 1994.

NON-INTEREST INCOME

     Non-interest income for the six months ended June 30, 1996 increased $79,000 from the same period in 1995 to $348,000. The major reason for the increase was a $25,000 advisory fee for assisting a client in evaluating his business and a $21,000 increase in securities values.

     Non-interest income increased from $383,000 in 1994 to $587,000 for the year ended December 31, 1995. The $204,000 increase resulted from a $121,000 increase in securities values (from a loss of $117,000 in 1994 to a gain of $4,000 in 1995) and an $83,000 increase in service charges. The increased service charges resulted from greater activity rather than higher fees. The service charges are primarily for account maintenance, overdrafts and check charges. Non-interest income in 1994 was $355,000 less than in 1993 primarily because of a $112,000 securities gain in 1993 as opposed to a $117,000 securities loss in 1994. Securities are sold primarily as the result of decisions by the asset/liability committee to manage the interest rate sensitivity of First Sterling Bank.

NON-INTEREST EXPENSE

     Non-interest expense increased $364,000 or 15% for the six months ended June 30, 1996 compared to the same period in 1995. Salaries and benefits increased $195,000 due to additional hiring and normal increases. Occupancy expense increased $190,000 as the result of leasing additional space. Insurance expense was down $160,000 because of the reduction in FDIC premiums as explained below.

     Table 5 reflects First Sterling's non-interest expense which increased $401,000 or 9% from 1994 to 1995 compared with an increase of $913,000 or 24% from 1993 to 1994.

     Salaries and benefits accounted for $262,000 of the 1995 increase as First Sterling was able to minimize additional hiring by improving the utilization of the employees hired in 1994 in preparation for the expansion in 1995. The 13.4% growth in salary and employee benefit costs is less than the 18.5% growth in average assets. Occupancy costs increased $96,000 primarily as the result of the Bala Cynwyd office being open for a full year versus seven months in 1994. Insurance costs decreased $119,000 because of the reduction in FDIC insurance premiums during the last seven months of 1995. Because the FDIC insurance fund is fully funded, an additional benefit is anticipated in 1996, although certain pending legislation or other events may still preclude realization of this anticipated benefit. The $201,000 increase in other operating expenses is primarily attributable to the settlement of various litigation matters.

     The 1994 increases were primarily in salaries and employee benefits, which increased $428,000 in anticipation of increased volume and an effort to improve market share, and in occupancy expense which increased $203,000 primarily as a result of the opening of the Bala Cynwyd office. Advertising expenses also increased $177,000 as a result of efforts to increase market share.

                                    TABLE 5
                              NON-INTEREST EXPENSE
                             (DOLLARS IN THOUSANDS)

                                 JUNE 30, 1996 VS. 1995                       1995 VS. 1994                1994 VS. 1993
                      --------------------------------------------  ---------------------------------  ----------------------
                                   CHANGE                                        CHANGE                             CHANGE
                        1996       AMOUNT         %        1995       1995       AMOUNT         %        1994       AMOUNT
                      ---------  -----------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
Salaries and
  employee
  benefits..........   $1,260      $ 195        18.31%    $1,065     $2,215      $ 262        13.41%    $1,953       $428
Net occupancy
  expense...........      705        190        36.89%       515      1,046         96        10.10%       950        203
Advertising.........      110          8         7.84%       102        213        (39)      -15.48%       252         77
Insurance...........       32       (160)      -83.33%       192        224       (118)      -34.50%       342         54
Other...............      692        131        23.35%       561      1,401        200        16.65%     1,201        151
                       ------       ----      -------     ------     ------       ----      -------     ------        ---
  Total.............   $2,799      $ 364        14.95%    $2,435     $5,099      $ 401         8.54%    $4,698       $913
                       ======      =====      =======     ======     ======      =====      =======     ======       ====

                          %        1993
                      ---------  ---------
Salaries and
  employee
  benefits..........    28.07%    $1,525
Net occupancy
  expense...........    27.18%       747
Advertising.........    44.00%       175
Insurance...........    18.75%       288
Other...............    14.38%     1,050
                      -------     ------
  Total.............    24.12%    $3,785
                      =======     ======


PROVISION FOR INCOME TAXES

     For the six months ended June 30, 1996, income tax expense was $550,000 compared to $398,000 for the same period in 1995. The effective rate was 34.3% for both years.

     Income tax expense amounted to $839,000 for the year ended December 31, 1995 as compared with $484,000 in 1994 and $590,000 in 1993. First Sterling's effective tax rate for 1995 was 34.2% compared with 34.9% in 1994 and 33.8% in 1993. For a more comprehensive analysis of income tax expense, refer to Note 10 of the Notes to Consolidated Financial Statements of First Sterling in Annex F hereto.

FINANCIAL CONDITION

SOURCES AND USES OF FUNDS

     First Sterling's financial condition can be evaluated in terms of trends in its sources and uses of funds. The comparison of average balances in Table 6 indicates how First Sterling has managed these elements. For the six months ended June 30, 1996 compared to the like period in 1995, average funding increased 19.2% to fund loan growth. Time deposits were the largest source of funds but short-term borrowings played a more significant role than in the past. Average funding uses increased $29.9 million or 18.9% in 1995 as compared with an increase of $28.0 million or 21.5% in 1994. In 1995 and 1994, loans were the biggest use of funds although there were significant increases in the investment portfolio in both years. Time deposits contributed about half of the growth in funds available in both years.

                                    TABLE 6
                           SOURCES AND USES OF FUNDS
                             (DOLLARS IN THOUSANDS)

                                 FOR SIX MONTHS ENDED JUNE 30                         FOR YEAR ENDED DECEMBER 31,
                         --------------------------------------------  ---------------------------------------------------------
                           1996                               1995       1995                               1994
                          AVERAGE     CHANGE                 AVERAGE    AVERAGE     CHANGE                 AVERAGE     CHANGE
                          BALANCE     AMOUNT         %       BALANCE    BALANCE     AMOUNT         %       BALANCE     AMOUNT
                         ---------  -----------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
Funding uses:
 Short-term
   investments.........  $   2,828   $  (1,752)     -38.25% $   4,580  $   4,667   $     529       12.79% $   4,138   $    (229)
 Total investment
   securities..........     46,766      (3,152)      -6.31%    49,918     50,531      11,160       28.34%    39,371      10,572
 Loans.................    162,352      38,974       31.59%   123,378    133,044      18,250       15.90%   114,794      17,635
                         ---------  -----------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
   Total uses..........  $ 211,946   $  34,070       19.15% $ 177,876  $ 188,242   $  29,939       18.91% $ 158,303   $  27,978
                         =========   =========   =========  =========  =========   =========   =========  =========  ===========
Funding sources:
 Interest bearing
   demand
   deposits............  $   7,800   $   1,414       22.14% $   6,386  $   6,585   $     910       16.04% $   5,675   $     813
 Savings
   deposits............     26,781       3,082       13.00%    23,699     24,683      (1,041)      -4.05%    25,724       4,448
 Time deposits.........    115,855      19,748       20.55%    96,107    104,812      14,674       16.28%    90,138      14,232
 Short-term
   borrowings..........     15,270      10,552      223.65%     4,718      2,782        (124)      -4.27%     2,906       1,482
 Long-term
   debt................     19,284      (5,686)     -22.77%    24,970     25,983      11,887       84.33%    14,096       3,690
 Non-interest bearing
   funds (net)(1)......     26,956       4,960       22.55%    21,996     23,397       3,633       18.38%    19,764       3,313
                         ---------  -----------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
   Total
     sources...........  $ 211,946   $  34,070       19.15% $ 177,876  $ 188,242   $  29,939       18.91% $ 158,303   $  27,978
                         =========   =========   =========  =========  =========   =========   =========  =========  ===========


                                         1993
                                        AVERAGE
                             %          BALANCE
                         ---------     ---------
Funding uses:
 Short-term
   investments.........      -5.24%    $  4,367
 Total investment
   securities..........      36.71%      28,799
 Loans.................      18.15%      97,159
                         ---------     --------
   Total uses..........      21.47%    $130,325
                         =========     ========
Funding sources:
 Interest bearing
   demand
   deposits............      16.72%    $  4,862
 Savings
   deposits............      20.91%      21,276
 Time deposits.........      18.75%      75,906
 Short-term
   borrowings..........     104.07%       1,424
 Long-term
   debt................      35.46%      10,406
 Non-interest bearing
   funds (net)(1)......      20.14%      16,451
                         ---------     --------
   Total
     sources...........      21.47%    $130,325
                         =========     ========


------------------
(1) Non-interest bearing liabilities and stockholders' equity less non-interest bearing assets.

INVESTMENT SECURITIES AND OTHER SHORT-TERM INVESTMENTS

     For the six months ended June 30, 1996 compared to the same period in 1995, average short-term investments and investment securities decreased $4,904,000 to $49,594,000. The decrease was primarily due to the maturity and redemption of U.S. agency issues. At June 30, 1996, the portfolio was composed of U.S. Treasuries (70.2%), U.S. agency issues (28.7%), collateralized mortgage obligations ('CMOs') (.3%), and municipal bonds (.8%).

     Average short-term investments and investment securities, in the aggregate, increased $11.7 million or 26.9% during the year ended December 31, 1995 to $55,198,000 compared with an increase of $10.3 million or 31.2% during 1994 to $43,509,000. The investment objectives of First Sterling Bank's portfolio are to maintain necessary liquidity to meet demand for funds due to deposit outflow or increased loan demand without incurring a loss due to market risk, to provide income during periods of slow loan demand, to provide an adequate supply of investment securities for pledging, to reduce tax liabilities, and to maintain high credit quality, diversification and an above average yield. Accordingly, 98.8% of First Sterling's investments are classified as available-for-sale to provide the flexibility to achieve those objections. The classification of investment securities is explained below. The portfolio is structured to provide maximum return on investment while meeting strict interest rate risk and credit risk standards.

     At December 31, 1995, the portfolio was comprised of U.S. Treasury issues (66.1%), U.S. agency issues (32.7%), CMOs (.4%), and municipals (.8%), while at December 31, 1994 the portfolio was comprised of 82% U.S. Treasuries, 16% U.S. agencies and 2% CMOs. As shown in Table 7, the weighted average yield on the portfolio was 6.75% with an average life of two years. For information on actual investment balances as of December 31, 1995 and December 31, 1994, see the footnotes to the financial statements appended hereto as Annex F.

     At December 31, 1995, net unrealized gains in the portfolio were $653,000, consisting of gross unrealized gains of $661,000 and gross unrealized losses of $8,000. This compares with gross unrealized gains of $66,000 and gross unrealized losses of $715,000 for a net unrealized loss of $639,000 at December 31, 1994. First Sterling accounts for investment securities in accordance with the provisions of Statement of Financial Accounting Standards No. 115 ('SFAS 115'), 'Accounting for Certain Investments in Debt and Equity Securities.' SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. These investments are to be classified in one of three categories and accounted for as follows: (1) debt securities that a company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and (3) debt and equity securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

                                    TABLE 7
                       ANALYSIS OF INVESTMENT SECURITIES

                                                      JUNE 30, 1996                        DECEMBER 31, 1995
                                          -------------------------------------  -------------------------------------
                                                                      WEIGHTED                               WEIGHTED
                                             FAIR                     AVERAGE        FAIR                    AVERAGE
           AVAILABLE FOR SALE               VALUE         COST         YIELD        VALUE        COST         YIELD
----------------------------------------  ----------   ----------  -------------  ----------  ----------  -------------
Less than 1 year........................  $16,919,176  $16,881,029      6.59%    $10,132,501   $10,022,077     6.74%
1 to 5 years............................   25,963,435   25,883,286      6.44%     35,678,424    35,192,643     6.61%
Greater than 10 years...................    3,912,366    4,012,792      8.02%      4,022,192     3,992,698     8.02%
                                          -----------  -----------      ----     -----------   -----------     ----
  Total.................................  $46,794,977  $46,777,107      6.66%    $49,833,117   $49,207,418     6.75%
                                          ===========  ===========      ====     ===========   ===========     ====

                                                                    WEIGHTED                               WEIGHTED
                                             FAIR                    AVERAGE        FAIR                    AVERAGE
            HELD TO MATURITY                VALUE        COST         YIELD        VALUE        COST         YIELD
----------------------------------------  ----------  ----------  -------------  ----------  ----------  -------------
5 to 10 years...........................  $  422,762  $  400,000      9.26%     $  431,391   $  400,000      9.26%
CMO's...................................     157,879     158,170      6.02%        190,852      194,525      6.02%
                                          ----------  ----------      ----      ----------   ----------      ----
  Total.................................  $  580,641  $  558,170      8.34%     $  622,243   $  594,525      8.20%
                                          ==========  ==========      ====      ==========   ==========      ====

LOANS

     Average loans outstanding increased $38,974,000 or 31.6% for the six months ended June 30, 1996, compared to the like period in 1995. Mortgages increased 43% to $49,987,000 and commercial loans increased 27% to $100,076,000.

     Average loans increased $18,250,000 or 15.9% during the year ended December 31, 1995 to $133,044,000 compared with an increase of $17,635,000 or 18.2% in
1994 to $114,794,000. Loan growth continued in 1995, primarily in the area of commercial loans, as more emphasis was placed on this line of business.

     The economy in First Sterling's market area is diversified and has been relatively stable. This affords First Sterling the opportunity to select quality commercial credits and selectively grow its mortgage and consumer business. First Sterling believes it has been successful in growing its business by providing flexibility in meeting customer needs and personal service while still maintaining strict underwriting standards.

     Loan balances during 1995 were influenced by the improving economy and, as a result, balances in both the commercial and mortgage areas increased. First Sterling sells in the secondary market a majority of the residential mortgages it originates in order to avoid taking excessive interest rate risk.

     First Sterling's policy is to make the vast majority of its loans and commitments in the market area it serves. It believes that this tends to reduce risk and gives First Sterling the opportunity to deliver multiple products to the same customer base. First Sterling has never made loans outside of the United States.

                                    TABLE 8
                   LOANS OUTSTANDING, NET OF UNEARNED INCOME
                                 (IN THOUSANDS)

                                             JUNE 30,                            DECEMBER 31,
                                       --------------------  -----------------------------------------------------
                                         1996       1995       1995       1994       1993       1992       1991
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Commercial...........................  $ 108,201  $  84,609  $  94,508  $  75,947  $  72,881  $  64,904  $  49,552
Mortgage.............................     50,551     38,841     48,413     32,772     27,881     16,418     15,452
Consumer:
  Home equity........................      9,718      8,079      9,356      7,914      5,690      5,296      5,982
  Other..............................      4,024      1,627      2,345      2,221      2,825      3,149      3,330
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total..............................  $ 172,494  $ 133,156  $ 154,622  $ 118,854  $ 109,277  $  89,767  $  74,316
                                       =========  =========  =========  =========  =========  =========  =========

                                    TABLE 9
                  LOAN MATURITIES AND INTEREST SENSITIVITY (1)
                                 (IN THOUSANDS)

                                                                                DECEMBER 31, 1995
                                                                 -----------------------------------------------
                                                                                            OVER
                                                                 ONE YEAR   ONE THROUGH     FIVE
                                                                  OR LESS    FIVE YEARS     YEARS       TOTAL
                                                                 ---------  ------------  ---------  -----------
Commercial.....................................................   $57,111     $30,469     $ 6,928     $ 94,508
Mortgage.......................................................    11,140      21,872      15,401       48,413
                                                                  -------    --------     -------     --------
  Total........................................................   $68,251     $52,341     $22,329     $142,921
                                                                  =======     =======     =======     ========
Loans with predetermined interest rate.........................   $14,560     $34,343     $21,914     $ 70,817
Loans with variable interest rate..............................    53,691      17,998         415       72,104
                                                                  -------   ---------     -------     --------
  Total........................................................   $68,251     $52,341     $22,329     $142,921
                                                                  =======     =======     =======     ========

------------------
(1) Excludes home equity and consumer loans.

DEPOSITS

     For the six months ended June 30, 1996, average deposits increased $26,354,000 or 18.8% compared to the same period in 1995. In the same periods, average non-interest bearing deposits increased 15% and were 9.7% of total deposits compared to 10.0% at June 30, 1995.

     Average deposits, including non-interest bearing demand deposits, increased $16.2 million or 12.0% during the year ended December 31, 1995, compared with an increase of $21.9 million or 19.4% in 1994. First Sterling, like many other commercial banks, has experienced deposit growth even as the competition for depositors' funds has become more intense. Competition for deposits has come from other commercial banks, thrift institutions, credit unions, brokerage houses and mutual funds. Deposit growth was primarily due to the increase in average interest rates during 1995. While rates paid on interest bearing transaction accounts decreased throughout 1995, rates paid on time deposits have been increasing due to rising interest rates. Depositors appear to be shifting from transaction accounts to time deposits.

     During 1995 average time deposits increased $14.7 million compared with an increase of $14.2 million during 1994. These deposits were used to fund loan growth. Additionally, the growth of non-interest bearing deposits has been relatively slow in recent years. The percentage of average non-interest bearing demand deposits to average total deposits amounted to 10.1% in 1995 and 1994 and 9.9% in 1993. First Sterling believes it has remained interest rate competitive and has introduced new deposit products to maintain and attract deposits. As can be seen in Table 13, First Sterling attempts to keep the amount of time deposits of $100,000 or more at what management feels are reasonable levels due to their volatility.

SHORT-TERM BORROWINGS

     For the six months ended June 30, 1996, average short term borrowings increased 324% or $10,552,000 compared to the similar period in 1995. This increase reflects a more extensive use of Federal Home Loan Bank repurchase agreements. The balance at June 30, 1996 was $33,118,000 compared to $2,778,000 at December 31, 1995. The increase in short-term borrowings was intended to take advantage of the lower rates. When rates begin to rise, borrowing maturities will be extended.

     Average short-term borrowings decreased $124,000 or 4.3% during the year ended December 31, 1995 compared with an increase of $1,482,000 or 104.1% in 1994. Short-term borrowings are primarily represented by short-term Federal Home Loan Bank borrowings and securities sold under agreements to repurchase. The level of short-term borrowings is dependent upon many items such as loan growth, deposit growth and the interest rates paid for these funds. The average cost of short-term borrowings increased from 3.09% in 1993 to 3.51% in 1994 and to 6.43% in 1995.

NON-PERFORMING ASSETS

     At June 30, 1996, nonperforming assets totalled $2,581,000, a reduction of 26.6% from the $3,518,000 at June 30, 1995 which was unusually high because of a few large loans which were current as to interest but which had matured and had not yet been formally extended.

     Table 10 reflects First Sterling's non-performing assets for the six month periods ended June 30, 1996 and 1995 and the five years ended December 31, 1995. First Sterling's policy is to discontinue the accrual of interest on loans on which principal or interest is past due 90 days or more or where any portion of a loan is classified loss by the regulatory authorities. When a loan is placed on non-accrual status, any accrued and unpaid interest is generally charged against income. Management believes that strict adherence to this policy with regard to non-accruals and charge-offs provides assurance that the loan portfolio is accurately valued and income is correctly recorded in First Sterling's financial statements. Other real estate owned represents property acquired through foreclosure.

                                    TABLE 10
                             NON-PERFORMING ASSETS
                             (DOLLARS IN THOUSANDS)

                                                         JUNE 30,                            DECEMBER 31,
                                                   --------------------  -----------------------------------------------------
                                                     1996       1995       1995       1994       1993       1992       1991
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Non-accrual loans................................  $   1,957  $   1,313  $   1,858  $     874  $   1,450  $   1,689  $   1,024
Loans past due 90 or more days as to principal or
  interest payments..............................        272      1,751        248        645      1,033      1,153         --
Restructured loans...............................        250        250        250      1,129         --         --         --
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total non-performing loans.....................      2,479      3,314      2,356      2,648      2,483      2,842      1,024
Other real estate owned..........................        102        204         49         49         49         --         --
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total non-performing assets....................  $   2,581  $   3,518  $   2,405  $   2,697  $   2,532  $   2,842  $   1,024
                                                   =========  =========  =========  =========  =========  =========  =========
Ratios:
  Non-performing loans to total loans............       1.44%      2.49%      1.52%      2.23%      2.27%      3.17%      1.38%
  Non-performing assets to total loans and other
    real estate owned............................       1.50%      2.64%      1.55%      2.27%      2.32%      3.17%      1.38%
Allowance for loan losses to non-performing
  loans..........................................     101.21%     60.26%     98.39%     67.30%     66.01%     41.66%     78.91%

     Loan quality is maintained through diversification of risk, strict enforcement of credit control practices and continued monitoring of the loan portfolio. These efforts are reflected in the trend of non-performing loans. The percentage of non-performing loans to total loans has shown a consistent decrease over the last four years as the amount of non-performing loans has remained fairly consistent while the total loan portfolio has grown significantly.

     At December 31, 1995, First Sterling had loans secured by commercial real estate totaling 35% of total loans. There were no other loan concentrations. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly affected by economic or other industry specific conditions.

     The balance of non-accrual and restructured loans was $2,108,000 at December 31, 1995. If such loans were on the accrual basis, an additional $120,000 of interest income would have been recognized.

     In 1995, First Sterling adopted the provisions of Statement of Financial Accounting Standards No. 114 ('SFAS 114'), 'Accounting by Creditors for Impairment of a Loan,' as amended by Statement of Financial Accounting Standards No. 118 ('SFAS 118'), 'Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures.' SFAS 114 addresses the accounting by creditors for impairment of certain loans. SFAS 114 requires that impaired loans that are within the scope of the Statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the underlying collateral. Commercial loans and certain consumer loans with large balances are evaluated for impairment in accordance with SFAS 114. Management considers a loan to be impaired when it is probable that collection of all amounts due according to the contractual terms of the loan agreement will not be made. This determination usually is made when a loan becomes 90 days past due. However, in certain circumstances where the loan is in collection or where loans have matured and have not been formally extended, loans greater than 90 days past due may not be considered impaired.

     On December 31, 1995 the balance of impaired loans was $1,830,000. The impaired loans consist of loans where it is probable that First Sterling will be unable to collect all amounts due according to the contractual terms of the loan agreement. Interest income for impaired loans that are on nonaccrual status is recognized using the cash basis.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is based on management's continuing evaluation of the loan portfolio, assessment of economic conditions, the diversification and size of the portfolio, adequacy of collateral, past and anticipated loss experience and the amount and quality of nonperforming loans. The specific allocations in any particular category may prove excessive or inadequate and consequently may be re-allocated in the future to reflect then current conditions. Accordingly, the entire allowance is considered available to absorb losses in any category. At December 31, 1995, the specific reserves related to the $1,830,000 of impaired loans were $533,000 and the remainder of the allowance ($1,785,000) represents the SFAS 5 allowance established on loans not considered impaired under SFAS 114.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review First Sterling Bank's allowance for loan losses. Such agencies may require First Sterling Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

     Table 11 reflects an analysis of the allowance for loan losses for the six month periods ended June 30, 1996 and 1995 and the five years ended December 31, 1995.

     For the six months ended June 30, 1996 the allowance for loan losses increased $191,000 to $2,509,000 as the result of the provision for loan losses of $185,000 plus the recovery of charged-off loans of $6,000. The allowance at June 30, 1996 is 1.54% of average loans and 1.45% of period end loans. The provision for loan losses of $485,000 together with the net recoveries of $51,000 increased the allowance for loan losses from $1,782,000 in 1994 to $2,318,000 at December 31, 1995. The allowance for loan losses as a percentage of year-end loans was 1.50% at December 31, 1995, December 31, 1994, and December 31, 1993.

                                    TABLE 11
                     ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)

                                                SIX MONTHS
                                              ENDED JUNE 30                     YEAR ENDED DECEMBER 31,
                                           --------------------  -----------------------------------------------------
                                             1996       1995       1995       1994       1993       1992       1991
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance, beginning of period.............  $   2,318  $   1,782  $   1,782  $   1,639  $   1,184  $     808  $     558
Provision charged to operating expense...        185        237        485        351        718        963        392
Loans charged off:
  Commercial.............................         --         --         82         --         59         --        142
  Real estate............................         --         17         17        197        201        583         --
  Consumer...............................         --          5          5         12          3          4         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total loans charged off..............         --         22        104        209        263        587        142
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Recoveries:
  Commercial.............................         --         --         --         --         --         --         --
  Real estate............................          6         --        155         --         --         --         --
  Consumer...............................         --         --         --          1         --         --         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total recoveries.....................          6         --        155          1         --         --         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net charge-offs..........................         (6)        22        (51)       208        263        587        142
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance, end of period...................  $   2,509  $   1,997  $   2,318  $   1,782  $   1,639  $   1,184  $     808
                                           =========  =========  =========  =========  =========  =========  =========
Total loans:
  Average................................  $ 162,352  $ 123,378  $ 133,044  $ 114,794  $  97,159  $  81,250  $  61,806
  Year-end...............................    172,494    133,156    154,622    118,854    109,277     89,767     74,316
Ratios:
  Net charge-offs to:
    Average loans........................      0.00%      0.02%     -0.04%      0.18%      0.27%      0.72%      0.23%
    Loans at year-end....................      0.00%      0.02%     -0.03%      0.18%      0.24%      0.65%      0.19%
    Allowance for loan losses............      0.00%      1.10%     -2.20%     11.67%     16.05%     49.58%     17.57%
    Provision for loan losses............      0.00%      9.28%    -10.52%     59.26%     36.63%     60.96%     36.22%
  Allowance for loan losses to:
    Average Loans........................      1.54%      1.62%      1.74%      1.55%      1.69%      1.46%      1.31%
    Loans at year-end....................      1.45%      1.50%      1.50%      1.50%      1.50%      1.32%      1.09%

LIQUIDITY

     The objective of First Sterling's liquidity plan is to maintain an adequate and safe pattern of cash flow in order to meet all obligations. This includes the ability to fund asset growth, repay maturing liabilities, and meet customers' demands for funds. Liquidity is sustained through a diversified mix of liabilities and a system tracking cash flows, repricing opportunities and maturities for major assets.

     Asset growth is measured using a variety of ratios and targets, all of which are closely monitored and must remain within designated limits. The monthly oversight by the Asset Liability Management Committee allows for minor adjustments on a regular basis, to minimize the adverse impact on the major operations of First Sterling Bank. Within the overall liquidity plan a detailed prioritization strategy is addressed to maintain appropriate funding. The strategy allows for overnight Federal Funds borrowing, availability through the Federal Home Loan Bank for short-term, mid-term and long-term needs, investment portfolio actions, asset securitization and availability of liability products.

     The generation of deposit balances is the primary source of liquidity from liability categories. Total deposits increased by $30.5 million or 22.2% from year-end 1994 to year-end 1995. Table 12 reflects the change in the major classifications of deposits by comparing the year-end balances for the past three years and Table 13 reflects the maturity of large dollar deposits for the same periods. As shown in Table 14, other forms of short-term borrowings are also significant sources of liquidity. At June 30, 1996, extensive use was being made of short-term repurchase agreements with the Federal Home Loan Bank, as volatile certificates of deposit were allowed to decrease. This was a planned move and First Sterling Bank still has significant borrowing capacity to cover expected funding needs if necessary. First Sterling Bank continues to maintain diverse liability funding sources.

     As can be seen in the cash flow statements, cash used in investing activities was $39,522,000, $26,412,000, and $28,584,000, respectively, in the years ended December 31, 1995, 1994 and 1993 and $15,489,000 and $13,649,000 for
the six month periods ended, respectively, June 30, 1996 and June 30, 1995. Except for 1994, when there was a significant increase in investments, the major portion of the funds were used to increase loans. The funds were provided primarily by financing activities with less than 10% being provided by operating activities in every period except 1994.

     As of June 30, 1996, First Sterling had commitments to extend credit of $16,271,000 and $887,000 in standby letters of credit. Since some commitments and letters of credit are expected to expire without being drawn down, they do not necessarily represent future cash requirements. The necessary funding for these commitments is available through anticipated deposit growth and approximately $33,000,000 in unused borrowing capacity at the Federal Home Loan Bank.

                                    TABLE 12
                        DEPOSITS BY MAJOR CLASSIFICATION
                                 (IN THOUSANDS)

                                                          JUNE 30,                      DECEMBER 31,
                                                  ------------------------  -------------------------------------
                                                     1996         1995         1995         1994         1993
                                                  -----------  -----------  -----------  -----------  -----------
Non-interest bearing deposits...................   $ 19,541     $ 17,794     $ 16,858     $ 12,695     $ 16,581
Interest bearing demand deposits................      7,452        6,497        7,546        5,887        5,106
Savings deposits................................      2,125        2,096        2,242        1,799        1,262
Money market deposit accounts...................     26,727       23,085       22,178       22,291       21,106
Time deposits...................................     92,297       85,472       96,300       79,864       59,188
Time deposits of $100,000 or more...............      8,872       10,770       22,834       14,879       19,120
                                                   --------     --------     --------     --------     --------
  Total.........................................   $157,014     $145,714     $167,958     $137,415     $122,363
                                                   ========     ========     ========     ========     ========

                                    TABLE 13
                 MATURITY OF TIME DEPOSITS OF $100,000 OR MORE
                                 (IN THOUSANDS)

                                                                JUNE 30,                 DECEMBER 31,
                                                          --------------------  -------------------------------
                                                            1996       1995       1995       1994       1993
                                                          ---------  ---------  ---------  ---------  ---------
Three months or less....................................   $4,983    $ 5,479    $ 8,565    $ 9,699    $10,354
Over three months through twelve months.................    1,692      3,439     12,540      3,149      6,731
Over twelve months......................................    2,197      1,852      1,729      2,031      2,035
                                                           ------    -------    -------    -------    -------
  Total.................................................   $8,872    $10,770    $22,834    $14,879    $19,120
                                                           ======    =======    =======    =======    =======

                                    TABLE 14
                             SHORT-TERM BORROWINGS
                                 (IN THOUSANDS)

                                                                  JUNE 30,                 DECEMBER 31,
                                                            --------------------  -------------------------------
                                                              1996       1995       1995       1994       1993
                                                            ---------  ---------  ---------  ---------  ---------
Overnight federal funds purchased.........................  $    --    $    --     $    --    $   --     $   --
Federal Home Loan Bank borrowings.........................   28,000      4,000          --     5,000      3,000
Securities sold under agreement to repurchase.............    5,118      3,100       2,778     1,765        330
                                                            -------    -------     -------    ------     ------
Total short-term borrowings...............................  $33,118    $ 7,100     $ 2,778    $6,765     $3,330
                                                            =======    =======     =======    ======     ======
Average amount outstanding................................  $15,270    $ 4,718     $ 2,782    $2,906     $1,424
Weighted average interest rate............................     4.71%      5.17%       6.43%     3.51%      3.09%
Maximum outstanding of any month end......................  $33,118    $10,220     $10,200    $6,765     $3,330

CAPITAL RESOURCES

     In 1994, First Sterling sold 100,000 shares of common stock. The sale netted $1,000,000, which was used to fund the opening of the Bala Cynwyd office.

     Shareholder's equity increased $694,000 from December 31, 1995 to June 30, 1996. The increase was the result of net income of $1,054,000 and an unrealized loss on investments of $360,000. Shareholder's equity increased $2,254,000 or 23.2% in 1995 compared to $797,000 or 8.9% in 1994. The 1995 increase resulted from net income of $1,616,000 and the increase in the net unrealized gain(loss) on securities of $835,000, partially offset by the purchase of $197,000 in treasury stock. The increase in 1994 was adversely impacted by net unrealized losses on investments available-for-sale of $1,107,000.

     Common measures of adequate capitalization for banking institutions are ratios of capital to assets. These ratios indicate the proportion of permanently committed funds to the total asset base. Guidelines issued by federal regulatory authorities require both banks and bank holding companies to meet minimum risk-based capital ratios in an effort to make regulatory capital more responsive to the risk exposure related to a bank's on- and off-balance sheet items. Risk-based capital guidelines redefine the components of capital, categorize assets into different risk classes and include certain off-balance sheet items in the calculation of capital requirements. The components of risk-based capital are segregated as Tier 1 and Tier 2 capital. Tier 1 capital is composed of total stockholders' equity reduced by goodwill and other intangible assets. Tier 2 capital is the allowance for loan losses (with certain limitations) and qualifying debt obligations. Table 15 presents the capital ratios for First Sterling for the past three years calculated at year-end in accordance with these guidelines. At December 31, 1995, First Sterling and First Sterling Bank exceeded all capital requirements and are considered to be 'well capitalized' for bank regulatory purposes.

                                    TABLE 15
                                 CAPITAL RATIOS

                                                                          JUNE 30,             DECEMBER 31,
                                                                         -----------  -------------------------------
                                                                            1996        1995       1994       1993
                                                                         -----------  ---------  ---------  ---------
Risk-based capital Tier 1 ratio........................................     8.19%       8.48%      9.61%     10.34%
Total capital ratio (Tier 1 and Tier 2)................................     9.99       10.95      11.86      11.65
Leverage capital ratio.................................................     5.56        5.65       5.65       6.04

INTEREST RATE SENSITIVITY

     Through the use of balance sheet GAP management, as well as income statement GAP management, combined with earnings change ratios, First Sterling attempts to predict and monitor the impact on First Sterling Bank due to changing interest rates. Balance sheet GAP, as generally defined, is the difference between interest rate sensitive assets and interest rate sensitive liabilities. This difference will produce either a positive or a negative GAP. In a negative GAP environment, the institution is said to be liability sensitive. This means that the liabilities will reprice more quickly than the assets. In a declining interest rate environment, this would be a beneficial position, producing additional income as the liabilities roll into lower rates. Conversely, in a rising rate environment, having the liabilities reprice more quickly will produce a higher interest expense level thereby reducing profits. The inverse is true for a positive GAP position. Therefore, in general, having a positive GAP position as you enter a rising rate market is preferred and maintaining a negative GAP position to weather a declining rate market is desirable.

     Income statement GAP analysis is based on the assignment of an earnings change ratio ('ECR') to each interest rate sensitive asset and liability. The ECR represents the percentage of price change on each specific asset or liability as it relates to the change in the base rate (such as the prime lending rate). This analysis allows management to more accurately evaluate the true impact of market rate changes.

     The resultant product of both balance sheet GAP and income statement GAP is in the form of a percentage. In an effort to maintain comfortable levels and preparedness for market changes, First Sterling maintains both percentages within target ranges to account for fluctuations in interest rates. Management believes that with the limitations established and the monthly monitoring, there is ample time to redirect strategies with minor adjustments to the asset liability mix as rates change.

     Management also engages in model simulation. This allows for instantaneous interest rate changes ('shocks') to be assumed in order to simulate the impact of various changes. On a regular basis, shocks are utilized to determine how First Sterling Bank will be impacted if rates were to move up or down 100, 200, or 300 basis points. The effects of each shock upon the bank as a whole as well as specifically upon the investment portfolio are then analyzed. As of June 30, 1996, the impact of a 100 basis point shock to First Sterling Bank was not material within the model simulation, having less than a 1% effect on net income. Projections of income and expense levels, including budget information, are entered on an ongoing basis, allowing management to be more aware of the impact of interest rate changes on the financial condition of First Sterling Bank at all times.

     Table 16 is a summary of the balance sheet GAP as of December 31,1995.

                                    TABLE 16
                           INTEREST RATE SENSITIVITY
                               DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                    WITHIN     3 MONTHS      1 TO 5        AFTER
                                                   3 MONTHS   TO 1 YEARS      YEARS       5 YEARS       TOTAL
                                                   ---------  -----------  -----------  -----------  -----------
Assets
Investment securities............................  $ 4,377     $  8,126     $ 33,308     $  4,860     $ 50,671
Loans............................................   56,873       18,620       53,147       25,982      154,622
                                                   -------     --------     --------     --------     --------
Total rate sensitive assets......................   61,250       26,746       86,455       30,842      205,293
Total cumulative assets..........................   61,250       87,996      174,451      205,293
                                                   =======     ========     ========     ========     ========
Liabilities
Savings deposits.................................       --       11,089       18,920        1,958       31,967
Time deposits less than $100,000.................   20,243       52,966       23,071           20       96,300
Time deposits over $100,000......................    8,565       12,540        1,729           --       22,834
Borrowings.......................................   10,802       15,024        1,648           --       27,474
                                                   -------     --------     --------     --------     --------
Total rate sensitive liabilities.................   39,610       91,619       45,368        1,978      178,575
Total cumulative liabilities.....................   39,610      131,229      176,597      178,575
                                                   =======     ========     ========     ========     ========
Gap during period................................   21,640      (64,873)      41,087       28,864       26,718
                                                   =======     ========     ========     ========     ========
Cumulative gap...................................   21,640      (43,233)      (2,146)      26,718
                                                   =======     ========     ========     ========     ========
Cumulative gap/earning assets....................    10.54%      -21.06%       -1.05%       13.01%
                                                   =======     ========     ========     ========     ========
Cumulative gap ratio.............................     1.55         0.67         0.99         1.15
                                                   =======     ========     ========     ========     ========

EFFECTS OF INFLATION

     The impact of inflation upon banks differs from the impact upon non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and change corresponding to movements in the inflation rate. The precise impact of inflation upon First Sterling is difficult to measure. Inflation may cause non-interest expense items to increase at a more rapid rate than earning sources. Inflation may also affect the borrowing needs of consumers, thereby affecting the growth rate of First Sterling's assets. Inflation may also affect the general level of interest rates, which can have an effect on the profitability of First Sterling.

                       MARKET PRICE AND DIVIDEND MATTERS

     The PBI Stock is presently, and after the Merger is effected the Prime Stock will be, traded on the Nasdaq National Market System under the symbol 'PSAB.' On September 1, 1996, there were 3,725,056 shares of PBI Stock outstanding, which were held by approximately 750 stockholders of record. The following table sets forth the high and low closing sale prices for the PBI Stock, as quoted on the Nasdaq National Market System, and the dividends declared per share, for the periods indicated.


                                                                                      DIVIDENDS
                                                                                      DECLARED
                   FOR THE QUARTER ENDED                        HIGH        LOW      (PER SHARE)
                   ---------------------                      ---------  ---------  -------------
March 31, 1993..............................................     $13.39     $10.23       $.10
June 30, 1993...............................................      15.08      12.19        .18
September 30, 1993..........................................      15.08      13.23        .11
December 31, 1993...........................................      17.35      14.67        .11
                                                                 ------     ------      -----
March 31, 1994..............................................     $17.56     $15.91       $.13
June 30, 1994...............................................      17.97      16.95        .13
September 30, 1994..........................................      15.91      14.87        .13
December 31, 1994...........................................      15.23      14.32        .15
                                                                 ------     ------      -----
March 31, 1995..............................................     $17.27     $16.14       $.15
June 30, 1995...............................................      16.36      15.68        .15
September 30, 1995..........................................      19.09      18.18        .15
December 31, 1995...........................................      20.88      18.00        .17
                                                                 ------     ------      -----
March 31, 1996..............................................     $18.50     $17.50       $.17
June 30, 1996...............................................      18.75      17.50        .17
September 30, 1996..........................................      19.75      18.75        .17

     The Board of Directors of Prime, on December 20, 1995, declared a special 10% stock dividend which was paid on February 1, 1996 to stockholders of record on January 2, 1996. Prime also declared and paid 10% stock dividends in 1993 and 1994. The trading information set forth above has been adjusted to reflect the 10% stock dividends through and including December 31, 1995 for the purpose of comparability.

     It is Prime's current policy to pay quarterly cash dividends and its Board of Directors currently intends to continue to pay quarterly dividends. Future cash dividends will be subject to determination and declaration by the Board of Directors of New Prime, which will take into account the company's financial condition, results of operations, industry standards, economic conditions and other factors including regulatory and tax considerations. Currently, Prime relies on the payment of dividends by Prime Bank in order to generate cash and income sufficient to pay a dividend. Funds for the payment of the dividends by New Prime will be obtained from Prime Bank and First Sterling Bank. The Board of Directors of New Prime may consider the payment of stock dividends from time to time in addition to, or in lieu of, cash dividends.

     The amount of dividends that may be declared or paid by the banks are subject to certain restrictions. Banks may not declare or pay cash dividends on their stock if the effect thereof would be to cause the bank's net worth to be reduced below (1) the amount, if any, required for the liquidation account or
(2) the net worth requirements imposed by applicable bank regulatory authorities. See Note 3 to the consolidated financial statements of Prime, incorporated herein by reference.

     First Sterling Stock is not traded on either a national securities exchange, a consolidated transaction reporting system or an automated quotation system of a registered securities association. As of September 1, 1996, First Sterling had approximately 60 shareholders. There is no active trading in First Sterling Stock which is subject to certain restrictions on transferability. There has been some private trading on a sporadic basis since the initial stock issuance in 1987. The most recent transaction involved the purchase by First Sterling of 15,800 shares from William H. Bromley at $12.50 per share.

This transaction took place in July, 1995. No dividends have ever been declared or paid on the First Sterling Stock.


     On June 11, 1996, the last trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sale price of a share of PBI Stock was $17.75. On October 29, 1996, the last reported sale price of a share of PBI Stock was $18.94.


     No assurance can be given as to what the market price of PBI Stock, and consequently Prime Stock will be if and when the Merger is consummated. Due to the fixed exchange ratio for the Merger, and because the market price of Prime Stock is subject to fluctuation, the value of the shares of Prime Stock that holders of First Sterling Stock will receive in the Merger may increase or decrease prior to and following the Merger. Stockholders of Prime and First Sterling are advised to obtain current market quotations for PBI Stock. In addition, past dividends paid in respect of PBI Stock are not necessarily indicative of future dividends which may be declared and paid. No assurance can be given concerning dividends to be declared and paid in respect of Prime Stock before or after the Merger is effected.

                       THE FIRST STERLING SPECIAL MEETING

DATE, TIME AND PLACE


     The First Sterling Special Meeting will be held at the Radnor Hotel, 591 East Lancaster Avenue, St. Davids, Pennsylvania, at 11:00 AM local time on December 17, 1996.


MATTERS TO BE CONSIDERED AT THE FIRST STERLING SPECIAL MEETING


     At the First Sterling Special Meeting, First Sterling shareholders will be asked to consider and vote upon the Agreement and Plan of Reorganization dated as of June 12, 1996, as amended, between Prime, New Prime and First Sterling and the Merger described therein. This Prospectus/Joint Proxy Statement is being mailed to all registered holders of First Sterling Stock along with copies of
(i) Prime's annual report on Form 10-K for the year ended December 31, 1995,
(ii) Prime's Annual Report 1995 to its stockholders for the year ended December 31, 1995, (iii) Prime's proxy statement dated March 18, 1996, and (iv) Prime's quarterly report on Form 10-Q for the six months ended June 30, 1996. On or about November 15, 1996, First Sterling shareholders will also be mailed Prime's quarterly report on Form 10-Q for the nine months ended September 30, 1996.


RECORD DATE; PROXIES


     The close of business on November 6, 1996 (the 'First Sterling Record Date') has been fixed by the Board of Directors of First Sterling as the record date for the determination of holders of First Sterling Stock entitled to notice of and to vote at the First Sterling Special Meeting. At the close of business on the First Sterling Record Date, there were outstanding 1,454,203 shares of First Sterling Stock. Holders of record of First Sterling Stock are entitled to one vote per share on matters that come before the meeting. Shareholders of First Sterling are entitled to exercise statutory dissenters' rights with respect to the Merger. See 'The Merger -- Dissenters Rights.'


     Proxies in the form enclosed, if duly signed, marked and received in time for voting, will be voted in accordance with the directions of the shareholders of First Sterling. The giving of a Proxy does not preclude the right to vote in person should the shareholder so desire.

VOTE REQUIRED

     The affirmative vote of a majority of all shares of First Sterling Stock present in person or by proxy and voting at the First Sterling Special Meeting, is required to approve the Merger. A majority of the outstanding shares of First Sterling Stock must be present in person or by proxy to constitute a quorum for the First Sterling Special Meeting.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

     The Board of Directors of First Sterling by this Prospectus/Joint Proxy Statement is soliciting proxies in the accompanying form for use at the First Sterling Special Meeting. When proxies are returned properly executed, the shares represented thereby will be voted in accordance with the shareholders' directions. Shareholders are urged to specify their choices by marking the appropriate box on the enclosed proxy card. IF NO CHOICE HAS BEEN SPECIFIED, THE SHARES WILL BE VOTED IN FAVOR OF THE MERGER. A shareholder may vote for, against, or abstain from voting on, any matter as may properly come before the meeting.

     Under the PBCL and the First Sterling Bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the First Sterling Record Date constitutes a quorum to take action at the First Sterling Special Meeting. Shares which are present, or represented by proxy, at the First Sterling Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on a matter ('abstentions'). For voting purposes, only shares voted for the adoption of the Merger, and not abstentions, will be counted as voting in favor in determining whether the Merger is approved by the holders of shares of First Sterling Stock. As a consequence, abstentions will not be counted as either a vote for or against the Merger.

     The expense of soliciting proxies for the First Sterling Special Meeting will be paid by First Sterling. The solicitation will be made by the use of the mails and may also be made by officers and regular employees of First Sterling. Proxies may be solicited by personal interview, mail, telephone and possibly by facsimile transmission. Expenses incurred in connection with printing and mailing this Prospectus/Joint Proxy Statement and related filing fees will be shared with Prime.

     Shareholders who execute proxies retain the right to revoke them at any time before they are voted. A proxy may be revoked by written notice to the Corporate Secretary of First Sterling at 80 West Lancaster Avenue, Devon, PA 19333; by submission of a proxy with a later date; by a request in person to return the executed proxy; or by giving notice to the Corporate Secretary of First Sterling in open meeting, but such revocation shall not affect any vote previously taken.

CERTAIN BENEFICIAL OWNERS OF FIRST STERLING STOCK

     First Sterling does not know of any person or group that is the beneficial owner of more than five percent of the outstanding First Sterling Stock, except as indicated herein. The following table reflects as of September 1, 1996 the First Sterling Stock beneficially owned by beneficial owners of more than five percent of the outstanding common stock, executive officers and directors and all five percent shareholders, executive officers and directors as a group, and the pro forma effect of the Merger on such ownership. Except as otherwise noted, to First Sterling's knowledge each beneficial owner listed has sole investment and voting power with respect to the First Sterling Stock owned by him.

                                                                    SHARES
                                                                  BENEFICIALLY  PERCENT    PRO FORMA
                                                                     OWNED        OF       EFFECT OF
BENEFICIAL OWNER                                                    (1)(2)     CLASS (2)   MERGER (3)
----------------                                                  -----------  ---------  -----------
Arthur J. Kania Trust, Allen Speiser and Stanley J. Kania,
  Trustees......................................................      503,916(4)    32.21%      9.53%
William H. Bromley..............................................       63,611(5)     3.92%      1.19%
Richard E. Caruso...............................................      107,684        6.88%      2.04%
William J. Cunningham...........................................      107,684(6)     6.88%      2.04%
James D. Kania..................................................       43,961(7)     2.81%       .83%
Arthur L. Powell................................................       49,679(8)     3.17%       .94%
Frank H. Reeves.................................................       16,933(9)     1.08%       .32%
Thomas J. Scanlon, Jr...........................................      113,684        7.24%      2.15%
Allen Speiser...................................................      503,916(10)   32.21%      9.53%
R. Richard Williams.............................................      122,984        7.83%      2.32%
All directors, executive officers and 5% shareholders as a group
  consisting of 10 persons......................................    1,130,136       68.30%     21.01%

(1)    The securities 'beneficially owned' by an individual are determined in accordance with the definition of
       'beneficial ownership' set forth in the regulations of the Securities and Exchange Commission and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which the individual has the right to acquire under outstanding stock options within 60 days after September 30, 1996. Beneficial ownership may be disclaimed as to certain of the securities.
(2)    Based on 1,564,713 shares outstanding, including shares issuable pursuant to conversion of the Debentures, plus for each individual, shares issuable upon exercise of vested stock options. The following persons own stock options exercisable within 60 days of September 30, 1996, for the amounts indicated: William H.
       Bromley--60,000; James D. Kania--12,000; R. Richard Williams--6,000; Thomas J. Scanlon, Jr.--6,000 and Frank
       H. Reeves--5,833. The following persons own Debentures convertible into First Sterling Stock in the amounts indicated: Richard E. Caruso--7,684; William J. Cunningham--7,684; William H. Bromley--631; James D.
       Kania--421; Arthur L. Powell--5,894; Thomas J. Scanlon, Jr.--7,684; Allen Speiser--1,578; and R. Richard
       Williams--7,684.
(3)    Assumes issuance of 1,564,713 shares of Prime Stock issued to First Sterling shareholders in the Merger
       (including 110,510 shares to be issued upon conversion of the Debentures, assuming conversion prior to
       December 31, 1996) and 3,725,056 shares of PBI Stock outstanding as of September 1, 1996.
(4)    Excludes shares owned directly by James D. Kania, a beneficiary of the trust and director of First Sterling.
       Includes 466,500 shares owned by the Trust, 27,748 shares owned by trusts for Allen Speiser's benefit, and
       9,668 shares owned by a trust of which Mr. Speiser is trustee for the benefit of third parties. Excludes
       33,415 shares owned directly by Mr. Arthur J. Kania, grantor of and counsel to the Arthur J. Kania Trust either outright or by conversion of his Debentures.
(5)    Includes a total of 710 shares owned by an IRA account for the benefit of Lynne C. Bromley, the wife of
       William H. Bromley; excludes options on 33,000 shares to be provided Mr. Bromley in his Employment Agreement with New Prime.
(6)    Includes 7,684 shares owned by a pension plan for the benefit of Mr. Cunningham.
(7)    Excludes shares owned by the Arthur J. Kania Trust, of which James D. Kania is a beneficiary. Includes
       $30,210 of Debentures convertible into 3,180 shares which Mr. Kania holds as trustee for the benefit of minor nieces of his. Excludes a like amount of Debentures convertible into 3,180 shares which his sister,
       Karen Roland, holds as trustee for the benefit of Mr. Kania's minor sons. Mr. Kania disclaims beneficial ownership of the shares held for the benefit of his sons.
(8)    Includes 19,702 shares owned by LRP Associates, a partnership of which Mr. Powell's adult children are limited partners and of which Mr. Powell and his wife are the general partners.
(9)    Includes 11,100 shares in an IRA plan for the benefit of Mr. Reeves.
(10)   Includes 27,748 shares held in trusts for Mr. Speiser's benefit. Includes shares held by trusts of which
       Mr. Speiser is trustee but not a beneficiary, namely 466,500 shares owed by the Arthur J. Kania Trust and
       9,668 shares held by trusts for the benefit of unrelated parties.

     Each First Sterling director and executive officer has indicated his present intention to vote, or cause to be voted, the First Sterling Stock so owned by him for approval of the Merger.

                           THE PRIME SPECIAL MEETING

DATE, TIME AND PLACE


     The Prime Special Meeting will be held at Somerton Springs, located at 50 Bustleton Pike, Feasterville, Pennsylvania, at 10:00 AM local time on December 17, 1996.


MATTERS TO BE CONSIDERED AT THE PRIME SPECIAL MEETING

     At the Prime Special Meeting, Prime stockholders will be asked to consider, vote upon and approve (i) the Merger Agreement dated as of June 12, 1996, as amended, between Prime, New Prime and First Sterling and the merger described therein and (ii) the Agreement and Plan of Merger dated September 12, 1996 between Prime and New Prime and the merger described therein. In this Prospectus/Joint Proxy Statement, both mergers are collectively referred to as the 'Merger.'

RECORD DATE; PROXIES


     The close of business on November 6, 1996 (the 'Prime Record Date') has been fixed by the Board of Directors of Prime as the record date for the determination of holders of PBI Stock entitled to notice of and to vote at the Prime Special Meeting. At the close of business on the Prime Record Date, there were outstanding 3,725,066 shares of PBI Stock. Holders of record of shares of PBI Stock are entitled to one vote per share on matters that come before the meeting. Stockholders of Prime are not entitled to exercise dissenters' rights with respect to the Merger. See 'The Merger -- Dissenters Rights' and 'Certain Differences Between The Corporation Statutes Of Delaware And Pennsylvania -- Appraisal or Dissenters Rights.'


     Proxies in the form enclosed, if duly signed, marked and received in time for voting, will be voted in accordance with the directions of the stockholders of Prime. The giving of a Proxy does not preclude the right to vote in person should the stockholder so desire.

VOTES REQUIRED

     The affirmative vote of a majority of all shares of PBI Stock outstanding on the Prime Record Date is required to adopt the Merger. A majority of the outstanding shares present or represented at the meeting will constitute a quorum.

     The merger with First Sterling (Annex A) and the merger with New Prime (Annex D) will be voted on as separate matters. The merger with New Prime, if approved, may be accomplished even if the merger with First Sterling is not approved or completed. Likewise, the merger with First Sterling may, if approved, be accomplished even if the merger with New Prime is not approved or completed.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

     The Board of Directors of Prime are by this Prospectus/Joint Proxy Statement soliciting proxies in the accompanying form for use at the Prime Special Meeting. When proxies are returned properly executed, the shares represented thereby will be voted in accordance with the stockholders' directions. Stockholders are urged to specify their choices by marking the appropriate box on the enclosed proxy card. IF NO CHOICE HAS BEEN SPECIFIED, THE SHARES WILL BE VOTED IN FAVOR OF ADOPTION OF THE MERGER. A stockholder may vote for, against, or abstain from voting on, any matter as may properly come before the meeting. Under Delaware law, shares which abstain or constitute 'broker non-votes' (i.e., shares held by a broker or nominee as to which a broker or nominee does not have authority to vote on a particular matter) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Since the Merger must be approved by a majority of outstanding shares, both abstentions and broker non-votes will have the practical effect of a vote against the Merger.

     The expenses of soliciting proxies for the Prime Special Meeting will be paid by Prime. The solicitation will be made by use of the mails and through brokers and banking institutions, and may also be made by officers and regular employees of Prime. Proxies may be solicited by personal interview, mail, telephone and possibly by facsimile transmission. Prime has also retained Shareholder Communications Corporation to assist in soliciting proxies in favor of the Merger and has agreed to pay to Shareholder Communications Corporation a fee of $4,470, plus expenses. Expenses incurred in connection with printing and mailing this Prospectus/Joint Proxy Statement and related filing fees will be shared with First Sterling.


     Stockholders who execute proxies retain the right to revoke them at any time before they are voted. A proxy may be revoked by written notice to the Corporate Secretary of Prime, at 6425 Rising Sun Avenue, Philadelphia, PA 19111; by submission of a proxy with a later date; or by a request in person to return the executed proxy; or by giving notice to the Corporate Secretary of Prime in open meeting, but such revocation shall not affect any vote previously taken.

CERTAIN BENEFICIAL OWNERS OF PBI STOCK

     Prime does not know of any person or group that is the beneficial owner of more than five percent of the outstanding PBI Stock, except as indicated herein. The following table reflects as of September 1, 1996 the PBI Stock beneficially owned by beneficial owners of more than five percent of the outstanding common stock, directors and all officers and directors as a group, and the pro forma effect of the Merger on such ownership. Except as otherwise noted, to Prime's knowledge each beneficial owner listed has sole investment and voting power with respect to the PBI Stock owned by him or her.


                                                                     SHARES
                                                                   BENEFICIALLY  PERCENT    PRO FORMA
                                                                      OWNED        OF       EFFECT OF
BENEFICIAL OWNER                                                     (1)(2)     CLASS (2)  MERGER (3)
----------------                                                   -----------  ---------  -----------

Erwin T. Straw...................................................     266,112(4)     7.05%      4.98%
Frederick G. Betz................................................      48,995(5)     1.31%      0.92%
Joseph A. Fluehr, III............................................      47,744(6)     1.28%      0.90%
Ernest Larenz....................................................     139,023(7)     3.72%      2.62%
James J. Lynch...................................................      60,000       1.61%       1.12%
David H. Platt...................................................      18,768       0.50%       0.35%
Raymond L. Weinmann..............................................      14,655       0.39%       0.28%
Walter L. Tillman, Jr............................................      28,673       0.77%       0.54%
Michael J. Sexton................................................       4,600       0.12%       0.09%
All directors and officers as a group, consisting of 14 persons
  (8)............................................................     790,937      20.02%      14.34%



(1)   The securities 'beneficially owned' by an individual are determined in accordance with the definition of
      'beneficial ownership' set forth in the regulations of the Securities and Exchange Commission and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which the individual has the right to acquire under outstanding stock options within 60 days after September 30, 1996. Beneficial ownership may be disclaimed as to certain of the securities.
(2)   Based on 3,725,056 shares outstanding on September 1, 1996, except when the percentage reported relates to shares of common stock that a person has a right to acquire, in which case it is based on the number of shares of PBI Stock that would be outstanding after the exercise of such right. The following persons own stock options, which are exercisable within 60 days after September 30, 1996, for the amount of shares indicated:
      Erwin T. Straw -- 50,374; Frederick G. Betz -- 19,552; Joseph A. Fluehr, III -- 7,368; Ernest Larenz -- 7,368;
      James J. Lynch -- 55,000; David H. Platt -- 12,327; Raymond L. Weinmann -- 14,066; Walter L. Tillman, Jr. --
      20,966; and Michael J. Sexton -- 3,355.
(3)   Assumes issuance of 1,564,713 shares of Prime Stock issued to First Sterling shareholders in the Merger, including 110,510 shares to be issued upon conversion of the Debentures, assuming conversion prior to December
      31, 1996.
(4)   93,833 shares are held jointly by Mr. Straw and his wife. 47,834 shares are owned by Mr. Straw's wife. Also includes 20,368 shares of PBI Stock held by Mr. Straw in an individual retirement account.
(5)   3,635 shares of PBI Stock are held by Fred Betz & Sons Profit Sharing Trust of which Mr. Betz is the Trustee and 2,662 shares are held in an IRA account for Mr. Betz's wife.
(6)   24,930 shares are held jointly by Mr. Fluehr and his wife.
(7)   17,820 shares are held jointly by Mr. Larenz and his wife and 3,807 shares are held in an IRA account of
      Mr. Larenz' wife.
(8)   This amount includes an aggregate of 225,349 shares of PBI Stock issuable upon the exercise of options held by certain officers and directors of Prime.


     Each Prime director and executive officer has indicated his present intention to vote, or cause to be voted, the PBI Stock so owned by him for approval of the Merger.

                                   THE MERGER

GENERAL

     The following is a discussion of the material aspects of the proposed transactions. It includes a summary of the principal terms of the Merger Agreement and is qualified in its entirety by reference to the agreement (including the First Amendment thereto), which is attached to this Prospectus/Joint Proxy Statement as Annex A. It also describes the principal terms of the Agreement and Plan of Merger between Prime and New Prime and is qualified in its entirety by reference to the agreement, which is attached hereto as Annex D. The description set forth below is qualified in its entirety by reference to Annex A and Annex D. All stockholders of Prime and First Sterling are urged to read Annex A and Annex D in their entirety.

     The Boards of Directors of Prime and First Sterling have determined that the Merger is fair to and in the best interests of the stockholders of Prime and First Sterling, respectively, and have unanimously approved the Merger Agreement. ACCORDINGLY, THE BOARDS OF DIRECTORS OF PRIME AND FIRST STERLING UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS OF PRIME AND FIRST STERLING, RESPECTIVELY, VOTE 'FOR' APPROVAL OF THE MERGER.

EFFECT ON THE CORPORATE PARTIES

     First Sterling and Prime will merge with and into New Prime, which will survive the Merger, pursuant to the terms and conditions of the Merger Agreement (Annex A) and the Agreement and Plan of Merger (Annex D). For the convenience of the parties, and to minimize transaction expenses the two transactions are being combined and completed together. First Sterling and Prime will cease to exist as separate corporate entities at the effective time of the Merger and their assets, liabilities and operations will transfer by operation of law to New Prime. After the Merger is effected, New Prime will operate as both a bank holding company and savings and loan holding company, and its wholly-owned subsidiaries Prime Bank and First Sterling Bank will continue to exist as separate corporate entities.

     As a result of the Merger, the Articles of Incorporation of New Prime will be amended to change the corporation's name to 'Prime Bancorp, Inc.' After the Merger is effected, the Board of Directors of Prime will be expanded to ten, with seven members to be the nominees of the Board of Directors of Prime and three members to be the nominees of the Board of Directors of First Sterling. The executive officers of Prime will become the executive officers of New Prime with the addition of William H. Bromley, President of First Sterling who will become an Executive Vice President of New Prime.

BACKGROUND OF THE MERGER

     As the pace of change within the banking industry has accelerated over the past decade, and as competition has increased, both Prime and First Sterling have periodically evaluated their respective strategic alternatives and long-term goals. In connection with this process, each has confirmed its commitment to the five-county market (Philadelphia, Montgomery, Bucks, Delaware, and Chester Counties) by focusing on becoming strong community banks offering high quality basic banking services with a strong customer service orientation. Prime has attempted to grow by building on existing strengths and expanding both through internal growth as well as identifying appropriate acquisition candidates. First Sterling, which only commenced operations in 1988, has grown steadily through internal growth.

     Prime's Board of Directors has, over a number of years, periodically reviewed strategic alternatives including (a) remaining independent and continuing its strategy of internal growth and expansion through acquisition,
(b) engaging in a merger-of-equals type transaction, or (c) a strategic combination with a larger bank. Prime's Board determined that Prime should continue its strategy of independence and seek growth internally and through strategic acquisitions within its market area. It is in this context Prime entered into the Merger Agreement with First Sterling.

     Similarly, First Sterling's Board of Directors has for some time recognized the industry trends and anticipated that industry consolidation will continue. As a commercial bank it recognized the void in the marketplace resulting from the mergers of many large banks and the substantial opportunities for a well-managed community bank which could deliver competitive products to the individual consumer and small and mid-sized businesses. It is in that context that First Sterling entered into the Merger Agreement with Prime.


     The top management of Prime and First Sterling have known each other for many years. Mr. Erwin T. Straw and Mr. William H. Bromley, on occasion and on an informal basis, discussed the strategic direction of their respective organizations. Prompted in part by the unprecedented consolidation in the regional banking market which occurred during late 1994 and 1995, Mr. Straw met on November 29, 1995 with Mr. Arthur J. Kania, Esq., of Kania, Lindner, Lasak and Feeney, counsel to First Sterling, to discuss opportunities which such consolidation presented for Prime and First Sterling. At this meeting a possible combination of Prime and First Sterling was discussed on a very preliminary basis.


     On February 6, 1996, Mr. James J. Lynch and Mr. Kania met to discuss whether the combination of the two companies was feasible from a financial, business, and cultural point of view. During this meeting, the participants discussed a wide range of matters affecting a combination, including preliminary discussions on the valuation of First Sterling. No final conclusion was reached as to the feasibility of a possible combination as a result of these meetings; however the parties exchanged financial information with respect to each company.

     On February 21, 1996, Mr. Lynch and Walter L. Tillman, Jr. presented current information concerning First Sterling at a meeting of Prime's Board of Directors. In addition to summary financial information on First Sterling, Mr. Lynch reviewed a number of potential positive aspects to a combination with First Sterling, including: expansion to the very desirable western suburbs, acquisition of a quality commercial lending group and loan generation capabilities, earnings growth through expansion and efficiencies, and quality management. At the meeting, the Board authorized management to continue discussions with First Sterling's representatives and management.

     In early March, Prime engaged Berwind to assist in evaluating its strategic alternatives and the potential First Sterling combination. At the March 20, 1996 meeting of the Prime Board of Directors, Berwind discussed the potential transaction in detail and highlighted several major points: the identification of First Sterling as the best strategic partner available for Prime, the importance for thrift banks to become more active in the commercial banking sector, the enhancement of return on equity, and the synergistic benefits which Prime and First Sterling bring to each other. Berwind reviewed the price range under discussion between the parties and the potential impact the transaction might have on the price of PBI Stock. The Board then voted unanimously to authorize management to continue discussions with First Sterling.

     Subsequent exploratory discussions between Mr. Lynch and Messrs. Kania and Bromley occurred on March 26, April 4, and April 10. These meetings focused on non-financial terms and on reconciling different views on pricing and the cost-savings and revenue-enhancement assumptions which might be considered reasonable.

     The Board of Directors of First Sterling met on February 22, 1996 and April 18, 1996 and reviewed the status of the discussions with management of Prime. Also discussed were the results of preliminary due diligence, appropriate combination ratios, market considerations, strategic alternatives and the overall fairness of a potential transaction.

     The parties agreed to commence formal due diligence starting Saturday, April 20. Senior managers of both Prime and First Sterling met through April 28 to analyze the materials provided for due diligence review. At the meeting of the Prime Board of Directors on May 15, Mr. Lynch and Prime's management discussed the results of their due diligence investigation of First Sterling. After the conclusion of the presentation, the Board authorized management to negotiate the terms of a definitive agreement with First Sterling. In the ensuing days, the parties and their respective representatives and advisors negotiated the terms of the transaction and prepared and negotiated the required documentation.

     On June 11, 1996, the Board of Directors of Prime met to consider the terms of the definitive Merger Agreement and related documentation. At this meeting, Prime's management, financial advisors, independent outside auditors, and legal counsel detailed the negotiations which had taken place since the last meeting of the Board of Directors, and the due diligence activities conducted by or on behalf of Prime. Representatives of Berwind presented an updated financial analysis of the proposed transaction and discussed in detail the negotiations which resulted in the agreed upon Exchange Ratio. Management expressed its view that the Exchange Ratio was fair to the stockholders of Prime from a financial point of view. Legal counsel to Prime reviewed the Merger Agreement and related documentation with the Board of Directors as well as other legal considerations. The independent auditors for Prime reviewed certain matters relating to the Merger. The Merger Agreement was unanimously approved by the Board of Directors of Prime at this meeting.

     On June 12, 1996, the Board of Directors of First Sterling met to consider the offer of Prime and the definitive Merger Agreement and related documentation. At this meeting, First Sterling's management and legal advisors detailed the negotiations which had taken place since the prior meeting of the Board of Directors and the due diligence activities conducted by or on behalf of First Sterling. Management presented a financial analysis of the proposed transaction, discussed in detail the negotiations which resulted in the agreed upon Exchange Ratio and expressed their view that the Exchange Ratio was fair to the stockholders of First Sterling from a financial point of view. Legal counsel to First Sterling reviewed the Merger Agreement and related documentation with the Board of Directors, as well as other legal considerations. The Merger Agreement was unanimously approved by the Board of Directors of First Sterling at this meeting.


     On June 12, 1996, the Merger Agreement was executed by Prime and First Sterling. After the close of business on June 12, Prime issued a press release with respect to the Merger. On September 12, 1996, Prime, First Sterling and New Prime entered into the First Amendment to Agreement and Plan of Reorganization to add New Prime as a party, to provide that First Sterling will merge into New Prime, to add certain representations and warranties of New Prime, and to have New Prime assume the obligations of Prime under the original agreement.


REASONS FOR THE MERGER -- FIRST STERLING

     The Board of Directors of First Sterling, with the assistance of its independent auditors and attorneys, evaluated the financial, legal and other considerations bearing on the decision to approve the Merger Agreement. The terms of the Merger Agreement, including the Exchange Ratio, are a result of arm's length negotiations between representatives of Prime and First Sterling. In reaching its determination to approve the Merger Agreement, the Board of Directors considered a number of factors, including the following: (i) the Exchange Ratio in relation to the market value, book value and earnings per share of the First Sterling Stock, (ii) information relating to the business, financial condition, results of operations, capital levels, asset quality, credit policies, adequacy of loan loss reserves, interest rate risk profile and prospects of Prime and First Sterling, as well as the ability of the combined enterprise to compete in relevant banking markets, (iii) the current and prospective environment for financial institutions generally, and the trend toward consolidation in the financial services industry, (iv) the general structure of the transaction, including the generally tax-free nature of the transaction to stockholders of First Sterling, (v) the opinion of management as to the fairness, from a financial point of view, of the Exchange Ratio to be paid to the holders of the First Sterling Stock, (vi) the strength of senior management of Prime, (vii) a review of alternatives to the Merger, including the alternative of remaining independent and growing internally, (viii) a review of the terms of the Merger Agreement with First Sterling's legal advisors, (ix) the impact of the Merger and related transactions on the employees of First Sterling and the customers and communities served by it and (x) opportunities to serve the business and personal needs of small and medium sized businesses formerly served by community banks which have been acquired by large regional banks during the past few years.

     The foregoing discussion of the information and factors considered by the First Sterling Board of Directors is not intended to be exhaustive, but includes all material factors considered by the Board. In reaching its determination to approve the Merger Agreement, the Board did not assign any relative or specific weights to the various factors considered nor did the Board specifically characterize any factor as positive or negative (except as specifically stated above). Individual directors may have given different weights to different factors and may have viewed certain factors more positively or negatively than others.

REASONS FOR THE MERGER -- PRIME

     At its meeting on June 11, 1996, the Board of Directors of Prime determined the Merger and the Merger Agreement are fair to, and in the best interests of, Prime, its employees and stockholders. In reaching its determination, the Prime Board consulted with management as well as its financial and legal advisors and independent auditors, and considered a number of factors including the following: (i) the opportunity for geographic expansion into the growing suburbs west of the City of Philadelphia, in Montgomery, Chester and Delaware counties;
(ii) the strong market recognition of the First Sterling franchise and the profitability of First Sterling; (iii) First Sterling Bank's strength in commercial lending which is a principal target area for growth by Prime;
(iv) the terms of the Merger Agreement and other documents to be executed in connection with the Merger; (v) the Prime Board's review, based in part on presentations of Prime's management, financial advisor, independent auditors and legal counsel regarding (a) the due diligence review of First Sterling's business, results of operations, asset quality, financial condition, credit policies, adequacy of loan loss reserves, interest rate risk profile and prospects of Prime and First Sterling, (b) the compatibility of management philosophy and corporate objectives and the respective contributions that First Sterling and Prime will each make to the combined entity, (c) the enhanced opportunities for growth and improvement in competitive position that the Merger makes possible as a result of the greater capitalization and geographic coverage of the combined entity, and (d) certain opportunities for limited cost savings and synergies; (vi) the current and prospective economic and competitive environment in the banking industry generally; (vii) the expectation that the Merger will be tax-free for federal income tax purposes to Prime and its stockholders and will be accounted for as a pooling of interests; (viii) the opportunity that the Merger provides to strengthen and deepen the strong management team of Prime by integrating the senior executive management of First Sterling; and (ix) the Merger is anticipated to become accretive to Prime's earnings per share in 1997 based upon First Sterling's projected earnings and potential cost savings.

     The foregoing discussion of the information and factors considered by the Prime Board of Directors is not intended to be exhaustive, but includes all material factors considered by the Board. In reaching its determination to approve the Merger Agreement, the Board did not assign any relative or specific weights to the various factors considered nor did the Board specifically characterize any factor as positive or negative (except as specifically stated above). Individual directors may have given different weights to different factors and may have viewed certain factors more positively or negatively than others.

     The reasons for the merger of Prime into New Prime are unrelated to the transaction with First Sterling. The Board of Directors of Prime believes that it is in the best interest of Prime and its stockholders to change the state of incorporation of Prime from Delaware to Pennsylvania. The primary reasons for this change are to conform the company's domicile to the state where its principal business offices and business are located, to take advantage of the modernized PBCL, to reduce state taxes on Prime by eliminating the annual cost of Delaware franchise taxes, and to eliminate certain technical questions relating to the initial issuance of the PBI Stock and the original organization of Prime.

     Since Prime has no particular nexus to the State of Delaware, and all of its banking activities are located in the Commonwealth of Pennsylvania, Prime derives no particular benefit from maintaining its corporate domicile in Delaware. Since its banking focus is in the Philadelphia and southeastern

Pennsylvania area, New Prime will conform its legal domicile to its business home and reinforce its commitment to the Pennsylvania business community.

     The perceived advantages of being governed by the DGCL have been substantially eliminated by the PBCL which is a comprehensive, modern and flexible business corporation law designed to meet the changing corporate and business needs of enterprises such as Prime. Under the amendment of the PBCL in 1988, New Prime will have the protection of certain anti-takeover provisions which are not available to Prime under the DGCL. New Prime has elected to have some of the optional anti-takeover provisions apply to New Prime, but has elected not to have certain others apply since it does not believe that it is presently in the best interest of New Prime and its shareholders that all of these provisions apply. See 'Certain Differences Between the Corporation Statutes of Delaware and Pennsylvania -- Anti-Takeover Provisions.'

     Prime is presently subject to both Delaware and Pennsylvania state taxes. Upon approval of the merger into New Prime, New Prime will continue to be subject to Pennsylvania taxes. However, New Prime will experience annual tax savings by avoiding annual fees and franchise tax liability in Delaware, except with respect to any wholly-owned subsidiary which it continues to maintain in Delaware for other business reasons. New Prime also anticipates some minor savings in administrative costs due to the elimination of certain Delaware annual reports and tax returns.

     Legal counsel to Prime has advised it that there are certain technical questions relating to the initial issuance of the PBI Stock and the original organization of Prime which can be effectively eliminated in connection with the reincorporation of Prime into Pennsylvania. These questions have arisen principally because an amendment to Prime's Certification of Incorporation to reflect a change in par value of the PBI Stock to $1.00 per share was not filed with Delaware Secretary of State prior to initial sale of PBI Stock in 1988. It is expected that the Merger will eliminate these questions and that all of the Prime Stock to be issued in connection with the Merger will be duly and validly issued, fully paid and non-assessable.

     In order to effectuate the merger into New Prime, Prime has issued ten (10) shares of PBI Stock (the 'Trust Shares') to a trustee who holds the Trust Shares under an irrevocable declaration of trust for the proportional benefit of all the holders of the PBI Stock reflected on the stock transfer records of Prime as outstanding immediately prior to the Effective Time. The Trust Shares have been issued solely for the purpose of validating the corporate transactions described in this Prospectus/Joint Proxy Statement and to assure the elimination of the technical questions referred to above. Upon completion of the merger of Prime into New Prime, each share of PBI Stock reflected on the stock transfer records of Prime as outstanding immediately prior to the Effective Time, along with such share's proportional interest in the Trust Shares, will be converted into one share of Prime Stock. See 'The Merger -- The Merger Consideration.' Prime has agreed to indemnify, defend and hold the trustee harmless against any liability, claim, suit or expense arising out of the creation of administration of the Declaration of Trust provided the trustee acts in good faith.

     The merger under the Merger Agreement and the merger of Prime into New Prime will be accomplished contemporaneously in order to minimize expenses to Prime. In the event that for any reason the merger with First Sterling as provided in the Merger Agreement is not consummated, the merger of Prime into New Prime, if approved by stockholders and all regulatory authorities, will nonetheless be consummated, unless in the opinion of the Board of Directors of Prime, circumstances arise which make it inadvisable to proceed. If the reincorporation in Pennsylvania is not approved by the Prime stockholders, the merger with First Sterling may be consummated, in which case Prime will continue as a Delaware corporation.

OPINION OF FINANCIAL ADVISOR TO PRIME


     Prime has retained Berwind to act as its financial advisor and to render a fairness opinion in connection with the Merger. Berwind has rendered its opinion to the Board of Directors that, based upon and subject to the various considerations set forth therein as of the date of the opinion, the consideration to be received in the Merger is fair, from a financial point of view, to the holders of PBI Stock.

     The full text of Berwind's opinion, which sets forth assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B hereto, and should be read in its entirety by all Prime stockholders. The summary of the opinion of Berwind set forth in this Prospectus/Joint Proxy Statement is qualified in its entirety by reference to the full text of such opinion attached as Annex B.

     Berwind was selected to act as Prime's financial advisor in connection with the Merger based upon its qualifications, expertise and experience. Berwind has knowledge of, and experience with, Pennsylvania banking markets and banking organizations operating in those markets and was selected by Prime because of its knowledge of, experience with, and reputation in the financial services industry. Berwind, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, and valuations for various other purposes and in the determination of adequate consideration in such transactions.


     On June 11, 1996, Prime's Board of Directors approved the Merger Agreement and on June 12, 1996, Prime and First Sterling executed the Merger Agreement. In connection with and as a condition precedent to the Merger, Berwind delivered an opinion (the 'Proxy Opinion') to Prime stating that, as of the date of the Proxy Opinion, the Merger was fair to the shareholders of Prime from a financial point of view. No limitations were imposed by Prime's Board of Directors upon Berwind with respect to the investigations made or procedures followed by Berwind in rendering its Proxy Opinion.


     In rendering its Proxy Opinion, Berwind: (i) reviewed the historical financial performances, current financial positions and general prospects of Prime and First Sterling; (ii) reviewed the Merger Agreement; (iii) reviewed and analyzed the stock market performance of Prime; (iv) studied and analyzed the financial and operating data of Prime and First Sterling; (v) considered the terms and conditions of the Merger to Prime; (vi) met and/or communicated with certain members of Prime's and First Sterling's senior management to discuss its operations, historical financial statements, and future prospects;
(vii) reviewed this Prospectus/Joint Proxy Statement, and (viii) conducted such other financial analyses, studies and investigations as Berwind deemed appropriate.

     In delivering its Proxy Opinion, Berwind assumed that in the course of obtaining the necessary regulatory and governmental approval for the Merger, no restriction will be imposed on First Sterling that would have a material adverse effect on the contemplated benefits of the Merger.

     Berwind relied, without independent verification, upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of its opinion. In that regard, Berwind assumed that the financial forecasts, including, without limitation, projected cost savings, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of Prime and First Sterling and that such forecasts will be realized in the amounts and at the times contemplated hereby. Berwind is not an expert in the evaluation of loan portfolios or the allowances for loan losses with respect thereto, and it has assumed that all allowances for loan and lease losses set forth in the balance sheets of Prime and First Sterling were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. In addition, Berwind did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of Prime and First Sterling.

     Set forth below is a summary of selected analyses prepared by Berwind in connection with the delivery of its opinion:

     Comparable Companies and Comparable Acquisition Transaction
Analyses. Berwind compared selected financial and operating data for First Sterling with those of a peer group of: (i) Southeastern Pennsylvania and Southwestern New Jersey based banks and bank holding companies with assets between $100 million and $300 million as of the most recent period publicly available, and (ii) Pennsylvania based banks and bank holding companies which commenced operations after

January 1, 1988. Financial data and operating ratios compared in the analysis of the First Sterling peer group included: return on average assets, return on average equity, shareholders' equity to assets ratios and certain asset quality ratios. Berwind also compared selected financial, operating and stock market data for Prime with those of a peer group of selected thrifts and thrift holding companies with assets between $300 million and $1 billion as of the most recent period publicly available located in Pennsylvania and New Jersey. Financial, operating and stock market data, ratios and multiples compared in the analysis of the Prime peer group included return on average assets, return on average equity, shareholders' equity to assets ratios, certain asset quality ratios, price to book value, and price to earnings.


     Berwind also compared the multiples of book value, tangible book value and latest twelve months' earnings inherent to the Merger with the multiples paid in recent acquisitions of banks and bank holding companies that Berwind deemed comparable. The transactions deemed comparable by Berwind included both interstate and intrastate acquisitions announced during the eighteen month period ended on the date of the Proxy Opinion, in which the selling institution's assets were between $150 million and $300 million as of the most recent period publicly available. Berwind compared selected transactions based upon, among other considerations, certain geographic and financial characteristics of First Sterling. However, no company or transaction used in this analysis is identical to Prime, First Sterling or the Merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.


     Pro Forma Contribution Analysis. Berwind analyzed the contribution of each of First Sterling and Prime of selected balance sheet and income statement items to the pro forma combined company (New Prime) as if the Merger had been consummated on June 30, 1996. The analysis demonstrated that, among other factors, First Sterling would have contributed 26% of total assets, 31% of total loans, 35% of total loan loss reserve, 24% of deposits, 18% of shareholders' equity and 24% of net income of New Prime, with Prime contributing the remaining balance. Berwind did not consider estimated cost savings and earnings improvements from the Merger in this Contribution Analysis.

     In connection with rendering its Proxy Opinion, Berwind performed a variety of financial analyses. Although the evaluation of the fairness, from a financial point of view, of the consideration to be paid in the Merger was to some extent a subjective one based on the experience and judgment of Berwind and not merely the result of mathematical analysis of financial data, Berwind principally relied on the previously discussed financial valuation methodologies in its determinations. Berwind believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Berwind without considering all such analyses and factors could create an incomplete view of the process underlying Berwind's opinion. In its analysis, Berwind made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond Prime's and First Sterling's control. Any estimates contained in Berwind's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

     In reaching its opinion as to fairness, none of the analyses performed by Berwind was assigned a greater or lesser weighing by Berwind than any other analysis. Although the foregoing summary describes the material provisions of the analyses conducted by Berwind in connection with the delivery of the Proxy Opinion, it does not purport to be a complete description of all the analyses performed by Berwind and is qualified by reference to the written opinion of Berwind set forth in Annex B hereto.

     Berwind's Proxy Opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date its Proxy Opinion was delivered; events occurring after the date of its Proxy Opinion could materially affect the assumptions used in preparing its Proxy Opinion. Berwind has not undertaken to reaffirm and revise its Proxy Opinion or otherwise comment upon any events occurring after the date thereof.

     Pursuant to the terms of the engagement letter dated March 12, 1996, Prime has paid Berwind $50,000 for acting as financial advisor in connection with the Merger including delivering the Proxy Opinion. In addition, Prime has also agreed to pay Berwind $125,000 upon the consummation of the Merger and to reimburse Berwind for its reasonable out-of-pocket expenses. Whether or not the Merger is consummated, Prime has also agreed to indemnify Berwind and certain related persons against certain liabilities relating to or arising out of its engagement.

     The full text of Berwind's Proxy Opinion, dated as of the date of this Prospectus/Joint Proxy Statement, which sets forth assumptions made and matters considered, is attached hereto as Annex B. Prime's stockholders are urged to read the Proxy Opinion in its entirety. Berwind's Proxy Opinion is directed only to the fairness of the transaction, from a financial point of view, and does not constitute a recommendation to any holder of PBI Stock as to how such holder should vote at the Prime Special Meeting.

     THE FOREGOING PROVIDES ONLY A SUMMARY OF THE PROXY OPINION OF BERWIND AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION WHICH IS SET FORTH IN ANNEX B HERETO.

THE MERGER CONSIDERATION

     In accordance with the terms of and subject to the conditions set forth in the Merger Agreement and the Agreement and Plan of Merger set forth in Annex D hereto, First Sterling and Prime together will be merged with and into New Prime, with New Prime as the surviving corporation of the Merger. The Merger Agreement provides that at the effective time of the Merger each outstanding share of First Sterling Stock (other than any shares held by First Sterling, First Sterling Bank, Prime or Prime Bank, but including shares held in trust, managed, custodial or nominee accounts and the like, that are owned beneficially by third parties (collectively 'trust account shares') or acquired in satisfaction of a debt previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into the right to receive 1.00 fully paid and non-assessable share of Prime Stock.

     No fractional shares of Prime Stock will be issued in connection with the Merger and, in lieu thereof, First Sterling shareholders will be entitled to receive cash based upon the average of the last quoted bid and ask prices of the PBI Stock for each of the five trading days immediately preceding the effective date of the Merger, as reported on the Nasdaq National Market, without interest. No shareholder will be entitled to dividends, voting rights or any other rights in respect of any fractional shares. If the outstanding shares of PBI Stock are changed into a different number or class by virtue of any recapitalization, split, stock dividend, or similar event, then the Exchange Ratio will be adjusted proportionately. The issuance of PBI Stock for other corporate purposes, such as for other acquisitions or pursuant to stock option plans, will not result in an adjustment to the Exchange Ratio. From and after the effective date of the Merger, First Sterling shareholders will cease to have any rights with respect to such shares other than the right to receive the Merger consideration (or their rights under the PBCL to the extent such shareholder perfected his or her dissenter's rights), and such shares will thereafter be deemed canceled and void. The sole rights of such shareholders will be to receive the Merger consideration from New Prime. See 'The Merger -- Dissenters Rights'.

     In connection with the Merger, Prime has issued ten shares of PBI Stock to a trustee for the proportional benefit of all of the holders of the PBI Stock reflected on the official stock transfer records of Prime as outstanding immediately prior to the Effective Time. These shares have been issued to the trustee solely for the purpose of assuring the validity of the Prime Stock to be issued to the Prime stockholders and the validity of the Merger, and to eliminate the technical questions relating to the issuance of the PBI Stock and the initial organization of Prime. See 'The Merger -- Reasons for the Merger -- Prime'. At the Effective Time, each share of PBI Stock, together with its proportional interest in the shares issued to the trustee as provided in this paragraph, shall automatically be converted into one fully paid and non-assessable share of Prime Stock.

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

EXCHANGE OF STOCK CERTIFICATES

     Each holder of certificates representing shares of First Sterling Stock will, upon the surrender to an exchange agent designated by New Prime ('Exchange Agent') of such certificates in proper form, be entitled to receive a certificate or certificates representing the number of whole shares of Prime Stock into which the surrendered certificates shall have been converted by reason of the Merger. Until surrendered for exchange, New Prime shall be entitled, but not be obligated, to treat each outstanding certificate of First Sterling Stock for all corporate purposes as evidencing the ownership of the full number of shares of Prime Stock into which such shares have been converted by reason of the Merger.

     Until a First Sterling shareholder's outstanding certificates shall have been surrendered, New Prime shall not be obligated to deliver with respect to such First Sterling shareholder, as applicable (i) the certificates representing the shares of Prime Stock into which such First Sterling Stock is converted by reason of the Merger; and (ii) any and all dividends and payment for fractional shares with respect to the Prime Stock to which the First Sterling shareholder is entitled. Upon the delivery to New Prime or the Exchange Agent by a First Sterling shareholder of the outstanding First Sterling certificates and transmittal form and any other required documents, there will be delivered to the record shareholder thereof the certificate representing the shares of the Prime Stock to which the exchanging First Sterling holder is entitled, along with any dividends thereon and any payment for fractional shares, all without interest.

     As soon as practicable after the Effective Time, the Exchange Agent will send a transmittal form to each First Sterling shareholder. The transmittal form will contain instructions with respect to the surrender of certificates previously representing First Sterling Stock, including instructions with respect to lost certificates and the issuance of certificates for Prime Stock in a name other than the name in which the First Sterling Stock is registered. Since New Prime is not obligated to pay dividends to any First Sterling stockholder until such time as the certificates representing the First Sterling Stock are surrendered in accordance with the conversion procedures outlined herein, First Sterling shareholders are encouraged to submit the transmittal letter and appropriate documentation to Exchange Agent promptly after the Effective Time.

     All stockholders of Prime will be entitled to surrender their stock certificates for PBI Stock to the Exchange Agent for exchange for new stock certificates for an equal number of shares of Prime Stock. A registered holder of PBI Stock will be recognized as the registered holder of an equal member of shares of Prime Stock, notwithstanding the failure to surrender the old stock certificates. As soon as practicable after the Effective Time, the Exchange Agent will send a transmittal form to each Prime stockholder. The transmittal form will contain instructions with respect to the surrender of certificates of PBI Stock, including instructions with respect to lost certificates and the issuance of certificates for Prime Stock in a name other than the name in which the PBI Stock is registered.

     CERTIFICATES SHOULD NOT BE RETURNED TO EITHER PRIME OR FIRST STERLING WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED UNTIL AFTER RECEIPT OF A LETTER OF TRANSMITTAL WHICH WILL BE PROVIDED TO SHAREHOLDERS BY AMERICAN STOCK TRANSFER AND TRUST COMPANY, THE EXCHANGE AGENT FOR THE PRIME STOCK, UPON CONSUMMATION OF THE MERGER.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     General. The following is a summary description of the material federal income tax consequences of the Merger to stockholders of Prime and First Sterling. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address federal income tax considerations, among others, that may affect the treatment of a First Sterling shareholder which, at the Effective Time, already owns PBI Stock, is not a U.S. citizen, is a tax-exempt entity, or an individual who acquired First Sterling Stock pursuant to an employee stock option. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each stockholder of Prime and First Sterling is advised to consult a tax advisor as to the specific tax consequences of the transaction to that shareholder. The following discussion is based on the Code, as in effect on the date of this Prospectus/Joint Proxy Statement, without consideration of the particular facts or circumstances of any holder of First Sterling Stock or PBI stock.

     The Merger. Each party's obligation to effect the Merger is conditioned on the delivery of an opinion to First Sterling from Kania, Lindner, Lasak and Feeney, counsel to First Sterling, and the delivery of an opinion to Prime from Stradley, Ronon, Stevens & Young, LLP, counsel to Prime, each dated as of the Effective Time, based upon certain representations and assumptions set forth therein, with respect to certain federal income tax consequences of the Merger. Assuming such opinions are delivered and the Merger is consummated, the material federal income tax consequences of the Merger to the stockholders of Prime and First Sterling will be as described below.

     No gain or loss will be recognized by stockholders of Prime or First Sterling upon the exchange of their PBI Stock or First Sterling Stock solely for shares of Prime Stock (but see the next paragragh regarding fractional shares) pursuant to the Merger. The basis of the Prime Stock received by a Prime or First Sterling shareholder receiving solely Prime Stock will be the same as his or her basis in the PBI Stock or First Sterling Stock surrendered in exchange therefor. The holding period of the shares of Prime Stock received by a Prime or First Sterling shareholder receiving solely Prime Stock will include the period during which such Prime or First Sterling shareholder held the PBI Stock or First Sterling Stock surrendered in exchange therefor, provided the surrendered PBI Stock or First Sterling Stock was held by such shareholder as a capital asset on the date of the Merger. The legal opinions with respect to certain of such matters assume that the PBI Stock will be treated as 'stock or securities' for federal income tax purposes. In addition, counsel to Prime is of the opinion that the PBI Stock should be treated as 'stock or securities' for federal income tax purposes. If, contrary to such opinion, the PBI Stock were determined not to be 'stock or securities' for federal income tax purposes due to the technical questions relating to the initial issuance of the PBI Stock in 1988, then gain or loss would be recognized by the stockholders of Prime upon the exchange of their PBI Stock for Prime Stock in connection with the Merger. See 'The Merger -- Reasons for the Merger -- Prime.'

     Shareholders of First Sterling who receive cash in lieu of a fractional share of Prime Stock are treated as if the shareholders actually receive the fractional share from New Prime and then New Prime redeems it for cash. Such cash payments are treated by the former First Sterling shareholders as having been received as full payment in exchange for the fractional share interests so redeemed. Gain or loss is realized and recognized by each such First Sterling shareholder equal to the difference between the amount of cash received for the fractional share and the tax basis of the fractional share. If the fractional share is a capital asset in the hands of a First Sterling shareholder, then the gain or loss recognized constitutes a capital gain or loss.

     THE MERGER MAY HAVE CONSEQUENCES AFFECTING TAXES OTHER THAN THE FEDERAL INCOME TAX CONSEQUENCES DISCUSSED ABOVE. SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING ALL TAX CONSEQUENCES OF THE CONSUMMATION OF THE MERGER AS IT RELATES TO THEIR OWN CIRCUMSTANCES, INCLUDING BUT NOT LIMITED TO CONSEQUENCES UNDER FEDERAL, STATE AND LOCAL INCOME TAX AND OTHER TAX LAWS.

DISSENTERS RIGHTS

     The holders of the PBI Stock are not entitled to any dissenters rights or rights of appraisal under the DGCL in connection with the Merger. The holders of the First Sterling Stock shall be entitled to exercise dissenters rights pursuant to Section 1930(a) and Sections 1571 through 1580 ('Subchapter 15D') of the PBCL, provided such shareholders comply with the provisions contained therein. First Sterling will not give any notice of such requirements other than as described in this Prospectus/Joint Proxy Statement and as required by the PBCL. The following discussion is not a complete statement of the law relating to dissenters rights and is qualified in its entirety by reference to Annex C hereto. This discussion and Annex C should be reviewed carefully by any First Sterling shareholder who wishes to exercise dissenters rights, or who wishes to reserve the right to do so, as failure to comply with the procedures set forth in the appropriate provisions of Subchapter 15D will result in the loss of dissenters rights. Exercise of dissenters rights by a sufficient number of shareholders of First Sterling could jeopardize the pooling of interests accounting treatment for the Merger.

     A holder of record of First Sterling Stock may assert dissenters rights as to fewer than all of the First Sterling Stock registered in such holder's name only if the holder dissents with respect to all the First Sterling Stock beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, the holder's rights shall be determined as if the shares as to which the holder has dissented and the other shares were registered in the names of different holders. A beneficial owner of First Sterling Stock, who is not also the record holder of such shares, may assert dissenters rights with respect to shares held on such owner's behalf and shall be treated as a dissenting shareholder under the terms of Subchapter 15D if the beneficial owner submits to First Sterling not later than the time of filing the Notice of Intention to Dissent (as defined below) a written consent of the record holder. Such beneficial owner may not dissent with respect to some but less than all First Sterling Stock owned by such beneficial owner, whether or not any shares are registered in such owner's name.

     Holders of First Sterling Stock (or beneficial owners thereof as provided above) who follow the procedures of Subchapter 15D will be entitled to receive from First Sterling the fair value of their First Sterling Stock immediately before the Effective Time, taking into account all relevant factors but excluding any appreciation or depreciation in anticipation of the effectuation of the Merger Agreement. Holders of First Sterling Stock (or beneficial owners thereof) who elect to exercise their dissenters rights must comply with all of the following procedures to preserve those rights.

     Holders of First Sterling Stock (or beneficial owners thereof) who wish to exercise dissenters rights must file a written notice of intention to demand the fair value of their First Sterling Stock if the Merger Agreement is effectuated (the 'Notice of Intention to Dissent'). SUCH DISSENTERS MUST FILE THE NOTICE OF INTENTION TO DISSENT WITH THE SECRETARY OF FIRST STERLING PRIOR TO THE VOTE BY SHAREHOLDERS ON THE MERGER AGREEMENT; THEY MUST MAKE NO CHANGE IN THEIR BENEFICIAL OWNERSHIP OF FIRST STERLING STOCK FROM THE DATE OF SUCH FILING UNTIL THE EFFECTIVE TIME; AND THEY MUST REFRAIN FROM VOTING THEIR FIRST STERLING STOCK FOR THE ADOPTION OF THE MERGER AGREEMENT. Neither a proxy nor a vote against the Merger Agreement will constitute the giving of the Notice of Intention to Dissent.

     If the Merger Agreement is approved by the required vote of the First Sterling shareholders, First Sterling will mail a notice (the 'Notice of Approval') to all dissenters who filed a Notice of Intention to Dissent prior to the vote on the Merger Agreement and who refrained from voting for the adoption of the Merger Agreement. First Sterling expects to mail the Notice of Approval promptly after the Effective Time. The Notice of Approval will state where and when (the 'Demand Deadline') a demand for payment must be sent and certificates for First Sterling Stock must be deposited in order to obtain payment; it will supply a form for demanding payment (the 'Demand Form') which includes a request for certification of the date on which the holder, or the person on whose behalf the holder dissents, acquired beneficial ownership of First Sterling Stock; and it will be accompanied by a copy of Subchapter 15D. Dissenters must ensure that the Demand Form and their certificates for First Sterling Stock are received by First Sterling on or before the Demand Deadline. All mailings to First Sterling are at the risk of the dissenter. However, if a shareholder desires to dissent, First Sterling recommends that the Notice of Intention to Dissent, the Demand Form and the holder's stock certificates be sent by certified mail.

     Any holder (or beneficial owner) of First Sterling Stock who fails to file a Notice of Intention to Dissent, fails to complete and return the Demand Form, or fails to deposit stock certificates with First Sterling, each within the time periods prescribed, will lose the holder's (or beneficial owner's) dissenters rights under Subchapter 15D. A dissenter will retain all rights of a shareholder, or beneficial owner, as the case may be, until those rights are modified by effectuation of the Merger.

     Upon timely receipt of the completed Demand Form, First Sterling is required by the PBCL either to remit to dissenters who have returned the Notice of Intention to Dissent and the completed Demand Form and have deposited their certificates, each in a timely fashion, the amount First Sterling estimates to be the fair value for their shares or to give written notice that no such remittance will be made. First Sterling will determine whether to make such a remittance or to defer payment for such shares until completion of the necessary appraisal proceedings, after giving due consideration to the number of shares, if any, with respect to which shareholders have dissented and any objections that may be raised with respect to the standing of the dissenting shareholder. The remittance or notice will be accompanied by:

          1. The closing balance sheet and statement of income of First Sterling for the fiscal year ended December 31, 1995, together with the latest available interim financial statements;

          2. A statement of First Sterling's estimate of the fair value of the First Sterling Stock; and

          3. A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter 15D.

     If First Sterling does not remit the amount of its estimate of the fair value of the First Sterling Stock, it will return any certificates that have been deposited, and may make a notation on any such certificates that a demand for payment in accordance with Subchapter 15D has been made. If shares carrying such notation are thereafter transferred, each new certificate issued therefor may bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares will not acquire by such transfer any rights in First Sterling other than those which the original dissenter had after making demand for payment of their fair value.

     If First Sterling gives notice of its estimate of the fair value of the shares as provided above without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares, and the dissenter believes that the amount remitted or stated is less than the fair value of such shares, the dissenter may send to First Sterling the dissenter's own estimate (the 'Holder's Estimate') of the fair value of the shares as contemplated by PBCL 1578, which will be deemed a demand for payment of the amount of the deficiency. If a dissenter does not file a Holder's Estimate within 30 days after the mailing by First Sterling of its remittance or notice, the dissenter will be entitled to no more than the amount stated in the notice or remitted to the dissenter by First Sterling.

     If, within 60 days after the Effective Time or after the timely receipt by First Sterling of any Holder's Estimate, whichever is later, any demands for payment remain unsettled, First Sterling may file in the Court of Common Pleas of Chester County an application for relief requesting that the fair value of the shares be determined by the court. There is no assurance that First Sterling will file such an application. All dissenters, wherever residing, whose demands have not been settled will be made parties to any such appraisal proceeding. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. Each dissenter who is made a party will be entitled to recover the amount by which the fair value of the dissenter's shares is found to exceed the amount, if any, previously remitted, plus interest. If First Sterling fails to file an application for relief, any dissenter who has made a demand and who has not already settled the dissenter's claim against First Sterling may do so in the name of First Sterling at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-days period, each dissenter entitled to file an application shall be paid First Sterling's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

     The cost and expenses of such court proceedings, including the reasonable compensation and expenses of the appraiser appointed by the court, will be determined by the court and assessed against First Sterling, except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment the court finds to be dilatory, arbitrary or in bad faith. Fees and expenses of counsel and of experts of the respective parties may be assessed as the court deems appropriate against First Sterling, and in favor of any or all dissenters, if First Sterling fails to comply substantially with the requirements of Subchapter 15D. Such fees and expenses may be assessed against either First Sterling or a dissenter, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory or arbitrary manner. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against First Sterling, it may award such counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

     Under the PBCL, a shareholder of First Sterling has no right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the Merger, nor any right to valuation and payment of the fair value of the holder's shares because of the Merger, except to the extent provided by the dissenters rights provisions of Subchapter 15D. The PBCL also provides that absent fraud or fundamental unfairness, the rights and remedies provided by Subchapter 15D are exclusive. This Prospectus/Joint Proxy Statement constitutes the notice of a proposed corporate action which would give rise to dissenters rights as required under PBCL Section 1571(d).

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties of Prime, New Prime and First Sterling relating to, among other things,
(a) corporate organization and similar corporate matters and capital structures,
(b) good standing and the authority to carry on business, (c) shares of capital stock, (d) subsidiaries, (e) corporate power and authority, (f) the authorization, execution and delivery of the Merger Agreement, (g) the absence of violations of or defaults under applicable laws and such party's corporate organization documents, (h) documents filed by Prime with the Commission and the accuracy of the information included therein, (i) the absence of litigation,
(j) compliance with applicable laws and certain bank regulatory matters, (k) as to First Sterling, the absence of defaults under various contracts and the possession of good title to various properties, (l) brokers' and finders' fees,
(m) as to First Sterling, retirement and other employee plans and matters under the Employee Retirement Income Security Act of 1974, as amended, (n) as to First Sterling, the accuracy of the financial information provided to Prime, (o) the absence of undisclosed liabilities, (p) as to First Sterling, transactions with affiliates, (q) as to New Prime, the absence of any material liability not recorded on the books of Prime or in the pro forma information contained herein resulting from the Merger, which warranty will survive closing for four years,
(r) environmental matters, (s) the filing of tax returns and payment of taxes,
(t) the absence of knowledge of any reason why the Merger would not qualify for a 'pooling of interests' accounting or as a 'reorganization' for purposes of
Section 368(a) of the Code and (u) the conduct of the business in the ordinary course and the absence of material changes since March 31, 1996.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The Merger Agreement provides that consummation of the Merger is subject to the satisfaction of certain conditions, or the waiver of such conditions by the party or parties entitled to do so, at or before the Effective Time. Each of the parties' obligations under the Merger Agreement is subject to the following conditions: (i) all corporate action (including approval of stockholders of both Prime and First Sterling) necessary to authorize the execution and delivery of the Merger Agreement and consummation of the transactions contemplated thereby shall have been duly and validly taken; (ii) the receipt of all necessary regulatory approvals, consents or waivers required by any governmental authority to consummate the Merger, and such approvals and consents shall not impose any condition or restriction on New Prime which would reasonably be expected to either (a) result in a material adverse effect on the financial condition, results of operations, business or prospects of New Prime on a consolidated basis, or (b) prevent the parties from realizing the major portion of the economic benefits of the transactions contemplated by the Merger Agreement;
(iii) none of Prime, First Sterling or their respective subsidiaries shall be subject to any statute, rule, regulation, order or decree which prohibits, restricts or makes illegal the consummation of the Merger; (iv) the Registration Statement shall have become effective under the Securities Act, and New Prime shall have received all permits, authorizations or exemptions necessary under all state securities laws to issue Prime Stock in connection with the Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by any governmental authority; (v) the shares of Prime Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq National Market; (vi) each of Prime and First Sterling shall have received an opinion of its respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and with respect to certain other related federal income tax considerations; (vii) Coopers & Lybrand, L.L.P, shall have issued a letter to First Sterling, and KPMG Peat Marwick LLP shall have issued a letter to Prime, in each case dated as of the date of this Prospectus/Joint Proxy Statement, to the effect that, based upon the Merger Agreement and related agreements and the facts and circumstances then known to it, the Merger shall be accounted for as a pooling of interests under generally accepted accounting principles; and (viii) all consents or approvals of all persons (other than governmental authorities) required for completion of the Merger shall have been obtained and be in full force and effect, unless the failure to obtain any such consent or approval is not likely to have, individually or in the aggregate, a material adverse effect on First Sterling, Prime or New Prime.

     In addition to the foregoing conditions, the obligations of Prime under the Merger Agreement are conditioned upon (i) the accuracy in all material respects as of the date of the Merger Agreement and as of the Effective Time of the representations and warranties of First Sterling set forth in the Merger Agreement, except as to any representation or warranty which specifically relates to an earlier date and except as otherwise contemplated by the Merger Agreement; (ii) the performance of all material covenants and obligations required to be complied with and satisfied by First Sterling; (iii) the receipt of a certificate from a specified officer of First Sterling with respect to compliance with the conditions relating to (i) and (ii) immediately above as set forth in the Merger Agreement; (iv) the receipt of certain legal opinions from First Sterling's legal counsel, Kania, Lindner, Lasak and Feeney; and (v) the receipt of the Proxy Opinion from Berwind. Any of the foregoing conditions may be waived by Prime.

     In addition to the other conditions set forth above, First Sterling's obligations under the Merger Agreement are conditioned upon (i) the accuracy in all material respects as of the date of the Merger Agreement and as of the Effective Time of the representations and warranties of Prime and New Prime set forth in the Merger Agreement, except as to any representation or warranty which specifically relates to an earlier date and except as otherwise contemplated by the Merger Agreement; (ii) the performance of all material covenants and obligations required to be complied with and satisfied by Prime and New Prime;
(iii) the receipt of a certificate from a specified officer of Prime with respect to compliance with the conditions relating to (i) and (ii) immediately above as set forth in the Merger Agreement; and (iv) the receipt of certain legal opinions from legal counsel to Prime, Stradley, Ronon, Stevens & Young, LLP. Any of the foregoing conditions may be waived by First Sterling.

REGULATORY APPROVALS

     Consummation of the Merger is subject to prior receipt of all required approvals, consents or waivers of the Merger by all applicable federal and state regulatory authorities. In order to consummate the Merger, New Prime, Prime, First Sterling, Prime Bank and/or First Sterling Bank must obtain the prior consent, approval or waiver, as applicable, of the FRB, the OTS, the U.S. Department of Justice and the PADOB.

     The Merger is subject to the prior approval of the FRB under Section 3 of the Bank Holding Company Act ('BHCA') and the Bank Merger Act ('BMA') and of the OTS under applicable provisions of the Homeowners' Loan Act ('HOLA') and the Change in Bank Control Act ('CBCA'). Pursuant to the applicable provisions of the BHCA and the BMA, the FRB will submit notice of the application to the U.S. Department of Justice, the Federal Deposit Insurance Corporation ('FDIC'), and the PADOB. These agencies have 30 days to submit their views and recommendations to the FRB. The FRB is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from any of these agencies within such 30-day period. Furthermore, the BHCA and FRB regulations require publication of notice of, and the opportunity for public comment on, the application and authorize the FRB to hold a public hearing in connection therewith if the FRB determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review by the FRB. The FRB may not approve the Merger if (i) such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or (ii) the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any other manner to restrain trade, unless the FRB finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interests by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting its review of any application for approval, the FRB is required to consider whether the financial and managerial resources of the acquiring bank holding company are adequate (including consideration by a variety of means of the competence, experience and integrity of the applicant's directors, officers and principal stockholders and compliance with, among other things, laws dealing with community reinvestment responsibility). The FRB has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977, as amended.

     Each of the BHCA and the BMA provides that a transaction approved by the applicable federal banking agency generally may not be consummated until 30 days after approval by such agency. If the U.S. Department of Justice and the relevant agency otherwise agree, this 30-day period may be reduced to as few as 15 days. During such period, the U.S. Department of Justice may commence a legal action challenging the transaction under the antitrust laws. The commencement of an action would stay the effectiveness of the approval of the federal banking agency unless a court specifically orders otherwise. If, however, the U.S. Department of Justice does not commence a legal action during such waiting period, it may not thereafter challenge the transaction except in an action commenced under Section 2 of the Sherman Antitrust Act.

     Under Section 4 of the BHCA and related regulations, the Federal Reserve Board must consider whether the performance of Prime's nonbanking activities comply with the requirements and limitations of Section 4 and the FRB regulations applicable thereunder, and whether those activities can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). This consideration includes an evaluation of the financial and managerial resources of New Prime after the Merger and the effect of the proposed transaction on those resources.

     Pursuant to the provisions of the HOLA and the OTS savings and loan holding company regulations, Prime's acquisition of First Sterling Bank is also subject to the approval of the OTS. Prime is, and New Prime will be, deemed a 'savings and loan holding company' by the OTS because the deposits of its savings bank subsidiary, Prime Bank, are insured by the Savings Association Insurance Fund ('SAIF') administered by the FDIC, and because Prime has elected, and New Prime is expected to continue to elect, to be treated as a 'savings and loan holding company.' Because of the possibility that the Merger will cause a shareholder of First Sterling to acquire more than 10% of the voting stock of New Prime and to become the largest stockholder of Prime, the CBCA and applicable OTS regulations also require that notice be given the OTS and that the Merger may not take place until either the OTS notifies the parties in writing of its intent not to disapprove the proposed transaction or 60 days (subject to extension by the OTS) shall have passed without the OTS' objection. Under the applicable OTS regulations, a shareholder who acquires more than 10% of a class of voting stock and is subject to any of several control factors (including whether the acquiror would be one of the two largest shareholders) is rebuttably presumed to be in 'control' of a savings and loan holding company. In connection with such application and notice, it will be necessary for the parties to comply with any conditions imposed by the OTS, or else alternatively for the parties to rebut any presumption of control, or for the proposed acquiror to divest sufficient shares to avoid a presumption of control and secure the nonobjection of the OTS. If such shareholder is deemed by the OTS to be in control of New Prime, other shareholders of First Sterling might also be deemed by the OTS to be in control of New Prime because they bear relationships giving rise to a rebuttable presumption, under applicable regulations, that they are 'acting in concert' with a controlling shareholder.

     The approval of the PADOB also is required for consummation of the Merger. The factors that such state banking authorities will consider in determining whether to grant their approval include the competitive effects of the Merger, the principles of sound banking and the public interest and the needs of the communities served by Prime and First Sterling.

     Applications have been or will be filed with applicable regulatory authorities for approval of the Merger. Although neither Prime nor First Sterling is aware of any basis for disapproving the Merger, there can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements which, individually or in the aggregate, would
(i) result in a material adverse effect on the financial condition, results of operations, business or prospects of New Prime on a consolidated basis, or
(ii) prevent the parties from realizing the major portion of the economic benefits of the transactions contemplated by the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, each of Prime, New Prime and First Sterling has made certain covenants, with respect to itself and its subsidiaries, relating to the conduct of business pending consummation of the Merger. Among other things, each has agreed (except as otherwise contemplated by the Merger Agreement or with the written consent of the other party) not to do any of the following:

          (i) conduct its business other than in the ordinary and usual course, or fail to use reasonable efforts to preserve its business organization, assets, relations with customers, suppliers, employees, and business associates or knowingly take any action which might reasonably be expected to adversely affect the ability to obtain any necessary regulatory approvals or its ability to perform any material obligation under the Merger Agreement;

          (ii) issue, sell or otherwise permit to become outstanding any additional shares of its stock or give any person the right to acquire any such shares, other than (a) pursuant to the exercise of stock options outstanding on the date of the Merger Agreement, (b) issuance of First Sterling Stock in connection with the conversion of First Sterling's Debentures, or (c) pursuant to employee benefit plans or programs in effect as of June 12, 1996;

          (iii) make, declare or pay any dividends on shares of its stock other than regular quarterly cash dividends of $.17 per share of PBI Stock (provided, however, that Prime may increase its quarterly dividend commencing in the last quarter of 1996) in accordance with past dividend practice, or redeem or otherwise acquire any shares of its stock;

          (iv) in the case of First Sterling, increase any salaries or employee benefits or enter into or modify any employment, severance or similar agreements or arrangements or grant any salary, wage or employee benefit increases except for normal increases in the ordinary course of business consistent with past practice, or other changes required by law or to satisfy existing contractual obligations;

          (v) in the case of First Sterling, enter into or modify any employee benefit plan including pension, stock options, retirement, deferred compensation, group insurance or other types of plans including the taking of any action which would accelerate the vesting, exercise or payment of any benefits payable thereunder;

          (vi) engage in any acquisition or disposition of assets except in the ordinary and usual course of business, except that Prime may enter into business combination transactions in which the aggregate consideration does not exceed $10,000,000 or the aggregate number of shares of PBI Stock issuable does not exceed 10% of the number of shares outstanding at December 31, 1995;

          (vii) amend its charter documents, except that Prime may amend its Certificate of Incorporation to increase its authorized common stock and make any other changes which may be deemed necessary or appropriate for the completion of the Merger;

          (viii) implement or adopt any changes in accounting principles, methods, or practices;

          (ix) knowingly take any action that is likely to prevent or impede the Merger from qualifying for a pooling of interests in accounting treatment, or as a reorganization under Section

     368(a) of the Code, or that is likely to result in a breach of any representation or warranty or a condition of the Merger Agreement;

          (x) incur any indebtedness other than in the ordinary course of business; or

          (xi) agree or commit to do any matter prohibited by the above provisions.

     Furthermore, each party agreed to provide the other party and its representatives with such financial data and other information with respect to its business and properties as such party shall from time to time reasonably request. Each party will cause all non-public financial and business information obtained by it from the other to be treated confidentially. If the Merger is not consummated, each party will return to the other all non-public financial statements, documents and other materials previously furnished by such party.

NO SOLICITATION

     Without the prior written consent of the other, neither First Sterling nor Prime, directly or through its officers, directors, employees, agents or other representatives, shall solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, or enter into any agreement with respect to, any Takeover Proposal (as defined in the Merger Agreement). Each of Prime and First Sterling agrees to advise the other orally within one (1) business day, of any such inquiry or proposal.

EFFECTIVE TIME OF THE MERGER; TERMINATION AND AMENDMENT


     The Effective Time of the Merger shall be the date and time of the filing of (i) the Certificate of Merger with the Secretary of State of Delaware and
(ii) Articles of Merger with the Secretary of State of Pennsylvania, unless a different date and time is specified as the Effective Time in such Articles of Merger and Certificate of Merger. The Effective Time shall be as set forth in such Articles of Merger and Certificate of Merger, which will be filed only after the receipt of all requisite regulatory approvals of the Merger, approval of the Merger Agreement by the requisite vote of Prime stockholders and First Sterling's shareholders and the satisfaction or waiver of all other conditions to the Merger. For ease of administration and accounting, unless precluded by law, the parties intend to have the Merger become effective on December 31, 1996.


     A closing (the 'Closing') shall take place immediately prior to the Effective Time on a day no later than (5) business days following the satisfaction or waiver (subject to applicable law) of all the conditions to consummation of the Merger specified in the Merger Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), or on such other date as the parties may mutually agree upon. The Merger Agreement may be terminated by either party, if through no fault of that party, the Closing is not held on or before March 31, 1997.

     The Merger Agreement may be terminated, by action taken or authorized by their respective Boards of Directors, either before or after approval by the stockholders of First Sterling and Prime, as follows: (i) at any time at or prior to the Effective Time by the mutual consent in writing of the parties;
(ii) at any time at or prior to the Effective Time in the event of a material breach by the other party of any representation, warranty, material covenant or agreement, which breach has not been cured within the time period specified in the Merger Agreement; (iii) at any time by either party in writing if any application for any required federal or state regulatory approval has been denied by final action and the time period for appeals has run; (iv) at any time by either party in writing if the stockholders of First Sterling or Prime fail to approve the Merger Agreement at a meeting duly called for the purpose, unless the failure of such occurrence is due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth in the Merger Agreement; or (v) at any time prior to the Effective Time, by either party in writing upon the affirmative vote of a majority of its Board of Directors, in the event that the Merger is not consummated by March 31, 1997, except to the extent that the failure of the Merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate the Merger Agreement. In the event of termination, no party shall have any further liability to the other under the Merger Agreement, except that certain

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

provisions thereof relating to confidentiality shall survive any such termination and any such termination shall not relieve any breaching party from liability for any willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

     To the extent permitted under applicable law, the Merger Agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of Prime's or First Sterling's stockholders, provided that after any such approval the Merger Agreement may not be amended or supplemented in a manner which (i) changes the Exchange Ratio, (ii) changes the principal terms of the Merger Agreement, or (iii) otherwise materially adversely affects First Sterling's or Prime's stockholders, in each case, without further approval of such stockholders.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Boards of Directors and management of Prime and First Sterling may be deemed to have certain interests in the Merger in addition to their interest generally as stockholders of Prime or First Sterling, respectively. Such additional interests, to the extent material and to the best knowledge of Prime and First Sterling, are described below. The Boards of Directors of each of First Sterling and Prime were aware of these interests at the time they approved the Merger Agreement and the transactions contemplated thereby.

     Board Membership. The Merger Agreement provides that the Board of Directors of First Sterling shall have the right to nominate three nominees to serve on the Board of Directors of New Prime after the Merger is effective. Prime and New Prime are obligated to take all necessary actions to have such nominees elected to the Board of Directors of New Prime. It is anticipated that the Board of Directors of New Prime will consist of ten members. The remaining seven members will be nominees of Prime.

     Executive Employment Agreement. In order to ensure continuity of management following consummation of the Merger, Prime has entered into an Employment Agreement with William H. Bromley, President of First Sterling and First Sterling Bank, which will take effect at the Effective Time. Under this Employment Agreement Mr. Bromley will be employed as an Executive Vice President of New Prime for a period of three (3) years at a base salary of $200,000 per annum. It is anticipated that Mr. Bromley will also continue as a President of First Sterling Bank. The agreement also provides for a bonus of $75,000, and an award of incentive stock options to purchase 16,500 shares of Prime Stock which will vest immediately at the Effective Time and another 16,500 shares which will vest over the term of the Employment Agreement.

     In the event that Mr. Bromley were to terminate his employment for 'good reason' as defined in the agreement, he will be entitled to receive severance benefits equal to twice his average annual aggregate compensation reportable as gross income for federal income tax purposes during the three (3) calendar years immediately preceding the year of such termination (or such lesser period of time if he has not been employed for three (3) full calendar years). 'Good reason' means the failure by New Prime to comply with any material provision of the Employment Agreement which is not cured within ten (10) days of written notice of such non-compliance, any purported termination of employment by New Prime which is not effected pursuant to the procedures set forth in the Employment Agreement, or termination by Mr. Bromley as a result of a change in control of New Prime. The Agreement defines 'change in control' to include any of the following: (1) any change in control required to be reported pursuant to item 6(e) of Schedule 14A promulgated under the Exchange Act, (2) the acquisition of beneficial ownership by any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) of 25% or more of the combined voting power of Prime's then outstanding securities, or (3) during any period of two consecutive years, there is a change in the majority of the Board of Directors for any reason, unless the election of each new director was approved by at least two-thirds of the directors then in office who were directors at the beginning of the period. Based upon the compensation provided for Mr. Bromley during the first year of his employment under the Employment Agreement, the maximum severance payments he would be entitled to receive upon his election to terminate in connection with a change in control, would be $500,000.

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

     Certain Real Estate Leases. First Sterling Bank leases three (3) of its five (5) branch offices from Dominion Properties, L.P. The Arthur J. Kania Trust is the major shareholder of First Sterling and a limited partner in Dominion Properties, L.P. Allen Speiser, a director of First Sterling, is a trustee of the Arthur J. Kania Trust. James D. Kania, a director of First Sterling, is a beneficiary of the Arthur J. Kania Trust and a General Partner of Dominion Properties, L.P.

     The leases with Dominion Properties, L.P. run for terms of ten (10) years commencing January 1, 1996. The leases also provide certain renewal options with annual increases in rent for two (2) of the branch office leases based on changes in the Consumer Price Index. Prior to the execution of the Merger Agreement, First Sterling and Dominion Properties, L.P. entered into an agreement with respect to the corporate offices of First Sterling which agreement allows First Sterling, at its election, to reduce both the space and term of its office tenancy upon payment of a fee in the amount of $375,000.00 to the landlord. Prime believes that the fee negotiated is consistent with that which would be paid in an arms length transaction with an unaffiliated landlord.

     Certain Prime Employment Agreements.  Each of Messrs. Erwin T. Straw, James
J. Lynch and Walter L. Tillman, Jr., executive officers or directors of Prime have entered into employment agreements with Prime which obligate Prime to make certain payments to the individuals in the event that any of them elects to terminate his employment for 'good reason', including upon a change in control of Prime. The agreements define 'change in control' to include, without limitation, any of the following: (1) any change in control required to be reported pursuant to item 6(e) of Schedule 14A, promulgated under the Exchange Act; (2) the acquisition of beneficial ownership by any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) of 25% or more of the combined voting power of Prime's then outstanding securities; or (3) during any period of two consecutive years, there is a change in the majority of the Board of Directors for any reason, unless the election of each new director was approved by at least two-thirds of the directors then in office who were directors at the beginning of the period.

     If Mr. Straw or Mr. Lynch were to terminate his employment for 'good reason' in connection with a change in control, each would receive severance payments covering the remaining term of his agreement equal to the product of the number 2.99 multiplied by his average aggregate annual compensation includable in his gross income for federal income tax purposes for the past five calendar years. If Mr. Tillman similarly terminates his employment for 'good reason', he is entitled to severance payments equal to two times his average aggregate annual compensation includable in his gross income for federal income tax purposes for the past three calendar years. All such severance payments will be paid in a lump sum on or before the fifth day following the date of termination. However, if the severance payments would be deemed to constitute 'parachute payments' under Section 280G of the Internal Revenue Code (the 'Code') of 1986, as amended, the severance payments will be reduced to the extent necessary to ensure that no portion of the severance payments are subject to the excise tax imposed by Section 4999 of the Code.

     Assuming that Messrs. Straw, Lynch and Tillman continue to earn their 1996 base salaries, plus bonuses equal to those earned for 1995 (except as to Mr. Lynch for whom a minimum bonus for 1996 based upon his employment agreement was assumed), their maximum severance payments, upon a termination for good reason in connection with a change in control, and without consideration of the excise tax imposed by Section 4999 of the Code, would be, respectively, $950,222, $1,196,000 and $320,000. Each of Messrs. Straw, Lynch and Tillman has waived any right to claim that the Merger will constitute such a change in control.

TREATMENT OF STOCK OPTIONS AND DEBENTURES

     Upon consummation of the Merger, the obligations with respect to the outstanding options to purchase 89,833 shares of First Sterling Stock, which have previously been granted to six officers or directors of First Sterling, will be assumed by New Prime. In addition, all options to purchase PBI Stock which are outstanding immediately prior to the effective time of the Merger will also be assumed by New Prime. Each such option will remain an option to purchase the same number of whole shares of Prime Stock as under the preexisting option, and the exercise price, and other terms will remain the same as under the preexisting option. Under the terms of the Merger Agreement, First Sterling agrees that it will take all necessary action or refrain from taking such action, in each case, which would result in the acceleration of the right to exercise, or the removal of any or all restrictions on, the outstanding options to purchase First Sterling Stock.

     Upon consummation of the Merger, First Sterling's obligations with respect to the Debentures shall become obligations of New Prime. The Debentures will be convertible into 110,510 shares of Prime Stock if converted by the holders prior to December 31, 1996. After December 31, 1996, the conversion price increases under the terms of the Debentures from $9.50 per share to $11.00 per share, and the total number of shares issuable upon conversion decreases to approximately 95,450.

MANAGEMENT AFTER THE MERGER

     Directors. After the Merger, the Board of Directors of New Prime will initially consist of ten (10) members. Seven (7) of those members will be nominated by the Board of Directors of Prime and the remaining three (3) directors will be nominated by the Board of Directors of First Sterling.

     The Bylaws of New Prime provide that the Board of Directors shall consist of not less than seven nor more than fifteen members, in accordance with the Articles of Incorporation and the Bylaws, the Board of Directors is divided into three classes as nearly equal in number as possible. One class of directors is to be elected annually. The members of each class are to be elected for a term of three years and until their successors are elected and qualified.

     It is anticipated that the Board of Directors of New Prime will have a number of standing committees including an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating Committee. The Executive Committee, except as limited by the PBCL and the Bylaws, will have the full authority of the Board of Directors when the Board of Directors is not in session. The Audit Committee will review the records and affairs of the company to determine its financial condition and will review with management and the independent auditors the systems of internal control. This Committee will approve the scope of the audit procedures employed by the company's independent auditors and will meet with the auditors to discuss the results of their audit. The Audit Committee will report to the Board of Directors with respect to the foregoing matters and will recommend annually the selection of independent auditors.

     The Compensation Committee will interpret and administer the company's stock option plans, including the grant of options. The Nominating Committee's duties will include the review of prospective candidates to be nominated as Directors of the company if replacements are required and for future Board expansion, the establishment of documented criteria to be used in consideration of possible nominees for directorship, the documentation of procedures that the Committee should review on an ongoing basis regarding the conduct of directors, and the making of recommendations for management succession.

     The present members of the Board of Directors of Prime are: Frederick G. Betz, Joseph A. Fluehr, III, Ernest Larenz, James J. Lynch, David H. Platt, Erwin T. Straw, and Raymond L. Weinmann. The business experience during at least the last five years for each of the current Prime directors is as follows:


     Mr. Betz has served as a director of Cheltenham Federal Savings and Loan Association ('Cheltenham') and subsequently Prime since 1988. Presently he is President of Fred Betz and Sons, Inc., a custom home building company located in Southampton, Pennsylvania.


     Mr. Fluehr has served as a director of North East Federal Savings and Loan Association ('North East') and subsequently Prime since 1983. He is a funeral director and the owner of the Joseph A. Fluehr, III Funeral Home in Richboro, Pennsylvania. He is also the Chairman of the Board of Trustees of St. Mary's Medical Center, a division of the Franciscan Health System, in Langhorne, PA and a Director of St. Joseph's Home for the Aged, Holland, PA.

     Mr. Larenz has served as a director of North East and subsequently Prime since 1976. He is the President of Medicare Management Nursing Homes which is responsible for the operation of various nursing homes. He is also a builder/developer of residential and commercial properties.


     Mr. Lynch, age 46, served as Executive Vice President of MidLantic Bank from 1994 to 1995. Prior thereto, Mr. Lynch has held various positions within Continental Bank culminating as President from 1992 to 1994. He helped manage Continental's merger with MidLantic National Bank. Prior thereto, Mr. Lynch was employed with First Pennsylvania bank from 1968 to 1976.


     Mr. Platt has served as a director of North East and subsequently Prime since 1983. He is the President of Somerton Springs Pro-Golf Shoppes which has ten golf shops and two golf facilities throughout the Delaware Valley area. He is also President of the Ballroom at Somerton Springs, Inc. and Newtown Swim Club Inc.

     Mr. Straw has served as President and Chief Executive Officer of Cheltenham and subsequently Prime since January, 1985. Prior to joining Cheltenham, Mr. Straw was employed for 24 years with Cheltenham Bank, ultimately serving as a Vice President. Prior thereto, Mr. Straw spent six years with Household International as a manager in the consumer finance industry.

     Mr. Weinmann has served as a director of Cheltenham and subsequently Prime since 1986. Mr. Weinmann is President of The Weinmann Group, a company that provides consulting services to developers and builders. In 1977, he co-founded Meehan-Weinmann, Inc. which became one of the ten largest construction companies in the Delaware Valley, building many of the notable projects in Philadelphia and Atlantic City. In 1983, the company was designated as redeveloper of Conshohocken and was a prime mover of that community's resurgence.

     The present members of the Board of Directors of First Sterling are:
William H. Bromley, William J. Cunningham, James D. Kania, Arthur L. Powell, Thomas J. Scanlon, Jr., Allen Speiser, and R. Richard Williams. The business experience during at least the last five years for each of the First Sterling directors and its chief financial officer is as follows:

     Mr. Bromley, age 46, has served as President, Chief Executive Officer and a director of First Sterling and First Sterling Bank since 1988. Before joining First Sterling, Mr. Bromley was employed for seven years by Industrial Valley Bank and Trust Company ('IVB') from 1979 through 1986 as a commercial loan officer and as a Regional Vice President for Chester County, Lancaster County and central and western Delaware County. Prior to joining IVB, Mr. Bromley worked for three years (1976 to 1979) with Midlantic National Bank in Haddonfield, N.J. Mr. Bromley currently serves as a member of the Board of Directors of the Upper Main Line YMCA. He is Section Chairman of the Pennsylvania Bankers Association.

     William J. Cunningham, 53, has been a Director of First Sterling and First Sterling Bank since 1988. He was a co-founder and managing partner of the Miami Heat, a National Basketball Association (NBA) team from 1988 until the sale by Cunningham of his interest in 1995. From 1986 to 1988 Mr. Cunningham was a national analyst and sports commentator for CBS Inc. He served as the Coach of the Philadelphia 76ers from 1977 through 1984, leading the team to an NBA championship in 1983. Throughout the period from 1965 through 1978 he played professionally for the Philadelphia 76ers, including for the 1967 NBA Championship team.

     James D. Kania, 36, has been a Director and Secretary of First Sterling and First Sterling Bank since 1988. For the last ten years, Mr. Kania has been a principal of Trikan Associates (real estate and management services). Since 1993, he has been general and/or managing partner of Whitehorse Business Associates, Dominion Properties, L.P., Centerpoint I and II and DelaCastle Associates (real estate development, management and/or ownership).

     Arthur L. Powell, 74, has been a Director of First Sterling and the First Sterling Bank since 1988. Mr. Powell is an owner of Kravco Company (developer of commercial real estate in the Philadelphia area and one of the country's largest privately held shopping center management companies), and a partner in certain real estate partnerships managed by that firm. He joined that firm in 1956 and served in various capacities, including President and Chairman of the Board and continues as an active member of its Board of Directors. He is a founding member of The Wharton Real Estate Center of the Wharton School at the University of Pennsylvania.

     Thomas J. Scanlon, Jr., 49, has been a Director of First Sterling and First Sterling Bank since 1988. Mr. Scanlon had been President of Jordan Chemical Company in Folcroft, Delaware County, for over ten years. Jordan Chemical Company was acquired by PPG Industries, Inc., in 1985, and Mr. Scanlon became and has remained a regional sales manager for that firm since then.

     Allen Speiser, 74, has been a Director of First Sterling and First Sterling Bank since 1988. Mr. Speiser has been self-employed as a Certified Public Accountant with offices in Bala Cynwyd, Pennsylvania and Florida.

     R. Richard Williams, 50, has been a Director of First Sterling and First Sterling Bank since 1988. In 1977, he founded Valquip Corporation, a marketer of industrial valves and related products for the petrochemical industries. Mr. Williams is currently President of that firm.

     Frank H. Reeves, 59, has been Senior Vice President and Chief Financial Officer of First Sterling and First Sterling Bank since 1988. Prior to that, Mr. Reeves had been a Senior Vice President of IVB.

     Executive Officers. After the Merger, the executive officers of New Prime shall consist of the following persons:


James J. Lynch                      President and Chief Executive Officer
William H. Bromley                  Executive Vice President
Walter L. Tillman, Jr.              Executive Vice President
Michael J. Sexton                   Treasurer and Chief Financial Officer


     A brief biographical description of each of the above officers who are not also directors of Prime or First Sterling is listed below.

     Walter L. Tillman, Jr., age 45, has served as Executive Vice President and Chief Operating Officer of Prime and of Prime Bank since January 1, 1991. From March, 1990 until June 30, 1990, Mr. Tillman served as Vice President of Prime and Prime Bank. Prior to joining Prime, Mr. Tillman was employed by Independence Bancorp, Inc. where he was Vice President, Director, Asset/Liability Management of a $2.8 billion multi-bank holding company from 1987 to November 1989. He was initially hired by Independence Bancorp, Inc. in 1985 as a Vice President/Planning Manager. Prior to joining Independence Bancorp, Inc., Mr. Tillman was employed by Cheltenham Bank, a subsidiary of Independence Bancorp, Inc., as Senior Vice President-Resource Management Division from 1984 to 1985. Prior thereto, from 1981 to 1984, he was Vice President-Comptroller of Cheltenham Bank. He was initially hired by Cheltenham in 1976 where he advanced during that period to Assistant Vice President/Assistant Treasurer.


     Michael J. Sexton, age 35, has served as Chief Financial Officer of Prime since December, 1993 and as Vice President and Controller of Prime Bank since April, 1989. Prior thereto, from April, 1988, he was Systems Analyst of Cheltenham Federal Savings and Loan Association. Prior to joining Cheltenham, Mr. Sexton was employed by Liberty Bank as an Assistant Vice President of Financial Systems responsible for management information systems.


RESALE OF PRIME STOCK

     The Prime Stock issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any First Sterling shareholder who may be deemed to be an affiliate of New Prime for purposes of Rule 144 promulgated under the Securities Act ('Rule 144') or an affiliate of First Sterling for purposes of Rule 145 promulgated under the Securities Act ('Rule 145') (each an 'Affiliate'). Affiliates may not sell their Prime Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 under the Securities Act or other applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be Affiliates of First Sterling generally include individuals or entities that control, are controlled by or are under common control with, First Sterling and may include certain officers, directors, and principal shareholders of First Sterling.

     Pursuant to the Merger Agreement, First Sterling has agreed to use its reasonable best efforts to cause each Affiliate to execute and deliver to Prime a written agreement to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Prime Stock to be issued in connection with the Merger except pursuant to an effective registration statement or an exemption from registration under the Securities Act. SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by Affiliates of either company in a business combination. SEC guidelines indicate further that the pooling of interests method of accounting generally will not be challenged on the basis of sales by Affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they received in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     In addition to the foregoing restrictions, in connection with the tax opinions to be provided to Prime and First Sterling in connection with the Merger, each holder of 5% or more of the issued and outstanding First Sterling Stock will be requested to sign a letter confirming that each has no present intention to sell the Prime Stock each will receive in the Merger. Similar representations will be requested of the officers and directors of Prime and holders of 5% or more of the issued and outstanding PBI Stock.

ACCOUNTING TREATMENT

     It is anticipated that the Merger, when effected, will be accounted for as a pooling of interests, and it is a condition of Closing of the Merger that the parties receive letters from their respective independent auditors, KPMG Peat Marwick LLP for Prime and Coopers & Lybrand, L.L.P. for First Sterling, to the effect that the Merger qualifies for such accounting treatment. Under this method of accounting, the historical book value of the assets, liabilities and stockholders' equity of First Sterling, as reported on its consolidated balance sheets, will be carried over to the consolidated balance sheets of New Prime and no goodwill or other intangible assets will be created. New Prime will include on its consolidated statements of operations the consolidated results of operations of First Sterling for the entire fiscal year in which the consummation of the Merger occurs and will combine and restate its results of operations for prior periods to include the reported consolidated results of operations of First Sterling for prior periods. The unaudited pro forma condensed combined financial information contained in this Prospectus/Joint Proxy Statement has been prepared using the pooling of interests accounting method to account for the Merger. See 'Selected Consolidated Financial Data' and 'Pro Forma Condensed Combined Financial Data.'

                              PRIME BANCORP., INC.

RECENT DEVELOPMENTS

     Prime Bank converted from a federally chartered savings bank to a Pennsylvania chartered stock savings bank under the name 'Prime Bank, a savings bank' effective March 19, 1996. As a result of this conversion, the regulatory framework within which Prime and Prime Bank operate changed significantly. Current information with respect to these changes is contained in Prime's Quarterly Report on Form 10-Q for the period ended June 30, 1996, incorporated herein by reference.

     On August 20, 1996, federal legislation was passed which will require thrift institutions such as Prime Bank to recapture federal income tax benefits associated with post-1987 excess bad debt reserve deductions, whether or not such thrift institutions merge with or convert into commercial banks. However, federal tax benefits associated with pre-1988 excess bad debt reserve deductions are now protected from recapture, including in cases of merger with or conversion into a commercial bank. As a result of this legislation, the primary obstacle to the conversion of many thrift institutions into commercial banks has been eliminated. Prime has already reserved for the recapture of post-1987 excess bad debt reserve tax benefits.

     While the August 1996 legislation did not resolve the disparity in assessment rates for members of the SAIF deposit insurance fund such as Prime Bank, as compared to the assessment rates for members of the BIF insurance fund such as First Sterling Bank, on September 30, 1996, the U.S. Congress passed and the President signed, as part of the omnibus appropriation legislation, a BIF-SAIF rescue package which included the following provisions, among others: (1) with certain exceptions, SAIF member institutions such as Prime Bank will be obligated to pay, by November 27, 1996, a one-time special assessment based on their deposits as of March 31, 1995 (FDIC staff has estimated that this assessment will be at a rate of approximately 65.7 basis points, but it may be higher if the FDIC grants more exemptions from payment of the assessment than it has initially projected), and, as a result of this recapitalization of the SAIF fund it is expected that the differential between the basic deposit insurance assessment rate between BIF and SAIF will be reduced substantially, if not eliminated; (2) with certain exceptions, beginning on January 1, 1997, all federally insured banking and savings institutions would begin sharing the costs of payments to the Financing Corporation ('FICO') for debt service on FICO obligations, but at different rates, with BIF-insured deposits assessed at a rate estimated to be approximately 1.3 basis points, in contrast to SAIF-insured deposits which would be assessed at a rate of approximately 6.4 basis points, resulting in a deposit insurance disparity as between BIF and SAIF-insured deposits of slightly over 5 basis points until the date that the BIF and SAIF funds merge; (3) the BIF and SAIF funds would merge to form a new 'Deposit Insurance Fund' on January 1, 1999 (provided there are 'no savings associations'--as distinguished from state savings banks such as Prime Bank and other institutions classified as 'banks' for deposit insurance purposes--on that date); (4) the Treasury Department would be directed to report to Congress by March 31, 1997 on issues relating to the possible merger of the OTS and the OCC and a combination of federal thrift charters and national bank charters into a single federal banking charter; (5) the federal banking regulators would be authorized to prohibit SAIF insured institutions from inducing customers to shift their deposits to affiliated BIF-insured institutions; and (6) a number of regulatory relief provisions were included.


     In addition, in September 1996, legislation was introduced in Congress which would provide for a common federal charter for banks and savings associations, but would not apply to state chartered commercial banks such as First Sterling Bank or state chartered savings banks such as Prime Bank. As introduced, the legislation would also liberalize the powers of 'financial services holding companies', which could include New Prime, whether they are bank holding companies or savings and loan holding companies. However, the prospects for passage of that legislation and its possible effects on New Prime are uncertain and not possible to assess with any certainty at this time.


     On October 8, 1996, the FDIC also proposed to reduce the fourth quarter SAIF assessment rate to adjust for the recapitalization of the SAIF fund. Under the proposal, the 23 basis point assessment for well-capitalized institutions would be reduced to 18 basis points for those 'savings associations' which are obligated to pay FICO assesements, and to the nominal minimum statutory assessment for institutions which are not obligated to pay FICO assessments. Prime's management believes that Prime Bank, as a 'bank' for FDIC insurance purposes, should not be obligated to pay the FICO assessment. If the FDIC agrees that Prime Bank is not subject to FICO assessments, Prime Bank may also be entitled to a refund for certain assessments paid for periods after its March, 1996 conversion to a state chartered savings bank.



     While the special assessment under the federal BIF-SAIF legislation will require a cash payment by Prime Bank in the approximate amount of $2.71 million and will result in a charge to pre-tax earnings for the period ended September 30, 1996, it is not otherwise expected to have significant impact on the financial position or results of operations of Prime Bank. This expense will be partially offset by reductions in regular assessments under the FDIC's October 8 proposal. With the passage of this legislation, the competitive disadvantages presented to a SAIF member such as Prime Bank have been substantially eliminated. Furthermore, the passage of that legislation, together with the August 1996 federal bad debt reserve tax legislation will increase the strategic options available to New Prime in choosing charters for its subsidiary institutions. Management of Prime has not made any decisions relating to possible mergers of Prime Bank and First Sterling Bank, issues relating to charters of any subsidiary institutions, or issues relating to disparities in costs of maintaining BIF deposits versus SAIF deposits, during periods following completion of the Merger.

                          FIRST STERLING BANCORP, INC.

GENERAL

     First Sterling is a Pennsylvania business corporation which is registered as a bank holding company under the Federal Bank Holding Company Act of 1956, as amended (the 'BHCA'). First Sterling was incorporated on January 15, 1987 for the purpose of organizing First Sterling Bank and thereby enabling First Sterling Bank to operate within a bank holding company structure. First Sterling became an active bank holding company on June 1, 1988, when First Sterling Bank received the authority to begin operations from the PADOB and it received permission from the FRB to commence activity as a bank holding company. First Sterling Bank is a wholly owned subsidiary of First Sterling.

     First Sterling's sole activity consists of owning and supervising First Sterling Bank, which engages in the commercial and consumer banking business. First Sterling, through First Sterling Bank, derives all of its income from the furnishing of banking and bank related services.

     First Sterling is a legal entity separate and distinct from First Sterling Bank. The rights of First Sterling, and thus the rights of First Sterling's creditors and shareholders, to participate in the distribution of the assets or earnings of First Sterling Bank, are necessarily subject to the prior claims of First Sterling Bank, except to the extent that claims of First Sterling itself as a creditor may be recognized. Such claims on First Sterling Bank by creditors other than First Sterling include obligations in respect of federal funds purchased and certain other borrowings, as well as deposit liabilities.

     First Sterling directs the policies and coordinates the financial resources of First Sterling Bank. First Sterling provides and performs various technical, advisory and auditing services for First Sterling Bank, coordinates First Sterling Bank's general policies and activities and participates in First Sterling Bank's major business decisions.

     As of June 30, 1996, First Sterling, on a consolidated basis had total assets of $227,944,000, total deposits of $157,014,000 and total shareholder's equity of $12,676,000.

FIRST STERLING BANK

     First Sterling Bank is a Pennsylvania state chartered banking institution and member of the Federal Reserve System. On March 14, 1987, an Application to Establish a State Chartered Banking Institution was filed and accepted by the PADOB, which granted preliminary approval of the application on May 21, 1987. On May 26, 1988, the PADOB granted First Sterling Bank a Certificate of Authority to conduct business. First Sterling Bank commenced banking operations pursuant to its charter on June 1, 1988.

     First Sterling Bank offers a broad range of commercial banking services from its Devon, Pennsylvania headquarters as well as from its branch offices. First Sterling Bank's Primary Service Area ('PSA') encompasses the counties of Chester, Delaware and Montgomery.

     As of October 1, 1996, First Sterling Bank operated a total of five (5) locations: Devon, Chester County; St. David's, Delaware County; Bryn Mawr, Montgomery County; Bala Cynwyd, Montgomery County; and Media, Delaware County.

SERVICES

     First Sterling Bank serves the needs of its customers by offering a wide range of credit and deposit services. Credit services, predominantly to small and medium sized businesses and their owners, include lines of credit, term loans, mortgage loans, revolving credit lines and letters of credit. First Sterling Bank also offers Merchant Credit Card services, consumer credit services including personal credit lines, VISA cards, automobile loans, installment loans, and home improvement loans. Deposit services include a full range of commercial and personal deposit services including checking accounts, NOW accounts, money market accounts, certificates of deposit, statement savings, sweep accounts, zero balance accounts, automatic and telephone transfers, individual retirement accounts, and direct deposit.

     All deposits, up to the full extent permitted by law, are insured by the FDIC. First Sterling Bank is a member of the MAC automated teller network and operates MAC machines at the St. David's and Bryn Mawr office locations. Other services include safe deposit boxes, Series EE bonds, traveler's checks, money orders, and VISA cash advances. Trust services are not offered by First Sterling Bank.

COMPETITION

     In all phases of its business, First Sterling Bank competes with numerous regionally based commercial banks, most of which have assets, capital and lending limits larger than those of First Sterling Bank. There are several other community commercial banks in First Sterling Bank's PSA. First Sterling Bank, along with other commercial banks, competes with respect to its lending activities and in attracting demand deposits with savings banks, credit unions, savings and loan associations, insurance companies, regulated small loan companies and with non-bank issuers of commercial paper and other securities, such as shares in money market funds.

     In order to compete with the other financial institutions located both within and outside of its PSA, First Sterling Bank uses, to the fullest extent possible, the flexibility provided by its ability to make lending decisions locally. This includes an emphasis on specialized services for small and medium sized businesses and their owners, professionals, and personal contacts by First Sterling Bank's officers, directors and employees. If there are customers whose loan demands exceed First Sterling Bank's lending limit, First Sterling Bank seeks to arrange for such loans on a participation basis with other financial institutions.

     First Sterling Bank attempts to be competitive with the other financial institutions in its PSA with respect to interest rates paid on certificates of deposit and money market accounts and interest rates charged on loans.

OFFICES

     As of October 1, 1996, First Sterling Bank operated a headquarters office and branch containing approximately 9,500 square feet at 80 West Lancaster Avenue, Devon, Pennsylvania and four other branch locations. One branch, containing 3,124 square feet, is located in St. David's at the corner of Radnor Chester Road and Route 30; the second branch, containing 2,250 square feet, is located in Bryn Mawr at 22 North Bryn Mawr Avenue. The third branch has 4,500 square feet and is located at 50 Monument Road in Bala Cynwyd. First Sterling Bank's fifth location contains approximately 7,000 square feet and is located at 101 West Baltimore Pike in Media.

                               PRIME NEWCO, INC.

     New Prime has been formed solely for the purposes of effecting the Merger. It has no assets and has had no business or operations since its incorporation in September, 1996 and will not have any business or operations until such time as the Merger is effected.

     Consequently, New Prime has no financial statements to file or report on, no results of operation for management to discuss and analyze and no properties. It is not a party to any legal proceedings. Its shares are not presently registered under the Securities Exchange Act of 1934, and are not traded on any exchange or automated quotation system. No dividends have been paid on the outstanding shares of New Prime's common stock.

     Upon completion of the Merger, New Prime will change its name to 'Prime Bancorp, Inc.' and will succeed to the business and assets of Prime and First Sterling and the Prime Stock is intended to be registered under the Securities Exchange Act of 1934 and traded on the Nasdaq National Market System under the symbol 'PSAB.'

                  PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following table sets forth selected unaudited consolidated pro forma financial data of Prime and First Sterling at the dates and for the periods indicated, after giving effect to the Merger using the pooling of interests method of accounting. See 'The Merger -- Accounting Treatment.' The unaudited pro forma condensed combined financial data set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of Prime and First Sterling, including the related notes, which are contained in Annex F hereto or incorporated herein by reference, and in conjunction with the selected consolidated historical and other unaudited pro forma combined condensed consolidated financial information appearing elsewhere herein. See 'Selected Consolidated Financial Data.' The data set forth below is not necessarily indicative of the results of the future operations of New Prime upon consummation of the Merger or the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.

                        PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)
                                 JUNE 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             FIRST                  PRO FORMA
                                                                  PRIME    STERLING   ADJUSTMENTS    BALANCE
                                                                ---------  ---------  -----------  -----------
Assets
Cash in Banks.................................................  $  17,338  $   4,595   $                $  21,933
Interest-bearing deposits.....................................      3,286        192                        3,478
Federal funds sold............................................         --      1,100                        1,100
                                                                ---------  ---------  -----------     -----------
  Cash and cash equivalents...................................     20,624      5,887                       26,511
                                                                ---------  ---------  -----------     -----------
Investment securities.........................................     10,368        643                       11,011
Investment securities available for sale at market value......     43,587     46,795                       90,382
Mortgage-backed securities....................................     96,403        158                       96,561
Mortgage-backed securities available for sale at market
  value.......................................................     55,544         --                       55,544
Loans receivable..............................................    380,064    172,494                      552,558
  Deferred fees, net..........................................        (80)        --                          (80)
  Allowance for loan losses...................................     (3,737)    (2,509)      (1,000)(4)      (7,246)
                                                                ---------  ---------  -----------     -----------
    Loans receivable, net.....................................    376,247    169,985       (1,000)        545,232
                                                                ---------  ---------  -----------     -----------
Loans held for sale...........................................      6,654         --                        6,654
Accrued interest receivable...................................      4,894      2,101                        6,995
Real estate owned, at cost....................................        481        102                          583
Land acquired for development and resale......................     10,107         --                       10,107
Property and equipment........................................      9,200      1,031         (300)(4)       9,931
Goodwill......................................................      3,623         --                        3,623
Other assets..................................................      6,828      1,242          847(8)        8,917
                                                                ---------  ---------  -----------     -----------
                                                                $ 644,560  $ 227,944    $    (453)      $ 872,051
                                                                ---------  ---------  -----------     -----------
                                                                ---------  ---------  -----------     -----------
Liabilities and Stockholders' Equity
Liabilities:
  Deposits....................................................  $ 499,781  $ 157,014   $                $ 656,795
  Advances from Federal Home Loan Bank of Pittsburgh..........     12,000     48,622                       60,622
  Other borrowed money........................................     68,760      6,168       (1,050)(7)      73,878
  Advance payments by borrowers for taxes and insurance.......      2,163        279                        2,442
  Other liabilities...........................................      3,808      3,185        1,550(4)        8,543
                                                                ---------  ---------  -----------     -----------
                                                                  586,512    215,268          500         802,280
                                                                ---------  ---------  -----------     -----------
Stockholders' equity
  Common stock................................................      3,909      1,470           95(6,7)      5,474
  Additional paid-in capital..................................     30,637      6,622          829(6,7)     38,088
  Retained earnings...........................................     26,257      4,729       (2,075)(4,6)    28,911
  Valuation adjustment for debt securities net of taxes.......     (1,940)        53          --           (1,887)
  Treasury Stock..............................................       (815)      (198)         198(6)         (815)
                                                                ---------  ---------  -----------     -----------
                                                                   58,048     12,676         (953)         69,771
                                                                ---------  ---------  -----------     -----------
                                                                $ 644,560  $ 227,944   $     (453)      $ 872,051
                                                                ---------  ---------  -----------     -----------
                                                                ---------  ---------  -----------     -----------
Book value per share..........................................  $   15.58  $    8.72                    $   13.19

                           See footnotes on page 75.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                            FIRST       PRO FORMA
                                                                               PRIME       STERLING      BALANCE
                                                                            -----------  ------------  -----------
Interest income...........................................................  $    22,560   $    9,101   $    31,661
Interest expense..........................................................       11,068        4,861        15,929
                                                                            -----------  ------------  -----------
Net interest income.......................................................       11,492        4,240        15,732
Provision for loan losses.................................................          650          185           835
                                                                            -----------  ------------  -----------
Net interest income after provision for loan losses.......................       10,842        4,055        14,897
Gain (loss) on sale of assets.............................................          198            4           202
Rental income.............................................................          143           --           143
Other income..............................................................        1,033          344         1,377
Non-interest expense......................................................        7,235        2,799        10,034
                                                                            -----------  ------------  -----------
Income before income taxes................................................        4,981        1,604         6,585
Income tax expense........................................................        1,733          550         2,283
                                                                            -----------  ------------  -----------
Net income................................................................  $     3,248   $    1,054   $     4,302
                                                                            -----------  ------------  -----------
                                                                            -----------  ------------  -----------

Earnings per share:
  Primary.................................................................        $ .86        $ .69         $ .80
  Fully diluted...........................................................        $ .86        $ .66         $ .78

Weighted average number of shares outstanding:
  Primary.................................................................    3,777,707    1,517,647     5,390,064
  Fully diluted...........................................................    3,780,589    1,628,157     5,503,456

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                            FIRST       PRO FORMA
                                                                               PRIME       STERLING      BALANCE
                                                                            -----------  ------------  -----------
Interest income...........................................................  $    21,044   $    7,579   $    28,623
Interest expense..........................................................       10,599        4,016        14,615
                                                                            -----------  ------------  -----------
Net interest income.......................................................       10,445        3,563        14,008
Provision for loan losses.................................................          356          237           593
                                                                            -----------  ------------  -----------
Net interest income after provision for loan losses.......................       10,089        3,326        13,415
Gain (loss) on sale of assets.............................................          328          (17)          311
Rental income.............................................................           54           --            54
Other income..............................................................          809          286         1,095
Non-interest expense......................................................        6,609        2,435         9,044
                                                                            -----------  ------------  -----------
Income before income taxes................................................        4,671        1,160         5,831
Income tax expense........................................................        1,709          398         2,107
                                                                            -----------  ------------  -----------
Net income................................................................  $     2,962   $      762   $     3,724
                                                                            -----------  ------------  -----------
                                                                            -----------  ------------  -----------

Earnings per share:
  Primary.................................................................        $ .79        $ .50         $ .71
  Fully diluted...........................................................        $ .79        $ .48         $ .70

Weighted average number of shares outstanding:
  Primary.................................................................    3,759,949    1,521,836     5,281,785
  Fully diluted...........................................................    3,761,713    1,632,346     5,394,059

                           See footnotes on page 75.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                            FIRST       PRO FORMA
                                                                               PRIME       STERLING      BALANCE
                                                                            -----------  ------------  -----------
Interest income...........................................................  $    42,795   $   16,184   $    58,979
Interest expense..........................................................       21,825        8,732        30,557
                                                                            -----------  ------------  -----------
Net interest income.......................................................       20,970        7,452        28,422
Provision for loan losses.................................................          644          485         1,129
                                                                            -----------  ------------  -----------
Net interest income after provision for loan losses.......................       20,326        6,967        27,293
Gain (loss) on sale of assets.............................................          728            4           732
Rental income.............................................................          174           --           174
Other income..............................................................        1,954          583         2,537
Non-interest expense......................................................       13,831        5,099        18,930
                                                                            -----------  ------------  -----------
Income before income taxes................................................        9,351        2,455        11,806
Income tax expense........................................................        3,498          839         4,337
                                                                            -----------  ------------  -----------
Net income................................................................  $     5,853   $    1,616   $     7,469
                                                                            -----------  ------------  -----------
                                                                            -----------  ------------  -----------

Earnings per share:
  Primary.................................................................        $1.56        $1.07         $1.42
  Fully diluted...........................................................        $1.55        $1.03         $1.39

Weighted average number of shares outstanding:
  Primary.................................................................    3,762,728    1,515,253     5,277,981
  Fully diluted...........................................................    3,773,808    1,625,763     5,399,571

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                            FIRST       PRO FORMA
                                                                               PRIME       STERLING      BALANCE
                                                                            -----------  ------------  -----------
Interest income...........................................................  $    34,986   $   12,082   $    47,068
Interest expense..........................................................       15,253        6,027        21,280
                                                                            -----------  ------------  -----------
Net interest income.......................................................       19,733        6,055        25,788
Provision for loan losses.................................................        1,243          351         1,594
                                                                            -----------  ------------  -----------
Net interest income after provision for loan losses.......................       18,490        5,704        24,194
Gain (loss) on sale of assets.............................................         (104)        (117)         (221)
Rental income.............................................................          321           --           321
Other income..............................................................        1,578          499         2,077
Non-interest expense......................................................       11,336        4,698        16,034
                                                                            -----------  ------------  -----------
Income before income taxes................................................        8,949        1,388        10,337
Income tax expense........................................................        3,141          484         3,625
                                                                            -----------  ------------  -----------
Net income................................................................  $     5,808   $      904   $     6,712
                                                                            -----------  ------------  -----------
                                                                            -----------  ------------  -----------

Earnings per share:
  Primary.................................................................        $1.55        $ .62         $1.29
  Fully diluted...........................................................        $1.55        $ .61         $1.27

Weighted average number of shares outstanding:
  Primary.................................................................    3,736,405    1,464,598     5,201,003
  Fully diluted...........................................................    3,736,405    1,575,108     5,311,513

                           See footnotes on page 75.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1993
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                            FIRST       PRO FORMA
                                                                               PRIME       STERLING      BALANCE
                                                                            -----------  ------------  -----------
Interest income...........................................................  $    31,310   $   10,643   $    41,953
Interest expense..........................................................       13,150        5,133        18,283
                                                                            -----------  ------------  -----------
Net interest income.......................................................       18,160        5,510        23,670
Provision for loan losses.................................................        1,442          718         2,160
                                                                            -----------  ------------  -----------
Net interest income after provision for loan losses.......................       16,718        4,792        21,510
Gain (loss) on sale of assets.............................................          279          112           391
Rental income.............................................................          350           --           350
Other income..............................................................        1,233          626         1,859
Non-interest expense......................................................        9,807        3,786        13,593
                                                                            -----------  ------------  -----------
Income before income taxes and effect of cumulative change in accounting
  principle...............................................................        8,773        1,744        10,517
Income tax expense........................................................        3,349          590         3,939
                                                                            -----------  ------------  -----------
Income before effect of cumulative change in accounting principle.........        5,424        1,154         6,578
Cumulative effect on prior years of change in tax accounting method.......        1,055           --         1,055
                                                                            -----------  ------------  -----------
Net income................................................................  $     6,479   $    1,154   $     7,633
                                                                            -----------  ------------  -----------
                                                                            -----------  ------------  -----------

Primary earnings per share:
  Income before effect of cumulative change in accounting principle.......        $1.46        $0.83         $1.30
  Cumulative effect on prior years of change in tax accounting method.....         0.28           --          0.21
  Net income..............................................................        $1.75        $0.83         $1.51

Fully diluted earnings per share:
  Income before effect of cumulative change in accounting principle.......        $1.46        $0.79         $1.27
  Cumulative effect on prior years of change in tax accounting method.....         0.28           --          0.20
  Net income..............................................................        $1.75        $0.79         $1.47

Weighted average number of shares outstanding:
  Primary.................................................................    3,706,276    1,396,503     5,102,779
  Fully diluted...........................................................    3,712,344    1,520,032     5,232,376

                           See footnotes on page 75.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1992
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                            FIRST       PRO FORMA
                                                                               PRIME       STERLING      BALANCE
                                                                            -----------  ------------  -----------
Interest income...........................................................  $    30,691   $    9,336   $    40,027
Interest expense..........................................................       14,944        4,886        19,830
                                                                            -----------  ------------  -----------
Net interest income.......................................................       15,747        4,450        20,197
Provision for loan losses.................................................        1,200          963         2,163
                                                                            -----------  ------------  -----------
Net interest income after provision for loan losses.......................       14,547        3,487        18,034
Gain (loss) on sale of assets.............................................          220          451           671
Rental income.............................................................          214           --           214
Other income..............................................................        1,668          321         1,989
Non-interest expense......................................................        8,769        3,225        11,994
                                                                            -----------  ------------  -----------
Income before income taxes and extraordinary credit.......................        7,880        1,034         8,914
Income tax expense........................................................        3,177          353         3,530
                                                                            -----------  ------------  -----------
Income before extraordinary credit........................................        4,703          681   $     5,384
Extraordinary credit......................................................           --          348           348
Net income................................................................  $     4,703   $    1,029   $     5,732
                                                                            -----------  ------------  -----------
                                                                            -----------  ------------  -----------
Primary earnings per share:
  Income before extraordinary credit......................................        $1.29        $ .52         $1.08
  Extraordinary credit....................................................           --          .25           .07
  Net income..............................................................         1.29          .77          1.15
Fully diluted earnings per share:
  Income before extraordinary credit......................................        $1.28        $ .48         $1.05
  Extraordinary credit....................................................           --          .23           .06
  Net income..............................................................        $1.28        $ .71         $1.11
Weighted average number of shares outstanding:
  Primary.................................................................    3,652,951    1,397,169     5,050,120
  Fully diluted...........................................................    3,668,406    1,520,698     5,189,104

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1991
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                            FIRST       PRO FORMA
                                                                               PRIME       STERLING      BALANCE
                                                                            -----------  ------------  -----------
Interest income...........................................................  $    33,584   $    8,042   $    41,626
Interest expense..........................................................       19,598        5,054        24,652
                                                                            -----------  ------------  -----------
Net interest income.......................................................       13,986        2,988        16,974
Provision for loan losses.................................................        1,320          392         1,712
                                                                            -----------  ------------  -----------
Net interest income after provision for loan losses.......................       12,666        2,596        15,262
Gain (loss) on sale of assets.............................................          320           13           333
Rental income.............................................................          227           --           227
Other income..............................................................        1,702          225         1,927
Non-interest expense......................................................        8,197        2,624        10,821
                                                                            -----------  ------------  -----------
Income before income taxes and extraordinary credit.......................        6,718          210         6,928
Income tax expense........................................................        2,652           68         2,720
                                                                            -----------  ------------  -----------
Income before extraordinary credit........................................        4,066          142         4,208
Extraordinary credit......................................................           --           68            68
                                                                            -----------  ------------  -----------
Net income................................................................  $     4,066   $      210   $     4,276
                                                                            -----------  ------------  -----------
                                                                            -----------  ------------  -----------
Primary earnings per share:
  Income before extraordinary credit......................................        $1.19        $ .14         $ .88
  Extraordinary credit....................................................           --          .05           .01
  Net income..............................................................         1.19          .19           .89
Fully diluted earnings per share:
  Income before extraordinary credit......................................        $1.19        $ .13         $ .86
  Extraordinary credit....................................................           --          .04           .01
  Net income..............................................................         1.19          .17           .87
Weighted average number of shares outstanding:
  Primary.................................................................    3,416,974    1,397,169     4,814,143
  Fully diluted...........................................................    3,416,974    1,520,698     4,937,672

                           See footnotes on page 75.

            FOOTNOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                                  (UNAUDITED)


(1)    The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the applicable periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Pro forma financial information assumes the Merger was consummated as of the beginning of each of the periods indicated.

(2)    It is assumed that the Merger will be accounted for on a pooling of interests accounting basis, and accordingly, the related pro forma adjustments herein reflect, where applicable, the Exchange Ratio of 1.00 share of Prime Stock for each outstanding share of First Sterling Stock. In addition, upon consummation of the Merger, each outstanding share of PBI Stock will become one (1) share of Prime Stock.

(3)    The pro forma condensed combined income statement data does not reflect the estimated $1.0 million addition to the provision for loan losses which New Prime anticipates making, or charges and expenses of approximately $1.85 million attributable to the Merger since these charges are non-recurring.

(4)    After the Merger, New Prime intends to modify its approach to the workout of certain assets. This strategy involves the accelerated resolution of problem assets which, New Prime believes, is more economical than a long-term work out approach, and will allow management to concentrate its resources on growth and revenue generation. As a result of this strategy, New Prime will make an addition to the allowance for loan losses of approximately $1.0 million ($620 thousand after-tax).

       The pro forma combined balance sheet data at June 30, 1996 reflects approximately $1.85 million of charges, which includes: $300 thousand for fixed asset and service contract write downs; $375 thousand for the reduction of both the space and term on First Sterling's office lease; $225 thousand for employee severance costs; and $950 thousand for other expenses directly attributable to the Merger. Accordingly, pro forma stockholders' equity has been reduced by $953 thousand, representing the after tax effect of the charges and expenses attributable to the Merger and the conversion of the Debentures.

(5)    In February 1992, the FASB issued Statement of Financial Accounting Standards No. 109, 'Accounting for
       Income Taxes' ('SFAS No. 109'). Under the asset and liability method provided for by SFAS No. 109, deferred tax assets and liabilities are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable for future years to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       Prime adopted SFAS No. 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $1,055,000 has been calculated as of January 1, 1993 and is reported separately in the consolidated statement of operations for the year ended December 31, 1993. First Sterling also adopted SFAS
       No. 109 as of January 1, 1993; the impact of SFAS No. 109 on First Sterling was immaterial.

(6)    Reflects the cancellation of 15,800 shares of First Sterling Stock held as treasury stock.

(7)    Reflects the conversion of $1.05 million in principal amount of Debentures to 110,510 shares of Prime Stock.

(8)    Reflects deferred tax receivable at statutory rates totalling $847 thousand related to approximately $1.2 million of expenses attributable to the Merger and the addition of approximately $1.0 million to New Prime's allowance for loan losses.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

     Upon consummation of the Merger, the stockholders of Prime and the shareholders of First Sterling will become shareholders of New Prime, and their rights as such will cease to be defined and governed by the Certificate of Incorporation and Bylaws of Prime and the Articles of Incorporation and Bylaws of First Sterling, respectively, and as to Prime the DGCL, and will be defined instead by the Articles of Incorporation and Bylaws of New Prime and the provisions of the PBCL. Certain provisions of the Articles of Incorporation and Bylaws of New Prime materially alter the rights of shareholders of First Sterling from those that First Sterling shareholders presently have. In addition, while the Articles of Incorporation and Bylaws of New Prime are substantially similar to the present Certificate of Incorporation and Bylaws of Prime, there are some differences, including a provision protecting directors against personal liability for money damages for breaches of fiduciary duty not involving self-dealing, recklessness or willful misconduct. The most significant differences are summarized below. This summary is qualified in its entirety by reference to the full text of the Articles of Incorporation and Bylaws of First Sterling, the Certificate of Incorporation and Bylaws of Prime, and the Articles of Incorporation and Bylaws of New Prime, all as amended from time to time. The Articles of Incorporation and Bylaws of New Prime are attached as exhibits to New Prime's Registration Statement on Form S-4 of which this Prospectus/Joint Proxy Statement forms a part. In addition, there are certain differences between the corporate laws of the State of Delaware and the Commonwealth of Pennsylvania which could be implemented by New Prime or which otherwise affect the management and internal affairs of New Prime. For a discussion of such provisions, see 'Certain Differences Between the Corporation Statutes of Delaware and Pennsylvania.'

CAPITAL STOCK

     Prime. Prime has the authority to issue 10,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. No shares of preferred stock of Prime are currently issued or outstanding. The Board of Directors of Prime has the power to set the rights, preferences, privileges and designations with respect to each class or series of Prime preferred shares. The Board of Directors of Prime could designate additional classes and series of, and issue additional shares of, preferred stock without shareholder approval.

     New Prime. New Prime has the authority to issue 13,000,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. The Board of Directors of New Prime will have the power to set the rights, preferences, privileges and designations with respect to each class or series of New Prime preferred shares. The Board of Directors of New Prime could designate additional classes and series of, and issue additional shares of, preferred stock without shareholder approval. See 'Description of New Prime Capital Stock.'

     First Sterling. First Sterling has the authority to issue 5,000,000 shares of common stock, par value $1.00 per share. No preferred stock is authorized.

VOTING POWER

     Based upon the current capitalization of First Sterling and Prime, after consummation of the Merger, Prime shareholders will hold approximately 3,725,056 shares of the common stock of New Prime and First Sterling shareholders will hold approximately 1,454,203 shares of the common stock of New Prime. Prime shareholders and First Sterling shareholders will hold approximately 72% and 28%, respectively, of the voting power of New Prime after the Merger. Assuming all of the Debentures are converted to First Sterling Stock before December 31, 1996, then First Sterling shareholders would hold approximately 1,564,713 shares of the common stock of New Prime or approximately 30% of the voting power of New Prime after the Merger. No shareholder of either company will possess the same relative voting power in matters put to a vote of shareholders of New Prime as he or she had possessed prior to the transaction. See 'The First Sterling Special Meeting -- Certain Beneficial Owners of First Sterling Stock' and 'The Prime Special Meeting -- Certain Beneficial Owners of PBI Stock.'

BOARD OF DIRECTORS

     New Prime. The Articles of Incorporation and Bylaws of New Prime provide for a classified Board of Directors of not less than seven nor more than 15 members with staggered terms which will run for three years, after the initial term. Shareholders of New Prime do not have the right to vote cumulatively in the election of Directors.

     Prime. The Board of Directors of Prime currently has seven members, divided into three classes. The Certificate of Incorporation and Bylaws of Prime provide for a classified Board of Directors of seven members with staggered terms which will run for three years, after the initial term. Shareholders of Prime do not have the right to vote cumulatively in the election of Directors.

     First Sterling. The Board of Directors of First Sterling currently has seven members; its the Bylaws provide for no fewer than five and no more than ten Directors. The Articles of Incorporation and Bylaws of First Sterling currently do not provide for a classified Board of Directors. Shareholders of First Sterling currently do not have the right to vote cumulatively in the election of Directors.

LIMITATION ON DIRECTORS' LIABILITY

     Prime. The Certificate of Incorporation and Bylaws of Prime include no provision limiting monetary liability on the part of Directors for breach of fiduciary duty.

     New Prime. The Bylaws of New Prime contain a provision consistent with PBCL Section 1713 limiting the liability of Directors of New Prime for monetary damages for any action or omission unless the Director breached or failed to perform his fiduciary duties under Chapter 17B of the PBCL and the breach or failure constituted self-dealing, willful misconduct or recklessness. The limitation on liability shall not apply to liabilities for taxes or violation of any criminal statute. APPROVAL OF THE MERGER BY HOLDERS OF THE PBI STOCK AND FIRST STERLING STOCK WILL CONSTITUTE APPROVAL OF THIS DIRECTOR LIABILITY PROVISION.

     First Sterling. The Articles of Incorporation and Bylaws of First Sterling include no provision limiting monetary liability on the part of Directors for breach of fiduciary duty.

SUPERMAJORITY VOTE ON CERTAIN MATTERS

     Prime. The Certificate of Incorporation of Prime prohibits the acquisition of control of Prime, which is deemed to mean sole or shared acquisition of more than 10% of the voting power of Prime, unless such acquisition of control was approved by at least two-thirds of the then current Directors or at least two-thirds of the outstanding voting securities of Prime. Furthermore, so long as PBI Stock continues to be traded on the Nasdaq or a national securities exchange, no offer to acquire sole or shared control of over 10% of the voting power of Prime may be made, unless it has received either prior approval of at least two-thirds of the directors then in office or prior approval by certain regulatory authorities. The Certificate of Incorporation of Prime also contains provisions that eliminate certain rights with respect to shares in excess of 10% of the voting power of Prime ('Excess Shares') acquired by shareholders in violation of the aforementioned supermajority voting provisions.

     The Certificate of Incorporation of Prime also requires that certain mergers, consolidations, asset transfers, transfers of voting securities of Prime or of any of its subsidiaries, proposals for liquidation or dissolution, or certain other transactions involving interested shareholders or their affiliates (i.e. a shareholder holding directly or indirectly 10% or more of the voting power of the outstanding Prime securities) will require both the affirmative vote of 75% of all eligible voting power and over half of the voting power excluding the interested shareholders of Prime, unless such transaction has received the affirmative vote of a majority of certain disinterested Directors or the value of the consideration to be received by shareholders of Prime meets certain specified valuation tests. Lastly, the Certificate of Incorporation of Prime contains a prohibition against the payment of 'greenmail' to certain specified shareholders.

     New Prime. The Articles of Incorporation of New Prime contain substantially the same provisions as described above in the Certificate of Incorporation of Prime, except that the Articles of Incorporation of New Prime contain no provisions relating to Excess Shares. In addition to such supermajority vote provisions, (i) New Prime has elected initially to be covered by the anti-takeover protective provisions of Chapter 25F (relating to business combinations) of the PBCL and (ii) Section 2538 of the PBCL requires the affirmative vote of a majority of shareholders, excluding shares held by an interested shareholder, to approve certain fundamental transactions. New Prime has elected not to be covered by certain other anti-takeover provisions of the PBCL, namely Chapter 25E (relating to control transactions), Chapter 25G (relating to control-share acquisitions) and Chapter 25H (relating to disgorgement by certain controlling shareholders following attempts to acquire control). See 'Certain Differences Between the Corporation Statutes of Delaware and Pennsylvania -- Shareholder Protective Provisions.'

     First Sterling. The Articles of Incorporation and Bylaws of First Sterling contain no supermajority voting provisions pertaining to acquisition of control of First Sterling, or certain mergers, consolidations, asset transfers, transfers of voting securities of First Sterling or any of its subsidiaries, proposals for liquidation or dissolution, or similar types of transactions.

INFORMAL SHAREHOLDER ACTION

     Prime. The Certificate of Incorporation and Bylaws of Prime do not prohibit action by shareholders by partial or unanimous written consent, which is permissible under the DGCL.

     New Prime. The Articles of Incorporation and Bylaws of New Prime do not authorize shareholder action by partial written consent and the PBCL prohibits such action without express authorization in the Bylaws. The Articles of Incorporation and Bylaws of New Prime do not prohibit action by unanimous written consent of shareholders. Thus under the PBCL such actions are permitted.

     First Sterling. The Bylaws of First Sterling explicitly prohibit shareholder action by written consent without a meeting.

MODIFICATION OF CHARTER DOCUMENTS AND BYLAWS

     New Prime and Prime. In general, the Certificate of Incorporation of Prime may be amended, as proposed by the Board of Directors, upon the affirmative vote by a majority of the outstanding voting shares at a duly called meeting. The Bylaws may be amended at a meeting called for such purpose upon the affirmative vote of two-thirds of the Directors then in office or two-thirds of the outstanding voting shares at a duly called meeting. However, amendments to
Article 8 ('Certain Business Combinations') of the Certificate of Incorporation of Prime concerning supermajority voting requirements applicable to certain business transactions may only be effected upon proposal by the Board of Directors of Prime and an affirmative vote of 75% of outstanding voting shares at a duly called meeting. The terms of the Bylaws and Articles of Incorporation of New Prime are substantially similar to those of Prime with respect to the aforementioned terms. See 'Comparison of Stockholders' Rights -- Supermajority Vote on Certain Matters.'

     First Sterling. The Articles of Incorporation of First Sterling may be amended as proposed by the Board of Directors, upon the affirmative vote of a majority of the shares present and voting at a duly called meeting, the notice for which included notice of such proposed amendments. The Bylaws of First Sterling may be amended upon the affirmative vote of either a majority of the Directors or a majority of the shareholders of First Sterling entitled to vote thereupon in each case at a duly called meeting the notice for which included notice of such proposed amendments.

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                  CERTAIN DIFFERENCES BETWEEN THE CORPORATION
                     STATUTES OF DELAWARE AND PENNSYLVANIA

     Although the DGCL and the PBCL are similar in many respects, there are a number of differences between the two statutes which should be carefully considered by both Prime stockholders and First Sterling shareholders in evaluating the proposed Merger. The Articles of Incorporation and Bylaws of New Prime also contain various provisions which modify the statutory provisions and differ from the charter provisions of both Prime and First Sterling and, accordingly, should be carefully considered by both Prime and First Sterling shareholders. The following summary, which sets forth certain material differences between the two statutes, does not purport to be a complete statement of all differences between the DGCL and the PBCL, nor does it purport to be a complete statement of the provisions of the two statutes which it compares, nor the modifying provisions in the Articles of Incorporation and Bylaws of New Prime.

     All statements contained in the following summary are qualified in their entirety by the laws of Delaware and Pennsylvania and reference is made to those laws for a complete statement of their provisions. Certain provisions of the PBCL are made applicable only to 'registered corporations,' which is defined to include corporations that have, and will have, a class or series of shares entitled to vote generally in the election of directors of a corporation, which shares are registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. New Prime will be a 'registered corporation.' Among the more significant differences affecting the rights, obligations and relationships between a corporation and its shareholders are the following.

FIDUCIARY DUTIES OF DIRECTORS

     Both the DGCL and PBCL provide that the board of directors has the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors owe fiduciary duties of care and loyalty to the corporation and to its shareholders.

     Delaware courts have held that the duty of care requires the directors to exercise an informed business judgment. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also imposed a heightened standard of conduct upon directors in matters involving a contest for control of the corporation.

     Similar to Delaware law, Pennsylvania law requires that directors perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. The PBCL, however, contains a provision specifically permitting (not requiring) directors, in discharging their duties, to consider the effects of any action taken by them upon any or all affected groups (including, e.g. shareholders, employees, customers, creditors and certain communities) as well as all other pertinent factors. While Prime's Certificate of Incorporation contains a similar provision, it is unclear how such provision would be interpreted by Delaware courts. Furthermore, unlike Delaware law, the PBCL expressly makes clear that a director has no greater obligation to justify, or higher burden of proof with respect to, any act relating to an actual or potential take-over of the corporation than he or she has with respect to any other act as a director.

LIMITATION OF DIRECTOR LIABILITY

     Both the DGCL and the PBCL permit a corporation's certificate or articles of incorporation (or bylaws in Pennsylvania) to limit a director's exposure to monetary liability for breach of fiduciary duty. Under the DGCL, Delaware corporations have the power to eliminate a director's personal liability for monetary damages, except for liability for (i) breach of the duty of loyalty,
(ii) acts or omissions not in good faith or constituting intentional misconduct or knowing violation of law, (iii) declaration of an improper dividend or an improper redemption of stock, or (iv) any transaction from which the director derived an improper personal benefit. There is no provision in the Prime Certificate of Incorporation electing this limitation.

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     Under the PBCL, a corporation, by the vote of its shareholders, has the power to absolve its directors from monetary liability for actions taken or omissions, unless (i) the director breached or failed to perform his or her duties under the PBCL, and (ii) the breach or failure constitutes self-dealing, willful misconduct, or recklessness. In addition, a director under Pennsylvania law will remain personally liable pursuant to any criminal statute or for the payment of taxes. The Bylaws of New Prime contain this protection of directors. APPROVAL OF THE MERGER BY THE HOLDERS OF THE PBI STOCK AND FIRST STERLING STOCK WILL CONSTITUTE APPROVAL OF THIS DIRECTOR LIABILITY PROVISION. The Articles of Incorporation and Bylaws of First Sterling include no provision limiting monetary liability on the part of Directors for breach of fiduciary duty.

INDEMNIFICATION

     The Bylaws of New Prime and Prime, respectively, provide for indemnification of their directors and officers consistent with Pennsylvania and Delaware law, respectively. The Articles of Incorporation and Bylaws of First Sterling include no provisions for indemnification of directors or officers.

     Both the DGCL and the PBCL permit a corporation to indemnify any person involved in a third party action by reason of his being an officer or director of the corporation, against expenses, judgments, fines and settlement amounts paid in such third party action (and against expenses incurred in any derivative action), if such person acted in good faith and reasonably believed that his actions were in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Furthermore, the laws of both states provide that a corporation may advance expenses incurred in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification.

     In general, no indemnification for expenses in derivative actions is permitted under the laws of either state in situations in which the person has been adjudged liable to the corporation, unless a court finds him entitled to such indemnification. If, however, the person has been successful in defending a third party or derivative action, indemnification for expenses incurred is mandatory under the laws of both states.

     In both states, the statutory provisions for indemnification are non-exclusive with respect to any other rights, such as contractual rights (and, in the case of a Pennsylvania corporation, under a bylaw or vote of shareholders or disinterested directors), to which a person seeking indemnification may be entitled. Unlike Delaware law, however, Pennsylvania law expressly permits such contractual or other rights to provide for indemnification against judgments and settlements paid in a derivative or other action unless a court determines that the act or omission giving rise to the claim for indemnification constituted willful misconduct or recklessness. The Bylaws of New Prime do not contain such a provision.

SHAREHOLDER PROTECTIVE PROVISIONS

     While Delaware law permits corporations to adopt various charter provisions to provide protection to shareholders, Chapter 25 of the PBCL contains certain shareholder protective provisions which apply to a registered corporation, such as New Prime, unless the registered corporation elects not to be governed by such provisions. New Prime has elected in its Articles of Incorporation only to have Chapter 25F and Section 2538 be applicable to it. The provisions, which were added to the PBCL with the intent of protecting Pennsylvania corporations against many abusive hostile acquisition and takeover techniques, are briefly described below.

          Chapter 25E provides that in the event a shareholder becomes a controlling shareholder of a registered company by, individually or as part of a group, directly or indirectly, acquiring 20% or more of the share voting power of the company, then any remaining shareholders who object to the transaction are entitled to compel the acquirer to purchase all remaining shares for their fair market value in cash, including a pro-rata share of any control premium enjoyed by the

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     controlling shareholder, although non-controlling shareholders are not precluded from selling their shares to the controlling shareholder at any other price. There are certain exceptions to the statutory determination of acquisition of control relating, among other circumstances, to share acquisitions by bequest or in the course of fulfilling duties as an agent, broker, nominee, trustee, or similar third-party. The controlling shareholder must give notice to every voting shareholder of record of the company when a control transaction has occurred. In the event that the controlling shareholder and any dissenting shareholders cannot agree on the fair market value of company shares within the proper statutory time period, or if the controlling shareholder fails to provide proper statutory notice of a control transaction, then the statute also provides for a court-supervised valuation procedure and appraiser, of which dissenting shareholders may avail themselves.

          Chapter 25F generally prohibits business combinations for a period of five years with a 20% shareholder unless all disinterested directors approve. Subject to certain exceptions, any investor who acquires 20% or more of the stock of a registered Pennsylvania corporation ('Interested Shareholder') may not engage in any 'business combination' with the corporation for a five-year period. In addition, shares which are issuable under any agreement or upon exercise of conversion or option rights or with respect to shares acquired in a stock split, stock dividend or recapitalization are not included as owned by an interested shareholder for purposes of calculating the 20% threshold. By comparison, in Delaware an interested shareholder is defined as an acquiror of 15% or more of a corporation's voting stock and such shareholder is subject to only a three year moratorium on 'business combinations' with the corporation.

          Both the PBCL and the DGCL define a 'business combination' to include a merger of the corporation with the interested shareholder, a mortgage or sale of assets having a market value of ten percent or more of the aggregate market value of the assets or stock of the corporation to the interested shareholder, the liquidation of the corporation as proposed by the interested shareholder, an issuance of shares equal to five percent or more of the market value of all outstanding shares of the corporation, and certain other transactions which may disproportionately benefit the interested shareholder. However, the PBCL also includes certain lease and mortgage transactions in the definition of business combinations.

          Under the PBCL, a 'business combination' with an Interested Shareholder may occur if any of the following conditions are met: (1) if prior to the 20% acquisition, the Board of Directors approves such acquisition of stock or the 'business combination;' (2) following the 20% acquisition, all holders of common stock consent; or (3) if the interested shareholder owns 80% of the corporation's voting stock and a majority of disinterested shareholders consent to the proposed 'business combination' at a meeting called no earlier than three months after the 20% acquisition and all shareholders receive a price for their shares in accordance with a 'fair price' valuation procedure provided in the PBCL. After five years, any 'business combination' must be approved by holders of a majority of shares other than those held by the Interested Shareholder, or all shareholders other than the Interested Shareholder must receive a price for their shares in accordance with a 'fair price' valuation procedure.

          By contrast, the three year moratorium of the DGCL does not apply if
     (1) prior to the date the acquiror becomes an interested shareholder, the target corporation's board of directors approves the 'business combination' or the acquisition of stock; (2) the acquiror owns 85% of the target corporation's outstanding voting stock at the time of the transaction; or
     (3) on or subsequent to the date the acquiror becomes an interested shareholder, the 'business combination' is approved by the board of directors and is authorized by a vote of at least two-thirds of the outstanding stock not including stock owned by the interested shareholder.

          Under the 'fair price' provisions of the PBCL, (a) the aggregate of the cash and non-cash consideration per common share to be received by the shareholders shall be at least equal to the higher of: (i) the highest per share price paid by the interested shareholder at the time he was a five percent shareholder for any common shares acquired by him within five years prior to either

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     the announcement date of the 'business combination' or the transaction by which he became an Interested Shareholder, plus interest, minus dividends paid during such period up to the amount of such interest; or (ii) the higher of the market value per share on the date of announcement of the 'business combination' or on the date he first became an Interested Shareholder, plus interest, and minus dividends, as aforesaid; and (b) the aggregate of the cash and non-cash consideration to be paid per share, other than on common shares, shall be at least equal to the higher of the amounts determined under the foregoing clauses (i) and (ii), as applied to shares other than common shares, or the highest preferential amount upon liquidation plus the amount of dividends to which holders of shares of such class are entitled; and (c) the consideration for the common or other shares shall be paid promptly to all shareholders other than the interested shareholder in cash or in the same form as paid by the Interested Shareholder to acquire the largest number of shares previously acquired by him or her. Section 2556 of the PBCL should be consulted for the exact terms of the fair price provisions.

          As with the DGCL, the PBCL may have the effect of encouraging would-be acquirors of the company to negotiate directly with the board of directors. Further, the 'fair price' provisions of the PBCL may provide in the circumstances indicated above benefits to the company's shareholders.

          Chapter 25G provides that a shareholder loses his voting rights in a control share acquisition, i.e. the purchase of more than 20% of the company's stock, unless and until the remaining shareholders of the company vote to restore voting rights after a detailed information statement is provided to all shareholders, and the company is also provided a right to redeem the stock for a period of two years.

          Chapter 25H provides for the disgorgement of greenmail profits, i.e. any profits earned over the original purchase price during a certain period of time.

          Section 2538 concerns transactions involving interested shareholders, which are defined to be shareholders that are a party to a transaction, or that are treated differently from other shareholders in a transaction, or persons acting in concert with, under common control with, or controlling, directly or indirectly, the interested shareholder, with the exception of certain agents and other such third-parties. Section 2538 requires the affirmative vote of a majority of all shareholders, excluding shares held by an interested shareholder, to approve certain fundamental transactions such as a merger, consolidation, share exchange, sale of a substantial portion of the company's assets, division, voluntary dissolution, winding-up, or reclassification of the company. However, such shareholder approval provisions do not apply (1) when the transaction has been approved by a majority of the board of directors, excluding directors who have a material equity interest in the interested shareholder or who were nominated for election by the interested shareholder and were first elected to the board within 24 months of the transaction; (2) if the consideration to be received by shareholders of any class in the transaction is at least equal to the highest amount paid by the interested shareholder in acquiring shares of the same class; or (3) if the plan of merger or consolidation relating to the transaction does not require the approval of company shareholders under PBCL Section 1924(b)(1)(ii) because immediately prior to the adoption of the plan and continuously until the effective date of the transaction another party to the merger or consolidation directly or indirectly owns at least 80% of the outstanding shares of each class of the company. These provisions are cumulative and apply in addition to any other approvals and procedures required by state law or the articles of incorporation and bylaws of the company.

     In addition, Pennsylvania law permits corporations such as New Prime to adopt various charter provisions to provide protection to shareholders, which New Prime has done and which are summarized above. See 'Comparison of Stockholders' Rights -- Supermajority Vote on Certain Matters'.

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AMENDMENTS TO CHARTER

     Under Delaware law, amending the Certificate of Incorporation of Prime generally requires the approval of the holders of a majority of the shares entitled to vote. Pennsylvania law, which applies to New Prime and First Sterling, only requires the affirmative vote of a majority of the votes actually cast on a proposed amendment, unless the articles of incorporation or bylaws require a greater percentage. Pennsylvania law also eliminates the need for shareholder approval of certain non-material amendments to the articles of incorporation (such as a change in the corporate name) and eliminates the need for class votes in order to change the par value of, or decrease the number of authorized shares of, any class of stock.

MERGERS AND MAJOR TRANSACTIONS

     Under Delaware law, fundamental corporate transactions (such as mergers, sales of all or substantially all of the corporation's assets, dissolutions, etc.) require the approval of the holders of a majority of the shares of Prime. Pennsylvania law, which applies to New Prime and First Sterling, presents a lower approval threshold by requiring only a majority of the votes actually cast by the shareholders at the meeting. Delaware and Pennsylvania laws each permit a corporation to increase the minimum percentage vote required above the statutory minimums described above. As described above, the Articles of Incorporation and Bylaws of New Prime impose higher approval requirements for certain transactions (including mergers, interested party transactions and other fundamental transactions). See 'Comparison of Stockholders' Rights -- Supermajority Vote on Certain Matters.'

DIVIDENDS

     Delaware law permits dividends to be paid out of (i) surplus (the excess of net assets of the corporation over capital) or (ii) net profits for the current or immediately preceding fiscal year, unless the net assets are less than the capital of any outstanding preferred stock. Pennsylvania law permits the payment of dividends unless they would render the corporation insolvent, meaning either
(i) the corporation would be unable to pay its debts as they become due in the ordinary course of business, or (ii) the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed upon dissolution of the corporation to pay the holders of shares having a liquidation preference.

STOCK REPURCHASES

     Under the DGCL, a Delaware corporation may not purchase or redeem its own shares when the capital of the corporation is impaired or when such purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares if such shares will be retired upon acquisition, thereby reducing the capital of the corporation. In contrast, Pennsylvania law permits a corporation to redeem any and all classes of its shares and treats such redemption or repurchase like a dividend, subject to the same limitations described above.

VOTING RIGHTS

     Under Delaware law, cumulative voting in the election of directors is only permitted if expressly authorized in the charter of a corporation. The Certificate of Incorporation of Prime does not authorize cumulative voting. Under Pennsylvania law, however, shareholders automatically have cumulative voting rights unless the Pennsylvania charter provides otherwise. Under the Articles of Incorporation and Bylaws of First Sterling and of New Prime, shareholders do not have cumulative voting rights.

APPRAISAL OR DISSENTERS RIGHTS

     The rights of shareholders to demand payment in cash by a corporation of the fair value of their shares under certain circumstances are called appraisal rights under the DGCL and dissenters rights under the PBCL. Delaware law does not afford appraisal rights to holders of shares which are either

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listed on a national securities exchange, quoted on the Nasdaq National Market or held of record by more than 2,000 shareholders, unless the plan of merger or consolidation converts such shares into anything other than stock of the surviving corporation or stock of another corporation which is either listed on a national securities exchange, quoted on the Nasdaq National Market or held of record by more than 2,000 shareholders. For this reason, shareholders of Prime will not have appraisal rights in connection with the Merger.

     Pennsylvania law is substantially the same as Delaware law regarding appraisal rights, except that (i) Pennsylvania law does not automatically deny dissenters rights to holders of shares quoted on the Nasdaq National Market and
(ii) where shares are listed on a national exchange or held of record by more than 2,000 shareholders, dissenters rights will nevertheless be available under Pennsylvania law unless the plan converts such shares into stock of the surviving or new corporation. As a result of the Merger, since First Sterling will not be the surviving corporation, the shareholders of First Sterling will have dissenters rights with respect to the Merger.

AMENDMENTS TO BYLAWS

     Under Delaware law, if the certificate of incorporation confers on the board of directors the power to amend the bylaws, the DGCL does not limit the power of the board to make changes in the bylaws. Under Pennsylvania law, however, the board's power to adopt or amend bylaw provisions on specified subjects is limited absent a contrary provision in the articles.

     Under Delaware law, a corporation's bylaws may be amended by the shareholders at any annual meeting, without the need to obtain the consent of the board of Directors or to give prior notice that such action would be taken at the meeting. Pennsylvania law is more restrictive to shareholders, as it requires that a copy of any proposed amendment to the bylaws, or a summary thereof, be included with the notice of the meeting at which the shareholders wish to amend a Pennsylvania corporation's bylaws.

ACTION BY WRITTEN CONSENT

     Delaware law permits a majority of shareholders to consent in writing to any action without a meeting, unless the certificate of incorporation prohibits such written consent, which is not the case with Prime as the Bylaws of Prime are silent on this subject. The PBCL permits shareholders of a non-registered Pennsylvania business corporation to act by unanimous written consent, unless restricted by the by-laws. In addition, if the bylaws so provide, the PBCL also permits shareholders to act by written consent of the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting, provided that shareholders who did not consent to the action were given at least ten days written notice prior to the effectiveness of the action. However, the bylaws of First Sterling explicitly prohibit shareholder action by written consent without a meeting. With respect to registered corporations such as New Prime, Pennsylvania law also permits action by less than unanimous written consent of its shareholders, but only when specifically authorized in the articles of incorporation of the registered company. No such express authorization is contained in the articles of incorporation of New Prime.

SPECIAL MEETINGS OF SHAREHOLDERS

     Both Delaware and Pennsylvania laws permit a special meeting of the shareholders to be called by the board of directors or such other person as may be authorized by the corporation's charter or bylaws. In addition, the PBCL permits a special meeting of the shareholders of a non-registered business corporation to be called by shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at the particular meeting, unless otherwise provided in the articles of incorporation. However, the PBCL explicitly states that the shareholders of a registered business corporation do not have a statutory right to call special meetings of the shareholders, although such a right may be granted by the bylaws or charter of the corporation.

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ANNUAL MEETING OF SHAREHOLDERS

     Under Delaware law, if the annual meeting for the election of directors is not held on the designated date the directors are required to cause such meeting to be held as soon thereafter as may be convenient. If they fail to do so for a period of 80 days after the designated date, or if no date has been designated, for a period of 18 months after the organization of the corporation or after its annual meeting, the Court of Chancery may summarily order a meeting to be held upon application of any shareholder or director.

     Under Pennsylvania law, if the annual meeting of shareholders for election of directors is not called and held within six months after the designated time, any shareholder may call such meeting at any time thereafter without application to the court.

CASE LAW AND COURT SYSTEMS

     There is a substantial body of case law in Delaware interpreting the corporation law of that state. A comparable body of judicial interpretations does not exist in Pennsylvania. Delaware also has established a system of Chancery Courts to adjudicate matters arising under its corporation law. Pennsylvania is considering but has not yet established an equivalent court system. As a result of these factors there may be less certainty as to the outcome of matters governed by Pennsylvania corporation law, and therefore it may be more difficult to obtain legal guidance as to such matters than would be the case under Delaware law.

                     DESCRIPTION OF NEW PRIME CAPITAL STOCK

GENERAL

     New Prime has the authority to issue 13,000,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. Based on the current capitalization of First Sterling and Prime, 5,179,259 shares of the common stock of New Prime are expected to be issued and outstanding as of the Effective Time. In the event the First Sterling Debentures are converted prior to the Effective Time, an additional 110,510 shares of Prime Stock will be issued and outstanding as of the Effective Time for a total of 5,289,769 shares. No shares of preferred stock of New Prime are currently issued or outstanding.

     The authorized but unissued shares of the common stock and preferred stock of New Prime will be available for future corporate purposes, such as raising capital, stock dividends, employee incentive plans, acquisitions and other purposes as determined by the Board of Directors of New Prime. It is not the intention of the Board of Directors of New Prime to seek approval of the holders of shares of the capital stock of New Prime for future issuance of any of the additional shares, except as may be required by applicable laws or rules of the National Association of Securities Dealers, Inc. (the 'NASD'). Presently, NASD rules require prior shareholder approval of transactions (other than a public offering for cash) in which there will be issued common stock, or securities convertible into or exercisable for common stock, having voting power equal to or in excess of 20% of the voting power outstanding prior to the issuance of such securities.

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the PBCL, and the Articles of Incorporation and Bylaws of New Prime.

     THE FOLLOWING DESCRIPTIONS OF THE CAPITAL SECURITIES OF NEW PRIME SHOULD BE READ CAREFULLY BY SHAREHOLDERS OF FIRST STERLING AND PRIME SINCE, AT THE EFFECTIVE TIME, EACH ISSUED AND OUTSTANDING SHARE OF FIRST STERLING STOCK AND OF PBI STOCK WILL BE CONVERTED INTO 1.00 FULLY PAID AND NONASSESSABLE SHARES OF THE COMMON STOCK OF NEW PRIME.

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COMMON STOCK

     Voting Rights. Each holder of the common stock of New Prime has one vote on matters presented for consideration by the shareholders for each share held. There are no cumulative voting rights in the election of directors. All issued and outstanding shares of the common stock of New Prime will be fully paid and non-assessable. In certain circumstances, if the directors of New Prime from time to time decide to designate or issue any class or series of preferred stock with such rights, preferences, privileges and designations as they may determine, any such class or series of preferred stock issued by New Prime may affect voting rights of the common stock of New Prime. Super-majority voting provisions apply in certain situations; for a discussion of such provisions see 'Comparison of Stockholders' Rights -- Supermajority Vote on Certain Matters'.

     Dividends. Each holder of the common stock of New Prime is entitled to share ratably in dividends out of funds legally available therefor, when and as declared by the Board of Directors of New Prime, after full cumulative dividends on any class or series of preferred stock ranking superior as to dividends to the common stock of New Prime have been paid or declared and funds sufficient for the payment thereof set apart, and after the payment of the full amount of sinking fund, retirement fund, or other retirement payments, if any, to which holders of shares of the preferred stock of New Prime may be entitled in preference to the common stock.

     Preemptive Rights. The holders of the common stock of New Prime have no preemptive rights to acquire any new or additional unissued shares or treasury shares of the capital stock of New Prime.

     Liquidation. In the event of a liquidation, dissolution or winding up of New Prime, whether voluntary or involuntary, the holders of common stock of New Prime will be entitled to share ratably in any assets or funds of New Prime that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

PREFERRED STOCK

     The Board of Directors of New Prime has the authority, without further action by the holders of the outstanding shares of common stock of New Prime, to issue shares of preferred stock of New Prime from time to time in one or more classes or series and to fix the number of shares constituting any class or series. The Board of Directors of New Prime shall have the power to fix the terms of any such series or class, including designations, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto, including voting rights, dividends, rights on liquidation, dissolution or winding up, conversion or exchange rights and redemption provisions (including sinking fund provisions), if any. The designations, rights and preferences of any class or series of preferred shares of New Prime which may be issued would be set forth in a statement which would be filed with the Secretary of State of Pennsylvania.

     The issuance in the future of shares of preferred stock of New Prime, or the designation of authorized but unissued shares of preferred stock of New Prime with voting and other rights which may be established by the Board of Directors in its discretion without shareholder approval, may be used by the Board of Directors of New Prime to create voting impediments or otherwise delay or prevent a change in control of New Prime. By issuance of preferred shares of New Prime, the Board of Directors could modify the rights of holders of the common stock of New Prime. There is no current intention to issue any preferred shares of New Prime.

                                    EXPERTS

     The consolidated statements of financial position of Prime as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, included in Prime's Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The aforementioned report of KPMG Peat Marwick LLP covering Prime's consolidated financial statements refers to changes in the method of accounting for income taxes and investments in 1993.


     The consolidated financial statements of First Sterling at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, included in this Prospectus/Joint Proxy Statement and the Registration Statement, have been audited by Coopers & Lybrand L.L.P. as set forth in their report thereon included herein. The consolidated financial statements of First Sterling referred to above are included herein in reliance upon such reports and given upon the authority of Coopers & Lybrand L.L.P. as experts in accounting and auditing.


                                 LEGAL MATTERS


     The validity of the shares of common stock of New Prime to be issued by New Prime under the Merger Agreement and certain tax and other matters relating to the Merger will be passed upon by counsel to New Prime, Stradley, Ronon, Stevens & Young, LLP, 2600 One Commerce Square, Philadelphia, Pennsylvania 19103. Certain other matters relating to the Merger will be passed upon for First Sterling by its counsel, Kania, Lindner, Lasak and Feeney, Two Bala Plaza, Suite 525, Bala Cynwyd, PA 19004. Arthur J. Kania, a member of Kania, Lindner, Lasak and Feeney, is a shareholder of First Sterling and settlor of, and counsel to, the Arthur J. Kania Trust, the largest shareholder of First Sterling.


                             STOCKHOLDER PROPOSALS

     New Prime expects to hold its 1997 Annual Meeting on or before April 20, 1997. Stockholder proposals intended to be presented at the next Annual Meeting must be submitted by November 20, 1996 to receive consideration for inclusion in the proxy materials relating to that meeting. Any such proposal will be subject to Rule 14a-8 of the rules and regulations of the Securities and Exchange Commission.

     In addition, New Prime's Bylaws provide that any stockholder wishing to nominate a candidate for election to the Board of Directors or to bring any other business before a meeting of stockholders must give notice of such nomination or item of business to the company in writing received by the company at its executive offices not less than 30 days nor more than 90 days prior to the meeting, together with certain information concerning the stockholder making such nomination or proposing such business and concerning the nominee or the business proposed to be conducted, as the case may be. However, that if less than 40 days notice or prior public disclosure of the meeting is given or made to stockholders, such notice, to be timely, must be received no later than the 10th day following such notice or public disclosure.

                        INDEX TO FINANCIAL STATEMENTS OF
                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

Annual Financial Statements

  Report of Independent Accountants...............................        F-2

  Consolidated Balance Sheets at
     December 31, 1995 and 1994...................................        F-3

  Consolidated Statements of Income
     for the Years Ended
     December 31, 1995, 1994 and 1993.............................        F-4

  Consolidated Statements of Shareholders'
     Equity for the Years Ended
     December 31, 1995, 1994 and 1993.............................        F-5

  Consolidated Statements of Cash Flows
     for the Years Ended
     December 31, 1995, 1994 and 1993.............................        F-6

  Notes to Consolidated Financial Statements......................        F-7

Interim Financial Statements

  Consolidated Balance Sheets at June 30, 1996
      and December 31, 1995.......................................       F-22

  Consolidated Statements of Income (Unaudited)
     for the Three and Six Months Ended
     June 30, 1996 and 1995.......................................       F-23

  Consolidated Statements of Cash Flows
     (Unaudited) for the Six Months Ended
     June 30, 1996 and 1995.......................................       F-24

  Notes to Consolidated Financial Statements (Unaudited)..........       F-25

                         REPORT OF INDEPENDENT ACCOUNTANTS

BOARD OF DIRECTORS OF
FIRST STERLING BANCORP, INC.:

WE HAVE AUDITED THE ACCOMPANYING CONSOLIDATED BALANCE SHEETS OF FIRST
STERLING BANCORP, INC. AND SUBSIDIARY (THE COMPANY) AS OF DECEMBER 31, 1995 AND 1994, AND THE RELATED CONSOLIDATED STATEMENTS OF INCOME, SHAREHOLDERS' EQUITY AND CASH FLOWS FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995. THESE FINANCIAL STATEMENTS ARE THE RESPONSIBILITY OF THE COMPANY'S MANAGEMENT. OUR RESPONSIBILITY IS TO EXPRESS AN OPINION ON THESE FINANCIAL STATEMENTS BASED ON OUR AUDITS.

WE CONDUCTED OUR AUDITS IN ACCORDANCE WITH GENERALLY ACCEPTED AUDITING STANDARDS. THOSE STANDARDS REQUIRE THAT WE PLAN AND PERFORM THE AUDIT TO OBTAIN REASONABLE ASSURANCE ABOUT WHETHER THE FINANCIAL STATEMENTS ARE FREE OF MATERIAL MISSTATEMENT. AN AUDIT INCLUDES EXAMINING, ON A TEST BASIS, EVIDENCE SUPPORTING THE AMOUNTS AND DISCLOSURES IN THE FINANCIAL STATEMENTS. AN AUDIT ALSO INCLUDES ASSESSING THE ACCOUNTING PRINCIPLES USED AND SIGNIFICANT ESTIMATES MADE BY MANAGEMENT, AS WELL AS EVALUATING THE OVERALL FINANCIAL STATEMENT PRESENTATION. WE BELIEVE THAT OUR AUDITS PROVIDE A REASONABLE BASIS FOR OUR OPINION.

IN OUR OPINION, THE CONSOLIDATED FINANCIAL STATEMENTS REFERRED TO ABOVE
PRESENT FAIRLY, IN ALL MATERIAL RESPECTS, THE FINANCIAL POSITION OF FIRST STERLING BANCORP, INC. AND SUBSIDIARY AS OF DECEMBER 31, 1995 AND 1994 AND THE CONSOLIDATED RESULTS OF THEIR OPERATIONS AND THEIR CASH FLOWS FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995, IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

AS DISCUSSED IN NOTE 2 TO THE CONSOLIDATED FINANCIAL STATEMENTS, THE
COMPANY ADOPTED STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 115, 'ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES' AS OF DECEMBER 31, 1993.


                                             COOPERS & LYBRAND L.L.P.


BALTIMORE, MARYLAND
FEBRUARY 23, 1996

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1995 and 1994

            ASSETS:

                                      1995           1994
                                  -------------  -------------
Cash and due from banks.........  $   4,861,330  $     926,529
Federal funds sold..............             --      4,800,000
Investments available for sale..     49,833,117     30,339,944
Investments held to maturity....        594,525     15,119,841
Federal Reserve Bank stock......        242,800        242,800
Loans:
   Commercial...................     94,507,827     75,947,150
   Mortgage.....................     48,412,745     32,772,205
   Consumer.....................     11,701,227     10,135,032
                                  -------------  -------------
   Total loans..................    154,621,799    118,854,387
   Allowance for loan losses....     (2,318,001)    (1,781,627)
                                  -------------  -------------
   Loans, net...................    152,303,798    117,072,760
                                  -------------  -------------
   Accrued interest and fees
     receivable.................      2,143,807      1,362,593
Premises and equipment, at cost:
   Leasehold improvements.......      1,042,817      1,020,497
   Furniture, fixtures and
     equipment..................        995,360        991,055
   Computer equipment and
     software...................        926,888        819,074
                                  -------------  -------------
                                      2,965,065      2,830,626
   Accumulated depreciation.....     (1,915,584)    (1,551,950)
                                  -------------  -------------
Premises and equipment, net.....      1,049,481      1,278,676
Federal income taxes
   receivable...................             --         24,831
Deferred income taxes...........        614,478        856,072
Prepaid expenses and other
   assets.......................        342,237        302,770
                                  -------------  -------------
     Total assets...............  $ 211,985,573  $ 172,326,816
                                  -------------  -------------
                                  -------------  -------------
          LIABILITIES:

Deposits:
   Demand.......................  $  24,404,024  $  18,581,626
   Savings and money market.....     24,420,762     24,090,249
   Certificates of deposit less
     than $100,000..............     96,299,709     79,863,378
   Certificates of deposit of
     $100,000 or more...........     22,833,811     14,879,265
                                  -------------  -------------
                                    167,958,306    137,414,518
Repurchase agreements...........      2,778,000      1,765,000
Income taxes payable............         16,948             --
Accrued interest payable........      2,976,922      1,886,888
Accrued liabilities.............      1,577,325      1,788,502
Subordinated debentures.........      1,050,000      1,050,000
FHLB advances...................             --      5,000,000
FHLB notes payable..............     23,646,201     13,694,067
                                  -------------  -------------
     Total liabilities..........    200,003,702    162,598,975
                                  -------------  -------------
Commitments and contingencies
   (Note 11)
Shareholders' equity:
Common stock, par value $1
  per share; 5,000,000 shares
  authorized; 1,470,003
  and 1,470,003 shares
  outstanding at December 31,
  1995 and 1994,
  respectively.................      1,470,003      1,470,003
Additional paid-in capital.....      6,621,747      6,621,747
Retained earnings..............      3,674,660      2,058,196
Unrealized gains (losses) on
  investments available for
  sale, net of taxes...........        412,961       (422,105)
Treasury stock, 15,800
  shares, at cost..............       (197,500)            --
                                 -------------  -------------
  Total shareholders'
    equity.....................     11,981,871      9,727,841
                                 -------------  -------------
  Total liabilities and
    shareholders' equity.......  $ 211,985,573  $ 172,326,816
                                 -------------  -------------
                                 -------------  -------------

         See accompanying notes to consolidated financial statements.

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
              For the Years Ended December 31, 1995, 1994 and 1993

                                                                        1995           1994             1993
                                                                  --------------  --------------  --------------
Interest income:
  Interest and fees on loans....................................  $   12,675,922  $    9,730,124  $    8,760,194
  Interest on investment securities and federal funds sold......       3,285,861       2,282,644       1,765,125
  Other interest and dividends..................................         222,650          69,491         118,075
                                                                  --------------  --------------  --------------
     Total interest income......................................      16,184,433      12,082,259      10,643,394
                                                                  --------------  --------------  --------------
Interest expense:
  Interest on savings and money market deposits.................         977,218         861,003         770,942
  Interest on certificates of deposit less than
     $100,000...................................................       4,975,017       3,527,942       2,754,294
  Interest on certificates of deposit of $100,000 or more.......         984,241         760,045         981,273
  Interest on Federal Home Loan Bank borrowings.................       1,637,419         748,669         535,155
  Interest on repurchase agreements.............................          79,576          50,908          13,279
  Interest on subordinated debt.................................          78,750          78,750          78,750
                                                                  --------------  --------------  --------------
                                                                       8,732,221       6,027,317       5,133,693
                                                                  --------------  --------------  --------------
     Net interest income........................................       7,452,212       6,054,942       5,509,701
Provision for loan losses.......................................         485,000         351,000         718,000
                                                                  --------------  --------------  --------------
     Net interest income after provision for loan
        losses..................................................       6,967,212       5,703,942       4,791,701
Other income:
  Service charges and other fees................................         583,219         499,494         626,148
  Gain (loss) on sale of investment securities..................           4,139        (116,972)        112,048
                                                                  --------------  --------------  --------------
     Net interest income and other income.......................       7,554,570       6,086,464       5,529,897
                                                                  --------------  --------------  --------------
Operating expenses:
  Salaries and employee benefits................................       2,214,586       1,953,316       1,525,000
  Occupancy.....................................................       1,046,415         950,121         747,252
  Advertising...................................................         213,000         252,033         174,653
  Insurance.....................................................         223,806         342,301         288,235
  Other.........................................................       1,401,585       1,200,831       1,050,278
                                                                  --------------  --------------  --------------
     Total operating expenses...................................       5,099,392       4,698,602       3,785,418
                                                                  --------------  --------------  --------------
Income before income taxes......................................       2,455,178       1,387,862       1,744,479
Provision for income taxes......................................         838,714         483,700         590,414
                                                                  --------------  --------------  --------------
     Net income.................................................  $    1,616,464  $      904,162  $    1,154,065
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
Earnings per share:
  Primary.......................................................  $         1.07  $          .62  $          .83
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
  Weighted average shares outstanding -- Primary................       1,515,253       1,464,598       1,396,503
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
  Fully-diluted.................................................  $         1.03  $          .61  $          .79
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
  Weighted Average shares outstanding --
     fully-diluted..............................................       1,625,763       1,575,108       1,520,032
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

          See accompanying notes to consolidated financial statements.

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              For the Years Ended December 31, 1995, 1994 and 1993

                                               ADDITIONAL                 UNREALIZED                  TOTAL
                                    COMMON       PAID-IN    ACCUMULATED   SECURITIES    TREASURY   SHAREHOLDERS'
                                     STOCK       CAPITAL      EARNINGS       GAINS       STOCK        EQUITY
                                  -----------  -----------  ------------  -----------  ----------  ------------
Balance, December 31,
  1992..........................  $ 1,370,003  $ 5,721,747   $      (31)           --              $  7,091,719
Net income......................           --           --    1,154,065            --                 1,839,337
Unrealized appreciation on
  available-for-sale securities,
  net of deferred taxes.........           --           --           --   $   685,272                        --
                                  -----------  -----------  ------------  -----------  ----------  ------------
Balance, December 31,
  1993..........................    1,370,003    5,721,747    1,154,034       685,272          --     8,931,056
Net income......................                                904,162                                 904,162
Issuance of common
  stock.........................      100,000      900,000                                            1,000,000
Unrealized depreciation on
  available for sale securities,
  net of deferred taxes.........                                           (1,107,377)               (1,107,377)
                                  -----------  -----------  ------------  -----------  ----------  ------------
Balance, December 31,
  1994..........................    1,470,003    6,621,747    2,058,196      (422,105)         --     9,727,841
Net income......................                              1,616,464                               1,616,464
Unrealized appreciation on
  available for sale securities,
  net of deferred taxes.........                                              835,066                   835,066
Treasury stock..................                                                       $ (197,500)     (197,500)
                                  -----------  -----------  ------------  -----------  ----------  ------------
Balance, December 31,
  1995..........................  $ 1,470,003  $ 6,621,747   $3,674,660   $   412,961  $ (197,500) $ 11,981,871
                                  -----------  -----------  ------------  -----------  ----------  ------------
                                  -----------  -----------  ------------  -----------  ----------  ------------

          See accompanying notes to consolidated financial statements.

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1995, 1994 and 1993

                                                                         1995            1994            1993
                                                                    --------------  --------------  --------------
Cash flows from operating activities:
  Net income......................................................  $    1,616,464  $      904,162  $    1,154,065
  Adjustments to reconcile net income to cash:
     Provision for loan losses....................................         485,000         351,000         718,000
     Depreciation and amortization................................         363,634         341,483         307,537
     Deferred income tax benefit..................................        (188,591)        (33,350)       (168,790)
     Amortization of premium (discount) on investments............         (26,482)         97,304         138,159
     (Gain)/loss on sale of investment securities.................          (4,139)        116,972        (112,048)
     Increase in accrued interest receivable......................        (781,214)       (252,058)        (98,429)
     (Increase) decrease in prepaid expenses and other assets.....         (39,467)        184,954        (495,343)
     Increase in accrued interest payable.........................       1,090,034         511,053         253,890
     Increase (decrease) in accrued liabilities...................        (211,177)        866,971      (1,530,723)
     Increase in taxes payable....................................          41,779              --              --
                                                                    --------------  --------------  --------------
       Net cash provided by operating activities..................       2,345,841       3,088,491         166,318
                                                                    --------------  --------------  --------------
Cash flows from investing activities:
  Net increase in loans...........................................     (35,716,038)     (9,785,108)    (19,773,260)
  Additions to premises and equipment.............................        (134,439)       (625,488)       (265,877)
  Purchase of investments, available for sale.....................     (30,871,431)    (52,030,893)    (18,862,908)
  Purchase of securities, held to maturity........................      (6,958,125)     (2,817,637)             --
  Purchase of FRB stock...........................................              --         (29,900)             --
  Purchases of FHLB stock.........................................        (572,300)     (1,770,000)             --
  Proceeds from sales of securities available for sale............      26,020,201      40,500,129      10,317,919
  Proceeds from maturities of securities held to maturity.........       8,499,918              --              --
  Principal receipts on securities available for sale.............         209,752         147,218              --
                                                                    --------------  --------------  --------------
       Net cash used in investing activities......................     (39,522,462)    (26,411,679)    (28,584,126)
                                                                    --------------  --------------  --------------
Cash flows from financing activities:
  Net increase in deposits........................................      30,543,788      15,051,618      20,573,230
  Increase in securities sold under agreement to repurchase.......       1,013,000       1,435,000        (100,000)
  (Decrease) increase in advances under line of credit............      (5,000,000)      2,000,000       3,000,000
  Increase in notes payable to Federal Home Loan Bank.............       9,952,134       3,694,067       5,000,000
  Proceeds from issuance of bank stock............................              --       1,000,000              --
  Purchase of treasury stock......................................        (197,500)             --              --
                                                                    --------------  --------------  --------------
       Net cash provided by financing activities..................      36,311,422      23,180,685      28,473,230
                                                                    --------------  --------------  --------------
Net (decrease) increase in cash and cash equivalents..............        (865,199)       (142,503)         55,422
Cash and cash equivalents at beginning of year....................       5,726,529       5,869,032       5,813,610
                                                                    --------------  --------------  --------------
Cash and cash equivalents at end of year..........................  $    4,861,330  $    5,726,529  $    5,869,032
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------
Supplemental disclosures of cash flow information:
  Interest paid...................................................  $    7,642,187  $    5,515,264  $    4,879,803
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------
  Taxes paid......................................................  $      950,000  $      603,922  $    1,151,000
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------
Noncash transactions:
  Transfers to other real estate owned............................              --              --          50,000
  Change in unrealized gain/(loss) on securities, available for sale, net of taxes of $430,185, $(570,496) and $353,000,
     respectively.................................................  $      835,066  $   (1,107,377) $      685,272
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------
  Transfer of securities from available for sale to held to
     maturity.....................................................  $           --  $    6,216,704  $           --
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------
  Transfer of securities from held to maturity to available for
     sale at fair value, amortized cost of $12,654,152............  $   12,681,936              --              --
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------

          See accompanying notes to consolidated financial statements.

                   FIRST STERLING BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND REPORTING ENTITY

     First Sterling Bancorp, Inc. (the Company) is a bank holding company organized under the laws of the Commonwealth of Pennsylvania on January 15, 1987 to engage in commercial banking business through its wholly-owned subsidiary, First Sterling Bank (the Bank), a Pennsylvania state-chartered bank insured by the Federal Deposit Insurance Corporation. On May 26, 1988, the Bank was granted a Certificate of Authority to conduct business and commenced commercial banking operations on June 1, 1988.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, First Sterling Bank. All intercompany balances and transactions have been eliminated in consolidation.

  Interest Rate Risk

     The earnings of the Company depend on the earnings of the Bank. The Bank is dependent primarily upon the level of net interest income, which is the difference between interest earned on its interest earning assets, such as loans and investments, and the interest paid on its interest-bearing liabilities, such as deposits and borrowings. Accordingly, the operations of the Bank are subject to risks and uncertainties surrounding its exposure to change in the interest rate environment. The bank manages interest rate risk through its asset/liability management strategies with the primary objective to maximize net interest margin in current and anticipated rate environments, while balancing interest-sensitive assets and liabilities and providing adequate liquidity for projected needs.

  Use of Estimates

     In addition, the preparation of financial statements in conformity with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These significant estimates include the allowance for loan losses. Actual results could differ from those estimates.

  Investment Securities

     As of December 31, 1993, the Bank elected to adopt FAS 115, 'Accounting for Certain Investments in Debt and Equity Securities.' The impact of adopting this standard, net of the related income tax effect, was $685,272 as of December 31, 1993. The statement requires management to make a determination as to which of the three categories that they will classify their investments in:
Held-to-Maturity, Trading or Available-for-Sale.

     Held to Maturity -- Securities identified as 'Held to Maturity' must be held with the positive intent and ability to hold them to maturity. These securities are reported at amortized cost.

     Trading Securities -- Securities held with the intent for quick resale at a trading profit. Trading securities are reported at fair value, with changes in unrealized gains or losses included in current earnings.

     Available for Sale -- Securities not included in the above two categories are reported at fair value, with unrealized gains or losses, net of taxes, excluded from earnings and reported directly as a separate component of shareholders' equity. Securities classified as available for sale include investments which management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates or other factors.

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

     Realized gains and losses on sale of investment securities are recognized using the specific identification method.

     On November 16, 1995, the bank restructured their investment portfolios in connection with the amnesty window provided by the Financial Accounting Standards Board (FASB). The Bank transferred, from its held to maturity portfolio to its available for sale portfolio, government agency securities with amortized cost and market values of $12,654,152 and $12,681,936, respectively, and recorded unrealized gains and losses of $73,036 and $54,699, respectively, net of taxes, as a separate component of shareholders' equity.

  Loans and Allowances for Loan Losses

     Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

     Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

     Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

     While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate.

     The allowance for possible loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance when management believes that the collectibility of the loan principal is unlikely. Recoveries on loans previously charged off are credited to the allowance.

     The allowance is an estimate that management believes will be adequate to absorb possible loan losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality and diversification, review of specific problem loans, the adequacy of the underlying collateral or present value of future cash flows, the results of the most recent regulatory examination, current economic conditions and trends that may affect the borrower's ability to pay. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if circumstances differ substantially from assumptions used in making evaluations.

     The Company adopted Statement of Financial Accounting Standards No. 114, 'Accounting by Creditors for Impairment of a Loan' ('SFAS 114') on January 1, 1995. SFAS 114 requires an adjustment to the carrying value of a loan through the provision for possible credit losses when it is

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

'probable' that a creditor will be unable to collect all amounts due according to the contractual terms of the loan. SFAS 114 was subsequently amended by Statement of Financial Accounting Standards No. 118, 'Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure' ('SFAS 118') to allow a creditor to use existing methods for recognizing interest income on an impaired loan. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Impairment criteria are applied to the loan portfolio exclusive of small homogeneous loans such as residential mortgage and consumer loans which are evaluated collectively for impairment. The adoption of SFAS Nos. 114 and 118 resulted in no additional provision for loan losses.

  Deferred Loan Fees

     Fees for loan originations, commitments and origination costs are deferred and recognized as an interest income yield adjustment over the terms of the loans.

  Premises and Equipment

     Leasehold improvements, furniture, equipment and software are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or the lives of the improvements on the straight-line basis. Maintenance and repairs and minor improvements are charged to current operations as incurred. Gain or loss on retirement or disposal of individual assets is recorded as income or expense in the period of retirement or disposal.

  Real Estate Owned

     Real estate owned consists of foreclosed assets and is stated at the lower of cost or estimated fair value minus estimated costs to sell the property.

  Income Taxes

     In 1993, the Company adopted Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes,' which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse (see Note 10).

  Net Income Per Share

     Net income per share is calculated on the basis of the weighted average number of shares outstanding during the period, including the assumed exercise of dilutive stock options using the treasury stock method. The convertible subordinated debt is not considered a common stock equivalent. Fully diluted per share data includes the assumed conversion of the convertible subordinated debt using the 'If Converted' method. Fully diluted earnings per share, as presented, includes the effect of the dilutive stock options and the convertible subordinated debt.

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for a one-day period. The bank is required to maintain certain average reserve balances as established by the Federal Reserve Board. The amounts of those balances for the reserve computation periods which included December 31, 1995 and 1994 were $478,000 and $487,000, respectively. These requirements were satisfied through the restriction of vault cash and a balance at the Federal Reserve Bank of Philadelphia.

  Recently Issued Accounting Standards

     In May 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 122 'Accounting for Mortgage Servicing Rights' which is effective for the Company beginning January 1, 1996. The statement requires the recognition of separate assets relating to the rights to service mortgage loans for others based on their fair value if it is practicable to estimate the value. The statement applies prospectively to transactions entered into in 1996, therefore there will be no cumulative effect upon adoption of this statement. In addition, this statement is not expected to have a significant effect on the financial position or results of operations of the Company.

     In October 1995, the FASB issued SFAS No. 123 'Accounting for Stock Based Compensation,' which is effective for the Corporation beginning January 1, 1996. SFAS No. 123 provides an alternative method of accounting for stock-based compensation arrangements, based on fair value of the stock-based compensation utilizing various assumptions regarding the underlying attributes of the options and the Corporation's stock, rather than the existing method of accounting for stock based compensation which is provided in Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees' (APB 25). The FASB encourages entities to adopt the fair value based method, but does not require the adoption of this method. For those entities that continue to apply APB 25, pro forma disclosure of the effect, if adopted, of SFAS 123 on net income and earnings per share would be required in the 1996 notes to consolidated financial statements. The Company anticipates that it will continue its current accounting policy.

3. INVESTMENTS

     Investments available for sale as of December 31, 1995 are as follows:

                                                                        1995
                                              --------------------------------------------------------
                                                                 GROSS        GROSS
                                                              UNREALIZED   UNREALIZED
                                              AGGREGATE FAIR    HOLDING      HOLDING
                                                  VALUE          GAINS       LOSSES     AMORTIZED COST
                                              --------------  -----------  -----------  --------------
U.S. Treasury Notes.........................  $   33,358,140  $   443,130   $   3,966   $   32,918,976
Agencies -- MBS.............................      14,105,077      186,535          --       13,918,542
FHLB Stock..................................       2,369,900           --          --        2,369,900
                                              --------------  -----------  -----------  --------------
  Total.....................................  $   49,833,117  $   629,665   $   3,966   $   49,207,418
                                              --------------  -----------  -----------  --------------
                                              --------------  -----------  -----------  --------------

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

3. INVESTMENTS -- (CONTINUED)

     Investments held to maturity as of December 1995 are as follows:

                                                                             1995
                                                      --------------------------------------------------
                                                                      GROSS        GROSS
                                                                   UNREALIZED   UNREALIZED
                                                       AGGREGATE     HOLDING      HOLDING     AMORTIZED
                                                      FAIR VALUE      GAINS       LOSSES        COST
                                                      -----------  -----------  -----------  -----------
Municipal bonds.....................................  $   431,391   $  31,291    $      --   $   400,000
Agencies............................................      190,852          --        3,673       194,525
                                                      -----------  -----------  -----------  -----------
  Total.............................................  $   622,243   $  31,291    $   3,673   $   594,525
                                                      -----------  -----------  -----------  -----------
                                                      -----------  -----------  -----------  -----------

     Investments available for sale as of December 31, 1994 are as follows:

                                                                        1994
                                             -----------------------------------------------------------
                                                                               GROSS
                                                                 GROSS       UNREALIZED
                                             AGGREGATE FAIR   UNREALIZED      HOLDING
                                                 VALUE       HOLDING GAINS     LOSSES     AMORTIZED COST
                                             --------------  -------------  ------------  --------------
Treasuries.................................  $   27,548,126    $      --    $   (592,769) $   28,140,895
Agencies -- CMO's..........................         994,218           --          (5,782)      1,000,000
FHLB Stock.................................       1,797,600           --              --       1,797,600
                                             --------------        -----    ------------  --------------
  Total....................................  $   30,339,944    $      --    $   (598,551) $   30,938,495
                                             --------------        -----    ------------  --------------
                                             --------------        -----    ------------  --------------

     Investments held to maturity as of December 31, 1994 are as follows:

                                                                       1994
                                             ---------------------------------------------------------
                                                                GROSS        GROSS
                                                             UNREALIZED    UNREALIZED
                                             AGGREGATE FAIR    HOLDING      HOLDING
                                                 VALUE          GAINS        LOSSES     AMORTIZED COST
                                             --------------  -----------  ------------  --------------
Treasuries.................................  $    7,931,250   $      --   $    (33,160) $    7,964,410
Agencies...................................       7,137,759      65,614        (83,286)      7,155,431
                                             --------------  -----------  ------------  --------------
  Total....................................  $   15,069,009   $  65,614   $   (116,446) $   15,119,841
                                             --------------  -----------  ------------  --------------
                                             --------------  -----------  ------------  --------------

     The maturity distribution, by contractual maturity, of the aggregate fair value and amortized cost of debt securities at December 31, 1995 are as follows:

                    AVAILABLE FOR SALE                         FAIR VALUE         COST
                    ------------------                       --------------  --------------
Less than 1 year...........................................  $   10,132,501  $   10,022,077
1 to 5 years...............................................      35,678,424      35,192,643
Greater than 10 years......................................       4,022,192       3,992,698
                                                             --------------  --------------
  Total....................................................  $   49,833,117  $   49,207,418
                                                             --------------  --------------
                                                             --------------  --------------

                         HELD TO MATURITY                           FAIR VALUE      COST
                         ----------------                           -----------  -----------
5 to 10 years.....................................................  $   431,391  $   400,000
CMO's.............................................................      190,852      194,525
                                                                    -----------  -----------
  Total...........................................................  $   622,243  $   594,525
                                                                    -----------  -----------
                                                                    -----------  -----------

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

3. INVESTMENTS -- (CONTINUED)

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalty.

     In 1995, 1994 and 1993, proceeds from the sale of securities available for sale were $26,020,201, $40,500,129 and 10,317,919, respectively, resulting in gross gains of $28,474 and gross losses of ($24,335) for 1995, gross losses of ($116,972) for 1994 and gross gain of $112,048 for 1993.

     As of December 31, 1995 and 1994, approximately $13,000,000 and $4,000,000 of investment securities were pledged and segregated at the Federal Reserve Bank to collateralize deposits of public funds and for other purposes.

     As of December 31, 1995 and 1994, securities sold under agreements to repurchase amounted to approximately $2,778,000 and $1,765,000, respectively. The repurchase agreements were collateralized by U.S. Treasury securities that have been pledged in an amount equal to the fair value of the repurchase agreements or $2,778,000 and $1,765,000, as of December 31, 1995 and 1994,
respectively.

     The bank is required to own shares of capital stock in the Federal Reserve Bank (FRB) and Federal Home Loan Bank (FHLB) as part of doing business with these institutions. The bank owned $242,800 of FRB stock and $2,369,900 and $1,797,600 of FHLB stock at December 31, 1995 and 1994, respectively.

4. LOANS

     At December 31, 1995, the recorded investment in loans for which impairment has been recognized in accordance with FAS 114 totalled $1,829,502, of which $717,451 related to loans with no valuation allowance because the loans have been partially paid down or written down through charge-offs, and $1,112,051 related to loans with a corresponding valuation allowance of $532,591. For the year ended December 31, 1995, the average recorded investment in impaired loans was approximately $1,372,600. The Company recognized interest on impaired loans of approximately $31,000 during 1995.

     Loans on which the accrual of interest has been discontinued or reduced amounted to approximately $1,858,000, $874,000 and $1,450,498 at December 31, 1995, 1994 and 1993, respectively. If interest on those loans had been accrued, such income would have approximated $119,660, $80,850 and $110,403 for 1995, 1994 and 1993, respectively. Interest income was recognized on nonaccrual loans in 1995, 1994 and 1993 of $30,698, $35,216 and $110,403, respectively.
Designation of loans as nonaccrual or partial accrual loans does not relieve the borrowers of their contractual obligations. In addition, at December 31, 1994 one loan was restructured with an aggregate balance of $1,129,254. The majority of the outstanding principal balance on this loan was paid off during 1995. The remaining $250,000 outstanding balance at December 31, 1995 is adequately collateralized. If interest on this loan had been accrued in accordance with its original terms, such income would have approximated $90,340 in 1994. Interest income recognized on this loan was $33,878 in 1994. Unearned loan fee income was $157,267, $108,635 and $63,634 as of December 31, 1995, 1994 and 1993
respectively.

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

5. ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses were as follows:

                                                               1995           1994           1993
                                                           -------------  -------------  -------------
Balance at beginning of year.............................  $   1,781,627  $   1,638,312  $   1,183,547
Provision charged to operations..........................        485,000        351,000        718,000
Net loans (charged off), recovered.......................         51,374       (207,685)      (263,235)
                                                           -------------  -------------  -------------
                                                           $   2,318,001  $   1,781,627  $   1,638,312
                                                           -------------  -------------  -------------
                                                           -------------  -------------  -------------

     During 1995 approximately $104,000 in loans were charged off, while recoveries from loans previously written off amounted to $155,374.

6. CONVERTIBLE SUBORDINATED DEBENTURES

     The Company issued $1,001,000 of 7.5% Convertible Subordinated Debentures due December 31, 2000 during December 1990, and an additional $49,000 of such debentures in 1991. The debentures are subordinated to any future senior indebtedness of the Company and are convertible by the holders into the Company's common stock at any time until December 31, 2000 at a conversion price of $9.50 through 1996 and $11 per share thereafter until the maturity date. The debentures are redeemable at any time at the option of the Company at a premium of 3% until the maturity date.

     The Company can require the holders to convert the principal, including any redemption premium, into common stock at any time at a conversion price of $7.50 per share. The debentures are also payable upon the merger or transfer of substantially all of the Company's assets, unless assumed by the acquiring company.

     Interest on the debentures is payable quarterly commencing on April 15, 1991. The debentures represent a primary capital investment as defined by the Federal Reserve System Capital Adequacy Guidelines Regulation.

7. BORROWINGS FROM FEDERAL HOME LOAN BANK:

  Line of Credit:

     As of December 31, 1995 and 1994, the Bank had a line of credit with the FHLB of approximately $17.83 million and $14.77 million, respectively. Advances under this credit facility are payable on demand, bear interest at the Federal funds rate plus .25% (6.05% at December 31, 1995 and 6.61% at December 31,
1994). Advances outstanding as of December 31, 1995 and 1994 are $0 and $5,000,000, respectively.

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

7. BORROWINGS FROM FEDERAL HOME LOAN BANK: -- (CONTINUED)

  Notes Payable:

     As of December 31, 1995 the Bank has the following fixed rate loans with the FHLB:

    AMOUNT             TERM               RATE            MATURITY DATE
--------------  ------------------  ------------------  ------------------
$    5,000,000       3 years              4.82%           February 1996
     3,000,000       2 years              5.25%           March 1996
    15,000,000       1.5 years            7.40%           August 1996
        23,933       2 years              4.69%           January 1996
        23,933       2.5 years            4.85%           July 1996
        23,933       3 years              5.01%           January 1997
        23,933       3.5 years            5.22%           July 1997
        23,933       4 years              5.43%           January 1998
        23,933       4.5 years            5.57%           July 1998
       502,603       2 years              5.70%           January 1999
--------------
$   23,646,201
--------------
--------------


     All borrowings from the FHLB are collateralized by a pledge of the Bank's entire portfolio of unencumbered investment securities, mortgage-backed securities, certain mortgage loans and a lien on the Bank's FHLB stock.

8. SHAREHOLDERS' EQUITY

     The Federal Reserve Board's risk-based capital guidelines require all state-chartered member banks to maintain total capital equal to at least 8.0% of risk-weighted total assets and Tier 1 capital (common stock, additional paid-in capital and retained earnings) equal to 4.0% of risk-weighted total assets for the years ended December 31, 1995 and 1994.

     The risk-weighting process permits banks to discount the value of certain high quality assets by varying percentages in computing the value of total assets for the purpose of calculating the ratio of required capital. At December 31, 1995 and 1994, the Bank's total capital was 10.95% and 11.86% of risk-weighted total assets and Tier 1 capital equals 8.48% and 9.61% of risk-weighted total assets.

     During 1995, the Company repurchased 15,800 shares of its $1 par common stock at a price of $12.50 per share, shown as a deduction from the total of capital stock, paid-in capital and retained earnings.

     During 1994, the holding company offered and sold 100,000 shares of its $1 par common stock at $10.50 to the directors and other shareholders of the Company. The transaction resulted in an additional 100,000 shares outstanding and an increase in additional paid-in capital of $900,000, net of underwriting and legal fees.

     During 1988 and 1990, the Company issued options to purchase common stock of the Company to selected directors and officers. The options price per share is based on the estimated fair value on the date granted.

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

8. SHAREHOLDERS' EQUITY -- (CONTINUED)

     The following is a summary of options granted:

                                                                SHARES      OPTION PRICE    EXPIRATION
                                                             UNDER OPTION     PER SHARE        DATE
                                                             -------------  -------------  ------------
Options granted 1988
  (Vesting -- 5 years).....................................       50,000      $    5.00         5/31/97

Options granted 1988
  (Vesting -- 5 years).....................................       24,000           5.00         5/31/98

Options granted 1988
  (Vesting -- 4 years).....................................        9,166           6.00         5/31/97

Options granted 1990
  (Vesting -- 5 years).....................................       10,000           7.00         5/31/97

Options canceled 1993......................................       (3,333)          6.00
                                                             -------------
Balance December 31, 1993, 1994 and 1995...................       89,833           5.29      1.69 years
                                                             -------------  -------------  ------------
                                                             -------------  -------------  ------------

9. PENNSYLVANIA SHARES TAX

     Effective July 1, 1989, Pennsylvania enacted legislation creating the bank shares tax and a new bank tax credit allowing a one-time tax credit for banks chartered after January 1, 1979. The maximum amount of the credit that can be used in any year is limited to 80% of the tax liability for that year. Under the revised statute, the Bank's share of the tax liability was reduced by aggregate credits of approximately $500,000 for the years 1989 through 1991.

     Subsequent to July 1, 1989, several lawsuits were brought against the Pennsylvania Department of Revenue requesting the new bank shares tax and the new bank tax credit be declared invalid.

     On April 22, 1995 the Pennsylvania Department of Revenue negotiated a settlement with the bank allowing in full the maximum amount of credit to be applied to the tax liability. As of December 31, 1994 the bank had utilized all of its tax credits. At December 31, 1995 the bank neither has nor is permitted by law to have tax credits available to offset future shares tax liability.

10. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and income tax purposes.

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

10. INCOME TAXES -- (CONTINUED)

     The components of the deferred tax asset recognized in the 1995, 1994 and 1993 balance sheets are as follows:

                                                                    1995         1994         1993
                                                                 -----------  -----------  -----------
Deferred tax assets:
  Deferred loan fees...........................................  $    25,969  $    36,936  $    21,636
  Loan loss reserve............................................      658,432      508,378      478,648
  Depreciation.................................................       92,496       80,422       73,352
  Deferred rent................................................       16,436       18,715       21,816
  Other real estate owned......................................        6,800        6,800        6,800
  Other........................................................       27,081           --        2,962
  Unrealized depreciation on available for sale investments....           --      217,449           --
                                                                 -----------  -----------  -----------
Gross deferred tax asset.......................................      827,214      868,700      605,214
                                                                 -----------  -----------  -----------
Deferred tax liabilities:
  Unrealized (appreciation) on available for sale
     investments...............................................     (212,736)          --     (353,000)
  Other........................................................           --      (12,628)          --
                                                                 -----------  -----------  -----------
Gross deferred tax liability...................................     (212,736)     (12,628)    (353,000)
                                                                 -----------  -----------  -----------
Net deferred tax assets........................................  $   614,478  $   856,072  $   252,214
                                                                 -----------  -----------  -----------
                                                                 -----------  -----------  -----------

     The components of income tax expense attributed to operations are as follows:

                                          1995          1994         1993
                                     -------------  -----------  -----------
Federal:
  Current..........................  $   1,027,305  $   517,050  $   759,204
  Deferred.........................       (188,591)     (33,350)    (168,790)
                                     -------------  -----------  -----------
                                     $     838,714  $   483,700  $   590,414
                                     -------------  -----------  -----------
                                     -------------  -----------  -----------

     Total income tax expense attributable to operations differed from the amounts computed by applying the U.S. federal statutory tax rates to pre-tax income from operations as follows:

                                                               1995         1994         1993
                                                            -----------  -----------  -----------
Provision computed by applying the U.S. statutory rate....  $   834,761  $   471,908  $   595,922
Officer's life insurance..................................          438          438          438
Business and entertainment expenses.......................       15,595       12,224        3,236
Tax-exempt interest income................................        4,415           --           --
Loss on asset disposition.................................           --           --       (1,546)
Tax credit -- low income..................................      (15,000)          --       (3,500)
Other.....................................................       (1,495)        (870)      (4,136)
                                                            -----------  -----------  -----------
                                                            $   838,714  $   483,700  $   590,414
                                                            -----------  -----------  -----------
                                                            -----------  -----------  -----------

11. COMMITMENTS AND CONTINGENCIES

     The Bank has entered into certain noncancellable leases for bank premises which are accounted for as operating leases. All lease agreements for office and banking facilities are with an affiliate of a principal shareholder, except for the Bala Cynwyd Branch office lease, which is with a nonaffiliate. The lease terms are for ten years with renewal options for two additional five-year periods.

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

11. COMMITMENTS AND CONTINGENCIES -- (CONTINUED)

     Future minimum rental payments, excluding real estate taxes, insurance and maintenance required under noncancellable operating leases that have initial or remaining lease terms in excess of one year at December 31, 1995, are as follows:


1996................................................  $     395,730
1997................................................        395,730
1998................................................        235,570
1999................................................        177,186
2000................................................        179,842
Thereafter..........................................        525,312
                                                      -------------
  Total.............................................  $   1,909,370
                                                      -------------
                                                      -------------


     The total minimum rent expense for the initial lease term is being expensed on a straight-line basis over the term of the lease. The difference between rental expense recognized in the period and actual rental payments is recorded as a deferred liability. The leases also require the Bank to pay its pro rata portion of increases over the base year in direct expense such as maintenance, taxes and insurance.

     Rent expense for leases for the years ended December 31, 1995, 1994 and 1993 was $395,730, $348,892 and $293,846, respectively. Of these amounts, $282,730, $267,720 and $293,846 were for leases with a related party.

     Effective January 1, 1992, the Company entered into a five-year employment agreement with an officer of the Company. The agreement provides for an annual salary plus increases resulting from merit review.

12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
    AND CONCENTRATIONS OF CREDIT RISK

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate and/or purchase residential, consumer, commercial and construction loans and standby letters of credit to guarantee performance of a customer to a third party. Such instruments generally have fixed expiration dates or termination clauses and may require payment of a fee to the Bank. The Bank uses the same credit policies in making commitments and issuing standby letters of credit as it does for on-balance- sheet instruments. However, these instruments are properly not recorded on the Bank's financial statements.

     Credit risk is defined as the possibility of sustaining a loss due to the failure of the other parties to a financial instrument to perform in accordance with the terms of the contract. The maximum exposure to credit loss under commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments.

     Since some commitments and letters of credit are expected to expire without being drawn down, the amounts summarized below as of December 31, 1995 and 1994, respectively, do not necessarily represent future cash requirements.


                                                 1995            1994
                                            --------------  --------------
Commitments to extend credit..............  $   16,319,000  $   17,183,000
Standby letter of credit..................         794,000         724,000


     Commitments to extend credit are agreements to lend to a customer as long as they are not in violation of any condition established in the contract. Commitments generally have fixed expiration

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
    AND CONCENTRATIONS OF CREDIT RISK -- (CONTINUED)

dates or other termination clauses and many require the payment of a fee. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include real estate, marketable securities, pledged deposits, equipment and accounts receivable.

     Standby letters of credit are conditional commitments issued that guarantee the performance of a customer to a third party. The credit risk and collateral policy involved in issuing letters of credit is essentially the same as that involved in extending loan commitments. The amount of collateral obtained is based on management's credit evaluation of the customer. Collateral held varies but may include real estate, marketable securities, pledged deposits, equipment and accounts receivable.

     It is the practice of the Bank to lend primarily in its trade area, which is principally the Greater Delaware Valley area. The Bank, to a large extent, extends credit collateralized by real estate. This includes residential and commercial mortgages, residential and commercial construction loans, home equity loans and commercial loans collateralized by real estate. These lending activities could be similarly affected by a downturn in the general economy, the regional economy or real estate values.

13. OTHER RELATED PARTY TRANSACTIONS

     Certain directors, executive officers and their associates and bank employees are indebted to the Bank. At December 31, 1995 and 1994, the loans outstanding to these parties amounted to $5,405,000 and $8,780,146, respectively.

     The following table presents a rollforward of the loans outstanding to these parties, for the year ended December 31, 1995:


Balance, December 31, 1994...................................  $   8,780,146
New loans....................................................      1,167,663
Repayments and other changes.................................     (4,542,809)
                                                               -------------
Balance, December 31, 1995...................................  $   5,405,000
                                                               -------------
                                                               -------------


     A law firm affiliated with a principal shareholder serves as counsel to the Company. Fees and expenses of $183,465, $136,242 and $81,784, respectively, have been paid or accrued for professional services for the years ended December 31, 1995, 1994 and 1993.

14. LITIGATION

     In the normal course of business, litigation and claims may be brought against the bank. Management, after reviewing developments with legal counsel, establishes loss contingency reserves as deemed necessary. No such reserves have been established as of December 31, 1995.

15. RETIREMENT PLANS

     The Bank has a defined contribution plan pursuant to the provision of 401(k) of the Internal Revenue Code. The plan covers all employees who meet the age and service requirements. The plan provides for elective employment contributions up to 15% of compensation and a 40% matching company contribution limited to 6%. The total expense relating to current retirement plans was $31,021, $25,793 and $15,593, for 1995, 1994 and 1993, respectively.

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, 'Disclosure about Fair Value of Financial Instruments,' requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practical to estimate fair value. In cases where quoted market prices are not available, fair values are based on assumptions including future cash flows and discount rates. Accordingly, the fair value estimates cannot be substantiated, may not be realized, and do not represent the underlying value of the Company.

     The Company used the following methods and assumptions to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and Cash Equivalents:

     The carrying value is a reasonable estimate of fair value.

  Investment Securities and Securities Available for Sale:

     For investment securities with a quoted market price, fair value is equal to quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

  Loans:

     For variable-rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other homogeneous categories of loans such as fixed rate commercial loans, residential mortgages and consumer loans, fair value is estimated based on discounting the estimated future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities.

  Deposit Liabilities:

     For checking, savings and money market accounts, fair value is the amount payable on demand at the reporting date. For time deposits, fair value is estimated using the rates currently offered for deposits of similar remaining maturities.

  Subordinated Debentures:

     Fair value is estimated using the quoted average of the broker bid and ask price at year end.

  Commitments to Extend Credit and Standby Letters of Credit:

     For commitments and standby letters of credit expiring within 90 days or with a variable rate, the settlement amount is a reasonable estimate of fair value. For commitments and standby letters of credit expiring beyond 90 days or with a fixed rate, the fair value is the present value of the obligations based on current loan rates.

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

16. FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)

     At December 31, 1995, the carrying amount and the estimated fair value of the Company's financial instruments are as follows:

                                                                             DECEMBER 31, 1995
                                                                     ----------------------------------
                                                                         RECORDED
                                                                           BANK              FAIR
                                                                          AMOUNT            VALUE
                                                                     ----------------  ----------------
Financial assets:
  Cash and cash equivalents........................................  $      4,861,330  $      4,861,330
  Investment securities available for sale.........................        49,833,417        49,833,117
  Investments held to maturity.....................................           594,525           622,243
  FRB stock........................................................           242,800           242,800
  Net loans........................................................       152,303,798       152,281,999
Financial liabilities:
  Deposits
  Demand...........................................................        24,404,024        24,404,024
  Savings and money market.........................................        24,420,762        24,420,762
  Certificates of deposit..........................................       119,133,520       118,981,600
  Subordinate debentures...........................................         1,050,000         1,050,000
  Repurchase agreements............................................         2,778,000         2,778,000
Off balance sheet financial instruments:
  Commitments to extend credit.....................................        16,319,000        16,319,000
  Standby letters of credit........................................           794,000           794,000

17. PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial statements for First Sterling Bancorp, Inc. only:

     Balance Sheets as of December 31, 1995 and 1994:

                                                                             1995            1994
                                                                        --------------  --------------
Assets:
  Cash................................................................              --              --
  Investment in debt of subsidiary....................................  $    1,050,000  $    1,050,000
  Investment in subsidiary, at equity.................................      11,981,870       9,727,840
                                                                        --------------  --------------
           Total assets...............................................  $   13,031,870  $   10,777,840
                                                                        --------------  --------------
                                                                        --------------  --------------
Liabilities:
  Subordinated debentures.............................................       1,050,000       1,050,000
                                                                        --------------  --------------
           Total liabilities..........................................       1,050,000       1,050,000
                                                                        --------------  --------------
Shareholders' equity:
  Common stock........................................................       1,470,003       1,470,003
  Additional paid-in capital..........................................       6,621,746       6,621,746
  Retained earnings...................................................       3,674,660       2,058,196
  Unrealized gains (losses) on investments available for sale, net of
     taxes............................................................         412,961        (422,105)
  Treasury stock......................................................        (197,500)             --
                                                                        --------------  --------------
           Total shareholders' equity.................................      11,981,870       9,727,840
                                                                        --------------  --------------
           Total liabilities and shareholders' equity.................  $   13,031,870  $   10,777,840
                                                                        --------------  --------------
                                                                        --------------  --------------

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

17. PARENT COMPANY FINANCIAL INFORMATION -- (CONTINUED)

     Statements of Operations for the years ended December 31, 1995, 1994 and 1993:

                                                                 1995          1994          1993
                                                             -------------  -----------  -------------
Income.....................................................  $      78,750  $    78,750  $      78,750
Expense....................................................        (78,750)     (78,750)       (78,750)
Equity in undistributed income of subsidiary...............      1,668,621      956,137      1,206,040
                                                             -------------  -----------  -------------
  Income before income taxes...............................      1,668,621      956,137      1,206,040
Income taxes...............................................             --           --             --
                                                             -------------  -----------  -------------
  Net income...............................................  $   1,668,621  $   956,137  $   1,206,040
                                                             -------------  -----------  -------------
                                                             -------------  -----------  -------------

     Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993:

                                                               1995           1994           1993
                                                           -------------  -------------  -------------
Operating activities:
  Net income.............................................  $   1,668,621  $     956,137  $   1,206,040
  Adjustments to reconcile net income to cash used by
     operating activities:
     Equity in undistributed earnings of
        subsidiary.......................................     (1,668,621)      (956,137)    (1,206,040)
                                                           -------------  -------------  -------------
     Net cash used by operating activities...............             --             --             --
Investing activities:
  Investments in Subsidiary..............................             --     (1,000,000)            --
                                                           -------------  -------------  -------------
Financing activities:
  Proceeds from issuance of Stock........................             --      1,000,000             --
                                                           -------------  -------------  -------------
  Increase in cash.......................................             --             --             --
  Cash, beginning of year................................             --             --             --
                                                           -------------  -------------  -------------
  Cash, end of year......................................             --             --             --
                                                           -------------  -------------  -------------
                                                           -------------  -------------  -------------

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                   as of June 30, 1996 and December 31, 1995
                                  (Unaudited)

                                                                                    JUNE 30,        DECEMBER 31,
                                                                                      1996              1995
                                                                                ----------------  ----------------
                                  ASSETS:
Cash and due from banks.......................................................  $      4,786,755  $      4,861,330
Fed funds sold................................................................         1,100,000                 0
Investments available for sale................................................        46,794,977        49,833,117
Investments held to maturity..................................................           558,170           594,525
Fed Reserve bank stock........................................................           242,800           242,800
Loans:
  Commercial..................................................................       108,200,710        94,507,827
  Mortgage....................................................................        50,550,846        48,412,745
  Consumer....................................................................        13,742,659        11,701,227
                                                                                ----------------  ----------------
        Total loans...........................................................       172,494,215       154,621,799
Allowance for loan loss.......................................................        (2,509,006)       (2,318,001)
        Loans, net............................................................       169,985,209       152,303,798
Accrued interest receivable...................................................         2,101,247         2,143,807
Premises and equipment, at cost:
  Leasehold improvements......................................................         1,083,330         1,042,817
  Furniture, fixtures and equipment...........................................         1,040,470           995,360
  Computer equipment and software.............................................           995,980           926,888
                                                                                ----------------  ----------------
                                                                                       3,119,780         2,965,065
Accumulated depreciation......................................................        (2,088,360)       (1,915,584)
                                                                                ----------------  ----------------
        Premises and equipment, net...........................................         1,031,420         1,049,481
Deferred income taxes.........................................................           827,214           614,478
Prepaid expenses and other assets.............................................           516,446           342,237
                                                                                ----------------  ----------------
        Total assets..........................................................  $    227,944,238  $    211,985,573
                                                                                ----------------  ----------------
                                                                                ----------------  ----------------
                                 LIABILITIES:
Deposits:
  Demand......................................................................        26,993,002        24,404,024
  Savings & money market......................................................        28,852,448        24,420,762
  Certificates of deposit less than $100,000..................................        92,296,745        96,299,709
  Certificates of deposit greater than $100,000...............................         8,872,256        22,833,811
                                                                                ----------------  ----------------
                                                                                     157,014,451       167,958,306

  Repurchase agreements.......................................................         5,118,000         2,778,000
  Accrued interest payable....................................................         2,118,397         2,976,922
  Accrued liabilities.........................................................         1,345,429         1,594,273
  Subordinated debentures.....................................................         1,050,000         1,050,000
  FHLB advances...............................................................        28,000,000                 0
  FHLB notes payable..........................................................        20,622,268        23,646,201
                                                                                ----------------  ----------------
        Total liabilities.....................................................       215,268,545       200,003,702
Shareholders' equity:
Common stock, par value $1 per share; 5,000,000 shares authorized;
  1,454,203 shares outstanding................................................         1,470,003         1,470,003
Additional paid-in capital....................................................         6,621,747         6,621,747
Retained earnings.............................................................         4,728,915         3,674,660
Unrealized gains (losses) on investments available for sale,
  net of taxes................................................................            52,528           412,961
Treasury stock, 15,800 shares, at cost........................................           197,500           197,500
                                                                                ----------------  ----------------
        Total shareholders' equity............................................        12,675,693        11,981,871
                                                                                ----------------  ----------------
        Total liabilities and shareholders' equity............................  $    227,944,238  $    211,985,573
                                                                                ----------------  ----------------
                                                                                ----------------  ----------------

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
       For the Three and Six Months Ended June 30, 1996 and June 30, 1995
                                  (Unaudited)

                                                        FOR THE THREE MONTHS ENDED     FOR THE SIX MONTHS ENDED
                                                                 JUNE 30,                      JUNE 30,
                                                       ----------------------------  ----------------------------
                                                           1996           1995           1996           1995
                                                       -------------  -------------  -------------  -------------
Interest Income:
  Interest and fees on loans.........................  $   3,885,167  $   3,067,088  $   7,488,409  $   5,872,675
  Interest on investment securities and
     federal funds...................................        709,796        806,343      1,484,247      1,591,778
  Other interest & dividends.........................         72,486         65,602        128,545        114,150
                                                       -------------  -------------  -------------  -------------
        Total interest income........................      4,667,449      3,939,033      9,101,201      7,578,603
                                                       -------------  -------------  -------------  -------------
Interest expense:
  Interest on savings and money market deposits......        277,628        233,402        529,327        472,359
  Interest on certificates of deposit
     less than $100,000..............................      1,297,254      1,208,384      2,737,100      2,257,203
  Interest on certificates of deposit
     greater than $100,000...........................        225,986        177,336        559,794        367,671
  Other interest.....................................        632,560        504,692      1,035,046        918,374
                                                       -------------  -------------  -------------  -------------
        Total interest expense.......................      2,433,428      2,123,814      4,861,267      4,015,607
                                                       -------------  -------------  -------------  -------------
        Net interest income..........................      2,234,021      1,815,219      4,239,934      3,562,996
Provision for loan losses............................        122,000        170,000        185,000        237,000
                                                       -------------  -------------  -------------  -------------
        Net interest income after provision for
           loan losses...............................      2,112,021      1,645,219      4,054,934      3,325,996
Other income:
  Service charges and other fees.....................        165,800        160,552        343,779        286,003
  Gain (loss) on sale of investment
     securities......................................          4,062          3,282          4,062        (17,034)
                                                       -------------  -------------  -------------  -------------
        Net interest income and other
           income....................................      2,281,883      1,809,053      4,402,775      3,594,965
                                                       -------------  -------------  -------------  -------------
Operating expenses:
  Salaries and employee benefits.....................        624,061        531,545      1,260,298      1,065,154
  Occupancy..........................................        374,253        262,461        704,340        514,833
  Advertising........................................         45,000         51,000        110,000        102,000
  Insurance..........................................         17,858         95,967         31,603        191,844
  Other..............................................        357,313        285,099        692,279        561,071
                                                       -------------  -------------  -------------  -------------
        Total operating expenses.....................      1,418,485      1,226,072      2,798,520      2,434,902
                                                       -------------  -------------  -------------  -------------
Income before income taxes...........................        863,398        582,981      1,604,255      1,160,063

Provision for income taxes...........................        302,000        200,000        550,000        398,000
                                                       -------------  -------------  -------------  -------------
        Net income...................................  $     561,398  $     382,981  $   1,054,255  $     762,063
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Net income per share -- Primary......................  $         .37  $         .25  $         .69  $         .50
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Weighted average shares outstanding..................      1,517,647      1,521,836      1,517,647      1,521,836
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Net income per share assuming full dilution..........  $         .35  $         .24  $         .66  $         .48
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Weighted average shares -- fully diluted.............      1,628,157      1,632,346      1,628,157      1,632,346
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                For the Six Months Ended June 30, 1996 and 1995
                                  (UNAUDITED)

                                                                                    SIX MONTHS ENDED JUNE 30,
                                                                                  ------------------------------
                                                                                       1996            1995
                                                                                  --------------  --------------
Cash flows from operating activities:
Net income......................................................................  $    1,054,255         762,063
Adjustments to reconcile net income to cash provided by operating activities:
  Provision for loan losses.....................................................         185,000         237,000
  Depreciation and amortization.................................................         172,776         147,595
  Deferred income tax provision (benefit).......................................         (27,058)        (60,001)
  Loss (gain) on sale of investments............................................          (4,062)         17,034
  (Increase) decrease in accrued interest receivable............................          42,560        (230,955)
  Increase in prepaid expenses and other assets.................................        (174,209)       (163,686)
  Decrease in accrued interest payable..........................................        (858,525)       (178,496)
  Increase (decrease) in accrued liabilities....................................        (248,844)        497,671
                                                                                  --------------  --------------
     Net cash provided by operating activities..................................         141,893       1,028,225
                                                                                  --------------  --------------

Cash flows used in investing activities:
Net increase in loans...........................................................     (17,866,411)    (14,576,215)
Purchases of premises and equipment.............................................        (154,714)        (46,352)
Purchases of securities, available for sale.....................................     (11,890,486)    (10,107,006)
Purchases of securities, held to maturity.......................................              --      (2,965,625)
Proceeds from sales of securities, available for sale...........................      14,391,226      13,462,485
Proceeds from maturities of securities, held to maturity........................              --         499,918
Principal receipts on securities available for sale.............................          31,705          83,346
                                                                                  --------------  --------------

     Net cash used in investing activities......................................     (15,488,680)    (13,649,449)
                                                                                  --------------  --------------

Cash flows from financing activities:
Net increase (decrease) in deposits.............................................     (10,943,855)      7,930,190
Increase in securities sold under repurchase agreements.........................       2,340,000         (65,000)
Borrowings from Federal Home Loan Bank..........................................      24,976,067       8,976,067
                                                                                  --------------  --------------

     Net cash provided by financing activities..................................      16,372,212      16,841,257
                                                                                  --------------  --------------

Net increase in cash and cash equivalents.......................................       1,025,425       4,220,033
Cash and cash equivalents at beginning of year..................................       4,861,330       5,726,529
                                                                                  --------------  --------------

Cash and cash equivalents at end of year........................................  $    5,886,755  $    9,946,562
                                                                                  --------------  --------------
                                                                                  --------------  --------------
Supplemental disclosures of cash flow information:
  Interest paid.................................................................  $    3,292,000  $    2,302,000
                                                                                  --------------  --------------
                                                                                  --------------  --------------
  Taxes paid....................................................................  $      655,000  $      500,000
                                                                                  --------------  --------------
                                                                                  --------------  --------------
Non-cash transactions:
  Transfers to other real estate owned..........................................  $       53,000  $      155,000
                                                                                  --------------  --------------
                                                                                  --------------  --------------
  Change in unrealized gain (loss) on securities available for sale, net of
     taxes of ($185,677) and $347,633...........................................  $     (360,433) $      674,817
                                                                                  --------------  --------------
                                                                                  --------------  --------------

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  June 30, 1996 and 1995, and December 31, 1995
                                  (Unaudited)

1. REPORTING AND ACCOUNTING POLICIES

     The accompanying consolidated financial statements include the accounts of First Sterling Bancorp, Inc. (the 'Company') and its wholly owned subsidiary, First Sterling Bank, (the 'Bank'). All significant intercompany accounts and transactions are eliminated in the consolidated statements.

     The consolidated balance sheet as of June 30, 1996, as well as the respective statements of income and cash flows for the three and six month periods ended June 30, 1996 and 1995, are unaudited. The consolidated balance sheet as of December 31, 1995 is derived from the Company's audited 1995 Annual Report and the related footnotes are referenced to the Company's 1995 Annual Report.

     The financial statements reflect all adjustments, which in the opinion of management are necessary for a fair presentation of the results of the interim periods and are of a normal and recurring nature. The results for the periods presented are not necessarily indicative of the full year.

2. ADOPTION OF FINANCIAL ACCOUNTING STANDARDS

     The Company adopted Statement of Financial Accounting Standards No. 122 (SFAS 122), 'Accounting for Mortgage Servicing Rights.' The statement requires the recognition of separate assets relating to the rights to service mortgage loans for others based on their fair value if it is practicable to estimate their value. The statement applied prospectively to transactions entered into during 1996, therefore, there was no cumulative effect upon adoption of this statement. In addition, this statement did not have a significant effect on the financial position or results of the Company as of June 30, 1996.

     The Company did not adopt Statement of Financial Accounting Standards No. 123 (SFAS 123), 'Accounting for Stock Based Compensation,' but, rather continues to apply its existing method of accounting for stock-based compensation which is provided in Accounting Principal Opinion No. 25, 'Accounting for Stock Issued to Employees' (APB 25). SFAS 123 provides an alternative method of accounting for stock-based compensation arrangements, based on fair value of the stock-based compensation utilizing various assumptions regarding the underlying attributes of the options and the Corporation's stock. The Company will provide pro forma disclosure of the effect as if SFAS 123 was adopted on net income and earnings per share in the 1996 notes to consolidated financial statements.

3. MERGER AGREEMENT

     On June 12, 1996 the Company entered into an Agreement and Plan of Reorganization ('Agreement') with Prime Bancorp, Inc. Under the terms of the Agreement, the Company and Prime Bancorp, Inc. will merge into a newly-formed Holding Company, New Prime. As a result of the Merger, each share of the Company's stock shall be converted into the right to receive one share of Prime stock. The Merger is subject to various conditions, including stockholder approvals, regulatory approvals from the Board of Governors of the Federal Reserve System, the banking authorities of the Commonwealth of Pennsylvania and the Office of Thrift Supervision as well as certain other federal and state governmental authorities.

4. RELATED PARTY LEASES

     During the first quarter of 1996, the Company entered into extended noncancellable lease agreements for bank premises with an affiliate of a principal shareholder. The lease arrangements pertain to space currently occupied by the Bank and consist of three branches and the Company's headquarters. As part of entering into these lease arrangements, the Company significantly increased its space in the headquarters building to allow for future growth. The lease terms are for a period of 10 years with renewal options for two additional five year periods. The Company also leases space for its Bala Cynwyd Branch from a non-affiliate.

                  FIRST STERLING BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          June 30, 1996 and 1995, and December 31, 1995 -- (Continued)
                                  (UNAUDITED)

4. RELATED PARTY LEASES -- (CONTINUED)

     Future minimum rental payments, excluding real estate taxes, insurance and maintenance required under noncancelable operating leases that have initial or remaining lease terms in excess of one year at June 30, 1996 are as follows:


                                                 AFFILIATED        TOTAL
                                                -------------  -------------
Six month period ended December 31, 1996......  $     278,257  $     335,108
Years ended December 31,
     1997.....................................        573,772        689,748
     1998.....................................        591,570        709,866
     1999.....................................        609,926        730,587
     2000.....................................        628,856        751,931
Thereafter....................................      3,449,672      3,878,270
                                                -------------  -------------
     Total....................................  $   6,132,053  $   7,095,509
                                                -------------  -------------
                                                -------------  -------------


     The leases also require the Company to pay its pro rata portion of increases over the base year in direct expenses such as maintenance, taxes and insurance.

     Rent expense for leases for the six months ended June 30, 1996 and 1995 was $397,903 and $215,104, respectively. Of these amounts, $340,903 and $158,479 were for leases to the related party described above.

     The Company has entered into an Agreement with the affiliate of the principal shareholder with respect to the corporate office lease. The Agreement allows the Company, at its election, to reduce its corporate office tenancy upon payment of a fee in the amount of $375,000 to the Landlord. Such Agreement, if exercised, will reduce the expansion space at corporate headquarters by approximately one-half and reduce the lease term for the balance of such space from ten years to five years.

     It is probable that the Company will exercise its option to reduce its corporate office tenancy in the event that the pending merger with Prime Bancorp, Inc. is consummated.

                                                                         Annex A

                      AGREEMENT AND PLAN OF REORGANIZATION


                  THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), is dated as of June 12, 1996 is made by and between PRIME BANCORP, INC., a Delaware corporation ("PRIME") and FIRST STERLING BANCORP, INC., a Pennsylvania corporation ("FIRST STERLING").

                                   BACKGROUND:

                  First Sterling is a privately owned bank holding company with its principal executive offices in Devon, Pennsylvania. First Sterling owns all of the issued and outstanding capital stock of First Sterling Bank, a Pennsylvania chartered banking organization ("Bank"), consisting solely of 90,000 authorized shares of common stock, each having a par value of $10.00, all of which shares are issued and outstanding as of the date hereof (collectively the "Bank Common Stock"). The authorized capitalization of First Sterling consists solely of 5,000,000 authorized shares of common stock ("First Sterling Common Stock"), each having a par value of $1.00, of which 1,454,203 shares are issued and outstanding as of the date hereof.

                  Prime is a non-diversified saving and loan holding company with its principal executive offices located in Philadelphia, Pennsylvania. The authorized capitalization of Prime consists solely of 10,000,000 authorized shares of common stock, each having a par value of $1.00 ("Prime Common Stock"), of which 3,723,353 shares are issued and outstanding as of the date hereof, and 5,000,000 authorized shares of preferred stock, each having a par value of $1.00 ("Prime Preferred Stock"), of which none are issued and outstanding.

                  First Sterling has awarded to certain key employees, officers and directors of the Bank and First Sterling, options to purchase First Sterling Common Stock ("First Sterling Stock Options"). In connection with the transactions contemplated hereby, the parties desire that Prime assume as provided herein the obligations of First Sterling with respect to the First Sterling Stock Options outstanding as of the date of this Agreement, as such number may be reduced through exercise or cancellation.

                  The Board of Directors of each of Prime and First Sterling deem it advisable and in the best interest of their respective stockholders that First Sterling merge with and into Prime pursuant to the Merger (as hereafter defined) hereinafter provided for, and desire to make certain representations, warranties and agreements in connection with such Merger. The parties intend that the transactions contemplated by this Agreement shall (i) constitute a reorganization as described in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code"), and (ii) be accounted for as a "pooling of interests" under generally accepted accounting principles.

                  NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

                  1.01 The Merger.

                           (a)      First Sterling and Prime will execute and
deliver, and agree subject to the terms and conditions of this Agreement, to submit to their respective shareholders for adoption and approval as required under the Delaware General Corporation Law ("DGCL"), or the Pennsylvania Business Corporation Law ("PBCL"), as applicable, together with this Agreement, the Plan of Merger in the form attached hereto as Exhibit 1.01, with such further changes as may be mutually agreed upon by the parties hereto ("Merger Agreement"), providing for the merger of First Sterling with and into Prime ("Merger") and the conversion of each of the outstanding shares of First Sterling Common Stock into shares of Prime Common Stock as provided herein and in the Merger Agreement. From and after the Effective Time (as defined below), the identity and separate existence of First Sterling shall cease, and Prime shall succeed, without other transfer, to all the rights, properties, debts and liabilities of First Sterling.

                           (b)      In connection with the Merger, Prime shall
take such actions as may be necessary to reserve sufficient shares of Prime Common Stock, prior to the Merger, to permit the issuance of shares of Prime Common Stock to the holders of the outstanding shares of First Sterling Common Stock as of the Effective Time in accordance with the terms of the Merger Agreement and this Agreement and upon exercise of the First Sterling Stock Options to be assumed by Prime pursuant to the terms of this Agreement.

                  1.02 Effective Time of the Merger. Promptly after all conditions to this Agreement have been satisfied or waived, a certificate and articles of merger pertaining to the Merger (collectively the "Merger Documents"), or such other documents reasonably necessary to effect the Merger shall be executed and filed in accordance with the DGCL and the PBCL, as the case may be, and the Merger shall become effective substantially simultaneously in accordance with the terms of the Merger Agreement (such time and date are referred to herein as the "Effective Time"). The Merger shall have all of the effects as are set forth in the Merger Agreement, the DGCL and the PBCL.

                  1.03 Merger Consideration.

                           (a)      Subject to the provisions of this Agreement,
at the Effective Time, automatically by virtue of the Merger, each share of Prime Common Stock issued and outstanding immediately prior to the Effective Time, shall be unchanged and shall remain issued and outstanding common stock of Prime after the Effective Time. The shares of Prime Common Stock owned by First Sterling or any of its subsidiaries (other than shares held in trust, managed, custodial or nominee accounts and the like or held by mutual funds for which First Sterling or any Subsidiary acts as investment advisor, that in any such case are beneficially owned by third-parties (any such shares, "trust account shares") and shares acquired in respect of debts previously contracted (any such shares, "DPC shares")) shall become treasury shares of Prime.

                           (b)      Subject to the provisions of this Agreement,
at the Effective Time, automatically by virtue of the Merger, each share (excluding shares held by First Sterling or any of its Subsidiaries ("Treasury Shares") or Prime or any of its Subsidiaries (in each case other than trust account shares or DPC shares)) of First Sterling Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive one share (subject to possible adjustment as set forth in Section 1.05 hereof) (the "Exchange Ratio") of Prime Common Stock. All shares of First Sterling Common Stock owned by First Sterling or its Subsidiaries as Treasury Shares and all shares of First Sterling Common Stock owned by Prime or its Subsidiaries (in each case other than trust account shares or DPC shares) shall be canceled and retired and shall cease to exist, and no shares of Prime Common Stock or other consideration shall be deliverable in exchange therefor.

                  1.04 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Prime Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in connection with the Merger. In lieu of any fractional shares, Prime shall pay to each holder of First Sterling Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the average of the last quoted bid and ask prices for Prime Common Stock for the five trading days immediately preceding the Effective Time, as the same are reported on the Nasdaq National Market System.

                  1.05 Anti-Dilution Provisions. In the event Prime changes (or establishes a record date for changing) the number of shares of Prime Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Prime Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionally adjusted.

                  1.06 Exchange Procedures.

                           (a)      As of the Effective Time, Prime shall cause
to be deposited with American Stock Transfer & Trust Company (or another bank or institution selected by Prime and reasonably acceptable to First Sterling) ("Exchange Agent"), for the benefit of the holders of the then issued and outstanding shares of First Sterling Common Stock, for exchange in accordance with this Article I, certificates representing the Prime Common Stock and cash in lieu of any fractional shares to be issued in exchange for the issued and outstanding shares of First Sterling Common Stock.

                           (b)      From and after the Effective Time, each
holder of a certificate which immediately prior to the Effective Time, represented a share of First Sterling Common Stock (other than Treasury Shares or shares held by Prime or First Sterling excluding trust account shares or DPC shares), shall be entitled to receive in exchange therefor (or upon provision of an appropriate affidavit of lost certificate and indemnity bond), upon surrender thereof to the Exchange Agent (i) a certificate or certificates representing a number of whole shares of Prime Common Stock into which such holder's First

Sterling Common Stock were converted pursuant to the Merger, and (ii) the cash payment, if any, in lieu of the issuance of fractional shares as provided in
Section 1.04 hereof. From and after the Effective Time, Prime shall be entitled to treat each certificate representing the issued and outstanding shares of First Sterling Common Stock immediately prior to the Effective Time (each a "First Sterling Certificate"), which has not yet been surrendered for exchange, as evidencing the ownership of the number of full shares of Prime Common Stock into which the First Sterling Common Stock represented by such First Sterling Certificate shall have been converted pursuant to this Article I, notwithstanding the failure to surrender such First Sterling Certificate. However, notwithstanding any other provision of this Agreement, until holders or transferees of First Sterling Certificates formerly representing First Sterling Common Stock shall have surrendered them for exchange as provided herein (y) no dividend or other distribution shall be paid with respect to any shares of Prime Common Stock represented by such First Sterling Certificates and no payment for fractional shares shall be made, and (z) without regard to when such First Sterling Certificates are surrendered for exchange as provided herein, no interest shall be paid or payable on any dividends, if any, or any amount payable in respect of fractional shares of Prime Common Stock pursuant to
Section 1.04 hereof. Upon surrender of a First Sterling Certificate which immediately prior to the Effective Time represented First Sterling Common Stock, there shall be paid to the holder of such First Sterling Certificate, the amount of any dividends, if any, which theretofore became payable, but which were not paid by reason of the holder's failure to surrender such First Sterling Certificate, with respect to the number of whole shares of Prime Common Stock represented by such First Sterling Certificate issued upon such surrender. If any certificate for Prime Common Stock is to be issued in a name other than that in which the First Sterling Certificate surrendered in exchange therefor is registered, it shall be a condition of such an exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such certificate for shares of Prime Common Stock in a name other than that of the registered holder of the First Sterling Certificate surrendered, or shall establish to the satisfaction of Prime that such tax has been paid or is not applicable.

                           (c)      As soon as practicable after the Effective
Time, Prime shall make available to the Exchange Agent stock certificates for the Prime Common Stock required to effect the exchange referred to in this
Article I. The shares of Prime Common Stock into which the shares of First Sterling Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

                           (d)      Promptly after the Effective Time, Prime
shall cause the Exchange Agent to mail to each holder of record of First Sterling Certificates the following: (i) a letter of transmittal specifying that delivery shall be effected and risk of loss and title to the First Sterling Certificates shall pass, only upon delivery of the First Sterling Certificates to the Exchange Agent, which letter shall be in a form and contain such provisions as are mutually agreeable to Prime and First Sterling, and
(ii) instructions for use in effecting the surrender of the First Sterling Certificates in exchange for certificates representing shares of Prime Common Stock and cash in lieu of fractional shares. Upon the proper surrender of the First Sterling Certificate to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such First Sterling Certificate shall be entitled to receive in exchange therefor (y) a certificate representing that number of whole shares of Prime Common Stock into which the First Sterling Common Stock represented by the First Sterling Certificates surrendered shall have been converted pursuant to the Merger and
(z) a check representing the amount of cash in lieu of any fractional shares and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of such First Sterling Certificate surrendered. Each First Sterling Certificate so surrendered shall forthwith be canceled.

                           (e)      In the event that any shares or funds held
by the Exchange Agent remain unclaimed by the holders of record of First Sterling Common Stock at the Effective Time for a period of six (6) months after the Effective Time, such shares and funds shall be redelivered to Prime. Any shareholders of First Sterling who have not theretofore complied with the exchange procedures set forth in this Section 1.06, shall thereafter look only to Prime for payment of their shares of Prime Common Stock, cash in lieu of fractional shares, and any unpaid dividends and distributions on the Prime Common Stock deliverable in respect of each share of First Sterling Common Stock, such shareholder held at the Effective Time, without any interest thereon. If any outstanding First Sterling Certificates are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and other applicable law, become the property of Prime (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Prime, the Exchange Agent or other person shall be liable to any former holder of First Sterling Common Stock for any amounts delivered to a public body or official pursuant to applicable abandoned property, escheat or similar laws.

                  1.07 Options. Notwithstanding any provision to the contrary therein, from and after the Effective Time, all First Sterling Stock Options which are then outstanding and unexercised, shall be converted into and become options to purchase shares of Prime Common Stock, and Prime shall assume each such First Sterling Stock Option in accordance with the terms of the agreement which evidences such option; provided, however, that from and after the Effective Time
(i) each First Sterling Stock Option assumed by Prime may be exercised solely to purchase shares of Prime Common Stock, (ii) the number of shares of Prime Common Stock purchasable upon exercise of any such First Sterling Stock Option shall be equal to the number of shares of First Sterling Common Stock that were purchasable under such First Sterling Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding up to the nearest whole share, and (iii) the per share exercise price under each such First Sterling Stock Option shall be adjusted by dividing the per share exercise price of each such First Sterling Stock Option by the Exchange Ratio and rounding to the nearest cent. It is intended that the foregoing assumption by Prime of the obligations with respect to outstanding First Sterling Stock Options shall be effected in a manner which is consistent with the requirements of Section 424 of the Code as to any First Sterling Stock Option that is an incentive stock option as defined in Section 422 of the Code.

                                   ARTICLE II
                                     CLOSING

                  2.01 Closing. Unless otherwise agreed in writing, the closing of the Merger ("Closing") shall take place at 2600 One Commerce Square, Philadelphia, Pennsylvania, on a date not later than five (5) business days after satisfaction or waiver (subject to applicable law) of the conditions (excluding the conditions that by their terms cannot be satisfied until the Closing Date) set forth in Article VI ("Closing Date"), unless another time or date is agreed to in writing by the parties. If, through no fault of either Prime, First Sterling or the Bank, Closing is not held on or before March 31, 1997, this Agreement may be terminated by Prime or First Sterling by written notice to the other.

                  2.02 Deliveries. In addition to the instruments and certificates to be delivered and the payments to be made at Closing as provided in Article I hereof, there shall be delivered, the opinions, certificates, consents and other documents required to be delivered pursuant to Article VI hereof.

                  2.03 Effectiveness. All transactions, deliveries and payments to take place at the Closing shall be deemed to take place simultaneously and no transaction, delivery, certificate, consent or other document or payment shall be deemed made until all transactions, deliveries and payments at the Closing are completed. All such transactions, deliveries and payments shall be given effect as of the commencement of business on the Closing Date.


                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF FIRST STERLING

                  Except as disclosed in a disclosure schedule which specifically refers to the section to which such disclosure relates and is delivered prior to the execution of this Agreement ("First Sterling Disclosure Letter"), First Sterling represents and warrants to Prime as follows:

                  3.01 Organization, Power, Etc., of the Bank. The Bank is a chartered banking organization duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed and is in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of its business, as now being conducted, makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, operations or financial condition of the Bank. The First Sterling Disclosure Letter sets forth a complete list of the jurisdictions in which the Bank is qualified or licensed to do business. Prime has heretofore received true and complete copies of the Articles of Incorporation and Bylaws as currently in effect, of the Bank.

                  3.02 Organization, Power, Etc., of First Sterling. First Sterling is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed and is in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of its business, as now being conducted, makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, operations or financial condition of First Sterling. The First Sterling Disclosure Letter sets forth a complete list of the jurisdictions in which First Sterling is qualified or licensed to do business. Prime has heretofore received true and complete copies of the Articles of Incorporation and Bylaws as currently in effect, of First Sterling.

                  3.03 Subsidiaries; Joint Ventures. The Bank has no Subsidiaries and is not engaged in any joint ventures or partnerships with third parties. Other than the Bank, First Sterling has no Subsidiaries and is not engaged in any joint ventures or partnerships with third parties. "Subsidiary" or "Subsidiaries" shall mean an affiliate (as defined under the federal securities laws) controlled directly or indirectly through one or more intermediaries.

                  3.04 Authorization and Effect of Agreement.

                           (a)      First Sterling has all requisite power and
authority to execute, deliver and perform this Agreement; the execution, delivery and performance of this Agreement by First Sterling have been duly authorized by all requisite corporate action; and this Agreement has been duly executed and delivered by First Sterling and constitutes the legal, valid and binding obligation of First Sterling, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally, or by the principles governing the availability of equitable remedies.

                           (b)      The execution, delivery and performance by
First Sterling of this Agreement will not violate or conflict with any provision of law or regulation, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of First Sterling, the Bank or any Subsidiary, any judgment, award or decree or any material indenture, agreement or other instrument to which First Sterling, the Bank or any Subsidiary is a party, or by which they or any of their properties or assets is bound or affected, or result in a breach of or constitute (with notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of First Sterling, the Bank or any Subsidiary.

                  3.05 Capital Stock of the Bank. The authorized capital stock of the Bank consists solely of 90,000 authorized shares of common stock, each having a par value of $10.00, all of which are duly authorized, validly issued and outstanding, fully paid and nonassessable, and no shares are held as treasury shares by the Bank. None of the Bank Common Stock has been issued in violation of any preemptive rights of any past or present stockholder of the Bank or any stock purchase agreement or other agreement to which the Bank or First Sterling was or is a party or by which either was or is bound. No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of any class of capital stock of the Bank, or any instrument or securities convertible into capital stock, is authorized or outstanding. No shares of Bank Common Stock have been reserved for issuance and neither the Bank nor First Sterling has any obligation or commitment to authorize, issue, sell, repurchase or redeem any shares of Bank Common Stock. There is no commitment of the Bank to distribute to holders of any class of its capital stock any evidences of indebtedness or assets and the Bank has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. All shares of Bank Common Stock are owned legally and beneficially by First Sterling, free and clear of all Liens (as defined in Section 3.11 hereof).

                  3.06 Capital Stock of First Sterling. The authorized capital stock of First Sterling consists solely of 5,000,000 authorized shares of common stock, each having a par value of $1.00, of which 1,454,203 shares are duly authorized, validly issued and outstanding, fully paid and nonassessable, and 15,800 shares are held as treasury shares by First Sterling. None of the issued and outstanding shares of First Sterling Common Stock has been issued in violation of any preemptive rights of any past or present stockholder or any stock purchase agreement or other agreement to which First Sterling was or is a party or by which it was or is bound. No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of any class of capital stock of First Sterling, or any instrument or securities convertible into capital stock, is authorized or outstanding other than the First Sterling Stock Options and First Sterling Debentures (as defined in Section 5.02). No shares of First Sterling Common Stock have been reserved for issuance and First Sterling has no obligation or commitment to authorize, issue, sell, repurchase or redeem any First Sterling Common Stock, except pursuant to the First Sterling Stock Options and the First Sterling Debentures. There is no commitment of First Sterling to distribute to holders of any class of its capital stock any evidences of indebtedness or assets and First Sterling has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There is not now, and at Closing there will not be, any stockholder agreement, voting trust or other agreement or understanding to which First Sterling or, to the best of its knowledge, any of its shareholders is a party or bound relating to the voting of First Sterling Common Stock. All of the issued and outstanding shares of First Sterling Common Stock have been issued pursuant to proper and effective exemptions from registration under applicable federal and state securities laws. The First Sterling Disclosure Letter sets forth a true, accurate and complete list of each First Sterling Stock Option with the name of the holder, number of shares, term, vesting schedule, grant date, expiration date and exercise price. No Subsidiary of First Sterling holds any shares of First Sterling Common Stock.

                  3.07 Governmental Requirements. The Merger will require (insofar as the Bank and First Sterling are concerned) the approval or non-objection of the Pennsylvania Banking Department (the "PADOB"), the Board of Governors of the Federal Reserve (the "Federal Reserve"), the Federal Deposit Insurance Corporation ("FDIC") and the U.S. Department of Justice. No other consent, approval, authorization or permit of, or filing with or notification to, any governmental entity or Regulatory Agency (except for the filing of articles of merger and a certificate of merger under the PBCL and DGCL) is required in order to authorize First Sterling or the Bank to complete the transactions contemplated by this Agreement. "Regulatory Agency (Agencies)" shall mean the PADOB, the Federal Reserve, the FDIC, the U.S. Department of Justice, the Office of Thrift Supervision, the U.S. Securities and Exchange Commission, the Pennsylvania Securities Commission, the Office of the Comptroller of the Currency, and each other federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or their holding companies or the issuance of securities or engaged in the insurance of deposits. Neither First Sterling nor any of its Subsidiaries or any of their respective assets, is a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or has adopted any board resolution at the request of, any Regulatory Agency.

                  3.08 Financial Information. First Sterling has previously delivered to Prime its audited consolidated balance sheets as of December 31, 1993, December 31, 1994 and December 31, 1995, and the related audited consolidated statements of operations and shareholders' equity and of consolidated cash flows for the years ended December 31, 1993, December 31, 1994 and December 31, 1995, including the notes thereto (collectively, the "Financial Statements"), together with the reports thereon of First Sterling's and the Bank's independent accountants. First Sterling has previously delivered to Prime its unaudited consolidated balance sheet as of March 31, 1996 and the related unaudited consolidated statements of operations for the three months ended March 31, 1996 (collectively, the "Interim Financial Statements"). The Financial Statements and Interim Financial Statements (i) were prepared from the books and records of First Sterling, the Bank and the Subsidiaries and (ii) present fairly the consolidated financial position of First Sterling and the Bank, respectively, as of the respective dates specified therein, and the consolidated results of operations and retained earnings and of consolidated cash flows of First Sterling and the Bank, respectively, for the respective periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis (subject in the case of the Interim Financial Statements to normal, recurring audit adjustments).


                  3.09 Absence of Undisclosed Liabilities.

                           (a)      Except as and to the extent reflected or
reserved against in the respective Interim Financial Statements of First Sterling and the Bank and except for other liabilities or obligations which in the aggregate would not have a material adverse effect on First Sterling, its financial condition, business or assets, as of March 31, 1996 neither the Bank nor First Sterling had any liabilities or obligations, secured or unsecured (whether known or unknown, accrued, absolute, contingent or otherwise) of a nature customarily accrued, reserved against or disclosed in a balance sheet prepared in conformity with generally accepted accounting principles, including, without limitation, (i) any tax liabilities due or to become due, or whether incurred in respect of or measured by the assets, sales or income of First Sterling, the Bank or the Subsidiaries for any period to March 31, 1996, or arising out of transactions entered into or any state of facts existing at such date, and (ii) any loss contingencies as may be required by generally accepted accounting principles to be disclosed, if not accrued; and there is no basis for the assertion against First Sterling, the Bank or any Subsidiary as of March 31, 1996 of any liabilities or obligations not adequately reflected or reserved against in their respective Interim Financial Statements.

                           (b)      On the Closing Date neither First Sterling,
the Bank nor any Subsidiary will have (i) any loss contingency of a nature customarily accrued, reserved against or disclosed in a balance sheet prepared in conformity with generally accepted accounting principles, nor (ii) any other liabilities or obligations, except as will have been incurred from and after March 31, 1996 in the ordinary course of business, and consistent with the terms of this Agreement, in aggregate amounts not materially greater than those incurred in the comparable period during the prior fiscal year and except for other liabilities or obligations which in the aggregate would not have a material adverse effect on First Sterling, its financial condition, business or assets.

                  3.10 Absence of Certain Changes. Since March 31, 1996:

                           (a)      neither First Sterling, the Bank nor any
Subsidiary has conducted its business other than in the ordinary course;

                           (b)      neither First Sterling, the Bank nor any
Subsidiary has suffered any change in its condition (financial or otherwise), assets, liabilities (accrued, absolute, contingent or otherwise), earnings, prospects or business, except for changes which have been in the ordinary course of business and which have not, individually or in the aggregate, been materially adverse;

                           (c)      neither First Sterling, the Bank nor any
Subsidiary has (i) experienced any labor- management dispute or work stoppage or any strike which has had or is likely to have a material adverse effect on First Sterling or (ii) suffered any casualty loss (whether or not insured) in excess of $50,000 in amount individually;

                           (d)      neither First Sterling, the Bank nor any
Subsidiary has permitted or allowed any of its properties or assets to be mortgaged, pledged or subjected to any security interest, lien or encumbrance securing indebtedness or obligations, other than for Liens securing purchase money debt the aggregate payments on which on any individual obligation do not exceed $50,000;

                           (e)      neither First Sterling, the Bank nor any
Subsidiary has canceled any material debts or claims, or waived any rights of substantial value, or sold, leased or transferred any material properties or assets except for a fair consideration in the ordinary course of business and consistent with past practice;

                           (f)      neither First Sterling, the Bank nor any
Subsidiary has transferred or granted any rights under any material concessions, leases, licenses, agreements, patents, inventions, trademarks, tradenames, servicemarks, brand names or copyrights or with respect to any know-how owned or used by, or benefitting it other than in the ordinary course of business;

                           (g)  neither First Sterling, the Bank nor any
Subsidiary has granted any increase in the compensation of its employees other than in the ordinary course of business consistent with past practice (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment);

                           (h)      neither First Sterling, the Bank nor any
Subsidiary has made any capital expenditure or commitment for additions to its property, plant or equipment in excess of $50,000 in the aggregate;

                           (i)      there has not been any change in the
authorized, issued or outstanding capital stock of First Sterling, the Bank or any Subsidiary, any granting of any stock option or right to purchase shares of capital stock or the issuance of any security convertible into shares of capital stock of First Sterling, the Bank or any Subsidiary, any purchase, redemption, retirement or other acquisition of any shares of capital stock of First Sterling, the Bank or any Subsidiary, or any agreement to do any of the foregoing, or any declaration, setting aside, or payment of any dividend or the making of any other distribution or payment in respect of the capital stock of First Sterling, the Bank or any Subsidiary;

                           (j)      neither First Sterling, the Bank nor any
Subsidiary has failed to extend credit to any customers or other third parties doing business with it except in the ordinary course of business consistent with past practice;

                           (k)      neither First Sterling, the Bank nor any
Subsidiary has failed to use its best efforts to operate its business in the ordinary course so as to preserve its business intact, to keep available to Prime the services of the Bank's employees, and to preserve for Prime the goodwill of the Bank's suppliers, customers and others having business relations with it;

                           (l)      neither First Sterling, the Bank nor any
Subsidiary has changed any of its accounting principles or the methods of applying such principles;

                           (m)      no event or circumstance has occurred or
has arisen which may require the Bank or any of its Subsidiaries to write down or write off all or part of the value of any asset or to establish or increase any general or specific reserves for losses on any assets; and

                           (n)      neither First Sterling, the Bank nor any
Subsidiary has agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 3.10.

                  3.11 Title, Assets, Absence of Liens, Etc. First Sterling, the Bank and each of its Subsidiaries has, with respect to all assets and properties owned or used by it, good and valid, and with respect to all owned real property marketable and insurable, title, free and clear of all liens, encumbrances, encroachments, defects, mortgages, pledges, liabilities, options, security interests, conditional sale or other title retention agreements, assessments, licenses, covenants, restrictions, reservations, claims, burdens, charges and rights and interests whatsoever of third parties (collectively, "Liens"), except for Liens adequately disclosed in the Financial Statements or Interim Financial Statements.

                  3.12 Tax Matters. (A) First Sterling, the Bank and the Subsidiaries have each duly and timely filed (taking into account any extensions of time to file) with the appropriate federal, state, county, local and foreign governmental tax authorities all tax returns required to be filed by or with respect to First Sterling, the Bank and the Subsidiaries pursuant to any applicable federal, state, county, local or foreign tax laws ("Tax Returns");
(B) such Tax Returns correctly reflect in all material respects all taxes due and such Tax Returns have not been amended by First Sterling, the Bank or the Subsidiaries; (C) First Sterling, the Bank and the Subsidiaries (i) have each paid or properly accrued on the Financial Statements and Interim Financial Statements, and for periods through March 31, 1996 on their respective books and records (x) all taxes shown as due and payable on such Tax Returns, (y) all assessments in respect of any such taxes and (z) all other taxes upon any of them or upon any of the respective properties, assets, revenues, income or franchises due and payable in respect of all periods through March 31, 1996, and
(ii) have each paid or properly accrued on their respective books and records all taxes for any period from the date of the last reporting period covered by such Tax Returns until the date hereof; (D) there are no tax liens upon any property of First Sterling, the Bank or any Subsidiary and neither the Bank nor any Subsidiary has been advised by any tax authority of any proposal to file a tax lien against it or to claim or assess any deficiency or adjustment to tax;
(E) there is no pending tax examination, or other proceeding with respect to taxes, involving First Sterling, the Bank or any Subsidiary; (F) the Federal Income Tax Returns of First Sterling, the Bank and the Subsidiaries have never been audited and no extensions of the applicable statutes of limitation for any prior period or periods have been granted; (G) neither First Sterling, the Bank nor any Subsidiary has disclosed on Form 8275, or on any other form of disclosure statement included with a Tax Return filed with the Internal Revenue Service, the existence of any item for purposes of avoiding a substantial understatement or negligence penalty pursuant to Section 6661 or Section 6662 of the Code; (H) there are no agreements, waivers or other arrangements providing for any extension of time with respect to the filing of any Tax Returns by First Sterling, the Bank or any Subsidiary or the payment by, or assessment against, First Sterling, the Bank or any Subsidiary of any tax; and (I) First Sterling, the Bank and each Subsidiary have withheld or collected from each payment made to each of its respective employees (or has otherwise paid or made provision for) the amount of all taxes (including but not limited to Federal Income Taxes, Federal Insurance Contribution Act taxes, state and local income and wage dues, payroll taxes, workers' compensation and unemployment compensation taxes) required to be withheld or collected therefrom and has paid (or caused to be paid) the same in respect of its respective employees, in each case when due. For purposes of this Agreement, the terms "tax" and "taxes" shall include all federal, state, county, local and foreign taxes, assessments, duties and tariffs, including without limitation all income, franchise, property, production, sales, use, payroll, license, windfall profits, severance, withholding, excise, gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties.

                           No agreement or consent pursuant to Section 341(f) of
the Code has ever been made with respect to First Sterling, the Bank or any Subsidiary, to any of the assets or properties thereof or to any predecessor corporation thereof. Further, neither First Sterling nor the Bank nor any Subsidiary shall make any agreement or consent pursuant to Section 341(f) in respect of any such corporation or as a result of the transactions contemplated hereby or otherwise.

                           None of the assets of First Sterling, the Bank or
the Subsidiaries is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect prior to the repeal of said leasing provisions.

                  3.13 Use of Real and Personal Property. The owned and leased or licensed real and personal property of First Sterling, the Bank and each Subsidiary are used and operated in compliance and conformity in all material respects with all applicable material leases, contracts, commitments, licenses and Permits (as defined in Section 3.14), and conform in all material respects with all applicable laws, regulations, ordinances and codes, and in each case are in good operating condition and repair and are adequate and sufficient for the operation of their respective businesses as presently conducted. The First Sterling Disclosure Letter sets forth a complete and accurate description of all owned real property and leased real property and material leased personal property, including the principal terms of such leases. No law, regulation, ordinance or agreement presently in effect precludes or materially restricts continuation (presently or after Closing) of the present use of such property in the manner heretofore used by First Sterling, or any Subsidiary. For these purposes, materiality shall mean leases or other contracts or commitments where First Sterling or its Subsidiaries are obligated to make future payments on any such item in excess of $50,000. There are no nonconforming uses or variances in effect with respect to any plant, facility, structure or building owned and/or used by First Sterling or any Subsidiary. Neither First Sterling, the Bank nor any Subsidiary has received notice from any governmental entity of any material violation of any applicable zoning or building regulation, ordinance or law, Permit, any health or safety statute, order, rule, regulation or requirement, or any other law or statute relating to the use by First Sterling, the Bank and the Subsidiaries of their assets or the conduct of their businesses in connection therewith, and, so far as is known to First Sterling and the Bank, there is no such violation. First Sterling and the Bank know of no pending or threatened condemnation proceedings relating to any of the owned or leased properties of First Sterling or any Subsidiary which would have a material adverse effect on First Sterling.

                  3.14 Conduct of Operations. All permits, licenses, approvals, consents, franchises and authorizations ("Permits") which are material to the business, assets or financial condition of First Sterling, the Bank or any Subsidiary and are required by administrative agencies and other governmental authorities to be obtained by First Sterling, the Bank or any Subsidiary in connection with the ownership of their assets and the conduct of their businesses have been duly obtained and are in effect. First Sterling, the Bank and each Subsidiary are in good standing under all Permits, and the businesses of First Sterling, the Bank and each Subsidiary are being conducted in substantial compliance and conformity with all such Permits. There is not under any Permit, any existing default or breach which, with notice or lapse of time or both, would constitute a default. Neither First Sterling, the Bank nor any Subsidiary has received any claim or notice that any of them is not in compliance with, or is in violation of, and each of First Sterling, the Bank and the Subsidiaries are in compliance in all material respects with, all applicable federal, state, county, local and foreign laws, ordinances and regulations, reporting and record-keeping requirements, except for such minor violations which in the aggregate would not have a material adverse effect on First Sterling, its financial condition, business or assets. Without limiting the foregoing: the Bank is not conducting any activities, or conducting activities to a degree or in scope, which it is not permitted to conduct, and the Bank is not in violation of any "insider loan" requirements or any other lending or "loans to one borrower" limits.

                  3.15 Validity of Leases and Contracts. Each material (as defined in Section 3.13) lease pursuant to which First Sterling, the Bank or any Subsidiary leases real or personal property, and each other material contract or commitment of First Sterling, the Bank or any Subsidiary, is valid and enforceable in all material respects in accordance with its terms, and neither First Sterling, the Bank or any Subsidiary is in default under any provision of any such lease or contract or commitment, nor is there any event which, with notice or lapse of time or both, would constitute a default, whereby cure cannot be effected without jeopardy to the realization of the benefits of such lease or contract or commitment or whereby such default would have a material adverse effect on the business, assets or financial condition of First Sterling, the Bank or any Subsidiary.

                  3.16 Validity of Proprietary Rights; Infringement. First Sterling and the Bank own, possess or lawfully use in the operation of their respective businesses, all trademarks, trademark applications, copyrights, tradenames, servicemarks, franchises and other rights of a proprietary nature (including without limitation, rights to software and rights to trade secrets and proprietary information, processes and know how) and other authorizations (collectively, the "Rights") which are utilized in or reasonably necessary to the conduct of their respective businesses as now or theretofore conducted, free and clear of all Liens. All of the Rights which are material to First Sterling or its business not owned exclusively by First Sterling or the Bank are described in the First Sterling Disclosure Letter. To the best knowledge of First Sterling and the Bank, no other person is infringing or violating the Rights, and the use thereof by First Sterling, the Bank and any Subsidiary does not infringe or violate the rights of any third party. To the best knowledge of First Sterling and the Bank, they do not violate or infringe the proprietary rights of any third party in the conduct of their businesses.

                  3.17 Insurance. First Sterling, the Bank and each Subsidiary, currently maintains, and has in the past maintained insurance coverages adequate in kind and amount to cover all reasonably expected risks for all past periods and any costs for the defense of claims arising from such risks, in each case consistent with industry practice. All current policies maintained by First Sterling and the Bank are in full force and effect on the date hereof, and no notice or threatened notice of cancellation has been received with respect to any of such policies. All such policies are accurately summarized in the First Sterling Disclosure Letter. All outstanding claims in excess of 25,000 in amount with respect to any current or prior insurance policies are accurately and completely listed in the First Sterling Disclosure Letter. All such policies having retrospective rating plans or paid loss retrospective rating plans have been accounted for in the Financial Statements and Interim Financial Statements and on the books of the Bank.

                  3.18 Loans. All loans included in the numbers reported in the Interim Financial Statements, and all loans reflected on the Bank's books and records, are (except where otherwise indicated in the First Sterling Disclosure Letter) performing, not past due, not classified, not subject to treatment as "in substance foreclosures", and have not been the subject of restructurings or workouts, except to the extent reserved for or identified in the Interim Financial Statements and Financial Statements. Information pertaining to each loan contained in the related loan file is true and complete in all material respects.

                  3.19 Legal Proceedings. There are no actions, suits, proceedings, arbitrations or investigations, either administrative or judicial pending or to the knowledge of First Sterling and the Bank threatened or contemplated by or against First Sterling, the Bank or any Subsidiary or affecting any of their assets, properties or prospects, at law or in equity or otherwise, whether or not covered by insurance before or by any court or governmental entity, domestic or foreign, nor to the best knowledge of First Sterling and the Bank any disputes or claims threatened which could result in such proceedings. Neither First Sterling, the Bank nor any Subsidiary is subject to, or in default with respect to, any indictment, order, injunction, degree or award of any court, arbitrator or governmental entity, domestic or foreign and neither First Sterling, the Bank nor any of their respective officers has any knowledge of any state of facts or the occurrence of any event which might reasonably form the basis of a claim against First Sterling, the Bank or any Subsidiary with respect thereto.

                  3.20 Books of Account, Minute Books and Stock Record Books. The books of account of First Sterling, the Bank and each Subsidiary substantially and accurately reflect all of its items of income and expense, and all of its assets, liabilities and accruals. The corporate minute books and stock record books of First Sterling, the Bank and each Subsidiary are complete and correct, accurately reflect action taken at all meetings of their stockholders and Boards of Directors and each committee (if any) of such Boards of Directors, and properly and accurately record the issuance and transfer of all shares of capital stock of First Sterling, the Bank and each Subsidiary.

                  3.21 Employee Benefits Plans. Except as disclosed in the First Sterling Disclosure Letter, First Sterling and its Subsidiaries do not and did not sponsor, maintain, support or contribute to, nor are they or were they otherwise a party to, or in default under, and do not have and have not had any liability or accrued obligations under, any plan, program, fund or arrangement, either qualified or non-qualified for federal income tax purposes, for one or more employees, their dependents and/or their beneficiaries, including but not limited to pension or welfare benefit plans, incentive or other benefit arrangement for any employee ("Plans"). There does not exist any "accumulated funding deficiency" (within the meaning of Section 412 of the Code, with respect to any plan sponsored or maintained by First Sterling or its Subsidiaries, and no contributions have been made, nor benefits accrued, with respect to any plan or pension which exceed the applicable limitations of Code Section 415. There does not exist any unfulfilled obligation to contribute with respect to any such plan for any plan year ending on or before the date hereof, and a favorable letter of determination or opinion letter has been issued with respect to each such Plan. There is no unfunded past service liability for any period prior to April 30, 1996, except for current contributions not made but fully accrued. No "prohibited transaction" (as defined in either the Employee Retirement Income Security Act of 1974 as amended ("ERISA"), or Code Section 4978) has occurred with respect to any Plan, nor is any person contractually bound to enter into any such transaction. At no time since September 2, 1974 has First Sterling or its Subsidiaries sponsored, adopted, maintained, contributed to, or been obligated to contribute to, any single employer, multi-employer or multiple employer qualified defined benefit plan (as such terms are defined in ERISA
Section 4001). First Sterling and its Subsidiaries have filed or caused to be filed on a timely basis all returns, reports, statements, notices, declarations and other documents required by any governmental entity, local, state or federal (including, without limitation, the Internal Revenue Service, the Department of Labor and the Pension Benefit Guaranty Corporation), with respect to each Plan. The representations and warranties of this Section are accurate not only with respect to First Sterling and the Bank but also with respect to each member of any "controlled group of corporations" or any group of "trades or businesses under common control" (as such terms are used in Code Section 414) of which First Sterling and the Bank is a member.

                  First Sterling has provided to Prime true and complete copies of the following: (i) each of the Plans; (ii) summary plan descriptions, if any, for each of the Plans; (iii) each trust agreement, insurance policy or other instrument relating to the funding of each of the Plans; (iv) the two most recent Annual Report (Form 5500 Series) and accompanying schedules filed with the Internal Revenue Service or United States department of Labor with respect to each of the Plans; (v) the most recent audited financial statement, if required by Section 103 of ERISA, for each of the Plans; (vi) the most recent actuarial report of each Plan, if any, which is a defined benefit plan within the meaning of Section 414(j) of the Code; (vii) each policy of fiduciary liability insurance (and agreements related thereto) maintained in connection with the Plans, and (viii) the most recent determination letter issued by the Internal Revenue Service with respect to each of the Plans that is intended to qualify under Section 401(a) of the Code.

                  3.22 Pooling; Reorganization. As of the date hereof, neither First Sterling, the Bank nor any Subsidiary is aware of any reason why the transactions contemplated by this Agreement will fail to qualify (i) for pooling of interests accounting treatment under generally accepted accounting principles or (ii) as a reorganization under Section 368(a)(1)(A) of the Code.

                  3.23 Transactions with Affiliates. Neither First Sterling, the Bank nor any Subsidiary has any contract or commitment or obligation to or with any affiliate (as defined under the Securities Act of 1933), executive officer (as defined under Section 16 of the Securities Exchange Act of 1934) or director of First Sterling that will survive the Closing or that will be required under item 404 of Regulation S-K of the Securities and Exchange Commission to be disclosed in the Joint Proxy Statement (as defined in Section 7.03 below), except for immaterial items such as credit card accounts.

                  3.24 Environmental Matters. Except as disclosed in the First Sterling Disclosure Letter, (i) the operations of First Sterling and its Subsidiaries have not involved the generation, manufacture, refining, transport, treatment, storage, disposal or release of any substance, waste or combination of wastes which poses a present or potential threat to human health, living organisms or environment, or is deemed to be "hazardous" under any federal, state or local law (collectively "Hazardous Substances"); (ii) there are no Hazardous Substances located on or under any properties owned or leased by First Sterling or any Subsidiary; (iii) First Sterling and its Subsidiaries have not received any notification that it is a "potentially responsible party" with respect to any potential cleanup at any proposed federal or state "superfund" location; (iv) First Sterling and its Subsidiaries maintain all material Permits required under any federal, state or local law relating to the protection of the environment, and are in compliance with all material terms of such Permits;
(v) First Sterling and its Subsidiaries have not received any written notice of the existence or pendency of any investigation, claim, suit or legal, administrative or regulatory proceeding, or any similar action, arising in whole or in part under any federal, state or local laws relating to the protection of the environment, with respect to any properties owned or leased by First Sterling or any Subsidiary or in any way affecting the business, assets, or operations of First Sterling or any Subsidiary; (vi) First Sterling and its Subsidiaries have not caused or permitted to exist as a result of an intentional or unintentional action or omission on its part, a releasing, spilling, leaking, pumping, emitting, dumping, or discharging of any Hazardous Substances into the air, ground or ground water of or surrounding any properties owned or leased by First Sterling or any Subsidiary or any other lands; (vii) there are no agreements, orders, judgments, decrees, letters or memoranda by or with any court or governmental entity imposing any liability or obligation on First Sterling, the Bank or any of its Subsidiaries under any applicable law relating to the protection of the environment; and (viii) there are no reasonably anticipated future events, conditions, circumstances, practices, plans or legal requirements that could give rise to obligations on First Sterling, the Bank or any of its Subsidiaries under any applicable law relating to the protection of the environment.

                  3.25 No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by First Sterling with Prime and its representatives (i) without the intervention of any other person retained by First Sterling and (ii) in such manner as not to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment. First Sterling expressly agrees to indemnify, defend and hold Prime harmless of, from and against any and all claims for brokers, finders or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement asserted by any person claiming by, through or under First Sterling, the Bank, or any Subsidiary of First Sterling.

                  3.26 Disclosure. No representation or warranty of First Sterling contained in this Agreement, and no statement contained in any certificate or the First Sterling Disclosure Letter furnished or to be furnished by or on behalf of First Sterling to Prime or any of its representatives pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or letter.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF PRIME

                  Except as disclosed in a disclosure schedule which specifically refers to the section to which such disclosure relates and is delivered prior to the execution of this Agreement ("Prime Disclosure Letter"), Prime represents and warrants to First Sterling as follows:

                  4.01 Organization, Power, Etc., of Prime. Prime is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed and is in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of its business, as now being conducted, makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, operations or financial condition of Prime. The Prime Disclosure Letter sets forth a complete list of the jurisdictions in which Prime is qualified or licensed to do business. First Sterling has heretofore received true and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of Prime.

                  4.02 Organization, Power, Etc., of Prime Bank. Prime Bank, a savings bank ("Prime Bank"), is a Pennsylvania chartered stock savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed and is in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of its business, as now being conducted, makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, operations or financial condition of Prime. The Prime Disclosure Letter sets forth a complete list of the jurisdictions in which Prime Bank is qualified or licensed to do business. First Sterling has heretofore received true and complete copies of the Articles of Incorporation and Bylaws as currently in effect, of Prime Bank.

                  4.03 Authorization and Effect of Agreement.

                           (a)      Prime has all requisite power and authority
to execute, deliver and perform this Agreement; the execution, delivery and performance of this Agreement by Prime have been duly authorized by all requisite corporate action; and this Agreement has been duly executed and delivered by Prime and constitutes the legal, valid and binding obligation of Prime, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally, or by the principles governing the availability of equitable remedies.

                           (b)      The execution, delivery and performance by
Prime of this Agreement will not violate or conflict with any provision of law or regulation, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of Prime, Prime Bank or any Subsidiary, any judgment, award or decree or any material indenture, agreement or other instrument to which Prime, Prime Bank or any Subsidiary is a party, or by which they or any of their properties or assets is bound or affected, or result in a breach of or constitute (with notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Prime, Prime Bank or any Subsidiary.

                  4.04 Capital Stock of Prime. The authorized capital stock of Prime consists solely of (i) 10,000,000 authorized shares of common stock, each having a par value of $1.00, being the Prime Common Stock, and (ii) 5,000,000 authorized shares of preferred stock, each having a par value of $1.00, being the Prime Preferred Stock. There are no shares of Prime Preferred Stock issued and outstanding. As of June 6, 1996, there are 3,723,353 shares of Prime Common Stock issued and outstanding, all of which are duly authorized, validly issued and outstanding, fully paid and non-assessable (the "Prime Shares"), and 184,063 shares are held as treasury shares by Prime. None of the Prime Shares has been issued in violation of any preemptive rights of any past or present stockholder or any stock purchase agreement or other agreement to which Prime was or is a party or by which it was or is bound. No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of any class of capital stock of Prime, or any instrument or securities convertible into capital stock, is authorized or outstanding, except for stock options as disclosed in the SEC Documents (as defined in Section 4.06). No shares of Prime Common Stock have been reserved for issuance and Prime has no obligation or commitment to authorize, issue, sell, repurchase or redeem any Prime Common Stock, except as disclosed in the SEC Documents. There is no commitment of Prime to distribute to holders of any class of its capital stock any evidences of indebtedness or assets, other than regularly declared dividends, and Prime has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no stockholder agreements, voting trusts or other agreements or understandings to which Prime or, to the best of its knowledge, any of its stockholders, is a party or bound, relating to the voting of Prime Shares.

                  4.05 Governmental Requirements. The Merger will require (insofar as Prime is concerned) the approval or non-objection of the PADOB, the Office of Thrift Supervision (the "OTS"), the U.S. Department of Justice, the FDIC, and the Federal Reserve. Prime will be required to register the issuance of the Prime Common Stock in connection with the Merger with the Securities Exchange Commission ("SEC"). Prime will also be required to register the issuance of the Prime Common Stock with, or secure permits or approvals for its issuance from, or file appropriate notifications with, any applicable state securities regulatory agencies. No other consent, approval, authorization or permit of, or filing with or notification to, any governmental entity or Regulatory Agency (except for the filing of articles of merger and a certificate of merger under the PBCL and DGCL) is required in order to authorize Prime or Prime Bank to complete the transactions contemplated by this Agreement. Neither Prime nor any of its Subsidiaries or any of their respective assets, is a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or has adopted any board resolution at the request of, any Regulatory Agency.

                  4.06 Financial Reports and SEC Documents. Its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its subsidiaries subsequent to December 31, 1995 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), or under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed, or to be filed (collectively, its "SEC Documents"), with the SEC (i) complied or will comply as of the date of filing thereof in all material respects as to form with the applicable requirements under the Exchange Act and (ii) did not and will not contain as of the date of filing thereof any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such report and documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements. All material agreements, contracts and other documents required to be filed by it as exhibits to any SEC Document have been so filed.

                  4.07 Absence of Certain Changes. Since March 31, 1996, there has not occurred or arisen any event, individually or in the aggregate, having or which, insofar as reasonably can be foreseen, in the future is likely to have, a material adverse effect upon Prime or its financial condition, assets or business.

                  4.08 Tax Matters. Prime and its Subsidiaries have each duly and timely filed (taking into account any extensions of time to file) all Tax Returns required to be filed by each of them with the appropriate federal, state, county, local and foreign governmental tax authorities. All such Tax Returns correctly reflect in all material respects all taxes due and such Tax Returns have not been amended by Prime or its Subsidiaries. All taxes required to be paid in respect of periods covered by the Tax Returns, and in respect of all periods subsequent to the last reporting period covered by the Tax Returns, have either been paid or fully accrued on the books of Prime and each of its Subsidiaries, and have been accurately reflected in the financial statements contained in the SEC Documents. There are no tax liens upon any property of Prime or any of its Subsidiaries, and Prime has not been advised by any tax authority of any proposal to file a tax lien against it or any of its Subsidiaries or to claim or assess any deficiency or adjustment to tax. There is no pending tax examination, or other proceeding with respect to taxes, involving Prime or any Subsidiary. The Federal Income Tax Returns of Prime have been audited and settled through December 31, 1981, however Prime is awaiting final assessment of tax and interest in connection with such audit. No extensions of the applicable statutes of limitation for any prior period or periods have been granted except in connection with the 1981 Federal Income Tax audit. Neither Prime nor any Subsidiary has disclosed on Form 8275, or on any other form of disclosure statement included with a Tax Return filed with the Internal Revenue Service, the existence of any item for purposes of avoiding a substantial understatement or negligence penalty pursuant to Sections 6661 or 6662 of the Code. There are no agreements, waivers or other arrangements providing for any extension of time with respect to the filing of any Tax Returns by Prime or any of its Subsidiaries or the payment by, or assessment against, Prime or any Subsidiary of any tax. Prime and each Subsidiary have withheld or collected from each payment made to each of its respective employees (or has otherwise paid or made provision for) the amount of all taxes (including but not limited to Federal Income Taxes, Federal Insurance Contribution Act taxes, state and local income and wage dues, payroll taxes, workers' compensation and unemployment compensation taxes) required to be withheld or collected therefrom and has paid (or caused to be paid) the same in respect of its respective employees, in each case when due.

                           No agreement or consent pursuant to Section 341(f) of
the Code has ever been made with respect to Prime or any Subsidiary, to any of the assets or properties thereof or to any predecessor corporation thereof. Neither Prime nor any Subsidiary shall make any agreement or consent pursuant to
Section 341(f) in respect of any such corporation or as a result of the transactions contemplated hereby or otherwise.

                           None of the assets of Prime or the Subsidiaries is
required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect prior to the repeal of said leasing provisions.

                  4.09 Conduct of Operations. All Permits which are material to the business, assets or financial condition of Prime or any Subsidiary and are required by administrative agencies and other governmental authorities to be obtained by Prime or any Subsidiary in connection with the ownership of their assets and the conduct of their businesses have been duly obtained and are in effect. Prime and each Subsidiary is in good standing under all Permits, and the businesses of Prime and each Subsidiary are being conducted in substantial compliance and conformity with all such Permits. There is not under any Permit, any existing default or breach which, with notice or lapse of time or both, would constitute a default. Neither Prime nor any Subsidiary has received any claim or notice that any of them is not in compliance with, or is in violation of, and each of Prime and the Subsidiaries are in compliance in all material respects with, all applicable federal, state, county, local and foreign laws, ordinances and regulations, reporting and record-keeping requirements, except for such minor violations which in the aggregate would not have a material adverse effect on Prime, its financial condition, business or assets. Without limiting the foregoing: Prime Bank is not conducting any activities, or conducting activities to a degree or in scope, which it is not permitted to conduct, and the Bank is not in violation of any "insider loan" requirements or any other lending or "loans to one borrower" limits.

                  4.10 Legal Proceedings. There are no actions, suits, proceedings, arbitrations or investigations, either administrative or judicial pending or to the knowledge of Prime threatened or contemplated by or against Prime or any Subsidiary or affecting any of their assets, properties or prospects, at law or in equity or otherwise, before or by any court or governmental entity, domestic or foreign, nor to the best knowledge of Prime any disputes or claims threatened which could result in such proceedings, in each case which is reasonably likely to have a material adverse effect on Prime, its financial condition, assets or business. Neither Prime nor any Subsidiary is subject to, or in default with respect to, any indictment, order, injunction, degree or award of any court, arbitrator or governmental entity, domestic or foreign, and neither Prime nor any of its officers has any knowledge of any state of facts or the occurrence of any event which might reasonably form the basis of a material claim against Prime or any Subsidiary with respect thereto.

                  4.11 Pooling; Reorganization. As of the date hereof, Prime is not aware of any reason why the transactions contemplated by this Agreement will fail to qualify (i) for pooling of interests accounting treatment under generally accepted accounting principles or (ii) as a reorganization under
Section 368(a)(1)(A) of the Code.

                  4.12 Environmental Matters. Except as disclosed in the Prime Disclosure Letter, (i) the operations of Prime and its Subsidiaries have not involved the generation, manufacture, refining, transport, treatment, storage, disposal or release of any Hazardous Substances; (ii) there are no Hazardous Substances located on or under any properties owned or leased by Prime or any Subsidiary; (iii) Prime and its Subsidiaries have not received any notification that it is a "potentially responsible party" with respect to any potential cleanup at any proposed federal or state "superfund" location; (iv) Prime and its Subsidiaries maintains all material Permits required under any federal, state or local law relating to the protection of the environment, and is in compliance with all material terms of such Permits; (v) Prime has not received any written notice of the existence or pendency of any investigation, claim, suit or legal, administrative or regulatory proceeding, or any similar action, arising in whole or in part under any federal, state or local laws relating to the protection of the environment, with respect to any properties owned or leased by Prime or any Subsidiary or in any way affecting the business, assets, or operations of Prime or any Subsidiary; (vi) Prime and its Subsidiaries have not caused or permitted to exist as a result of an intentional or unintentional action or omission on its part, a releasing, spilling, leaking, pumping, emitting, dumping, or discharging of any Hazardous Substances into the air, ground or ground water of or surrounding any properties owned or leased by Prime or any Subsidiary or any other lands; (vii) there are no agreements, orders, judgments, decrees, letters or memoranda by or with any court or governmental entity imposing any liability or obligation on Prime or any of its Subsidiaries under any applicable law relating to the protection of the environment; and
(viii) there are no reasonably anticipated future events, conditions, circumstances, practices, plans or legal requirements that could give rise to obligations on Prime or any of its Subsidiaries under any applicable law relating to the protection of the environment.

                  4.13 No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Prime with First Sterling and their representatives (i) without the intervention of any other person retained by Prime, other than its financial advisor Berwind Financial Group, L.P. and (ii) in such manner as not to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment. Prime expressly agrees to indemnify, defend and hold First Sterling harmless of, from and against any and all claims for brokers, finders or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement asserted by any person claiming by, through or under Prime, Prime Bank, or any Subsidiary of Prime.

                  4.14 Books of Account, Minute Books and Stock Record Books. The books of account of Prime and each Subsidiary substantially and accurately reflect all of its items of income and expense, and all of its assets, liabilities and accruals. The corporate minute books and stock record books of Prime and each Subsidiary are complete and correct, accurately reflect action taken at all meetings of their stockholders and Boards of Directors and each committee (if any) of such Boards of Directors, and properly and accurately record the issuance and transfer of all shares of capital stock of Prime and each Subsidiary.

                  4.15 Absence of Undisclosed Liabilities.

                           (a)      Except as and to the extent reflected or
reserved against in the SEC Documents and except for other liabilities or obligations which in the aggregate would not have a material adverse effect on Prime, its financial condition, business or assets, as of March 31, 1996, Prime had no liabilities or obligations, secured or unsecured (whether known or unknown, accrued, absolute, contingent or otherwise) of a nature customarily accrued, reserved against or disclosed in a balance sheet prepared in conformity with generally accepted accounting principles, including, without limitation,
(i) any tax liabilities due or to become due, or whether incurred in respect of or measured by the assets, sales or income of Prime or the Subsidiaries for any period to March 31, 1996, or arising out of transactions entered into or any state of facts existing at such date, and (ii) any loss contingencies as may be required by generally accepted accounting principles to be disclosed, if not accrued; and there is no basis for the assertion against Prime or any Subsidiary as of March 31, 1996 of any liabilities or obligations not adequately reflected or reserved against in the SEC Documents.

                           (b)      On the Closing Date neither Prime nor any
Subsidiary will have (i) any loss contingency of a nature customarily accrued, reserved against or disclosed in a balance sheet prepared in conformity with generally accepted accounting principles, or (ii) any other liabilities or obligations, except as will have been incurred from and after March 31, 1996 in the ordinary course of business, and consistent with the terms of this Agreement, in aggregate amounts not materially greater than those incurred in the comparable period during the prior fiscal year and except for other liabilities or obligations which in the aggregate would not have a material adverse effect on Prime, its financial condition, business or assets.

                  4.16 Loans. All loans included in the numbers reported in the SEC Documents, and all loans reflected on Prime Bank's books and records, are (except where otherwise indicated in the Prime Disclosure Letter) performing, not past due, not classified, not subject to treatment as "in substance foreclosures", and have not been the subject of restructurings or workouts, except to the extent reserved for or identified in the SEC Document. Information pertaining to each loan contained in the related loan file is true and complete in all material respects.

                  4.17 Disclosure. No representation or warranty of Prime contained in this Agreement and in no statement contained in any certificate or the Prime Disclosure Letter furnished or to be furnished by or on behalf of Prime to First Sterling or any of its representatives pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or letter.

                                    ARTICLE V
                      CONDUCT OF BUSINESS PRIOR TO CLOSING

                  From the date hereof until the Closing, except as expressly contemplated in this Agreement, (i) without the prior written consent of Prime (which consent shall not be unreasonably withheld or delayed) First Sterling will not, and will cause each of its Subsidiaries not to, and (ii) without the prior written consent of First Sterling (which consent shall not be unreasonably withheld or delayed) Prime will not, and will cause each of its Subsidiaries not to:

                  5.01 Ordinary Course. Conduct the business of it and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or knowingly take any action that would, or might reasonably be expected to (unless such action is required by law or sound banking practice) (i) adversely affect the ability of any party to obtain any necessary approvals of any Regulatory Agencies required for the transactions contemplated hereby without the imposition of any burdensome condition of the type referred to in Section
6.02 or (ii) adversely affect its ability to perform any of its material obligations under this Agreement.

                  5.02 Capital Stock. Other than (i) pursuant to the exercise of stock options outstanding on the date hereof, or (ii) in the case of First Sterling, the issuance of First Sterling Common Stock in connection with the conversion of First Sterling's 7.5% Convertible Subordinated Debentures ("First Sterling Debentures"), or (iii) in the case of Prime, pursuant to employee benefit plans or programs in effect on the date of this Agreement, issue, sell or otherwise permit to become outstanding any additional shares of capital stock, any stock appreciation rights, or any options, warrants, convertible security or other right (contingent or otherwise) to purchase or acquire any such securities, enter into any agreement with respect to the foregoing, or make any new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights prior to the Closing; provided however, Prime shall be permitted to make grants of stock options to key employees in accordance with past practice without being in violation of this Section 5.02.

                  5.03 Dividends; Changes in Stock. (1) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock, except Prime may continue the declaration and payment of regular quarterly cash dividends not in excess of $.17 per share of Prime Common Stock (provided, however, that commencing with the last dividend paid in 1996, Prime may increase the amount of regular quarterly cash dividends per share) with usual record and payment dates for such dividends in accordance with past dividend practice, and (2) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock (other than acquisition of trust account shares in the ordinary course of business).

                  5.04 Compensation; Employment Agreements; Etc. In the case of First Sterling and its Subsidiaries, enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice (including taking into account deferred increases) or (ii) other changes as may be required by law or to satisfy contractual obligations existing as of the date hereof consistent with past practice, which to the extent practicable, have been disclosed in the First Sterling Disclosure Letter.

                  5.05 Benefit Plans. In the case of First Sterling and its Subsidiaries, enter into or modify (except as may be required by applicable law or to satisfy contractual obligations existing as of the date hereof, which have been disclosed in First Sterling Disclosure Letter) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting, exercise or payment of any benefits payable thereunder.

                  5.06 Acquisitions and Dispositions. Except as disclosed in their respective Disclosure Letters and except for dispositions and acquisitions of assets in the ordinary and usual course of business consistent with past practice, dispose of or discontinue any portion of its assets, business or properties, which is material to it and its Subsidiaries taken as a whole, or merge or consolidate with, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the business or property of any other entity (any of the foregoing, a "Business Combination Transaction"), except that Prime may enter into an agreement or agreements for, and may consummate, Business

Combination Transactions in which the aggregate purchase price or prices paid by Prime and/or its Subsidiaries does not exceed $10 million or the aggregate number of shares of Prime Common Stock issuable does not exceed 10% of the number of such shares outstanding on December 31, 1995 (the "10% Limit"). Notwithstanding the foregoing, with the prior consent of a majority of the First Sterling Board of Directors, Prime may enter into an agreement or agreements for Business Combination Transactions in which the aggregate purchase price or prices paid exceeds $10 million or includes shares of Prime Common Stock in excess of the 10% Limit.

                  5.07 Amendment. Amend its articles or certificate of incorporation or by-laws (or similar constitutive documents), except that Prime may amend its Certificate of Incorporation to increase its authorized common stock or to make any other amendments which it may deem necessary or appropriate to complete the transactions contemplated by this Agreement.


                  5.08 Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

                  5.09 Adverse Actions. (1) Knowingly take any action that would, or is reasonably likely to, prevent or impede the transactions contemplated hereby from qualifying (i) for pooling of interests accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; or (2) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing, (y) any of the conditions to the transactions contemplated hereby set forth in Article VI not being satisfied, or (z) a material violation of any provision of this Agreement, except in each case, as may be required by applicable law; provided however, in the event that any action required to be taken by applicable law would have a material adverse effect upon the financial position, business or operations of either party hereto, the other party shall have the right to terminate its obligations under this Agreement without further penalty or obligation on either party (but only if such required action was not due to some other fact or circumstance which itself constitutes a breach of warranty or covenant contained herein, otherwise the provisions of Article VIII shall apply), by giving written notice of its election to terminate this Agreement within ten (10) days after it is given notice of the taking of the required action having the material adverse effect.

                  5.10 Indebtedness. No party shall, or shall permit any of its Subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of such party or any of its subsidiaries or guarantee any debt securities of others other than (i) in replacement for existing or maturing debt, (ii) indebtedness of any Subsidiary of Prime to Prime or to another subsidiary of Prime, (iii) indebtedness of any Subsidiary of First Sterling to First Sterling or to another Subsidiary of First Sterling,
(iv) short-term indebtedness in the ordinary course of business consistent with prior practice, or (v) gap management transactions entered into in the ordinary course of business consistent with past practice.

                  5.11 Agreements. Agree or commit to do anything prohibited by Sections 5.01 through 5.10.


                                   ARTICLE VI
                            PRE-CONDITIONS TO CLOSING

                  The obligation of each of the parties to consummate the transactions contemplated hereby is conditioned upon the satisfaction at or prior to the Closing of each of the following (except that only First Sterling's obligations are conditioned upon satisfaction of Section 6.06 and only Prime's obligations are conditioned upon satisfaction of Sections 6.07, 6.12, 6.14 and 6.15):

                  6.01 Shareholder Vote. Approval of (i) this Agreement by the requisite votes of the shareholders of First Sterling and Prime and (ii) in the case of Prime, any necessary or appropriate amendment to its Certificate of Incorporation by the requisite vote of the shareholders of Prime;

                  6.02 Regulatory Approvals. Procurement by Prime and First Sterling of all requisite approvals and consents of Regulatory Agencies, and the expiration of the statutory waiting period or periods relating thereto, and such approvals and consents shall not impose any condition or restriction upon Prime or its Subsidiaries which would be reasonably expected either (i) to have a material adverse effect after the Closing on the present or prospective consolidated financial condition, business or operating results of Prime, or (ii) to prevent the parties from realizing the major portion of the economic benefits of the transactions contemplated hereby that they currently anticipate obtaining therefrom;

                  6.03 Third Party Consents. All consents or approvals of all persons (other than Regulatory Agencies) required for the completion of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a material adverse effect on First Sterling or Prime;

                  6.04 No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of the transactions contemplated hereby (each party agreeing to use its best efforts to have such order, decree or injunction lifted);

                  6.05 Pooling Letters. First Sterling shall have received from Coopers & Lybrand, L.L.P. independent auditors for First Sterling, and Prime shall have received from KPMG Peat Marwick LLP, independent auditors for Prime, letters, dated the date of or shortly prior to the mailing date of the Joint Proxy Statement (as defined in Section 7.03 below), to the effect that, if consummated in accordance with this Agreement, the transaction contemplated hereby qualifies for pooling of interests accounting treatment;

                  6.06 Representations, Warranties and Covenants of Prime.
(i) Each of the representations and warranties contained herein of Prime shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) each and all of the agreements and covenants of Prime to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects, and (iii) First Sterling shall have received a certificate signed by the Chief Executive Officer of Prime, dated the Closing Date, to the effect set forth in clauses (i) and (ii);

                  6.07 Representations, Warranties and Covenants of First Sterling. (i) Each of the representations and warranties contained herein of First Sterling shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) each and all of the agreements and covenants of First Sterling to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects, and (iii) Prime shall have received a certificate signed by the Chief Executive Officer of First Sterling, dated the Closing Date, to the effect set forth in clauses (i) and (ii);

                  6.08 Effective Registration Statement. The Registration Statement (as defined in Section 7.03 below) shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other governmental entity;

                  6.09 Blue-Sky Permits. Prime shall have received all state securities laws and "blue sky" permits necessary to consummate the transactions contemplated hereby;

                  6.10 Tax Opinion. Prime shall have received an opinion from Stradley, Ronon, Stevens & Young, and First Sterling shall have received an opinion from its tax counsel, to the effect that (i) the transactions contemplated hereby constitute a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by shareholders of First Sterling who receive shares of Prime Common Stock in exchange for their shares of First Sterling Common Stock upon the consummation of the Merger, except that gain or loss may be recognized as to cash received in lieu of fractional share interests; in rendering their respective opinions, each such counsel may require and rely upon representations and agreements contained in certificates of officers of Prime, First Sterling, and others and investment intent letters from executive officers and one percent shareholders of First Sterling;

                  6.11 Nasdaq/National Market Listing. The shares of Prime Common Stock issuable pursuant to this Agreement shall have been approved for listing on the Nasdaq/National Market, subject to official notice of issuance;

                  6.12 Legal Opinions. Prime shall have received an opinion from Kania, Lindner, Lasak and Feeney, and First Sterling shall have received an opinion from Stradley, Ronon, Stevens & Young, LLP and such other legal counsel chosen by Prime to provide opinions on Delaware law matters, in each case in form and substance reasonably satisfactory to the recipient, covering such matters as are customary for transactions of the nature contemplated by this Agreement; and

                  6.13 Opinion of Financial Advisor. Prime shall have received from its financial advisor an opinion, as of a date no earlier than three business days prior to the mailing of the Joint Proxy Statement to its shareholders, as to the fairness of the consideration to be received by Prime from a financial point of view, as contemplated by this Agreement, and shall include such opinion in the Joint Proxy Statement.


                                   ARTICLE VII
                       ADDITIONAL COVENANTS AND AGREEMENTS

                  First Sterling hereby covenants to and agrees with Prime, and Prime hereby covenants to and agrees with First Sterling, that:

                  7.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as reasonably practicable and shall cooperate fully with the other party hereto to that end.

                  7.02 Shareholder Approvals. Each of them shall take, in accordance with applicable law, National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market System ("NMS") rules in the case of Prime, and its respective articles or certificate of incorporation and by-laws, all action necessary to convene, respectively, (i) an appropriate meeting of shareholders of Prime to consider and vote upon (A) any amendment to the certificate of incorporation of Prime as may be necessary or appropriate to consummate the Merger and (B) the approval of the Merger (the "Prime Meeting"), and (ii) an appropriate meeting of shareholders of First Sterling to consider and vote upon the approval of the Merger (the "First Sterling Meeting"; each of the Prime Meeting and the First Sterling meeting, a "Meeting"), respectively, as promptly as practicable after the Registration Statement is declared effective. The Board of Directors of each of Prime and First Sterling will recommend approval of such matters, and each of Prime and First Sterling will take all reasonable lawful action to solicit such approval by its respective shareholders. First Sterling and Prime shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

                  7.03 Registration Statement.

                           (a)      Each of Prime and First Sterling agrees to
cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by Prime with the SEC in connection with the issuance of Prime Common Stock pursuant to the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of Prime and First Sterling constituting a part thereof (the "Joint Proxy Statement")). Each of First Sterling and Prime agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Prime also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. First Sterling agrees to furnish to Prime all information concerning First Sterling, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing, including but not limited to consolidated audited financial statements of First Sterling for all necessary periods meeting the accounting requirements of the SEC.

                           (b)      Each of First Sterling and Prime agrees, as
to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the Prime Meeting and the First Sterling Meeting, contain any statement which, in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the same meeting in the Joint Proxy Statement or any amendment or supplement thereto. Each of First Sterling and Prime agrees that the Joint Proxy Statement (except, in the case of First Sterling, with respect to portions thereof prepared by Prime, and except, in the case of Prime, with respect to portions thereof prepared by First Sterling) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and the Registration Statement (except, in the case of First Sterling, with respect to portions thereof prepared by Prime, and except, in the case of Prime, with respect to portions thereof prepared by First Sterling) will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

                           (c)      In the case of Prime, Prime will advise
First Sterling, promptly after Prime receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Prime Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

                  7.04 Press Releases. Immediately upon execution of this Agreement, the parties shall issue a joint press release in such form as is mutually agreeable. Thereafter, except as otherwise required by applicable law or the rules of the Nasdaq/NMS, neither Prime nor First Sterling shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

                  7.05 Access; Information. Upon reasonable notice, it shall afford the other party and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Closing Date, to all of its properties, books, contracts, commitments and records and, during such period, it shall furnish promptly to it (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. It will not use any information obtained pursuant to this Agreement for any purpose unrelated to the consummation of the transactions contemplated hereby and, if this Agreement is terminated, will hold all information and documents obtained pursuant to this Section in confidence (as provided in Section 9.06) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by it or as it is advised by counsel that any such information or document is required by law or applicable Nasdaq/NMS rules to be disclosed. No investigation by either party of the business and affairs of another shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to complete the transactions contemplated by this Agreement.

                  7.06 Acquisition, Proposals. Without the prior written consent of the other, neither First Sterling nor Prime shall, and each of them shall cause its respective Subsidiaries not to, and each of them shall direct its officers, directors and employees and bankers, financial advisors, attorneys, accountants and other representatives ("Representatives") not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person (other than the other party hereto) relating to, or enter into any agreement with respect to or take any action to endorse or recommend a Takeover Proposal. As used herein, the term "Takeover Proposal" shall mean any proposal for a merger, consolidation or other business combination involving such party or such Subsidiary or any tender or exchange offer or other plan, proposal or offer by any person (other than the other party hereto) to acquire in any manner 10% or more of the shares of any class of voting securities of, or 20% or more of the assets of, such party or any of its significant Subsidiaries, other than pursuant to the transactions contemplated by this Agreement. Each of Prime and First Sterling shall advise the other orally (within one business day) and in writing (as promptly as practicable), in reasonable detail, of any such inquiry or proposal which it or any of its Subsidiaries or any Representative may receive and if such inquiry or proposal is in writing, then Prime or First Sterling, as the case may be, shall deliver to the other a copy of such inquiry or proposal as promptly as practicable after the receipt thereof.

                  7.07 Affiliate Agreements. Not later than the 15th day prior to the mailing of the Joint Proxy Statement, First Sterling shall deliver to Prime, a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an "affiliate" of First Sterling (each, an "Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135. First Sterling shall use its respective reasonable best efforts to cause each person who may be deemed to be an Affiliate of First Sterling to execute and deliver to First Sterling and Prime on or before the Closing Date, a written agreement to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Prime Common Stock to be issued pursuant to this Agreement, except pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which in the opinion of legal counsel satisfactory to Prime, is exempt from the registration requirements of the Securities Act.

                  7.08 Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any takeover law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

                  7.09 Shares Listed. In the case of Prime, Prime shall use its reasonable best efforts to cause to be approved for listing, prior to the Effective Time, on the Nasdaq/NMS, upon official notice of issuance, the shares of Prime Common Stock to be issued to the holders of First Sterling Common Stock under this Agreement.

                  7.10 Regulatory Applications.

                           (a)      Each party shall promptly (i) prepare and
submit applications to the appropriate Regulatory Agencies and (ii) make all other appropriate filings to secure all other approvals, consents and rulings, which are necessary for it to complete the Merger.

                           (b)      Each of Prime and First Sterling agrees to
cooperate with the other and, subject to the terms and conditions set forth in this Agreement, use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Regulatory Agencies necessary or advisable to complete the Merger, including without limitation the regulatory approvals referred to in
Section 6.02. Each of Prime and First Sterling shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to, any third party or any Regulatory Agencies in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Agencies necessary or advisable to complete the Merger and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

                           (c)      Each party agrees, upon request, to furnish
the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Regulatory Agency.

                  7.11 Accountants' Letters. Each of Prime and First Sterling shall use its best efforts to cause to be delivered to Prime from KPMG Peat Marwick LLP and to First Sterling from Coopers & Lybrand L.L.P., letters dated a date within two business days before the date on which the Registration Statement becomes effective, in form and substance reasonably satisfactory to Prime and First Sterling, respectively, and customary in scope and substance for letters delivered by independent auditors in connection with registration statements on Form S-4.


                  7.12 Employee Benefits. Prime expressly agrees to provide to employees of Bank and its Subsidiaries after the Closing Date and for an indefinite period thereafter, employee benefits which are substantially similar to the benefits presently available to employees of the Bank. In the ordinary course of business after the Closing Date, Prime will evaluate its employee benefits programs for all employees, and expressly reserves the right to make such modifications to any and all such programs, including programs maintained after the Closing Date for the benefit of Bank's employees. Such modifications may include the elimination of any particular benefits as Prime believes reasonable. Prime agrees that in connection with any changes in benefits, the impact of such changes on the employees of Bank shall be equitable in comparison with the impact of such changes on the employees of Prime's other Subsidiaries which existed prior to the date of this Agreement. Nothing contained in this Agreement is intended, nor shall anything herein be construed, to confer any legal rights upon, or any third party beneficiary interest in, any employee of Prime, Prime Bank, Bank, any Subsidiary, or any other third party.

                  7.13 Governance Matters. Prime shall take all actions reasonably necessary to expand the size of its Board of Directors to ten (10) members and to cause three (3) nominees selected by First Sterling's Board of Directors to be elected to the Prime Board of Directors as promptly as practicable after the Effective Time. The remaining seven (7) directors shall be designees of Prime. Bank shall elect James J. Lynch to its Board of Directors and shall cause him to be elected chief executive officer of the Bank promptly after the Effective Time.

                  7.14 Notification of Certain Matters. Each of First Sterling and Prime shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any material adverse effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

                  7.15 First Sterling Stock Options. To the extent that acceleration of the exercisability of any First Sterling Stock Option, or the removal of any or all restrictions on any outstanding First Sterling Stock Option, is permitted but not required by the applicable governing instruments, then First Sterling agrees that it shall take all necessary action or refrain from taking any action, in each case with the result that such acceleration or removal shall not occur. After the Closing Date, Prime shall issue to each holder of an outstanding First Sterling Stock Option a document evidencing the assumption of said option by Prime and the conversion thereof to options to purchase Prime Common Stock.

                  7.16 Bromley Employment Agreement. Prime and William H. Bromley will enter into and at the Effective Time, Prime will cause Bank to enter into the employment agreement in the form attached hereto as Exhibit 7.16.


                                  ARTICLE VIII
                                   TERMINATION


                  8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                           (a)      Mutual Consent.  At any time prior to the
Effective Time, by the mutual written consent of Prime and First Sterling, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

                           (b)      Delay.  At any time prior to the Effective
Time, by Prime or First Sterling, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 1997, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this
Section 8.01(b).

                           (c)      No Approval.  By First Sterling or Prime,
if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that (i) the consent of the Regulatory Agencies for consummation of the transactions contemplated by this Agreement shall have been denied by final action of any such agency and the time for appeal shall have expired, or (ii) any shareholder approval required by Section
6.01 herein is not obtained at the First Sterling Meeting or the Prime Meeting.

                           (d)      Material Breach.  By First Sterling if
there has been a material breach by Prime of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten (10) business days following receipt by Prime of notice of such breach; and by Prime if there has been a material breach by First Sterling of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten (10) business days following receipt by First Sterling of notice of such breach. The right to terminate this Agreement under this Section 8.01(d) shall not be available to any party which at such time is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

                  8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Sections 7.05 and 9.06, and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

                  8.03 Amendment. This Agreement and the Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by their respective shareholders, provided that after any such approval, no amendment shall be made which (i) changes the Exchange Ratio, (ii) in any way materially adversely affects the rights of the holders of the First Sterling Shares or the holders of the outstanding Prime Common Stock, or (iii) changes any of the principal terms of this Agreement or the Merger Agreement, in each case without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  8.04 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein (subject to applicable law). Any agreement on the part of the parties hereto to any such extension or waiver shall be valid if set forth in an instrument signed on behalf of both of the parties hereto.


                                   ARTICLE IX
                                 GENERAL MATTERS

                  9.01 Survival. None of the representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time.

                  9.02 Assignment. This Agreement may not be assigned, whether by operation of law or otherwise, without the prior written consent of the other party hereto, and any such attempted assignment shall be void and of no effect.


                  9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

                  9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles thereof.

                  9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC registration fees shall be shared 30% by First Sterling and 70% by Prime.

                  9.06 Confidentiality.

                           (a) "Confidential Information" includes any
information relating to the parties generally, including but not limited to regulatory compliance, management, employees, administration, financial condition, assets, portfolio quality, business plan, lists or compilations of customers or customer related information, correspondents, prospects and contacts, and ways of doing business, pricing formulas, business or marketing practices or strategies, whether written, graphic or oral, furnished directly or indirectly by either of the parties to the other, except the following:
(i) Information that is now in the public domain or subsequently enters public domain without an act or fault on the part of a party receiving the information or by any affiliates, officers, directors, associates, partners, agents, advisors, employees, attorneys, accountants, auditors, financial advisors, investment bankers or other representatives ("Representatives") of that party; or (ii) Information that either party receives on a non-confidential basis from any third party having a lawful right to disclose such information.

                           (b)  Each party shall maintain, and shall cause its
Representatives to maintain, in confidence all Confidential Information and agree that the Confidential Information will be made available only to those Representatives of the receiving party who are directly concerned with the discussions, negotiations, due diligence or evaluations contemplated hereby, and only after each of such persons shall have been advised of the obligations created by this Section and shall agree to be bound by its terms. Upon a request by a party, the other party will cause such of its Representatives to execute confidentiality agreements similar to this Section. Each party will maintain a list of individuals to whom any part of the Confidential Information is disclosed, and will make such list available to each other upon request. Each party shall take all necessary precautions to prevent the Confidential Information from being disclosed or provided to any unauthorized person or entity. Notwithstanding the foregoing, it is agreed that each party may disclose this agreement or the fact of their discussions or negotiations to its applicable banking and securities law regulators.

                           (c)      Neither party shall use the Confidential
Information for any purpose other than for the purpose of conducting the discussions, negotiations, due diligence and evaluations described herein and consummating the Merger without first obtaining the prior written consent of the other party. Neither party, nor either party's Representatives, shall do any of the following, each of which shall be deemed a wrongful use of Confidential Information and a breach of a separate covenant and undertaking by the parties:

                                    (i)     Knowing and directly solicit the
present or former customers, or the prospects or employees, of the disclosing party or its affiliates revealed by the Confidential Information (however, general marketing and advertising activities, and routine communications with a party's existing customers, conducted by such party in its normal course of business, will not be considered a violation of this letter provided Confidential Information is not used in any manner in connection with such activities or communications); or

                                    (ii)    Directly or indirectly provide to
any competitor of the disclosing party or its affiliates, or directly or indirectly permit any competitor of the disclosing Party or its affiliates to obtain, any Confidential Information.

                           (d)      If either party determines, on the advice
of its legal counsel or otherwise, that it is legally obligated or compelled to disclose any Confidential Information, such party (the "Discloser") will provide the other (the "Other Party") with prompt notice of such determination prior to making any disclosure. In such event, the parties will endeavor in good faith to cooperate in making a joint determination regarding the necessity, timing, form and content of any public disclosures. If the parties cannot agree, and if the Other Party does not obtain an injunction or other relief preventing such disclosure, the Discloser agrees to publicly disclose only that portion of the Confidential Information which, according to the advice of legal counsel, is legally required.

                           (e)      In the event the Merger is not consummated,
each party shall promptly return to the other party such other party's Confidential Information, together with all documents and copies relating thereto, to the other party, and will upon request confirm in writing to the other party that it has caused its Representatives to destroy all notes and memoranda made concerning the Confidential Information. Either party may, in its sole discretion, at any time request a return of any or all Confidential Information and related documents and copies, and the other party shall thereupon immediately cause its Representatives to return the same. Each party agrees to immediately notify the other if it receives legal process requesting any Confidential Information, documents or testimony concerning any aspects thereof or litigation touching upon the proposed business combination.

                           (f)      The parties agree that failure to maintain
the confidentiality of the Confidential Information would result in irreparable harm to the parties and that in the event of such failure or violation, in addition to any and all other legal and equitable remedies that may be available, the parties may obtain temporary restraining orders, preliminary injunctions or similar equity relief in any courts in which it chooses to seek such remedy.

                  9.07 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Prime, to:           Prime Bancorp, Inc.
                                    6425 Rising Sun Avenue
                                    Philadelphia, PA  19111
                                    Attention:  James J. Lynch,
                                        President and Chief Executive Officer

                                    Telecopy:  (215) 742-6457

With a copy to:            Stradley, Ronon, Stevens & Young, LLP
                                    Great Valley Corporate Center
                                    30 Valley Stream Parkway
                                    Malvern, PA  19355-1481
                                    Attention:  David F. Scranton, Esquire

                                    Telecopy:  (610) 640-1965

If to First Sterling, to:  First Sterling Bancorp, Inc.
                                    80 West Lancaster Avenue
                                    Devon, PA  19333
                                    Attention:  William H. Bromley, President

                                    Telecopy:  (610) 971-0138

With a copy to:            Kania, Lindner, Lasak and Feeney
                                    Two Bala Plaza, Suite 525
                                    Bala Cynwyd, PA  19004
                                    Attention:  John Lasak, Esquire

                                    Telecopy:  (610) 668-9676

                  9.08 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

                  9.09 Structure. The parties hereto agree to consider the benefits of consolidating into a newly formed Delaware or Pennsylvania corporation in lieu of the Merger, and in the event that they determine it is in their mutual best interests to structure the transaction in such fashion, they agree to execute and deliver such modification to this Agreement as is mutually acceptable.

                  9.10 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  9.11 Headings. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

                                          PRIME BANCORP, INC.


Attest:

/s/ Joseph E. Fluehr, III, Secretary      By: /s/ James J. Lynch, CEO
------------------------------------          ---------------------------------
                                             FIRST STERLING BANCORP, INC.


Attest:

/s/ James D. Kania, Secretary             By: /s/ William H. Bromley, President
------------------------------------          ---------------------------------

             FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

                  THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION is made as of September 12, 1996 by and among PRIME BANCORP., INC., a Delaware corporation ("PRIME"), FIRST STERLING BANCORP, INC., a Pennsylvania corporation ("FIRST STERLING") and PRIME NEWCO, INC., a Pennsylvania corporation ("NEWCO").

                                   BACKGROUND

                  Prime and First Sterling entered into an Agreement and Plan of Reorganization dated as of June 12, 1996 (the "AGREEMENT"), pursuant to which Prime and First Sterling agreed that First Sterling would be merged with and into Prime subject to the terms and conditions contained therein. The Agreement contemplated the possibility of merging First Sterling and Prime into a newly formed Delaware or Pennsylvania corporation. Prime has determined that it is in the best interest of its stockholders that Prime be merged with and into Newco pursuant to the terms of an Agreement and Plan of Merger dated as of September 12, 1996 ("PRIME PLAN"), which merger is intended to be effected contemporaneously with the Merger (as defined below). In recognition of the Prime Plan, Prime and First Sterling desire to amend the Agreement in order to provide that First Sterling will merge with and into Newco, and to make certain other conforming changes to the Agreement.

                  Newco is a newly formed Pennsylvania corporation with its registered office located in Philadelphia, Pennsylvania. The authorized capitalization of Newco consists solely of 13 million shares of common stock, each having a par value of $1.00 ("NEWCO COMMON STOCK") of which one share is issued and outstanding as of the date hereof, and 2 million authorized shares of preferred stock, each having a par value of $1.00 ("NEWCO PREFERRED STOCK"), of which none are issued and outstanding.

                  NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties agree as follows:

                  1. Section 1.01 of the Agreement is hereby and restated to read in its entirety as follows:

                           1.01 The Merger.

                           (a) First Sterling and Newco will execute and deliver
the Agreement and Plan of Merger in the form attached hereto as Exhibit 1.01, with such further changes as may be mutually agreed upon by the parties hereto ("MERGER AGREEMENT") providing for the merger of First Sterling with and into Newco ("MERGER") and the conversion of each of the outstanding shares of First Sterling Common Stock into shares of Newco Common Stock as provided in the Merger Agreement. First Sterling, Prime and Newco agree, subject to the terms and conditions of this Agreement to submit to their respective shareholders for adoption and approval as required under the Delaware General Corporation Law ("DGCL") or the Pennsylvania Business Corporation Law ("PBCL") as applicable, this Agreement and the Merger Agreement. From and after the Effective Time (as defined below), the identity and separate existence of First Sterling and Prime shall cease, and Newco shall succeed, without other transfer, to all the rights, properties, debts and liabilities of First Sterling.

                           (b) In connection with the Merger, Newco shall take
such actions as may be necessary to reserve sufficient shares of Newco Common Stock, prior to the Merger, to permit the issuance of shares of Newco Common Stock to the holders of the outstanding shares of First Sterling Common Stock as of the Effective Time in accordance with the terms of the Merger Agreement and this Agreement, and upon exercise of the First Sterling stock options to be assumed by Newco pursuant to the terms of this Agreement.

                  2. Section 1.03 of the Agreement is hereby amended and restated to read in its entirety as follows:

                           1.03     Merger Consideration.

                           (a) Subject to the provisions of this Agreement and
the Prime Plan, at the Effective Time, automatically by virtue of the mergers contemplated hereby and thereby, each share of Prime Common Stock issued and outstanding immediately prior to the Effective Time, shall become and be converted into the right to receive one share of Newco Common Stock. The shares of Prime Common Stock owned by First Sterling or any of its subsidiaries (other than shares held in trust, managed, custodial or nominee accounts and the like or held by mutual funds for which First Sterling or any Subsidiary acts as investment advisor, that in any such case are beneficially owned by third-parties (any such shares, "trust account shares") and shares acquired in respect of debts previously contracted (any such shares, "DPC shares")) shall be canceled.

                           (b) Subject to the provisions of this Agreement, at
the Effective Time, automatically by virtue of the Merger, each share (excluding shares held by First Sterling or any of its Subsidiaries ("Treasury Shares") or Prime or any of its Subsidiaries (in each case other than trust account shares or DPC shares)) of First Sterling Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive one share (subject to possible adjustment as set forth in Section 1.05 hereof) (the "Exchange Ratio") of Newco Common Stock. All shares of First Sterling Common Stock owned by First Sterling or its Subsidiaries as Treasury Shares and all shares of First Sterling Common Stock owned by Prime or its Subsidiaries (in each case other than trust account shares or DPC shares) shall be canceled and retired and shall cease to exist, and no shares of Newco Common Stock or other consideration shall be deliverable in exchange therefor.

                  3. The reference to "Prime Common Stock" in the first sentence of Section 1.04 is hereby amended to read "Newco Common Stock".

                  4. The references to "Prime" and "Prime Common Stock" in Sections 1.06 and 1.07 of the Agreement are hereby amended to read "Newco" and "Newco Common Stock", respectively.

                  5.       The representations and warranties set forth in
                           ARTICLE III of the Agreement are made in favor of Prime and Newco.

                  6.       The representations and warranties set forth in
                           ARTICLE IV of the Agreement are made jointly by Prime and Newco.

                  7. A new Article IVA is added to the Agreement and shall read as set forth below:

                                   ARTICLE IVA
                     REPRESENTATIONS AND WARRANTIES OF NEWCO

                           Newco and Prime, jointly and severally, hereby
represent and warrant to First Sterling as follows:

                           4A.01 Organization, Power, etc., of Newco. Newco is a
corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed and is in good standing to do business as foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of its business, as now being conducted, makes such qualification necessary, except with the failure to be so qualified or licensed would not have a material adverse effect on the business, operations or financial condition of Newco. First Sterling has heretofore received true and complete copies of the Articles of Incorporation and Bylaws of Newco, as currently in effect.

                           4A.02 Authorization and Effect of Agreement.

                                 (a) Newco has all requisite power and authority
to execute, deliver and perform this Agreement; the execution, delivery and performance of this Agreement by Newco have been duly authorized by all requisite corporate actions; and this Agreement has been duly executed and delivered by Newco and constitutes the legal, valid and binding obligation of Newco, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally, or by the principles governing the availability of equitable remedies.

                                 (b) The execution, delivery and performance by
Newco of this Agreement will not violate or conflict with any provision of law or regulation, any order of any court or other agency of government, the articles of incorporation or bylaws of Newco, any judgment, award or decree or any material indenture, agreement or other instrument to which Newco is a party or by which it or any of its properties or assets is bound or affected, or result in a breach of or constitute (with notice or lapse of time or both), a default under any such indenture, agreement, or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Newco.

                                 (c) The consummation of the mergers and the
transactions contemplated by the Agreement will not give rise to or create any material or extraordinary liability not presently recorded or accrued in the financial statements of Prime or any Subsidiary of Prime or reflected in the pro forma financial information contained in the Registration Statement. This warranty shall survive Closing for a period of four years.

                           4A.03 Capital Stock of Newco. The authorized capital
stock of Newco consists solely of (i) 13,000,000 authorized shares of common stock, each having a par value of $1.00, being the Newco Common Stock, and
(ii) 2,000,000 authorized shares of preferred stock, each having a par value of $1.00. There are no shares of Newco preferred stock issued and outstanding and one share of Newco Common Stock issued and outstanding. No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of any class of capital stock of Newco, or any instrument or securities convertible into capital stock, is authorized or outstanding. No shares of Newco Common Stock have been reserved for issuance and Newco has no obligation or commitment to authorize, issue, sell, repurchase or redeem any Newco Common Stock. There is no commitment of Newco to distribute any evidences of indebtedness or assets, and Newco has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof. There are no stockholders agreements, voting trusts or other agreement or other understandings to which Newco or its sole shareholder is a party or bound with the exception of that certain Declaration of Trust dated August 23, 1996 by Maureen A. McGreevey, as settlor and trustee.

                  8. All of the covenants, undertakings and agreements of Prime contained in ARTICLES V through IX of the Agreement are hereby expressly undertaken and made by Newco jointly with Prime unless the context otherwise requires.

                  9. Exhibit 1.01 to the Agreement is hereby expressly amended to read as set forth in Exhibit 1.01 hereto.

                  10. In all other respects, the Agreement is expressly ratified, approved and confirmed by the parties hereto.

                  IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed by their duly authorized officers as of the date first written above.

Attest:                                   PRIME BANCORP., INC.

\s\ Seth Mackler                          By: \s\ Walter L. Tillman, Jr.
    -----------------------------             ----------------------------------
Seth Mackler, Assistant Secretary         Walter L. Tillman, Jr., Exec. V. Pres.



Attest:                                   FIRST STERLING BANCORP, INC.

\s\ James D. Kania                        By:  \s\ William H. Bromley
    -----------------------------             ----------------------------------
James D. Kania, Secretary                 William H. Bromley, President


Attest:                                   PRIME NEWCO, INC.

\s\ Seth Mackler                          By:  \s\ Walter L. Tillman, Jr.
    -----------------------------             ----------------------------------
Seth Mackler, Assistant Secretary         Walter L. Tillman, Jr., Exec. V. Pres.

                                                                         Annex B


                              [BERWIND LETTERHEAD]


October 31, 1996



Board of Directors
Prime Bancorp, Inc.
6425 Rising Sun Avenue
Philadelphia, PA  19111

Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Prime Bancorp, Inc. ("Prime") of the financial terms of the proposed merger by and between Prime, Prime Newco, Inc. ("New Prime"), and First Sterling Bancorp, Inc. ("First Sterling"). The terms of the proposed merger (the "Proposed Merger") between Prime, New Prime and First Sterling are set forth in the Agreement and Plan of Reorganization dated June 12, 1996, as amended September 12, 1996, (the "Merger Agreement") and provides that each outstanding common share of First Sterling will be converted into the right to receive 1.0 shares of New Prime Common Stock, with cash to be paid in lieu of any fractional shares.

        Berwind Financial Group, L.P., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuations for various other purposes, and in the determination of adequate consideration in such transactions.

        In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of Prime and First Sterling, (ii) reviewed the Merger Agreement,
(iii) reviewed and analyzed the stock market performance of Prime, (iv) studied and analyzed the consolidated financial and operating data of Prime and First Sterling, (v) considered the terms and conditions of the Proposed Merger between Prime, New Prime and First Sterling as compared with the terms and conditions of comparable bank and bank holding company mergers and acquisitions, (vi) met and/or communicated with certain members of Prime's and First Sterling's senior management to discuss their operations, historical financial statements, and future prospects, (vii) reviewed the Prospectus/Joint Proxy Statement, and
(viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

Board of Directors
October 31, 1996
Page 2


        Our opinion is given in reliance on information and representations made or given by Prime and First Sterling and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other public information issued by Prime and First Sterling including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning Prime and First Sterling nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. Additionally, we assume that the Proposed Merger is, in compliance with and legal under applicable law.

        With regard to financial and other information relating to the general prospects of Prime and First Sterling, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of the managements of Prime and First Sterling as to Prime's and First Sterling's most likely future performance. For Prime and First Sterling, we have assumed the allowance for loan losses indicated on the balance sheets of each entity is adequate to cover such losses; we have not reviewed the credit files of either Prime or First Sterling. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to Prime.

        Our opinion is based upon information provided to us by the managements of Prime and First Sterling, as well as market, economic, financial, and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the financial consideration of the Proposed Merger and does not constitute a recommendation to the Board of Prime and does not constitute a recommendation to Prime's shareholders as to how such shareholders should vote on the Proposed Merger.

        Based on the foregoing, it is our opinion that, as of the date hereof, the Proposed Merger between Prime, New Prime and First Sterling is fair, from a financial point of view, to the shareholders of Prime.

                                       Sincerely,


                                       /s/ Berwind Financial Group, L.P.
                                       ----------------------------------------
                                       BERWIND FINANCIAL GROUP, L.P.

                                                                         Annex C


         PENNSYLVANIA STATUTORY PROVISIONS RELATING TO DISSENTERS RIGHTS


                           EXCERPT FROM SUBCHAPTER 19C

ss. 1930. Dissenters rights

         (a) General rule. If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).



                                 SUBCHAPTER 15D

                                Dissenters Rights

Section:

1571.    Application and effect of subchapter.
1572.    Definitions.
1573.    Record and beneficial holders and owners.
1574.    Notice of intention to dissent.
1575.    Notice to demand payment.
1576.    Failure to comply with notice to demand payment, etc.
1577.    Release of restrictions or payment for shares.
1578.    Estimate by dissenter of fair value of shares.
1579.    Valuation proceedings generally.
1580.    Costs and expenses of valuation proceedings.

ss. 1571. Application and effect of Subchapter.

         (a) General rule. Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

             Section 1906(c) (relating to dissenters rights upon special treatment).

             Section 1930 (relating to dissenters rights).

             Section 1931(d) (relating to dissenters rights in share exchanges).

             Section 1932(c) (relating to dissenters rights in asset transfers).

             Section 1952(d) (relating to dissenters rights in division).

             Section 1962(c) (relating to dissenters rights in conversion).

             Section 2104(b) (relating to procedure).

             Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

             Section 2325(b) (relating to minimum vote requirement).

             Section 2704(c) (relating to dissenters rights upon election).

             Section 2705(d) (relating to dissenters rights upon renewal of election).

             Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

             Section 7104(b)(3) (relating to procedure).

         (b) Exceptions.

             (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

                 (i) listed on a national securities exchange; or

                 (ii) held of record by more than 2,000 shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

             (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

                 (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

                 (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

                 (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

             (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

         (c) Grant of optional dissenters rights. The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

         (d) Notice of dissenters rights. Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

             (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

             (2) a copy of this subchapter.

         (e) Other statutes. The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

         (f) Certain provisions of articles ineffective. This subchapter may not be relaxed by any provision of the articles.

         (g) Cross references. See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

ss. 1572. Definitions.

                  The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

                  "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

                  "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the Assertion of those rights.

                  "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

                  "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

ss. 1573. Record and beneficial holders and owners.

         (a) Record holders of shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

         (b) Beneficial owners of shares. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

ss. 1574. Notice of intention to dissent.

                  If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

ss. 1575. Notice to demand payment.

         (a) General rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a, notice of the adoption of the plan or other corporate action. In either case, the notice shall:

             (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

             (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

             (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

             (4) Be accompanied by a copy of this subchapter.

         (b) Time for receipt of demand for payment. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

ss. 1576. Failure to comply with notice to demand payment, etc.

         (a) Effect of failure of shareholder to act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

         (b) Restriction on uncertificated shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

         (c) Rights retained by shareholder. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

ss. 1577. Release of restrictions or payment for shares.

         (a) Failure to effectuate corporate action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

         (b) Renewal of notice to demand payment. When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

         (c) Payment of fair value of shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

             (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

             (2) A statement of the corporation's estimate of the fair value of the shares.

             (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

         (d) Failure to make payment. If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection
(c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

ss. 1578. Estimate by dissenter of fair value of shares.

         (a) General rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

         (b) Effect of failure to file estimate. Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

ss. 1579. Valuation proceedings generally.

         (a) General rule. Within 60 days after the latest of:

             (1) effectuation of the proposed corporate action;

             (2) timely receipt of any demands for payment under Section 1575 (relating to notice to demand payment); or

             (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

         (b) Mandatory joinder of dissenters. All, dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

         (c) Jurisdiction of the court. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

         (d) Measure of recovery. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

         (e) Effect of corporation's failure to file application. If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

ss. 1580. Costs and expenses of valuation proceedings.

         (a) General rule. The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

         (b) Assessment of counsel fees and expert fees where lack of good faith appears. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

         (c) Award of fees for benefits to other dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                                                        Annex D

                          Agreement and Plan of Merger


         This Agreement and Plan of Merger is dated September 12, 1996 by and between PRIME NEWCO, INC., a Pennsylvania corporation (hereinafter called "PA Prime") and PRIME BANCORP., INC., a Delaware corporation (hereinafter called "Prime").

                                   Background

         The Boards of Directors of Prime and PA Prime have concluded that it is in the best interests of both corporations that Prime be merged into PA Prime, under and pursuant to the General Corporation Law of the State of Delaware and the Business Corporation Law of the Commonwealth of Pennsylvania. PA Prime shall be the surviving corporation (such corporation in its capacity as such surviving corporation being sometimes referred to herein as the "Surviving Corporation") in a transaction intended to qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended.

         The authorized capital stock of Prime is 15 million shares, of which 10 million shares are designated common stock and 5 million shares are designated preferred stock. There are no issued and outstanding shares of preferred stock of Prime. With respect to the common stock of Prime as of the date hereof, there are reflected on the official stock transfer records of Prime as issued and outstanding (i) 3,725,056 shares (which together with all shares issued by Prime after the date hereof other than the Trust Shares as hereafter defined, are collectively referred to as the "Public Shares"), and (ii) 10 shares issued to a trustee under a certain Declaration of Trust ("Trust") dated August 23, 1996 ("Trust Shares") for the benefit of the holders of the Public Shares. In addition, Prime has granted to certain officers and employees of Prime or its wholly-owned subsidiary Prime Bank, a savings bank, options to acquire shares of common stock of Prime ("Options") pursuant to stock option plans adopted by Prime (collectively, the "Option Plans").

         The authorized capital stock of PA Prime is 15 million shares, of which 13 million shares are designated common stock, par value $1.00 per share, and 2 million shares are designated preferred stock, par value $1.00 per share. There are no issued and outstanding shares of preferred stock of PA Prime. There is one (1) share of common stock of PA Prime issued and outstanding, which is owned legally and beneficially by the Trust.

         The respective Boards of Directors of Prime and PA Prime have approved this Agreement and the merger contemplated hereby upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions, and covenants herein contained, the parties hereto hereby agree in accordance with the General Corporation Law of the State of Delaware and the Business Corporation Law of the Commonwealth of Pennsylvania that Prime shall be, at the Effective Date (as hereinafter defined), merged (hereinafter called "Merger") into PA Prime, which shall be the Surviving Corporation, and the parties hereto adopt and agree to the following agreements, terms, and conditions relating to the Merger and the mode of carrying the same into effect.

1. Stockholders' Meetings; Filings; Effects of Merger

         1.1. Prime Stockholders' Meeting. Prime shall call a meeting of its stockholders to be held in accordance with the General Corporation Law of the State of Delaware at the earliest practicable date, upon due notice thereof to its stockholders, to consider and vote upon, among other matters, adoption of this Agreement.

         1.2. Action of the Trust as Sole Stockholder of PA Prime. On or before October 15, 1996, the Trust as the sole stockholder of PA Prime, shall adopt this Agreement in accordance with the Business Corporation Law of the Commonwealth of Pennsylvania.

         1.3. Filing of Certificate and Articles of Merger; Effective Date. If
(a) this Agreement is adopted by the Trust as the sole stockholder of PA Prime in accordance with the Business Corporation Law of the

Commonwealth of Pennsylvania, (b) this Agreement is adopted by Prime in accordance with the General Corporation Law of the State of Delaware, (c) the necessary approvals of all applicable banking regulatory authorities are obtained, and (d) this Agreement is not thereafter, and has not theretofore been, terminated or abandoned as permitted by the provisions hereof, then a Certificate of Merger shall be filed and recorded in accordance with the General Corporation Law of the State of Delaware and Articles of Merger shall be filed in accordance with the Business Corporation Law of the Commonwealth of Pennsylvania. Such filings shall be made within five business days after the latter of (i) receipt of all applicable regulatory approvals and (ii) the date on which the meeting of the stockholders of Prime is held pursuant to Section
1.1 hereof. The Merger shall become effective at 5:00 P.M. on the day of such filing in Pennsylvania, which date and time are herein referred to as the "Effective Date."

         1.4. Certain Effects of Merger. On the Effective Date, the separate existence of Prime shall cease and Prime shall be merged into PA Prime which, as the Surviving Corporation, shall possess all the rights, privileges, powers, and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of Prime; and all the rights, privileges, powers, and franchises of Prime, and all property, real, personal, and mixed, and all debts due to Prime on whatever account, as well for stock subscriptions and all other things in action of or belonging to Prime shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and all and every other interest of Prime shall be thereafter the property of the Surviving Corporation, and the title to any real estate vested by deed or otherwise, under the laws of Delaware or Pennsylvania or any other jurisdiction, in Prime shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of Prime shall be preserved unimpaired, and all debts, liabilities, and duties of Prime shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, and duties have been incurred or contracted by it. At any time, or from time to time, after the Effective Date, the last acting officers of Prime or the corresponding officers of the Surviving Corporation, may, in the name of Prime, execute and deliver all such proper deeds, assignments, and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Corporation title to and possession of all Prime's property, rights, privileges, powers, franchises, immunities, and interests and otherwise to carry out the purposes of this Agreement.

2. Name of Surviving Corporation; Articles of Incorporation; Bylaws; Board of Directors.

         2.1 Name of Surviving Corporation. The name of the Surviving Corporation from and after the Effective Date shall be PRIME BANCORP, INC.

         2.2 Articles of Incorporation. The Articles of Incorporation of PA Prime as in effect on the date hereof shall from and after the Effective Date be, and continue to be, the Articles of Incorporation of the Surviving Corporation until changed or amended as provided by law.

         2.3 Bylaws. The Bylaws of PA Prime as in effect immediately before the Effective Date, shall from and after the Effective Date be, and continue to be, the Bylaws of the Surviving Corporation until amended as provided therein.

         2.4 Board of Directors. The members of the Board of Directors of Prime shall become the sole members of the Board of Directors of PA Prime on the Effective Date.

3. Status and Conversion of Securities

         The manner and basis of converting the shares of the capital stock of Prime and the nature and amount of securities of PA Prime which the holders of shares of common stock of Prime are to receive in exchange for such shares are as follows:

         3.1. Prime Common Stock. By virtue of the Merger and without any action on the part of any shareholder, each one share of the Public Shares reflected on the official stock transfer records of Prime as outstanding immediately prior to the Effective Date, together with the proportional interest which the holder of such share has in the Trust Shares (solely by reason of ownership of such one share), shall be converted at the Effective Date into one fully paid, non-assessable share of common stock of PA Prime, and outstanding certificates representing the Public Shares shall thereafter represent shares of the common stock of PA Prime. Such certificates may be exchanged by the holders thereof after the Merger becomes effective for new certificates for the appropriate number of shares bearing the name of the Surviving Corporation. The outstanding certificates representing the Trust Shares at the Effective Date shall be canceled.

         3.2. Prime Options. By virtue of the Merger and without any action on the part of any holder of Options, the Options shall be converted at the Effective Date into options to acquire an equal number of shares of common stock of PA Prime upon the same terms and conditions as set forth in the Option Plans and grant agreements executed in connection with the Options outstanding immediately prior to the Effective Date.

         3.3. PA Prime Common Stock Held by the Trust. All issued and outstanding shares of the common stock of PA Prime held by the Trust immediately before the Effective Date shall, by virtue of the Merger and at the Effective Date, cease to exist and certificates representing such shares shall be canceled.

4. Miscellaneous

         4.1 Abandonment. This Agreement may be terminated and the proposed Merger abandoned at any time before the Effective Date of the Merger, and whether before or after approval of this Agreement by the shareholders of PA Prime or Prime, if the Board of Directors of Prime or of the Surviving Corporation duly adopt a resolution abandoning this Agreement.

         4.2 Counterparts. For the convenience of the parties hereto and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

         IN WITNESS WHEREOF, this Agreement has been executed by Prime and PA Prime by their duly authorized officers all on the date first above written.

ATTEST:                                    PRIME BANCORP., INC. (Delaware)

/s/ Joseph A. Fluehr III                   By:/s/ James J. Lynch
--------------------------------              ---------------------------------
Joseph A. Fluehr, III, Secretary              James J. Lynch, President and CEO
(SEAL)

ATTEST:                                    PRIME NEWCO, INC. (Pennsylvania)

/s/ Joseph A. Fluehr III                   By:/s/ James J. Lynch
--------------------------------              ---------------------------------
Joseph A. Fluehr, III, Secretary              James J. Lynch, President
(SEAL)

                                                                 REVOCABLE PROXY
                              PRIME BANCORP., INC.


              SPECIAL MEETING OF STOCKHOLDERS -- DECEMBER 17, 1996


     SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PRIME BANCORP., INC.


    The undersigned hereby constitutes and appoints James J. Lynch, Erwin T. Straw and Frederick G. Betz and each of them, with or without the other, as attorneys-in-fact and proxies of the undersigned, to appear at the Special Meeting of Stockholders of Prime Bancorp., Inc. (the 'Company') to be held on December 17, 1996, and at any postponement or adjournment thereof, and to vote all of the shares of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.


    1. For approval of the Agreement and Plan of Reorganization dated as of June 12, 1996, as amended, between Prime Bancorp., Inc., Prime Newco, Inc. and First Sterling Bancorp, Inc. and the merger described therein.

             / / FOR             / / AGAINST             / / ABSTAIN

    2. For approval of the Agreement and Plan of Merger dated September 12, 1996 between Prime Bancorp., Inc. and Prime Newco, Inc. and the merger described therein.

             / / FOR             / / AGAINST             / / ABSTAIN

    3. To transact such other business as may properly come before the meeting or any postponement or adjournment.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
            PLEASE DATE AND SIGN ON THE REVERSE AND RETURN PROMPTLY.

    THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PROXY AGENTS IN THEIR RESPECTIVE POSITIONS INTEND TO VOTE FOR APPROVAL OF BOTH MERGERS AS DESCRIBED IN THE PROXY STATEMENT. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE PROXY STATEMENT.

                                             ___________________________________
                                                          Signature

                                             ___________________________________
                                                          Signature

                                             Please sign your name(s) exactly as
                                             it (they) appears hereon,
                                             indicating any official position or
                                             representative capacity.
                                             Date:__________________, 1996

                                             Please date and sign this proxy and
                                             return it promptly in the enclosed
                                             envelope.

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

         Officers and directors of Registrant will be subject to the provisions of the Pennsylvania Business Corporation Law ("PBCL"), and the Registrant's By-Laws, which serve to limit and, in specified instances, to indemnify them against, certain liabilities which they may incur in such capacities. These various provisions are described generally below.

         (a) Limitation on Directors' Liability.

         Article IX, Section 10 of the Registrant's By-Laws limits a Director's liability for money damages for breaches of, or failure to perform, his or her duties as a Director, to the maximum extent permitted under the PBCL. Under the PBCL, a Director is generally obligated to act in good faith, in a manner reasonably believed to be in the best interest of the corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. Under this By-Law provision, a Director is immune from liability for money damages arising out of his or her failure to meet this standard, including circumstances when the conduct constitutes gross negligence, unless such failure constitutes self-dealing, willful misconduct or recklessness. The Director is not, however, immune from liability imposed under any criminal statute or for non-payment of any taxes. This provision also does not affect any equitable remedies which do not have the result of imposing monetary liability upon a Director.

         (b) Indemnification.

         Article IX of the By-Laws of Registrant provide for indemnification of officers and directors of the Registrant consistent with the PBCL. Under the By-Laws, the Registrant is obligated to indemnify officers and directors against any claim (other than a claim by or in the right of the corporation), in the event that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In connection with any action by or in the right of the Registrant, Registrant is obligated to provide indemnification for any claims if the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation; provided, however, no indemnification shall be made against expenses or judgments wherein the officer or director is found to be liable for negligence or misconduct in the performance of his or her duty unless and only to the extent that there is an appropriate judicial determination that despite any adjudication of liability or settlement, such person is fairly and reasonably entitled to indemnification.

         Such indemnification shall be made either when ordered by a court or upon a determination that indemnification is proper under the circumstances. Such determination can be made either by (1) the Board of Directors by a majority vote of disinterested directors; or (2) by independent counsel in a written legal opinion, or (3) by the shareholders. To the extent an officer or director is successful on the merits in defense of any action, suit or proceeding, he or she shall be entitled to indemnification without the necessity of any specific authorization.

         The Registrant has the authority to advance expenses of defending an pending or threatened claim upon receipt of an undertaking by or on behalf of the person defending such claim to repay the advanced expenses if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant.

         The indemnification provisions of the By-Laws are not exclusive. Pennsylvania law permits indemnification by written agreement or action of stockholders beyond that provided in the corporation's By-Laws. In addition, the PBCL also allows companies to provide indemnification in all circumstances except where the acts giving rise to the asserted claim are determined by a court to have constituted self-dealing, willful misconduct or recklessness.
The By-Laws of the Registrant do not provide for such indemnification.

Item 21. Exhibits.

(a)     Exhibits and Exhibit Index

Exhibit No.                                          Description                                                      Page No.
-----------                                          -----------                                                      --------

===================================================================================================================================


     2.1        Agreement and Plan of Reorganization dated June 12, 1996 and First Amendment thereto                 Annex A to
                dated September 12, 1996, by and among Registrant, Prime and First Sterling.  (Registrant            Prospectus
                will supplementally provide a copy of the disclosure schedules to the SEC upon request.)
-----------------------------------------------------------------------------------------------------------------------------------
     2.2        Agreement and Plan of Merger dated September 12, 1996 between Registrant and Prime.                  Annex D to
                                                                                                                     Prospectus
-----------------------------------------------------------------------------------------------------------------------------------
     3.1        Articles of Incorporation (Note:  The Agreement and Plan of Merger which is Exhibit 2.2                 **
                will be filed to effect the change of Registrant's name.)
-----------------------------------------------------------------------------------------------------------------------------------
     3.2        Bylaws.                                                                                                 **
-----------------------------------------------------------------------------------------------------------------------------------
     4.1        Form of First Sterling Subordinated Convertible Debenture (Registrant will supplementally             Not filed.
                provide a copy of the Debenture to the SEC upon request.)
-----------------------------------------------------------------------------------------------------------------------------------
     4.2        Form of Registrant's Stock Certificate for common stock.                                                **
-----------------------------------------------------------------------------------------------------------------------------------
     5.1        Consent and Opinion of Stradley, Ronon, Stevens & Young regarding legality of shares.                   **
-----------------------------------------------------------------------------------------------------------------------------------
     8.1        Consent and Form of Opinion of Stradley, Ronon, Stevens & Young regarding tax matters.                  **
-----------------------------------------------------------------------------------------------------------------------------------
     8.2        Form of Opinion of Kania, Lindner, Lasak and Feeney regarding tax matters.                              **
-----------------------------------------------------------------------------------------------------------------------------------
    10.1        Employment Agreement between Prime, Prime Bank and James J. Lynch dated December                         *
                18, 1995.   (Incorporated by referenced to Exhibit 10.1(c) to Prime's Annual Report on
                Form 10-K for year ended December 31, 1995, file no. 0-17286.)
-----------------------------------------------------------------------------------------------------------------------------------
    10.2        Employment Agreement between Prime, Prime Bank and Walter L. Tillman, Jr. dated                         **
                as of September 25, 1996.
-----------------------------------------------------------------------------------------------------------------------------------
    10.3        Employment Agreement between Prime, Prime Bank and Erwin T. Straw dated November                         *
                14, 1988.  (Incorporated by reference to Exhibit 10.1 to Prime's Annual Report on Form
                10-K for year ended June 30, 1989.)
-----------------------------------------------------------------------------------------------------------------------------------
    10.4        Addendum to Employment Agreement between Prime, Prime Bank and Erwin T. Straw                           **
                dated as of January 29, 1996.
-----------------------------------------------------------------------------------------------------------------------------------
    10.5        Employment Agreement between Prime, Prime Bank and William H. Bromley to become                         **
                effective upon completion of the merger with First Sterling.





                                                II-2




Exhibit No.                                          Description                                                      Page No.
-----------                                          -----------                                                      --------




-----------------------------------------------------------------------------------------------------------------------------------
    10.6        First Sterling 1988 Non-Qualified Stock Option Plan.                                                    **
-----------------------------------------------------------------------------------------------------------------------------------
    10.7        Lease Agreement between Dominion Properties L.P. and First Sterling Bank dated December 7,              **
                1995 for Devon branch and offices.
-----------------------------------------------------------------------------------------------------------------------------------
    10.8        Letter Agreement between dominion Properties L.P. and First Sterling Bank dated June 4,                 **
                1996 regarding right to reduce the space leased under lease agreement for Devon offices and the lease term for a portion of such space.
-----------------------------------------------------------------------------------------------------------------------------------
    10.9        Lease Agreement between Dominion Properties L.P. and First Sterling Bank dated as of December 15,       **
                1995 for the St. David's branch.
-----------------------------------------------------------------------------------------------------------------------------------
    10.10       Lease Agreement between Dominion Properties L.P. and First Sterling Bank dated as of December 15,       **
                1995 for branch in Bryn Mawr Square.
-----------------------------------------------------------------------------------------------------------------------------------
    10.11       Lease Agreement between Monument Road Associates and First Sterling Bank dated April 14,                **
                1994 for Bala Cynwyd branch.
-----------------------------------------------------------------------------------------------------------------------------------
    10.12       Lease Agreement between Silvio F. and Elizabeth O. D'Ignazio and First Sterling Bank dated as of        **
                July 3, 1996 for Media branch.
-----------------------------------------------------------------------------------------------------------------------------------
    10.13       First Sterling Bank 401(k) qualified retirement plan adoption agreement.                                **
-----------------------------------------------------------------------------------------------------------------------------------
    10.14       Prime's Incentive Stock Option Plan (incorporated by reference to Exhibit 10.2 to Prime's                *
                Annual Report on Form 10-K for the year ended December 31, 1994.)
-----------------------------------------------------------------------------------------------------------------------------------
    10.15       Prime's Salary Continuation and Supplemental Retirement Plan (incorporated by reference                  *
                to Exhibit 10.3 to Prime's Annual Report on Form 10-K for the fiscal year ended June 30,
                1989.)
-----------------------------------------------------------------------------------------------------------------------------------
    10.16       Prime's qualified retirement plan (incorporated by reference to Exhibit 10.4 to Prime's                  *
                Annual Report on Form 10-K for the fiscal year ended June 30, 1989.)
-----------------------------------------------------------------------------------------------------------------------------------
    10.17       Prime's Employee Retirement Savings Plan (incorporated by reference to Exhibit 10.5 to                   *
                Prime's Annual Report on Form 10-K for the fiscal year ended June 30, 1989.)
-----------------------------------------------------------------------------------------------------------------------------------
    10.18       Lease Agreement between Prime Bank and Lotz Realty, Inc. (incorporated by reference to                   *
                Exhibit 10.6 to Prime's Annual Report on Form 10-K for the fiscal year ended June 30,
                1989.)
-----------------------------------------------------------------------------------------------------------------------------------
    10.19       Lease Agreement between Prime Bank and Village Plaza Shopping Center (incorporated by                    *
                reference to Exhibit 10.7 to Prime's Annual Report on Form 10-K for the fiscal year ended June 30, 1989.)
-----------------------------------------------------------------------------------------------------------------------------------
    10.20       Lease Agreement between Prime Bank and Grant Plaza (incorporated by reference to                         *
                Exhibit 10.8 to Prime's Annual Report on Form 10-K for the fiscal year ended June 30,
                1989.)





                                                II-3




Exhibit No.                                          Description                                                      Page No.
-----------                                          -----------                                                      --------


-----------------------------------------------------------------------------------------------------------------------------------
    10.21       Lease Agreement between Prime Bank and Hopkinson Corporation (incorporated by                            *
                reference to Exhibit 10.10 to Prime's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.)
-----------------------------------------------------------------------------------------------------------------------------------
    10.22       Lease Agreement between Prime Bank and Foxcroft Square Company (incorporated by                          *
                reference to Exhibit 10.11 to Prime's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993.)
-----------------------------------------------------------------------------------------------------------------------------------
    10.23       Lease Agreement between Prime Bank and Bell Atlantic Properties dated January 7, 1985                    *
                (incorporated by reference to Exhibit 10.12 to Prime's Annual Report on Form 10-K for
                 the year ended December 31, 1994.)
-----------------------------------------------------------------------------------------------------------------------------------
    10.24       Lease Agreement between Prime Bank and The Trust of Russell A. Allen, Deceased dated                     *
                July 31, 1985 (incorporated by reference to Exhibit 10.13 to Prime's Annual Report on
                Form 10-K for the year ended December 31, 1994.)
-----------------------------------------------------------------------------------------------------------------------------------
    10.25       Lease Agreement between Prime Bank and Mark Cohen dated September 24, 1994                               *
                (incorporated by reference to Exhibit 10.14 to Prime's Annual Report on Form 10-K for
                the year ended December 31, 1994.)
-----------------------------------------------------------------------------------------------------------------------------------
    10.26       Lease Agreement between Prime Bank and CoreStates Bank dated March 1, 1995                               *
                (incorporated by reference to Exhibit 10.15 to Prime's Annual Report on Form 10-K for
                the year ended December 31, 1995.)
-----------------------------------------------------------------------------------------------------------------------------------
    10.27       Lease Agreement between Prime Bank and Cameron C. Troilo and Olga Jean Troilo dated                      *
                June 26, 1995 (incorporated by reference to Exhibit 10.16 to Prime's Annual Report on
                Form 10-K for the fiscal year ending December 31, 1995.)
-----------------------------------------------------------------------------------------------------------------------------------
    13.1        Prime's Annual Report on Form 10-K for the year ended December 31, 1995.                                **
-----------------------------------------------------------------------------------------------------------------------------------
    13.2        Prime's Quarterly Report on Form 10-Q for the six month period ended June 30, 1996.                     **
-----------------------------------------------------------------------------------------------------------------------------------
    21.         Subsidiaries of the Registrant (incorporated by reference to Exhibit 22.1 to Prime's Annual              *
                Report on Form 10-K for the year ended December 31, 1994.  Such subsidiaries will become subsidiaries of Registrant upon completion of the mergers referred to herein.)
-----------------------------------------------------------------------------------------------------------------------------------
    23.1        Consent of Coopers & Lybrand, L.L.P.
-----------------------------------------------------------------------------------------------------------------------------------
    23.2        Consent of KPMG Peat Marwick LLP.
-----------------------------------------------------------------------------------------------------------------------------------
    23.3        Consent of Stradley, Ronon, Stevens & Young, LLP.
-----------------------------------------------------------------------------------------------------------------------------------
    23.4        Consent of Kania, Lindner, Lasak and Feeney.
-----------------------------------------------------------------------------------------------------------------------------------
    23.5        Consent of Berwind Financial Group, L.P.
-----------------------------------------------------------------------------------------------------------------------------------
    99.1        Purchase and Assumption Agreement by and among BMJ Financial Corp., Bank of                              *
                Delaware Valley and Prime Bank dated August 19, 1992 (incorporated by reference to
                Exhibit 28.1 to Prime's Form 10-Q for the quarter ended September 30, 1992.)





                                                II-4



Exhibit No.                                          Description                                                      Page No.
-----------                                          -----------                                                      --------

-----------------------------------------------------------------------------------------------------------------------------------
    99.2        Purchase and Assumption Agreement between Prime Bank and the Resolution Trust                            *
                Corporation dated July 26, 1993 (incorporated by reference to Exhibit 28.2 to Prime's
                Quarterly Report on Form 10-Q for the quarter ended September 30, 1993.)
-----------------------------------------------------------------------------------------------------------------------------------
    99.3        Purchase and Assumption Agreement between Prime Bank and the Resolution Trust                            *
                Corporation dated December 25, 1993 (incorporated by reference to Exhibit 28.3 to
                Prime's Annual Report on Form 10-K for the year ended December 31, 1994.)
-----------------------------------------------------------------------------------------------------------------------------------
    99.4        Purchase and Assumption Agreement between Prime Bank and the Resolution Trust                            *
                Corporation dated September 16, 1994 (incorporated by reference to Exhibit 28.4 to
                Prime's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.)
===================================================================================================================================

---------------

* Incorporated by reference from the indicated filing each in SEC file no. 0-17286.


** Filed with Registration Statement on Form S-4, No. 333-13741, filed October 8, 1996.


(b)      Financial Statement Schedules.

         None.


(c)      Information required by Item 4(b) of Form S-4.

         The opinion of Berwind Financial Group, L.P. is included as part of the Prospectus/Proxy Statement as Annex B.

Item 22.  Undertakings.

         (a) Undertakings Pursuant to Item 512 of Regulation S-K.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by ss.210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
         (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or ss.210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (6) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (7) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable forms.

         (8) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Undertaking Pursuant to Item 22(b) of Form S-4.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) Undertaking Pursuant to Item 22(c) of Form S-4.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to its Registration Statement on Form S-4 filed with the Securities and Exchange Commission on October 8, 1996 No. 333-13741 (the "Registration Statement") to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 31st day of October, 1996.


                                PRIME NEWCO, INC.



                                By: /s/ JAMES J. LYNCH
                                    -------------------------------------------
                                       James J. Lynch
                                       President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




/s/ Erwin T. Straw
--------------------------
Erwin T. Straw               Chairman of the Board of Directors    Dated: October 31, 1996

/s/ James J. Lynch
--------------------------
James J. Lynch               President, CEO and Director           Dated: October 31, 1996

/s/ Frederick G. Betz
-------------------------
Frederick G. Betz            Director                              Dated: October 31, 1996

/s/ Joseph A. Fluehr, III
-------------------------
Joseph A. Fluehr, III        Director                              Dated: October 31, 1996

/s/ Ernest Larenz
-------------------------
Ernest Larenz                Director                              Dated: October 31, 1996

/s/ David H. Platt
-------------------------
David H. Platt              Director                               Dated: October 31, 1996

/s/ Raymond L. Weinmann
-------------------------
Raymond L. Weinmann         Director                               Dated: October 31, 1996

/s/ Walter L. Tillman, Jr.
-------------------------
Walter L. Tillman, Jr.       Executive Vice President and
                               Chief Operating Officer             Dated: October 31, 1996

/s/ Michael J. Sexton
-------------------------
Michael J. Sexton            Treasurer and Chief Financial
                               Officer                             Dated: October 31, 1996
